Filed Pursuant to Rule 424(b)(3)
Registration No. 333-264232

Prospectus

LEAFLY HOLDINGS, INC.

10,451,087 SHARES OF COMMON STOCK UNDERLYING WARRANTS

16,542,564 SHARES OF COMMON STOCK

2,495,997 SHARES OF COMMON STOCK UNDERLYING CONVERTIBLE NOTES

3,950,311 PRIVATE WARRANTS

This prospectus relates to the issuance by us of up to 10,451,087 shares of common stock, par value $0.0001 per share (the “Common Stock”), of Leafly Holdings, Inc. (formerly known as Merida Merger Corp. I), a Delaware corporation (the “Company”), that are issuable upon the exercise of up to 6,500,776 Public Warrants (as defined below), originally issued in the initial public offering of units of Merida (as defined below) at a price of $10.00 per unit, with each unit consisting of one share of Class A common stock and one-half of one Public Warrant and (B) the exercise of up to 3,950,311 Private Warrants (as defined below) issued in a private placement at a price of $1.00 per warrant simultaneously with Merida’s initial public offering.

In addition, this prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”), or their permitted transferees, of up to (A) 16,542,564 shares of Common Stock (the “Total Resale Shares”), which includes (i) 9,234,865 shares of Common Stock issued in connection with the Business Combination (as defined below) by certain Selling Securityholders named in this prospectus, which shares were originally issued to holders of Legacy Leafly’s common and preferred stock, and were automatically converted into the right to receive a number of shares of Merida’s common stock at the Exchange Ratio (as defined below); (ii) 3,237,388 Sponsor Shares (as defined below) originally issued at a price of approximately $0.009 per share; (iii) 120,000 Representative Shares (as defined below) originally issued at a price of approximately $0.0001 per share; and (iv) 3,950,311 shares of Common Stock that may be issued upon exercise of Private Warrants (as defined below) referred to in clause (C); (B) 2,495,997 shares of Common Stock reserved for issuance upon the conversion of $30,000,000 aggregate principal amount of Convertible Notes (as defined below) plus the amount of accrued and unpaid interest, if any, that is payable in shares of Common Stock in connection with the conversion thereof with an initial conversion price of $12.50 per share; and (C) 3,950,311 Private Warrants purchased at a price of $1.00 per warrant, from time to time, through any means described in the section entitled “Plan of Distribution.”

On February 4, 2022 (the “Closing Date”), we consummated the Business Combination in connection with that certain Agreement and Plan of Merger, dated as of August 9, 2021 and amended on September 8, 2021 (as may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Merida (as defined below), Merger Sub I (as defined below), Merger Sub II (as defined below) and Leafly Holdings, Inc., a Washington corporation (“Legacy Leafly”). Pursuant to the Merger Agreement and in connection therewith, at the Closing, among other things, (i) Merger Sub I merged with and into Legacy Leafly (the “Initial Merger”), with Legacy Leafly being the surviving entity (the “Initial Surviving Company”) of the Initial Merger and Legacy Leafly’s shareholders receiving Common Stock, in exchange for their equity securities of Legacy Leafly, and (ii) immediately following the Initial Merger and as part of the same overall transaction as the Initial Merger, the Initial Surviving Company merged with and into Merger Sub II (the “Final Merger” and, together with the Initial Merger, the “Mergers”), with Merger Sub II surviving the Final Merger as a limited liability company named Leafly, LLC (the “Final Surviving Company”). In connection with the Closing, the registrant changed its name from “Merida Merger Corp. I” to “Leafly Holdings, Inc.” As a result of the Business Combination and such name change, Legacy Leafly became a wholly owned subsidiary of the Company, with the securityholders of Legacy Leafly becoming securityholders of the Company.

We are registering the resale of shares of Common Stock and Warrants as required by (i) an amended and restated registration rights agreement, dated as of February 4, 2022 (the “Registration Rights Agreement”), entered into by and among the Company, Merida Holdings, LLC (the “Sponsor”) and certain other parties thereto and (ii) the note purchase agreement, dated as of January 11, 2022, entered into by and between the Company and certain investors relating to the purchase of the Company’s $30 million 8.00% Senior Convertible Notes due 2025 (the “Convertible Notes”) in private placements consummated in connection with the Business Combination.

Each Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $11.50 per share. We will not receive any proceeds from the sale of shares of our Common Stock or Warrants by the Selling Securityholders pursuant to this prospectus, except with respect to amounts received by us upon exercise of the Warrants to the extent such Warrants are exercised for cash, which amount of aggregate proceeds, assuming the exercise of all Warrants, could be up to approximately $120.2 million. We believe the likelihood that Warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Common Stock. If the market price for our Common Stock is less than $11.50 per share, we believe the Warrant holders will be less likely to exercise their Warrants. However, we will pay the expenses, other than underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of securities pursuant to this prospectus.

Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information in the section entitled “Plan of Distribution.” In addition, certain of the securities being registered hereby are subject to vesting and/or transfer restrictions that may prevent the Selling Securityholders from offering or selling of such securities upon the effectiveness of the registration statement of which this prospectus is a part. See “Description of the Securities” for more information.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities. Our Common Stock and Warrants are traded on the Nasdaq Global Market of the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “LFLY” and “LFLYW,” respectively. On May 13, 2022, the last reported sale price of our Common Stock on Nasdaq was $10.81 per share and the last reported sale price of our Warrants on Nasdaq was $1.39.

In connection with the Business Combination, holders of 8,869,483 shares of Merida Common Stock exercised their right to redeem those shares for cash at a price of approximately $10.01 per share, for an aggregate price of $88,788,421, which represented approximately 54% of the total Merida Common Stock then outstanding. The Total Resale Shares being offered for resale in this prospectus represent over 38.5% of our current total outstanding Common Stock. The Total Resale Shares represent a substantial percentage of our total outstanding Common Stock as of the date of this prospectus. Additionally, if all of the Private Warrants are exercised, the Selling Securityholders would own an additional 3,950,311 shares of Common Stock, representing an additional 9.20% of the total outstanding Common Stock. The sale of all securities being offered in this prospectus could result in a significant decline in the public trading price of our Common Stock. Even though the current trading price of the Common Stock is close to the price at which the units were issued in Merida’s initial public offering, the Selling Securityholders have an incentive to sell because they will still profit on sales due to the lower price at which they purchased their shares compared to the public investors. The public securityholders may not experience a similar rate of return on the securities they purchase due to differences in the purchase prices and the current trading price.

We are an “emerging growth company” and a “smaller reporting company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated May 16, 2022

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we and the Selling Securityholders may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. We may use the shelf registration statement to issue up to an aggregate of 10,451,087 shares of our Common Stock issuable by us upon (A) the exercise of 6,500,776 Public Warrants originally issued in the initial public offering of units of Merida at a price of $10.00 per unit, with each unit consisting of one share of Class A common stock and one-half of one Public Warrant and (B) the exercise of up to 3,950,311 Private Warrants issued in a private placement at a price of $1.00 per warrant simultaneously with Merida’s initial public offering. The Selling Securityholders may use the shelf registration statement to sell up to (A) 16,542,564 shares of Common Stock, which includes (i) 9,234,865 shares of Common Stock issued in connection with the Business Combination by certain Selling Securityholders named in this prospectus, which shares were originally issued to holders of Legacy Leafly’s common and preferred stock, and were automatically converted into the right to receive a number of shares of Merida’s common stock at the Exchange Ratio; (ii) 3,237,388 Sponsor Shares originally issued at a price of approximately $0.009 per share; (iii) 120,000 Representative Shares originally issued at a price of approximately $0.0001 per share; and (iv) 3,950,311 shares of Common Stock that may be issued upon exercise of Private Warrants referred to in clause (C); (B) 2,495,997 shares of Common Stock reserved for issuance upon the conversion of $30,000,000 aggregate principal amount of Convertible Notes plus the amount of accrued and unpaid interest, if any, that is payable in shares of Common Stock in connection with the conversion thereof with an initial conversion price of $12.50 per share; and (C) 3,950,311 Private Warrants originally purchased at a price of $1.00 per warrant, from time to time, through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Securityholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Common Stock being offered and the terms of the offering.

A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information.”

Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

The Nasdaq ticker symbols for the Company’s Common Stock and warrants are “LFLY” and “LFLYW,” respectively.

FREQUENTLY USED TERMS

Unless otherwise stated or the context otherwise requires, as used in this prospectus:

•	“2021 Plan” means the 2021 Equity Incentive Plan adopted on November 30, 2021 by the Company’s board of directors;

•	“advertising partners” means persons whom the Company provides advertising solutions;

•	“advertising solutions” means the advertising placements that the Company offers to suppliers;

•	“API” means application program interface;

•	“brands” means producers of cannabis products or accessories that are made available for sale to consumers;

•	“Business Combination” means the Mergers and the other transactions contemplated by the Merger Agreement and the other agreements entered into by Merida and the Company in connection with the Mergers;

•	“Bylaws” means the amended and restated bylaws of the Company following the Mergers;

•	“cannabis” means all parts of the plant cannabis sativa L., and all of the cannabinoids, extracts and products derived therefrom;

•	“CBD” means cannabidiol;

•

“Change of Control” means any transaction or series of transactions the result of which is: (a) the acquisition by any person or “group” (as defined in the Exchange Act) of persons of direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of the then outstanding securities of the Company; (b) a merger, consolidation, reorganization or other business combination, however effected, resulting in any person or “group” (as defined in the Exchange Act) acquiring at least 50% of the combined voting power of the then outstanding securities of the Company or the surviving person outstanding immediately after such combination; or (c) a sale of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole;

•	“Charter” means the second amended and restated certificate of incorporation of the Company following the Mergers;

•	“Closing” means the closing of the Business Combination;

•	“Closing Date” means February 4, 2022 the date on which the Closing occurred;

•	“Code” means the Internal Revenue Code of 1986, as amended;

•	“Common Stock” means shares of common stock, par value $0.0001 per share, of the Company;

•

“content library” means the Company’s collection of informative and educational materials available on its platform, including information related to over 5,000 strains, over 1.3 million user-generated strain, dispensary and product reviews and over 11,000 news and information articles as of December 31, 2020;

•

“Convertible Note Purchase Agreement” means that certain note purchase agreement dated as of January 11, 2022 (as amended, and as may be further amended, restated, supplemented or otherwise modified from time to time), by and among the Company and the investors party thereto;

•	“Convertible Notes” means the Company’s $30 million 8.00% Senior Convertible Notes due 2025 issued on the Closing Date pursuant to the Convertible Note Purchase Agreement;

•	“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof (including additional variants, such as the Delta variant);

•	“DGCL” means the Delaware General Corporation Law, as amended;

•	“Earn Out Plan” means the Leafly Earn Out Plan;

•

“Earn Out Shares” means up to 6,000,000 restricted shares of Common Stock, of which Legacy Leafly shareholders and certain other individuals have been granted the contingent right to receive a pro rata portion pursuant to the Earn Out Plan;

•	“EBC” means EarlyBirdCapital, Inc., the representative of the underwriters of Merida’s initial public offering;

•	“ESPP” means the Leafly 2021 Employee Stock Purchase Plan;

•	“Exchange Act” means the Securities Exchange Act of 1934, as amended;

•

“Exchange Ratio” means the quotient obtained by dividing (i) 38,500,000 shares of Merida Common Stock, divided by (ii) the adjusted fully diluted shares of Legacy Leafly Common Stock outstanding immediately prior to the completion of the Initial Merger (taking into account the number of shares of Legacy Leafly Common Stock issuable upon the conversion of the Legacy Leafly preferred stock and Pre-Closing Convertible Promissory Notes and upon exercise of outstanding stock options of Legacy Leafly (assuming for the purposes of this definition that all such stock options are fully vested and exercised on a net exercise basis in accordance with the terms of the Merger Agreement));

•

“Final Merger” means, immediately following the Initial Merger and as part of the same overall transaction as the Initial Merger, the merger of Legacy Leafly with and into Merger Sub II, with Merger Sub II surviving as a limited liability company named Leafly, LLC;

•	“Final Surviving Company” means Merger Sub II following its continuation as the surviving entity in the Final Merger;

•	“First Earn Out Period” means the two-year period beginning on the trading day after the Closing Date;

•

“First Price Triggering Event” means the date on which the VWAP of Common Stock for a period of at least 20 days out of 30 consecutive trading days ending on the trading day immediately prior to the date of determination is greater than or equal to $13.50 during the First Earn Out Period (as adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to shares of Common Stock occurring at or after the Closing);

•	“GAAP” means generally accepted accounting principles in the United States;

•	“hemp” means cannabis containing less than 0.3% delta-9 THC on a dry weight basis;

•

“Initial Merger” means the merger of Merger Sub I with and into Legacy Leafly, with Legacy Leafly being the surviving entity and Legacy Leafly’s shareholders receiving Common Stock, in exchange for their equity securities of Legacy Leafly;

•	“IRS” means the Internal Revenue Service;

•	“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended;

•

“Leafly” means, with respect to periods before the consummation of the Business Combination, Leafly Holdings, Inc., a Washington corporation and, with respect to periods after the consummation of the Business Combination, means the Company;

•	“Legacy Leafly” means, Leafly Holdings, Inc., a Washington corporation;

•

“Legacy Leafly Common Stock” means, collectively, each share of Class 1 common stock of Legacy Leafly, par value $0.0001 per share, each share of Class 2 common stock of Legacy Leafly, par value $0.0001 per share, and each share of Class 3 common stock of Legacy Leafly, par value $0.0001 per share, issued and outstanding immediately prior to the Initial Merger (including shares of Legacy Leafly Common Stock issued upon the conversion of the Pre-Closing Convertible Promissory Notes) that were converted into the right to receive a number of Merger Shares equal to the Exchange Ratio;

•	“MAUs” means the total number of unique users accessing the Company’s platform via Leafly.com and Leafly.ca websites and native apps over the course of a calendar month;

•

“Merger Agreement” means the Agreement and Plan of Merger, dated as of August 9, 2021 and amended on September 8, 2021 (as may be amended, restated, supplemented or otherwise modified from time to time), by and among Merida, Merger Sub I, Merger Sub II and Legacy Leafly;

•	“Merger Shares” means shares of Merida Common Stock issued as consideration in the Initial Merger;

•	“Merger Sub I” means Merida Merger Sub, Inc., a Washington corporation and wholly owned subsidiary of Merida;

•	“Merger Sub II” means Merida Merger Sub II, LLC, a Washington limited liability company and wholly owned subsidiary of Merida;

•	“Mergers” means, collectively, the Initial Merger and the Final Merger;

•

“Merida” means Merida Merger Corp. I, a Delaware corporation, which was renamed “Leafly Holdings, Inc.” upon the closing of the Business Combination (unless the context otherwise requires, references to “Merida” and “Leafly” after the closing of the Business Combination refer to the Company, including its operating subsidiaries);

•	“Merida Common Stock” means shares of common stock of Merida Merger Corp. I, par value $0.0001 per share;

•

“Minimum Cash Condition” means the condition to closing the Merger Agreement that the sum of (a) the funds contained in Merida’s trust account after taking into account redeeming stockholders, plus (b) all other cash and cash equivalents of Merida, plus (c) the aggregate principal amount of the Pre-Closing Convertible Promissory Notes, plus (d) the proceeds of any other financing of Merida, equals or exceeds $85 million;

•	“Nasdaq” means the Nasdaq Global Market of the Nasdaq Stock Market LLC;

•	“Non-Redeeming Holders” means Merida, Legacy Leafly and certain stockholders of Merida that entered into the Non-Redemption Agreements;

•

“Non-Redemption Agreements” means the agreements entered into by the Non-Redeeming Holders concurrently with the execution of the Merger Agreement, whereby, among other things, such Non-Redeeming Holders agreed that they would not exercise redemption rights with respect to an aggregate of approximately 590,000 shares of Merida Common Stock in connection with the Mergers;

•	“offering” means a package or type of services that suppliers can purchase (i.e. the Company provides an offering of subscription services to its brands, which they can choose to use);

•	“Participants” means the individuals to whom RSUs may be granted pursuant to the Earn Out Plan;

•	“platform” means the Company’s website and mobile applications;

•	“Pre-Closing Convertible Promissory Notes” means the convertible promissory notes in an aggregate principal amount of $31,470,010 issued pursuant to the Pre-Closing Note Purchase Agreement;

•

“Pre-Closing Note Purchase Agreement” means that certain note purchase agreement dated as of June 3, 2021 (as amended, and as may be further amended, restated, supplemented or otherwise modified from time to time), by and among the Company and the investors party thereto;

•

“Private Warrants” means the 3,950,311 Warrants of Merida sold to the Sponsor and EBC in a private placement that took place simultaneously with Merida’s initial public offering, as further transferred from time to time;

•	“products” means the cannabis products that the Company’s suppliers offer to consumers;

•	“Public Warrants” means the Warrants included in the Units issued in Merida’s initial public offering;

•	“redeeming stockholders” means the holders of Common Stock who exercise certain redemption rights to have their Common Stock redeemed for cash in connection with the Business Combination;

v

•	“Representative Shares” means the 120,000 shares of Common Stock outstanding that were issued to EBC and its designees, as further transferred from time to time;

•	“retailers” means licensed storefronts and delivery services that sell licensed cannabis products to consumers;

•	“ROI” means return on investment;

•	“RSU” means restricted stock unit;

•	“SaaS” means software as a service;

•	“SEC” means the United States Securities and Exchange Commission;

•	“Second Earn Out Period” means the three-year period beginning on the trading day after the Closing Date;

•

“Second Price Triggering Event” means the date on which the VWAP of Common Stock for a period of at least 20 days out of 30 consecutive trading days ending on the trading day immediately prior to the date of determination is greater than or equal to $15.50 during the Second Earn Out Period (as adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to shares of Common Stock occurring at or after the Closing);

•	“Securities Act” means the Securities Act of 1933, as amended;

•	“services” means the services the Company provides its suppliers and users, including the Company’s advertising solutions;

•

“Share Transfer, Non-Redemption and Forward Purchase Agreements” means the agreements entered into on December 22, 2021 and January 10, 2022 between Merida, the Sponsor and certain holders of shares of common stock issued in Merida’s initial public offering, pursuant to which such holders agreed not to seek redemption of up to 4 million shares in the aggregate in connection with Merida’s special meeting to approve the Business Combination;

•	“Side Letter” means the letter agreement, dated January 11, 2022, by and among Merida, Sponsor and Legacy Leafly;

•	“Sponsor” means Merida Holdings, LLC, a Delaware limited liability company and an affiliate of certain of Merida’s officers and directors;

•	“Sponsor Shares” means the 3,250,388 shares of Common Stock outstanding that were issued prior to Merida’s initial public offering, as further transferred from time to time;

•	“suppliers” means, collectively, brands and retailers using services on the Company’s platform;

•	“THC” means tetrahydrocannabinol and its various isomers, analogues and homologues;

•	“trust account” means Merida’s trust account established for the benefit of the public stockholders;

•	“Units” means the units issued in Merida’s initial public offering, each unit consisting of one share of Common Stock and one-half of one Warrant;

•	“users” means any consumer, supplier or other third party that accesses or otherwise uses platform features available on our platform;

•	“visitors”, when quantified, means the sum of the MAUs for the specified period;

•

“VWAP” means, with respect to any security, for each trading day, the daily volume weighted average price (based on such trading day) of such security on Nasdaq or other securities exchange on which such security is traded, as reported by Bloomberg Financial L.P. using the AQR function; and

•	“Warrants” means the Public Warrants and the Private Warrants of the Company, each Warrant exercisable for shares of Common Stock.

FORWARD-LOOKING STATEMENTS

The Company makes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act in this prospectus and in documents incorporated by reference herein. All statements, other than statements of present or historical fact included in or incorporated by reference in this prospectus, regarding the Company’s future financial performance, as well as the Company’s strategy, future operations, future operating results, financial position, estimated revenues, and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intend,” “project,” “budget,” “forecast,” “anticipate,” “plan,” “may,” “will,” “could,” “should,” “predict,” “potential,” and “continue” or similar words. These forward-looking statements include all matters that are not historical facts. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. You should read statements that contain these words carefully because they:

•	discuss future expectations;

•	contain projections of future results of operations or financial condition; or

•	state other “forward-looking” information.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

All forward-looking statements included herein attributable to the Company or any person acting on the Company’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. These cautionary statements are being made pursuant to federal securities laws with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Except to the extent required by applicable laws and regulations, the Company undertakes no obligations to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

There may be events in the future that the Company is not able to predict accurately or over which it has no control. The section in this prospectus entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other cautionary language discussed in this prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by the Company in such forward-looking statements. These examples include:

•	the Company’s inability to raise sufficient capital to execute its business plan;

•	the size, demands and growth potential of the markets for the Company’s products and services and the Company’s ability to serve those markets;

•	the degree of market acceptance and adoption of the Company’s products and services;

•	the Company’s ability to attract and retain customers;

•	the Company’s ability to raise financing in the future;

•	the Company’s success in retaining or recruiting officers, key employees or directors;

•	the impact of the regulatory environment and complexities with compliance related to such environment, including compliance with restrictions imposed by federal law; and

•	factors relating to the business, operations and financial performance of the Company and its subsidiaries.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other risk factors included herein. Forward-looking statements reflect current views about the Company’s plans, strategies and prospects, which are based on information available as of the date of this prospectus. Except to the extent required by applicable law, the Company undertakes no obligation (and expressly disclaims any such obligation) to update or revise the forward-looking statements whether as a result of new information, future events or otherwise.

Forward-looking statements are subject to risks and uncertainties, many of which are outside our control, which could cause actual results to differ materially from these statements. Therefore, you should not place undue reliance on those statements.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the matters discussed under the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Information,” “Business” and the consolidated financial statements and related notes included elsewhere in this prospectus before making an investment decision.

Our Business

Leafly’s mission is to help people discover cannabis. We endeavor to serve as the world’s most trusted destination to discover and shop for legal cannabis. The company was founded in 2010 with the objective to demystify cannabis, a product that lived in the shadows through decades of prohibition. More than 100 million unique visitors access Leafly each year to learn more about legal cannabis, discover what products are right for them, and to shop with regulation-compliant local businesses. Through helping people navigate their cannabis journey, Leafly helps millions of consumers discover the benefits of cannabis.

Leafly began as a platform to provide consumers with trusted cannabis information. Since then, Leafly has evolved into a content-first, community-driven, multi-sided marketplace that connects consumers to cannabis brands and licensed retailers. We offer cannabis retailers and brands subscription-based marketplace listings that provide our broad-based cannabis audience with information, reviews, menus, and ordering and delivery options through legal retailers. Our audience — which averaged more than 10 million MAUs in 2021 — chooses Leafly for our unique, original content and data.

Recent Developments

On the Closing Date, we consummated the Business Combination in connection with the Merger Agreement. Pursuant to the Merger Agreement and in connection therewith, at the Closing, among other things, (i) the Initial Merger occurred, with Legacy Leafly being the Initial Surviving Company and Legacy Leafly’s shareholders receiving Common Stock in exchange for their equity securities of Legacy Leafly, and (ii) immediately following the Initial Merger and as part of the same overall transaction as the Initial Merger, the Final Merger occurred, with Merger Sub II (surviving the Final Merger as Leafly, LLC) being the Final Surviving Company. As a result of the Business Combination, Legacy Leafly became wholly owned subsidiary of the Company, with the securityholders of Legacy Leafly becoming securityholders of the Company.

Forward Share Purchase Agreements

On December 22, 2021 and January 10, 2022, Merida and the Sponsor entered into forward share purchase agreements (the “FPAs”) with certain holders of shares of common stock issued in Merida’s initial public offering, pursuant to which such holders agreed not to seek redemption of up to 4 million shares in the aggregate in connection with Merida’s special meeting to approve the Business Combination. The FPAs further provided that such holders had the right, but not the obligation, to require Leafly to repurchase the shares held by the applicable holder pursuant to the FPA and not sold by the holder into the market at a purchase price of $10.01 per share (with respect to 1.4 million of the shares then subject to the FPAs) and $10.16 per share (with respect to 2.6 million of the shares then subject to the FPAs) (each, the “Put Price”) on the three- month anniversary of the closing (the “Redemption Date”). On May 3, 2022, the FPAs were amended to extend the Redemption Date to August 1, 2022, and increase the Put Price to $10.16 (with respect to 0.7 million of the shares then subject to the FPAs) and $10.31 (with respect to 2.4 million of the shares then subject to the FPAs) (the “Amended Agreements”). Upon the closing of the Business Combination, approximately $39 million was deposited into escrow accounts for the benefit of the holders party to the FPAs. In the event the holders elect to exercise their right to require Leafly to redeem the shares covered by the FPAs at the Put Price on the Redemption Date, the funds in the escrow account equal to the Put Price would be released to such holders in connection with any redemption and Leafly would not be entitled to receive any of those proceeds. In the event that the holders sold shares in the market prior to the Redemption Date or elected not to require Leafly to redeem the shares subject to the FPAs on the Redemption Date, Leafly would be entitled to receive the applicable proceeds from the escrow account, which it could then use to fund its operations or for other corporate purposes. The primary rationale for entering into the FPAs prior to the closing of the Business Combination was to maximize the possibility that Leafly would be entitled to some or all of the escrow proceeds in the event that the market price of Leafly’s Common Stock exceeds the Put Price on the Redemption Date. If Merida had not entered into the FPAs, it is likely that such shares would have been redeemed in connection with Merida’s special meeting to approve the Business Combination based on Merida’s stock price relative to the $10.01 per share trust amount and Leafly would not have been entitled to retain any of the associated cash proceeds for its future operations. By permitting such shares to instead be redeemed on the Redemption Date if elected by the FPA holders, the FPA holders’ decision to redeem would be based on the price of Leafly’s Common Stock as of the Redemption Date. In addition, the entry into the Convertible Note Purchase Agreement and the related issuance of the Convertible Notes immediately prior to the closing of the Business Combination as well as the entry into the FPAs provided additional certainty to Merida that the conditions to the closing of the Business Combination would be satisfied. Given the fluctuations in the trading price of Leafly’s Common Stock following the closing of the Business Combination, the Redemption Date was extended to August 1, 2022 to allow more time for the market price of Leafly’s Common Stock to stabilize and potentially exceed the Put Price on the Redemption Date. As a Leafly stockholder following the closing of the Business Combination, the Sponsor was incentivized to enter into the FPAs in order to provide Leafly the potential opportunity to retain some or all of the escrow proceeds for its future operations as well as to provide additional certainty that the conditions to the closing of the Business Combination would be satisfied. The FPA holders with the $10.16 per share Put Price (as amended to $10.31 pursuant to the Amended Agreements) were incentivized to enter to the FPAs with Merida as a result of their ability to receive the higher Put Price relative to the $10.01 redemption price in connection with the Business Combination and the FPA holders with the $10.01 per share Put Price (as amended to $10.16 pursuant to the Amended Agreements) were incentivized by receiving 28,286 Sponsor Shares and, following the Amended Agreements, the ability to receive the higher Put Price. The higher Put Price (including the increase in the Put Price related to the Amended Agreements) was intended to compensate the FPA holders for the opportunity cost of capital associated with the cash placed in escrow for the deferred put right. If all of the remaining shares subject to the FPAs are redeemed on the Redemption Date, the FPA holders would benefit by having their shares redeemed at the higher Put Price while Leafly’s public float would be reduced by the shares redeemed, thereby reducing liquidity for Leafly’s remaining stockholders.

Since the closing of the Business Combination, approximately $7.3 million has been released to Leafly as a result of the FPA holders selling shares in the open market, net of an incremental $463,521 added to the escrow funds in respect of the increased Put Price related to the Amended Agreements. We believe the likelihood that the counterparties to the FPAs elect to exercise their right to require Leafly to purchase their shares for the Put Price on the Redemption Date is dependent upon the market price of our Common Stock. If the market price for our Common Stock is greater than the Put Price as of the Redemption Date, we believe the counterparties to the FPAs will be less likely to exercise their right to require Leafly to redeem such shares because the holders would be more likely to retain or sell such shares in the open market at the higher market price. As of May 13, 2022, the last reported sale price of our Common Stock was $10.81 per share.

As of the date of the Amended Agreements, approximately $31.8 million remains in the escrow accounts related to the FPAs. In the event that holders with respect to the remaining approximately 3.1 million shares subject to the FPAs elect to have their shares redeemed by Leafly on the Redemption Date, Leafly would not receive any further proceeds from the escrow account. See “Risk Factors—Risks Relating to Ownership of Our Common Stock—We may be required to purchase up to 3,090,138 shares of Common Stock pursuant to forward share purchase agreements, thereby reducing cash available to us for other purposes.” Leafly accounts for the escrow amounts as restricted cash on its balance sheet and its current operating plan does not rely on or assume that the funds escrowed in respect of the FPAs will be released to it in the future. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition—Liquidity” for further discussion on the impact of the FPAs on Leafly’s liquidity.

Implications of Being an Emerging Growth Company and Smaller Reporting Company

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the JOBS Act. An emerging growth company may take advantage of reduced reporting requirements that are not otherwise applicable to public companies. These provisions include, but are not limited to:

•	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•	not being required to comply with the auditor attestation requirements on the effectiveness of our internal control over financial reporting;

•

not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis);

•	reduced disclosure obligations regarding executive compensation arrangements; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may use these provisions until the last day of our fiscal year following the fifth anniversary of our initial public offering. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.07 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards, until those standards apply to private companies. We have elected to take advantage of the benefits of this extended transition period and, therefore, we are not subject to the same new or revised accounting standards as other public companies that are not emerging growth companies; however, we may adopt certain new or revised accounting standards early. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards during the period in which we remain an emerging growth company. It is possible that some investors will find our Common Stock less attractive as a result, which may result in a less active trading market for our Common Stock and higher volatility in our stock price.

We are also a “smaller reporting company,” and we will continue to be a “smaller reporting company” if either (i) the market value of our stock held by non-affiliates is less than $250.0 million as of the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700.0 million as of the last business day of our second fiscal quarter. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements and only two years of management’s discussion and analysis of financial condition and results of operations disclosures and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

Corporate Information

We were incorporated as a Delaware corporation on June 20, 2019 as a special purpose acquisition company under the name Merida Merger Corp. I. On November 7, 2019, Merida completed its initial public offering. On February 4, 2022, Merida consummated the Business Combination. In connection with the mergers, Merida changed its name to Leafly Holdings, Inc. Our Common Stock and Warrants are listed on Nasdaq under the symbols “LFLY” and “LFLYW”, respectively. Our address is 111 S. Jackson Street, Suite 531, Seattle, WA 98104. Our telephone number is (206) 455-9504. Our website is www.leafly.com. Our website and the information contained on, or accessed through, our website are not part of this prospectus, and you should rely only on the information contained in this prospectus when making an investment decision.

The Offering

We are registering the issuance of 10,451,087 shares of Common Stock issuable by us upon (A) the exercise of 6,500,776 Public Warrants originally issued in the initial public offering of units of Merida at a price of $10.00 per unit, with each unit consisting of one share of Class A common stock and one-half of one Public Warrant and (B) the exercise of up to 3,950,311 Private Warrants issued in a private placement at a price of $1.00 per warrant simultaneously with Merida’s initial public offering.

We are also registering the offer and sale from time to time by the Selling Securityholders or their permitted transferees, of up to (A) 16,542,564 shares of Common Stock, which includes (i) 9,234,865 shares of Common Stock issued in connection with the Business Combination by certain Selling Securityholders named in this prospectus, which shares were originally issued to holders of Legacy Leafly’s common and preferred stock, and were automatically converted into the right to receive a number of shares of Merida’s common stock at the Exchange Ratio; (ii) 3,237,388 Sponsor Shares originally issued at a price of approximately $0.009 per share; (iii) 120,000 Representative Shares originally issued at a price of approximately $0.0001 per share; and (iv) 3,950,311 shares of Common Stock that may be issued upon exercise of Private Warrants referred to in clause (C); (B) 2,495,997 shares of Common Stock reserved for issuance upon the conversion of $30,000,000 aggregate principal amount of Convertible Notes plus the amount of accrued and unpaid interest, if any, that is payable in shares of Common Stock in connection with the conversion thereof with an initial conversion price of $12.50 per share; and (C) 3,950,311 Private Warrants originally purchased at a price of $1.00 per warrant, from time to time, through any means described in the section entitled “Plan of Distribution.” The securities being offered by this prospectus represent a substantial percentage of our outstanding Common Stock, and the sales of such securities could cause the market price of our Common Stock to decline.

Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 8 of this prospectus.

Issuance of Common Stock

The following information is as of March 31, 2022 and does not give effect to issuances of shares of our Common Stock, Warrants or options to purchase shares of our Common Stock after such date, the exercise of Warrants or options or the vesting of other equity grants after such date.

Common Stock to be issued upon exercise of the Public Warrants and Private Warrants	10,451,087 shares.

Common Stock outstanding prior to exercise of Public Warrants and Private Warrants	42,923,932 shares.

Use of proceeds	We will receive up to an aggregate of approximately $120.2 million from the exercise of all the Public Warrants and Private Warrants, assuming the exercise in full of all such Warrants for cash.

Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such Warrants for general corporate purposes which may include acquisitions or other strategic investments or repayment of outstanding indebtedness.

Resale of Common Stock and Warrants

Shares of Common Stock offered by the Selling Securityholders	19,038,561 shares.

Warrants to purchase Common Stock offered by the Selling Securityholders	3,950,311 warrants (representing the Private Warrants).

Use of proceeds	We will not receive any proceeds from the resale of the Common Stock or Warrants to be offered by the Selling Securityholders. With respect to shares of Common Stock underlying the Warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such Warrants to the extent such Warrants are exercised for cash. In such case, we will receive up to an aggregate of approximately $120.2 million from the exercise of all such Warrants.

Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such Warrants for general corporate purposes which may include acquisitions or other strategic investments or repayment of outstanding indebtedness. We believe the likelihood that Warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Common Stock. If the market price of our Common Stock is less than $11.50 per share, we believe the Warrant holders will be less likely to exercise their Warrants. As of May 13, 2022, the closing price of our Common Stock was $10.81.

Lock-up agreements	Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See “Securities Act Restrictions on Resale of Securities — Locked-up Common Stock.”

Nasdaq Ticker symbols	“LFLY” and “LFLYW” for the Common Stock and the Warrants, respectively.

Unless we specifically state otherwise or the context otherwise requires, the number of shares of our Common Stock that will be outstanding after this offering is based on 42,923,932 shares of our Common Stock outstanding as of March 31, 2022 and excludes (a) 4,502,495 shares of Common Stock available for future issuance under our 2021 Plan to purchase Common Stock, (b) 1,125,624 shares of Common Stock available for future issuance under the ESPP, (c) 570,927 shares of Common Stock available for future issuance under the Earn Out Plan, (d) 3,950,311 shares of Common Stock that may be issued upon exercise of Private Warrants and (e) 2,495,997 shares of Common Stock reserved for issuance upon the conversion of $30,000,000 aggregate principal amount of Convertible Notes plus the amount of accrued and unpaid interest, if any, that is payable in shares of Common Stock in connection with the conversion thereof.

Unless we specifically state otherwise or the context otherwise requires, this prospectus reflects and assumes no exercise or issuance of our Common Stock pursuant to the plans described above.

Risk Factor Summary

Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors,” that represent challenges that we face in connection with the successful implementation of our strategy and growth of our business. The occurrence of one or more of the events or circumstances described in the section entitled “Risk Factors,” alone or in combination with other events or circumstances, may adversely affect our ability realize the anticipated benefits of the Business Combination, and may have an adverse effect on our business, cash flows, financial condition and results of operations. Such risks include, but are not limited to:

Risks Relating to Our Business and Industry

•	We have a relatively short operating history in a rapidly evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

•

The legal cannabis industry and market are relatively new, and this industry and market may not continue to exist or develop as anticipated, or we may ultimately be unable to succeed in this new industry and market.

•	Expansion of our business is dependent on the continued and future legalization of cannabis.

Operational Risks

•	We have a history of net losses, and we may not achieve or maintain profitability in the future, especially as our costs increase.

•	If we fail to maintain and expand our brand and retailer client base, our revenue and our business will be harmed.

•	Our international operations involve additional risks, and our exposure to these risks will increase as we expand internationally.

•	Our payment system and the payment systems of our suppliers depend on third-party providers and are subject to evolving laws and regulations.

•

The traffic to our website and mobile application may decline and our business may suffer if other companies copy information from our platform and publish or aggregate it with other information for their own benefit.

•	If our website fails to rank prominently in unpaid search results, traffic to our website could decline and our business would be adversely affected.

•

If our current marketing model is not effective in attracting new brand and retailer clients, we may need to employ higher-cost sales and marketing methods to attract and retain brand and retailer clients, which could adversely affect our profitability.

•

We rely upon cloud-based data centers, infrastructure and technologies provided by third parties, and technology systems and electronic networks supplied and managed by third parties, to operate our business, and interruptions or performance problems with these systems, technologies and networks may adversely affect our business and operating results.

•	We face potential liability and expense for legal claims based on the content on our platform.

•

We may need to raise additional capital, which may not be available on favorable terms, if at all, causing dilution to our stockholders, restricting our operations or adversely affecting our ability to operate our business.

Regulatory Risks

•	Our business is dependent on U.S. state laws and regulations and Canadian federal and provincial laws and regulations pertaining to the cannabis industry.

•	The laws and regulations regarding hemp-derived products are unsettled, and an adverse change in U.S. federal policy towards our suppliers would materially affect our business and operations.

•	We cannot ensure that our suppliers will conduct their business activities in a manner compliant with regulations and requirements applicable to the cannabis industry.

•	Any actual or perceived failure to comply with privacy, data protection and information security obligations could harm our business.

•

Our business and operating results may be harmed if we are deemed responsible for the collection and remittance of state sales taxes or other indirect taxes for suppliers using our order functionality.

Additional Risks Relating to the Cannabis Industry

•	Cannabis remains illegal under federal law and, therefore, strict enforcement of federal laws regarding cannabis would likely result in our inability to execute our business plan.

•

Our business and our suppliers are subject to a variety of U.S. and foreign laws regarding financial transactions related to cannabis, which could subject our suppliers to legal claims or otherwise adversely affect our business.

•	We are dependent on our banking relationships, and we may have difficulty accessing or consistently maintaining banking or other financial services due to our connection with the cannabis industry.

•

Due to our involvement in the cannabis industry, we may have a difficult time obtaining the various insurances that are desired to operate our business, which may expose us to additional risk and financial liability.

Risks Related to Our Intellectual Property

•

We are, and may in the future be, subject to disputes and assertions by third parties that we violate their intellectual property rights. These disputes may be costly to defend and could harm our business and operating results.

•	Failure to protect or enforce our intellectual property rights could harm our brand, business and results of operations.

Public Company and Financial Reporting Risks

•	We are incurring and will continue to incur increased costs and obligations as a result of being a public company.

•	The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

•

Our projections are subject to significant risks, assumptions, estimates and uncertainties. As a result, our actual revenues, market share, expenses and profitability may differ materially from our expectations.

Risks Relating to Ownership of our Common Stock

•

We qualify as an “emerging growth company” and “smaller reporting company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make our securities less attractive to investors and may make it more difficult to compare our performance to the performance of other public companies.

•	Our stock price may be volatile and may decline regardless of our operating performance.

•	An active trading market for our Common Stock may not be sustained.

•	Future sales of shares by existing stockholders could cause our stock price to decline.

•

The securities being offered in this prospectus represent a substantial percentage of our Outstanding Common Stock, and the sales of such securities could cause the market price of our Common Stock to decline significantly.

Market Price, Ticker Symbols and Dividend Information

Market Price and Ticker Symbols

Our Common Stock and Warrants are currently listed on Nasdaq under the symbols “LFLY” and “LFLYW,” respectively.

On May 13, 2022, the closing price of our Common Stock was $10.81 and the closing price of our Warrants was $1.39.

Holders

As of March 31, 2022, there were approximately 472 holders of record of our Common Stock and approximately 10 holders of record of the Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose Common Stock and Warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

We have no current plans to pay cash dividends. The declaration, amount and payment of any future dividends on our Common Stock will be at the sole discretion of our board of directors. Our board of directors may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our shareholders or by our subsidiaries to us and such other factors as our board of directors may deem relevant. In addition, the terms of our outstanding Convertible Notes restrict our ability to pay dividends, and any additional debt we or any of our subsidiaries may incur in the future may include similar restrictions. As a result, you may not receive any return on an investment in our Common Stock unless you sell your Common Stock for a price greater than that which you paid for it.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included elsewhere in this prospectus. The value of your investment in the Company will be subject to the significant risks affecting the Company and inherent to the industry in which it operates. The risk factors described below disclose material and other risks, are not intended to be exhaustive and are not the only risks faced by the Company. Additional risks not currently known to us or that we currently deem to be immaterial also may materially adversely affect the business, financial condition, results of operations and cash flows in future periods of the Company. The occurrence of any of these events could cause the trading price of our Common Stock to decline, perhaps significantly, and you therefore may lose all or part of your investment. Unless the context otherwise requires, all references in this section to the “Company,” “Leafly”, “we,” “us” or “our” refer to the business of the Company, including the subsidiaries thereof. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.

We have a relatively short operating history in a rapidly evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

We have a relatively short operating history in an evolving industry that may not develop as we anticipate, if at all. Both our short operating history and the pace of dramatic change in the cannabis industry makes it difficult to assess our future prospects, and you should evaluate our business in light of the risks and difficulties we may encounter as the industry continues to evolve. These risks and difficulties include our ability to, among other things:

•	increase the number of users of our website and mobile applications (which we refer to as our “platform”), the number of reviews and other content on our platform and our revenue;

•

successfully implement and scale our online order reservation system, by attracting new retailers and brands (which we refer to from time to time, collectively, as “suppliers”) while simultaneously converting visitors to our platform into customers of our suppliers;

•	effectively monetize our mobile applications as usage continues to migrate toward mobile devices;

•	manage, measure and demonstrate the effectiveness of our advertising solutions and attract and retain new advertising partners, many of which may only have limited or no online advertising experience;

•	successfully compete with existing and future providers of other forms of offline and online advertising;

•

successfully compete with other companies that are currently in, or may in the future enter, the business of providing order reservation, e-commerce, online ordering, and/or delivery services related to cannabis products and services;

•	successfully expand our business in new and existing markets, both domestic and international;

•	successfully develop and deploy new features and services;

•	avoid interruptions or disruptions in our platform or services;

•	adapt to rapidly evolving trends in the cannabis industry and the way consumers and cannabis industry businesses interact with technology;

•	develop a scalable, high-performance technology infrastructure that can efficiently and reliably handle increased usage globally, as well as the deployment of new features and services;

•	hire, integrate and retain talented sales and other personnel;

•	effectively manage rapid growth in our sales force, personnel and operations;

•	effectively partner with other companies; and

•

successfully navigate complex, disparate and rapidly evolving regulatory regimes imposed by U.S. and Canadian federal, state and provincial, local and other non-U.S. governments applicable to cannabis and cannabis-related businesses.

If the demand for our services, including our advertising solutions, does not develop as we expect, or if we fail to address the needs of this demand, our business will be harmed. We may not be able to successfully address these risks and difficulties or others, including those described elsewhere in these risk factors. Failure to adequately address these risks and difficulties could harm our business and cause our operating results to suffer.

The legal cannabis industry and market are relatively new, and this industry and market may not continue to exist or develop as anticipated, or we may ultimately be unable to succeed in this new industry and market.

We are operating our business in a relatively new cannabis industry and market, and our success depends in part on broader consumer adoption of the legal cannabis market. In addition, despite broad public support for cannabis legalization in the United States, the growth of our business is dependent in part upon the continued authorization of cannabis in new jurisdictions, as well as the absence of legislation narrowing, limiting or repealing existing laws legalizing and regulating cannabis. Any one of these factors could slow or halt the legalization or consumer adoption of cannabis, which would negatively impact our ability to grow our business.

In addition to being subject to general business risks applicable to a business involving a technology product in a regulated industry, we need to continue to build brand awareness for the Leafly platform and make significant investments in our business strategy, including by introducing new services and platform features into the markets in which we operate, expanding our international presence and regulatory compliance efforts. These activities may not promote our services and platform features as effectively as intended, or at all, and we expect that our competitors will undertake similar investments to compete with us for market share.

Furthermore, consolidation of the cannabis markets could reduce the size of our potential supplier base and give remaining suppliers greater bargaining or purchasing power. This may in turn erode the prices we are able to charge for our services and result in decreased margins. Competitive conditions, consumer preferences, supplier requirements and spending patterns in this new industry and market are relatively unknown and may have unique circumstances that differ from other existing industries and markets. Those conditions may cause our efforts to further our business, including promoting our brand awareness, offering high quality services, and attracting and retaining suppliers and consumers, to be unsuccessful or to have undesired consequences that may materially adversely affect our business, financial condition and results of operations. As a result, we may not be successful in our efforts to attract and retain customers or traffic, or to develop and commercialize new products, or these activities may require significantly more resources than anticipated in order to be successful.

Because our business is dependent, in part, upon continued market acceptance of cannabis by consumers, any negative trends could adversely affect our business operations.

We are dependent on public support, continued market acceptance and the proliferation of consumers in the state-level and Canadian legal cannabis markets. While we believe that the market and opportunities in the space will continue to grow, we cannot predict the future growth rate or size of the market. Any downturns in, or negative outlooks on, the cannabis industry may adversely affect our business and financial condition.

Expansion of our business is dependent on the continued and future legalization of cannabis.

Expansion of our business is, in part, dependent upon continued and future legislative authorization, including by voter initiatives and referenda, of cannabis in various jurisdictions worldwide. Any number of factors could slow, halt, or even reverse progress in this area. For example, some ballot measures in 2020 were delayed due to the COVID-19 pandemic. Further, progress for the industry, while encouraging, is not assured. While there may be ample public support for legislative action in a particular jurisdiction, numerous factors could impact the legislative process, including lobbying efforts by opposing stakeholders as well as legislators’ disagreements about how to legalize cannabis as well as the interpretation, implementation, and enforcement of applicable laws or regulations. Any one of these factors could slow or halt the legalization of cannabis, which would negatively impact our ability to expand our business. Additionally, the expansion of our business also depends on jurisdictions in which cannabis is currently legalized not narrowing, limiting or repealing existing laws legalizing and regulating cannabis, or altering the regulatory landscape in a way that diminishes the viability of cannabis businesses in those jurisdictions. This result may negatively impact the viability and attractiveness of our service offerings going forward. If such challenges are successful in any jurisdictions that have legalized or are in the process of legalizing cannabis, our ability to expand our business would be negatively impacted.

We expect to face increased competition in the market.

The market for information, advertising and online ordering regarding cannabis products and suppliers is intensely competitive, characterized by low barriers to entry and is rapidly changing. With the emergence of new technologies and market entrants, competition is likely to intensify in the future. We face competition from media companies, including but not limited to direct competitors such as High Times, Wikileaf and Allbud; offline media companies and service providers; newspaper, television, and other media companies; advertising platforms such as WM Technologies, Inc. (“Weedmaps”), but also general two-sided markets such as Yelp and internet search engines such as Google; online marketplaces such as Weedmaps, Dutchie, Eaze, iHeartJane; e-commerce platforms like Amazon and Shopify; various business services providers such as Springbig, Meadow, Leaflink, Growflow and Metrc; and traditional customer relationship management service providers such as SAP and Salesforce. Our competitors may enjoy competitive advantages, such as greater name recognition, longer operating histories, greater market share, large existing user bases, more favorable regulatory regimes due to disparities in the geographic distribution of customer bases, location of operations or other factors, and greater financial, technical and other resources. These companies may use these advantages to offer services similar to ours at a lower price, develop different services and platform features to compete with our current solutions and respond more quickly and effectively than we do to new or changing opportunities, technologies, standards or supplier requirements. In particular, if restrictions on cannabis advertising ease, major internet companies, such as Google and Facebook, may begin developing and marketing online advertising offerings directly to cannabis businesses, and many of our advertising partners and potential advertising partners may choose to purchase online advertising solutions from these competitors and may reduce their purchases of our advertising solutions. As the cannabis industry matures and the market increases, new competitors, business models and solutions are likely to emerge. We also compete with these companies for the attention of contributors and consumers, and may experience decreases in both if our competitors offer more compelling environments.

Moreover, as the legalization of cannabis continues, cannabis businesses could experience consolidation as existing cannabis businesses seek to obtain greater market share, greater access to funding and resources and purchasing power and new entrants seek to establish a significant market presence. Consolidation of the cannabis markets could reduce the size of our potential supplier base and give remaining suppliers greater bargaining or purchasing power. This may in turn erode the prices for our advertising solutions and result in decreased margins. Consolidation could particularly affect smaller cannabis businesses, with whom we have historically conducted the majority of our business. Further, heightened competition between cannabis businesses could ultimately have a negative impact on the viability of individual market participants, which could reduce or eliminate their ability to purchase our services, including our advertising solutions.

For all of these reasons, we may be unable to maintain or grow the number of people who use our website and mobile application and the number of businesses that use our advertising solutions. Accordingly, we may face pressure to reduce the price of our advertising solutions, in which case our business, financial condition, and results of operations will be harmed.

If users do not value the quality and reliability of the reviews and other content that we display on our platform, they may stop or reduce the use of our services, which could adversely impact the growth of our business.

Our success depends in part on the quality of the reviews and other content that we display on our platform, both original content as well as third-party submissions, including whether they are helpful, up-to-date, unbiased, relevant, unique and reliable. If users do not value the content on our platform, they may stop or reduce the use of our services, and traffic to our website and on our mobile application will decline. If our user traffic declines, our suppliers may stop or reduce their use of services or advertising solutions offered on our platform. As a result, our business could be negatively affected if we fail to obtain high quality content from our contributors, or if the content we display is perceived to be unhelpful, out-of-date, biased, irrelevant, not unique or unreliable. We must therefore ensure that our services and platform features are attractive to users, and invite them to contribute. In addition, users who contribute content to our platform may provide content to our competitors. If they do so, the value of our content may decline relative to other available services and platform features, and our business may be harmed.

While we attempt to filter or remove content that may be offensive, biased, unreliable or otherwise unhelpful, we cannot guarantee the effectiveness or adequacy of these efforts. If we fail to filter or remove a significant amount of content that is biased, unreliable, or otherwise unhelpful, or if we mistakenly filter or remove a significant amount of valuable content, our reputation and brand may be harmed, users may stop using our products, and our business, financial condition, and results of operations could be adversely affected.

Because we recognize most of the revenue from our advertising products over the term of an agreement, a significant downturn in our business may not be immediately reflected in our results of operations.

We recognize revenue from sales of our advertising products over the terms of the applicable agreements, which are generally auto-renewing month-to-month agreements. As a result, a decline in new or renewed agreements in any one quarter may significantly impact our revenue, which may not be immediately reflected in our financial results. In addition, we may be unable to adjust our fixed costs in response to reduced revenue.

We expect a number of factors to cause our operating results to fluctuate on a quarterly and annual basis, which may make it difficult to predict our future performance.

Our operating results could vary significantly from quarter to quarter and year to year because of a variety of factors, many of which are outside of our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful. In addition to other risk factors discussed in this section, factors that may contribute to the variability of our quarterly and annual results include:

•	our ability to attract new advertising partners and retain existing advertising partners;

•	our ability to accurately forecast revenue and appropriately plan our expenses;

•	the effects of changes in search engine and app store placement and prominence;

•	the effects of increased competition in our business;

•	our ability to successfully expand in existing markets, enter new markets and manage our international expansion;

•	the impact of worldwide economic conditions, including the resulting effect on consumer spending at local businesses and the level of advertising spending by local businesses;

•	the ability of licensed cannabis markets to successfully grow and outcompete illegal cannabis markets;

•	our ability to protect our intellectual property;

•	our ability to maintain an adequate rate of growth and effectively manage that growth;

•	our ability to maintain and increase traffic to our website and mobile application;

•	our ability to keep pace with changes in technology;

•	the success of our sales and marketing efforts;

•	costs associated with defending intellectual property infringement and other claims and related judgments or settlements;

•	changes in laws or regulations affecting our business;

•	our ability to operate as a public company, which requires substantial management attention and additional costs;

•	interruptions in service and any related impact on our reputation;

•	the attraction and retention of qualified employees and key personnel;

•	our ability to choose and effectively manage third party service providers;

•	our ability to successfully manage any acquisitions of businesses, solutions or technologies;

•	the impact of risks related to health crises, such as the ongoing COVID-19 pandemic and potential governmental and other restrictions resulting therefrom;

•	the effects of natural or man-made catastrophic events;

•	changes in consumer behavior with respect to local businesses;

•	the effectiveness of our internal controls; and

•	changes in our tax rates or exposure to additional tax liabilities.

Our typical practices as it relates to consumer safety and engagement on our platform may pose a risk to our relationships with advertising partners.

We base many of our decisions upon the interests of the consumers who use our platform. We believe that this approach has been essential to our success in increasing our user growth rate and engagement. Our approach of prioritizing consumer safety and engagement may negatively impact our relationships with our existing or prospective advertising partners. For example, we typically refuse to remove legitimate negative reviews and ratings of products or businesses that advertise on our platform. Certain advertisers may therefore perceive us as an impediment to their success as a result of negative reviews and ratings. This practice could result in a loss of advertising partners, which in turn could harm our results of operations.

Operational Risks

We have a history of net losses, and we may not achieve or maintain profitability in the future, especially as our costs increase.

We began operating in 2011 and have yet to generate a profit. We incurred a net loss of $12 million and $10 million for the calendar years ended December 31, 2021 and 2020, respectively. We intend to continue to expend significant funds to support platform feature development, expand our service offerings, expand our marketing and sales operations, improve and expand our technology infrastructure, hire additional employees, pursue strategic opportunities, meet the increased compliance requirements associated with our transition to and operation as a public company and otherwise support our operations and growth. In addition, we intend to add back in-person working space over time. As we continue to grow, we expect the aggregate amount of these expenses will also continue to grow.

Our efforts to grow our business may be more costly than we expect and we may not be able to increase our revenue enough to offset our higher operating expenses. We may incur losses in the future for a number of reasons, including as a result of unforeseen expenses, difficulties, complications and delays, and the other risks described herein and other unknown events. The amount of future net losses will depend, in part, on the growth of our future expenses and our ability to generate revenue. If we continue to incur losses in the future, any such future losses, together with the net losses and negative cash flows from operations incurred to date, will have an adverse effect on our shareholders’ accumulated deficit and working capital. Because of the numerous risks and uncertainties associated with our business and the cannabis industry, as outlined herein, we are unable to accurately predict when, or if, we will be able to achieve profitability. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. If we are unable to achieve and sustain profitability, the market price of our Common Stock may decrease and our ability to raise capital, expand our business or continue our operations may be impaired. A decline in the value of Common Stock may also cause you to lose all or part of your investment.

If we fail to maintain and expand our brand and retailer client base, our revenue and our business will be harmed.

In the fiscal year ended December 31, 2021, substantially all of our revenue was generated by (a) the sale of advertising solutions, and (b) subscription listing fees. Our ability to grow our business depends on our ability to maintain and expand our brand and retailer client base. To do so, we must convince prospective advertising partners of the benefits of our advertising solutions, including providing additional information and context to those prospective advertisers who may not be familiar with our solutions (such as those in new markets). We must also convince existing and prospective advertising partners alike that our advertising solutions work to their benefit. Additionally, our policy to decline acceptance of advertising or listings from companies that cannot demonstrate proper licensure may cause us to limit our advertising base and forgo certain revenue opportunities. Failure to maintain and expand our advertising partner base could harm our business.

Our advertising partners do not typically have long-term obligations to purchase our services. In addition, we rely heavily on the purchase of advertising solutions by small and medium-sized local businesses, which have historically experienced high failure rates and often have limited advertising budgets. As a result, we may experience attrition in our advertising partners in the ordinary course of business resulting from several factors, including losses to lower priced competitors, perceptions that our advertising solutions are unnecessary or ineffective, decline in advertising budgets, the impact of the COVID-19 pandemic, closures and bankruptcies. We must continually add new advertising partners both to replace advertisers who choose not to renew their advertising, go out of business or otherwise fail to fulfill their advertising contracts with us, and to grow our business. Our advertising partners’ decisions to renew depend on a number of factors, including the degree of satisfaction with our services and their ability to continue their operations and spending levels. The ratings and reviews that our suppliers receive from our users, may also affect advertising decisions by current and prospective advertising partners. For instance, favorable ratings and reviews, on the one hand, could be perceived as obviating the need to advertise, and unfavorable ratings and reviews, on the other hand, could discourage businesses from advertising to an audience they perceive as hostile or cause them to form a negative opinion of our products and user base, which could discourage them from doing business with us. Furthermore, our internal teams may take down a supplier’s information if it breaches our listing restrictions, which may also affect advertising decisions by current and prospective advertising partners. In addition, the growth rates for new consumers, number of paying suppliers and monthly revenue per suppliers have at times slowed and may similarly slow in the future, even if we continue to add clients and consumers on an absolute basis. If our advertising partners increase their rates of non-renewal, if we experience significant advertising partner attrition or contract breach, or if we are unable to attract new advertising partners in numbers greater than the number of advertising partners that we lose, our client base will decrease and our business, financial condition and results of operations would be harmed.

If we do not successfully develop and deploy new software, platform features or services to address the needs of our suppliers and consumers, our business, financial condition, and results of operations could suffer.

Our success has been based on our ability to design software, platform features and services that address the needs of our suppliers and consumers. We spend substantial amounts of time and money researching and developing new technologies and enhanced versions of existing platform features to meet our suppliers’ and consumers’ and potential suppliers’ and consumers’ rapidly evolving needs, including online order and reservation solutions. Additionally, as consumers and suppliers demand richer data integrations with other cannabis industry participants such as point-of-sale (“POS”) providers and loyalty service providers, third party technology integrations may become increasingly important. If we are unable to arrange or complete new integrations, or improve our existing integrations, we may lose market share to competitors. There is no assurance that our enhancements to our software, platform features or our new services or capabilities will be compelling to our consumers or gain market acceptance. If our research and development investments do not accurately anticipate supplier or consumer demand or if we fail to develop our software, platform features or services in a manner that satisfies supplier or consumer preferences in a timely and cost-effective manner, we may fail to retain our existing suppliers or consumers or increase demand for our services.

The introduction of new products and services by competitors or the development of entirely new technologies to replace existing service offerings could make our platforms obsolete or adversely affect our business, financial condition, and results of operations. We may experience difficulties with software development, design, or marketing that delay or prevent our development, introduction or implementation of new platforms, platform features or capabilities, or cause errors to arise with our existing software. We have in the past experienced delays in our internally planned release dates of new features and capabilities, and there can be no assurance that new platforms, platform features, or capabilities will be released according to schedule. Any delays could result in adverse publicity, loss of revenue or market acceptance, or claims by consumers or suppliers brought against us, any of which could harm our business. Moreover, the design and development of new platforms or new platform features and capabilities to our existing platform may require substantial investment, and we have no assurance that such investments will be successful. If consumers or suppliers do not widely adopt our new platforms, platform features, and capabilities, we may not be able to realize a return on our investment and our business, financial condition, and results of operations may be adversely affected.

If we fail to expand effectively into new markets, both domestically and abroad, our revenue and business will be adversely affected.

We intend to expand our operations into new markets, both domestically and internationally. In doing so, we may incur losses or otherwise fail to enter new markets successfully. Our expansion into new markets places us in competitive environments with which we may be unfamiliar and involves various risks, including, among others, the need to invest significant resources and the possibility that returns on such investments will not be achieved for several years, or at all. In attempting to establish a presence in new markets, we expect, as we have in the past, to incur significant expenses and face various other challenges, such as compliance with market-specific laws or regulations, gaining consumer and customer acceptance, and expanding our sales force and community management personnel to cover those new markets. Our current and any future expansion plans will require significant resources and management attention. Furthermore, we have already entered many of the largest existing markets in the United States and further expansion may not yield similar results or sustain our growth.

We may fail to offer the optimal pricing of our services.

We have limited experience in determining the optimal pricing of our services, and we may need to change our pricing model from time to time. For example, we charge different rates for the same services in different markets, based on a variety of factors such as the number of local retailers and consumer traffic and engagement. If our suppliers believe the cost of our services do not generate proper return on investment, such suppliers may decline to continue using our services, and our revenue and other financial results may be adversely impacted.

Our international operations involve additional risks, and our exposure to these risks will increase as we expand internationally.

Our traffic is global, and we expect to expand our international operations by accessing new markets abroad and expanding our offerings in new languages. Our platform is primarily available only in English. We may have difficulty modifying our technology and content for use in non-English-speaking markets or fostering new communities in non-English-speaking markets. Our ability to manage our business and conduct our operations internationally requires, and will require considerable and growing, management attention and resources and is subject to the particular challenges of supporting a rapidly growing business in an environment of multiple languages, cultures, customs, legal systems, alternative dispute systems, regulatory systems and commercial infrastructures. Furthermore, in most international markets, we would not be the first entrant, and our competitors may be better positioned than we are to succeed. Expanding internationally may subject us to risks that we have either not faced before or increase our exposure to risks that we currently face, including risks associated with:

•	recruiting and retaining qualified, multi-lingual employees, including sales personnel;

•	increased competition from local websites and guides and potential preferences by local populations for local providers;

•

compliance with applicable foreign laws and regulations, including different cannabis, privacy, censorship and liability standards and regulations, different intellectual property laws and certain employment laws requiring national collective bargaining agreements that set minimum salaries, benefits, working conditions and termination requirements;

•

providing services in different languages for different cultures, which may require that we modify our services and platform features to ensure that they are culturally relevant in different countries;

•	the enforceability of our intellectual property rights;

•	credit risk and higher levels of payment fraud;

•	increased travel, infrastructure and compliance costs associated with multiple foreign locations;

•	compliance with anti-bribery laws, including compliance with the Foreign Corrupt Practices Act and the U.K. Bribery Act;

•

export controls and economic sanctions administered by the U.S. Department of Commerce Bureau of Industry and Security and the U.S. Treasury Department’s (“U.S. Treasury’s”) Office of Foreign Assets Control;

•	currency exchange rate fluctuations;

•	foreign exchange controls that might prevent us from repatriating cash earned outside the United States;

•	political and economic instability in some countries;

•	double taxation of our international earnings and potentially adverse tax consequences due to changes in the tax laws of the United States or the foreign jurisdictions in which we operate; and

•	higher costs of doing business internationally.

We may not timely and effectively scale and adapt our existing technology and network infrastructure to ensure that our platform is accessible.

It is important to our success that users in all geographies be able to access our platform at all times. We have previously experienced, and may experience in the future, service disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors, capacity constraints due to an overwhelming number of users accessing our platform simultaneously, denial of service attacks, or fraud, ransomware or security attacks. We may not be able to implement adequate preventative measures or halt such attacks, and we cannot guarantee that applicable recovery systems, security protocols, network protection mechanisms and other procedures are or will be adequate to prevent network and service interruption, system failure or data loss. In some instances, we may not be able to identify the cause or causes of these performance problems within an acceptable period of time. It may become increasingly difficult to maintain and improve the availability of our platform, especially during peak usage times and as our solutions become more complex and our user traffic increases. If our platform is unavailable when users attempt to access it or it does not load as quickly as they expect, users may seek other services to obtain the information for which they are looking, and may not return to our platform as often in the future, or at all. This would negatively impact our ability to attract users, suppliers and advertising partners and increase engagement on our website and mobile application. We expect to continue to make significant investments to maintain and improve the availability of our platform and to enable rapid releases of new features and products. To the extent that we do not effectively address capacity constraints, upgrade our systems as needed and continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business and operating results may be harmed. Furthermore, any actual or perceived distributed denial of service (“DDoS”) attack, ransomware attack, security breach or other unauthorized access could damage our reputation and brand, result in decreased utilization of our platform, expose us to fines and penalties, government investigations, litigation, require us to expend significant capital and other resources to remediate the incident, and cause increased cybersecurity protection costs. For more information, see “If our security measures are compromised, or if our platform is subject to attacks that degrade or deny the ability of users to access our content, users may curtail or stop use of our platform” and “We rely upon cloud-based data centers, infrastructure and technologies provided by third parties, and technology systems and electronic networks supplied and managed by third parties, to operate our business, and interruptions or performance problems with these systems, technologies and networks may adversely affect our business and operating results” below.

We are in the process of implementing a disaster recovery program, which will allow us to move our platform to a back-up data center in the event of a catastrophe. Although this program is partially functional, it does not provide a real time back-up data center, so if our primary data center shuts down, there will be a period of time that our platform will remain unavailable while the transition to the back-up data center takes place.

We rely on third-party service providers for certain aspects of our business.

To some extent, we rely on data about certain products or businesses from third parties, including their respective websites and third parties that license such information to us. We also rely on third parties for other aspects of our business, such as mapping functionality and administrative software and back office solutions. In the past three years, at least six third parties (including third parties in the ERP, payroll, HRIS, tax compliance, back office finance and SMS services fields) have terminated their relationship with us based on our involvement in the cannabis industry. Others with whom we may have desired to form a relationship have declined our requests on the same basis. If these third parties decline to work with us, provide inaccurate or incorrect information, experience difficulty meeting our requirements or standards, or our licenses are revoked or not renewed, it could make it difficult for us to operate some aspects of our business, which could damage our reputation. In addition, if such third party service providers were to cease operations, temporarily or permanently, face financial distress or other business disruption, increase their fees or if our relationships with these providers deteriorate, we could suffer increased costs and delays in our ability to provide consumers and advertising partners with content or provide similar services until an equivalent provider could be found or we could develop replacement technology or operations. Furthermore, if a sufficient number of third parties decline to work with us, we may have a limited number of third party service providers available to meet our business needs, which may limit our ability to negotiate favorable prices and terms. In addition, if we are unsuccessful in choosing or finding high-quality partners, if we fail to negotiate cost-effective relationships with them, or if we ineffectively manage these relationships, it could have an adverse impact on our business and financial performance.

Our payment system and the payment systems of our suppliers depend on third-party providers and are subject to evolving laws and regulations.

We have engaged third-party service providers to perform credit and debit card processing services for supplier’s payments to us. If these service providers do not perform adequately or if our relationships with these service providers were to terminate, our ability to process payments could be adversely affected and our business could be harmed. Additionally, some of our suppliers use similar third-party providers for processing services. If these service providers do not perform adequately or if the relationships of our suppliers with these service providers were to terminate the ability of our suppliers to process payments could be adversely affected and our business could be harmed. The laws and regulations related to payments are complex and are potentially affected by tensions between federal and state treatment of the cannabis and other industries. These laws and regulations also vary across different jurisdictions in the United States, Canada and globally. As a result, we are required to spend significant time and effort to comply with those laws and regulations. Any failure or claim of our failure to comply, or any failure by our third-party service providers to comply, could cost us substantial resources, could result in liabilities, or could force us to stop offering our suppliers the ability to pay with credit cards, debit cards and bank transfers. As we expand the availability of these payment methods or offer new payment methods to our suppliers in the future, we may become subject to additional regulations and compliance requirements. Due to the constantly evolving and complex laws and regulations applicable to our industry, third-party merchant banks and third-party payment processors may consider our business a high risk. This could cause a third party to discontinue its services to us, and we may not be able to find a suitable replacement. If this were to occur, we would need to collect from our suppliers using less efficient methods, which could adversely impact our collections, revenues and financial performance. Additionally, if a third party were to discontinue its services to us or if the applicable laws and regulations were to evolve in a way that impacted us negatively, we may not be able to realize our plans of expanding our business offerings, which could have a material adverse effect on our operations and our plans for expansion. For more information, see “— Additional Risks Related to the Cannabis Industry — Our operations may be negatively affected by the way other private companies interpret laws and regulations applicable to the cannabis industry, or their policies and practices with respect to the cannabis industry,” “— We are dependent on our banking relations, and we may have difficulty accessing or consistently maintaining banking or other financial services due to our connection with the cannabis industry” and “— Risks Related to Leafly’s Business and Industry — We are subject to governmental laws, regulations and other legal obligations, particularly related to privacy, data protection and information security, and any actual or perceived failure to comply with such obligations could harm our business” below.

Further, through our agreement with our third-party credit card processors, we are subject to payment card association operating rules and certification requirements, including restrictions on product mix and the Payment Card Industry Data Security Standard (“PCI-DSS”). We are also subject to rules governing electronic funds transfers. Any change in these rules and requirements could make it difficult or impossible for us to comply. Additionally, any data breach or failure to hold certain information in accordance with PCI-DSS may have an adverse effect on our business and results of operations.

We track certain performance metrics with internal tools and do not independently verify such metrics. Certain of our performance metrics are subject to inherent challenges in measurement, and real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business.

We calculate and track performance metrics with internal tools, which are not independently verified by any third-party. While we believe our metrics are reasonable estimates of our user or supplier base for the applicable period of measurement, the methodologies used to measure these metrics require significant judgment and may be susceptible to algorithm or other technical errors. For example, user accounts are based on email addresses, and a user could use multiple email addresses to establish multiple accounts, and suppliers may have multiple accounts. As a result, the data we report may not be accurate. Our internal tools and processes we use to identify multiple accounts or fraudulent accounts have a number of limitations, and our methodologies for tracking key metrics may change over time, which could result in unexpected changes to our metrics, including historical metrics. For more information regarding such metrics, see “Leafly’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Metrics.” Our ability to recalculate our historical metrics may be impacted by data limitations or other factors that require us to apply different methodologies for such adjustments and we generally do not intend to update previously disclosed metrics for any such changes. Though we regularly review our processes for calculating metrics and may adjust our processes for calculating metrics to improve their accuracy, limitations or errors with respect to how we measure data (or the data that we measure) may affect our understanding of certain details of our business, which could affect our longer term strategies. If our performance metrics are not accurate representations of our business, user or supplier base, or traffic levels; if we discover material inaccuracies in our metrics; or if the metrics we rely on to track our performance do not provide an accurate measurement of our business, user or supplier base or traffic levels, we may not be able to effectively implement our business strategy, our reputation may be harmed, and our operating and financial results could be adversely affected.

Our suppliers and investors rely on our key metrics as a representation of our performance. If these third parties do not perceive our user metrics to be accurate representations of our user base or user engagement, or if we discover material inaccuracies in our user metrics, our investors could bring lawsuits against us, our reputation may be harmed and retailers may be less willing to list a business on our platform, which could negatively affect our business, financial condition, or results of operations.

The traffic to our website and mobile application may decline and our business may suffer if other companies copy information from our platform and publish or aggregate it with other information for their own benefit.

From time to time, other companies copy information from our platform, through website scraping, robots or other means, and publish or aggregate it with other information for their own benefit. While we aggressively enforce our copyrights, we have no assurance that other companies will not copy, publish or aggregate content from our platform.

We may not be able to detect such third party conduct in a timely manner and, even if we could, we may not be able to prevent it. In some cases, particularly in the case of websites operating outside of the United States and Canada, our available remedies may be inadequate to protect us against such practices due to a variety of potential issues, including uncertain common law protections, jurisdictional issues, lack of adequate remedies under applicable law and difficulty in identifying potential defendants. In addition, we may be required to expend significant financial or other resources to successfully enforce our rights. When third parties copy, publish, or aggregate content from our platform, it makes them more competitive, and decreases the likelihood that consumers will visit our website or use our mobile application to find the information they seek, which could negatively affect our business, financial condition and results of operations.

Real or perceived errors, failures, or bugs in our platform could adversely affect our operating results and growth prospects.

We update our platform on a frequent basis. Despite efforts to test our updates, we have discovered and expect we will continue to discover errors, failures and bugs in our platform and anticipate that certain of these errors, failures and bugs will only be discovered and remediated after deployment to suppliers. Real or perceived errors, failures or bugs in our platform could result in negative publicity, security incidents, such as data breaches, government inquiries, loss of or delay in market acceptance of our platform, loss of competitive position, or claims by suppliers for losses sustained by them. In such an event, we may be required, or may choose, for supplier relations or other reasons, to expend additional resources in order to help correct the problem.

We implement bug fixes and upgrades as part of our regular system maintenance, which may lead to system downtime. Even if we are able to implement the bug fixes and upgrades in a timely manner, any history of inaccuracies in the data we collect for our suppliers, or unauthorized access or damage to, or the loss, acquisition, or inadvertent release or exposure of confidential or other sensitive data could cause our reputation to be harmed and result in claims against us, and cannabis businesses may elect not to purchase our products or, in the case of existing suppliers, renew their agreements with us or we may incur increased insurance costs. The costs associated with any material defects or errors in our software or other performance problems may be substantial and could harm our operating results and growth prospects.

If we fail to manage our growth effectively, our brand, results of operations and business could be harmed.

We have recently experienced growth in our headcount and operations, which places substantial demands on management and our operational infrastructure. Most of our employees have been with us for fewer than two years. We intend to make substantial investments in our technology, sales and marketing and community management organizations. As we continue to grow, we must effectively integrate, develop and motivate a large number of new employees, including employees in international markets, while maintaining the beneficial aspects of our company culture. If we do not manage the growth of our business and operations effectively, the quality of our platform and efficiency of our operations could suffer, which could harm our brand, results of operations and business.

We rely on traffic to our website from search engines like Google, Yahoo! and Bing, as well as paid digital advertising and social media marketing. If our website fails to rank prominently in unpaid search results, traffic to our website could decline and our business would be adversely affected.

Our success depends in part on our ability to attract users through unpaid internet search results on search engines like Google, Yahoo! and Bing. In total, search engines accounted for approximately 77% of the sessions on our platform during 2021. The number of users we attract to our website from search engines is due in large part to how and where our website ranks in unpaid search results. These rankings can be affected by a number of factors, many of which are not in our direct control, and they may change frequently. For example, a search engine may change its ranking algorithms, methodologies or design layouts. As a result, links to our website may not be prominent enough to drive traffic to our website, and we may not be in a position to influence the results. In some instances, search engine companies may change these rankings in order to promote their own competing services or platform features or the services or platform features of one or more of our competitors. Our website has experienced fluctuations in search result rankings in the past, and we anticipate fluctuations in the future. Any reduction in the number of users directed to our website could adversely impact our business and results of operations, particularly if our competitors are permitted to engage in paid promotion.

Google in particular is the most significant source of traffic to our website accounting for more than 75% of the search engine-generated sessions on our platform in 2021. Since Google does not allow us to engage in paid promotion of our website, we rely on organic prominence. Our success depends in part on our ability to maintain a prominent presence in search results for queries regarding local businesses on Google. Given the large volume of traffic to our website and the importance of the placement and display of results of a user’s search, the continued inability to engage in paid promotion could have a substantial negative effect on our business and results of operations.

Our ability to place digital advertisements for the Leafly platform is constrained because certain large digital ad networks, such as those owned or operated by Google, Amazon, Microsoft, Meta and Twitter, do not allow us to advertise. As a result, we are limited to digital ad placements on independently owned websites, such as certain local news websites.

Additionally, visits to Leafly could also decline if our accounts on Facebook, Instagram or Twitter are shut down or restricted. We work across these social networks to increase brand awareness of our company by consumers and suppliers, and to promote the acquisition of brand and retailer clients. Our engagement on these social media platforms is subject to their respective terms of service and community guidelines, which generally restrict the promotion, sale and, often, depiction of cannabis. While we do not promote the sale of cannabis or cannabis-related products by our suppliers on these social media platforms, the perception that we may be engaging in such promotion or our inadvertent violation of other aspects of these platforms’ terms of service or community guidelines may result in our accounts being shut down or restricted. Any such suspension or restriction could result in reduced traffic to our website and diminished demand for our services, which could adversely affect our business and operating results.

If our current marketing model is not effective in attracting new brand and retailer clients, we may need to employ higher-cost sales and marketing methods to attract and retain brand and retailer clients, which could adversely affect our profitability.

We use our sales team to build relationships with our supplier base. Our sales team builds and maintains relationships with suppliers primarily through phone and email contact, which is designed to allow us to cost-effectively service a large number of suppliers. We may need to employ more resource-intensive sales methods, such as increasing our enterprise or field sales teams, to continue to attract and retain brand and retailer clients, particularly as we increase the number of our brand and retailer clients and our supplier base employs more sophisticated marketing operations, strategies and processes. This could cause us to incur higher sales and marketing expenses, which could adversely affect our business and operating results.

Mobile is an important component of our business, and it presents unique risks.

Our mobile applications, including mobile web-based access, represents a significant portion of our user traffic. If we fail to deliver compelling platform features and services or effective advertising solutions, our business may suffer.

We have experienced challenges with Apple’s AppStore and Google’s Play Store with regard to the implementation of certain features in our iOS and Android applications, respectively. Historically, Apple did not permit us to deploy our “Pickup” online order reservation features to users based in the United States, although Apple now allows consumers to pre-order through iOS applications. Apple has on occasion rejected application updates for various reasons, including the claimed basis that digital advertising for cannabis violates their Terms of Service. When necessary, we have implemented workarounds, including directing users to mobile web applications; however, these solutions are suboptimal, can be frustrating to users, and could hinder awareness or adoption of platform features or services which are important to our future growth. If we experience difficulties in the future in integrating our mobile application into mobile devices or if problems arise with our relationships with providers of mobile operating systems or mobile application download stores, such as those of Apple or Google, or if our applications receive unfavorable treatment compared to the promotion and placement of competing applications, such as the order of our products in the Apple AppStore or the Google Play app store, or if we face increased costs to distribute our mobile application, our future growth and our results of operations could suffer.

We rely upon cloud-based data centers, infrastructure and technologies provided by third parties, and technology systems and electronic networks supplied and managed by third parties, to operate our business, and interruptions or performance problems with these systems, technologies and networks may adversely affect our business and operating results.

We rely on data centers and other technologies and services provided by third parties in order to host our cloud-based infrastructure on which we operate our business. If any of these services becomes unavailable or otherwise is unable to serve our requirements due to extended outages, interruptions, or facility closure, or because it is no longer available on commercially reasonable terms, our expenses could increase, our ability to manage finances could be interrupted and our operations could be disrupted or otherwise impacted until appropriate substitute services, if available, are identified, obtained, and implemented.

We do not control, or in some cases have limited control over, the operation of the data center facilities and infrastructure we use, and they are vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunications failures, cyberattack, terrorism and similar other events. They may also be subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct, to adverse events caused by operator error, and to interruptions, data loss or corruption, and other performance problems due to various factors, including introductions of new capabilities, technology errors, infrastructure changes, DDoS attacks, or other security-related incidents and our business interruption insurance may be insufficient to compensate us for related losses that may occur. Changes in law or regulations applicable to data centers in various jurisdictions could also cause a disruption in service. Despite precautions taken at these facilities, the occurrence of a natural disaster, an act of terrorism or other act of malfeasance, a decision to close the facilities without adequate notice or other unanticipated problems at these facilities could result in lengthy interruptions in our platform operations and the loss, corruption of, unauthorized access to or acquisition of supplier or consumer data.

Our platform also depends on our ability to communicate through the public internet and electronic networks that are owned and operated by third parties. In addition, in order to provide our solutions on-demand and promptly, our computer equipment and network servers must be functional 24 hours per day, which requires access to telecommunications facilities managed by third parties and the availability of electricity, which we do not control. A severe disruption of one or more of these networks or facilities, including as a result of utility or third-party system interruptions, could impair our ability to process information and provide our solutions to our suppliers and consumers.

Any unavailability of, or failure to meet our requirements by, third-party data centers or other third-party technologies or services, or any disruption of the internet, utilities or the third-party networks or facilities that we rely upon, could impede our ability to make our platform accessible, harm our reputation, result in reduced traffic from consumers, cause us to issue refunds or credits to our suppliers, and subject us to potential liabilities. Any of these circumstances could adversely affect our business, reputation and operating results.

We face potential liability and expense for legal claims based on the content on our platform.

We provide educational information regarding the use and potential effects of various types of cannabis products through our platform, including information regarding potential therapeutic uses for cannabis. If our content, or content we obtain from third parties, contains inaccuracies or perceived inaccuracies, it is possible that consumers or others may sue us for various causes of action. Although our website and mobile applications contain terms and conditions, including disclaimers of liability, that are intended to reduce or eliminate our liability, the law governing the validity and enforceability of online agreements and other electronic transactions is evolving. We could be subject to claims by third parties that our online agreements with consumers that provide the terms and conditions for use of our websites and mobile applications are unenforceable. A finding by a court that these agreements are invalid and that we are subject to liability could harm our business and require costly changes to our business.

For content that we publish or provide ourselves, we have editorial procedures in place to provide quality control of the information that we publish or provide. However, we cannot provide assurance that our editorial and other quality control procedures will be sufficient to ensure that there are no errors or omissions in particular content. Even if potential claims do not result in liability to us, investigating and defending against these claims could be expensive and time-consuming and could divert our management’s attention away from our operations. In addition, our business is based on establishing the reputation of our platform as trustworthy and dependable source of educational information. Allegations of impropriety or inaccuracy, even if unfounded, could harm our reputation and business.

We also face potential liability and expense for legal claims relating to the information that we publish on our website and mobile application, including claims for defamation, libel, negligence and copyright or trademark infringement, among others. For example, businesses in the past have claimed, and may in the future claim, that their search result display is arbitrary or improper, that we are responsible for third party infringement, that our editorial content is defamatory, or that we are responsible for defamatory reviews posted by our users.

We expect claims like these to continue, and these claims could divert management time and attention away from our business and result in significant costs to investigate and defend, regardless of the merits of the claims. In some instances, we may elect or be compelled to remove or re-order content or may be forced to pay substantial damages if we are unsuccessful in our efforts to defend against these claims. If we elect or are compelled to remove or re-order valuable content from our website or mobile application, our platform may become less useful to consumers and our traffic may decline, which could have a negative impact on our business and financial performance.

We may need to raise additional capital, which may not be available on favorable terms, if at all, causing dilution to our stockholders, restricting our operations or adversely affecting our ability to operate our business.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges and opportunities, including the need to develop new platform features and services or enhance our existing services, improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our Common Stock. Debt financing, if available, may involve agreements that include equity conversion rights, covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, expending capital, pursuing certain business opportunities or declaring dividends. We may not be able to obtain additional financing on terms favorable to us, if at all. Due to the current legal status of cannabis under U.S. federal law, we have experienced, and may in the future experience, difficulty attracting additional debt or equity financing. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired, our business may be harmed, our stock price may fall, and you may lose your investment.

We may acquire other companies or technologies, which could divert our management’s attention from the business, result in additional dilution to our stockholders and otherwise disrupt our operations and harm our operating results.

Our success will depend, in part, on our ability to expand our service offerings and grow our business in response to changing technologies, user, supplier and advertising partner demands and competitive pressures. In some circumstances, we may determine to do so through acquisitions, mergers, partnerships, joint ventures or other strategic transactions with complementary businesses or technologies rather than through internal development. We have limited experience acquiring other businesses and technologies. The pursuit of potential acquisitions may divert the attention of management and cause us to incur expenses in identifying, investigating and pursuing suitable acquisitions, whether or not they are consummated. Furthermore, even if we successfully acquire additional businesses or technologies, we may not be able to integrate the acquired personnel, operations and technologies successfully, or effectively manage the combined business following the acquisition. We also may not achieve the anticipated benefits from the acquired business or technology. In addition, we may inherit liabilities from future acquisitions that arise after the acquisition and are not adequately covered by indemnities. Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect our financial condition and results of operations. If an acquired business or technology fails to meet our expectations, our business, financial condition, and results of operations may suffer.

We identified a material weakness in our internal control over financial reporting, and in the future, we may identify additional material weaknesses or fail to maintain an effective system of controls. If we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business and stock price.

In connection with the preparation and audit of our consolidated financial statements for the year ended December 31, 2020, a material weakness was identified in our internal controls over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal controls over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis.

The material weakness identified was a deficiency in the effectiveness of the review of accounting conclusions for complex debt and equity transactions. We remediated this material weakness during 2021 through the hiring of a Chief Financial Officer who has experience in complex derivative transactions and a Director of SEC Reporting with SEC reporting and technical accounting experience, as well as through the use of third-party consultants and specialists to supplement our internal resources.

In addition to remediating this specific material weakness, we have begun our implementation of Sarbanes-Oxley and continue to assess and further develop our internal controls and procedures. Our full Sarbanes-Oxley implementation is forecasted to be complete late in 2022. Costs associated with these internal control activities are discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic filings with the SEC to the extent material to the discussion for the respective period.

We cannot assure you that the measures we have taken to date and may take in the future will be sufficient to prevent or avoid potential future material weaknesses. The effectiveness of our internal control over financial reporting is subject to various inherent limitations, including cost limitations, judgments used in decision making, assumptions about the likelihood of future events, the possibility of human error, and the risk of fraud. If we are unable to prevent or avoid future material weaknesses, our ability to record, process, and report financial information accurately, and to prepare financial statements within the time periods specified by the forms of the SEC, could be adversely affected which, in turn, may adversely affect our reputation and business and the market price of our Common Stock. In addition, any such failures could result in litigation or regulatory actions by the SEC or other regulatory authorities, loss of investor confidence, delisting of our securities, and harm to our reputation and financial condition, or diversion of financial and management resources from the operation of our business.

In addition, it is possible that control deficiencies could be identified by our management or by our independent registered public accounting firm in the future or may occur without being identified. Such a failure could result in regulatory scrutiny and cause investors to lose confidence in our reported financial results, lead to a default under our current or future indebtedness and otherwise have a material adverse effect on our business, financial condition, cash flows, or results of operations.

Regulatory Risks

Our business is dependent on U.S. state laws and regulations and Canadian federal and provincial laws and regulations pertaining to the cannabis industry.

In the United States, despite cannabis being legalized under state law in some form in many states and notwithstanding the federal government’s tolerance of state legalization schema, cannabis continues to be categorized as a Schedule I controlled substance under the federal Controlled Substances Act (“CSA”). The CSA makes it a federal crime to grow, distribute, or sell cannabis in the United States, even in states in which medical or recreational cannabis has been legalized under state law. It is also illegal to advertise the sale of cannabis, or to use the internet to facilitate the sale of cannabis. It is also a federal crime to aid and abet another in growing, distributing, or selling cannabis, and it can be illegal to engage in certain transactions with those growing, distributing, or selling cannabis, if the goal of the transactions is to promote those activities or conceal that the source of the proceeds in the transaction came from those activities. We do not grow, distribute, or sell cannabis in the United States. Although we may engage in transactions with entities growing, distributing, or selling cannabis, we have no intent to promote criminal activity by our suppliers, and these transactions reflect only our desire to promote our own business operations. Accordingly, we believe that our activities do not violate the CSA as currently interpreted by U.S. courts. However, there is a risk that federal prosecutors may seek to apply those laws to us, that U.S. courts may change their interpretation of the CSA, and that violations of any U.S. federal laws and regulations, such as the CSA, could result in significant fines, penalties, administrative sanctions, convictions or settlements arising from civil proceedings initiated by either the federal government or private citizens, or criminal charges, including, but not limited to, disgorgement of profits, cessation of business activities or divestiture.

In Canada, the Cannabis Act legalized the commercial cultivation and processing of cannabis for medical and adult-use purposes in Canada and created a federal legal framework for controlling the production, distribution, promotion, sale and possession of cannabis. The Cannabis Act also provides the provinces and territories of Canada with the authority to regulate other aspects of adult-use cannabis, such as distribution, sale, minimum age requirements (subject to the minimum set forth in the Cannabis Act), places where cannabis can be consumed, and a range of other matters. The governments of every Canadian province and territory have implemented regulatory regimes for the distribution and sale of cannabis for recreational purposes. In addition, the Cannabis Act provides that it is prohibited to publish, broadcast or otherwise disseminate, on behalf of another person, with or without consideration, any promotion that is prohibited by a number of sections of the Cannabis Act. The Cannabis Act therefore includes provisions that could apply to certain aspects of our business, both directly to the solutions we provide and indirectly on account of any noncompliance by those who use our offerings. However, as the Cannabis Act has been recently enacted, there is a lack of available interpretation, application and enforcement of the provisions that may be relevant to digital platforms such as ours, and as a result, it is difficult to assess our potential exposure under the Cannabis Act.

Laws and regulations affecting the cannabis industry in U.S. states and Canada are continually changing. Any change in regulations or even the speed of changes to regulations, more vigorous enforcement thereof or other unanticipated events could require us to incur substantial costs associated with compliance, to alter our business plan or give rise to material liabilities, and could materially and adversely affect our operations, revenue, and profitability. The commercial cannabis industry is still a young industry, and we cannot predict the impact of the compliance regime to which our business may be subject. Although we have not yet been required to obtain any cannabis license as a result of existing cannabis regulations, it is possible that regulations may be enacted in the future that will require us to obtain such a license in order to provide our services in a particular jurisdiction or that will otherwise seek to substantially regulate our business and there can be no assurances that we will be able to obtain such licenses. These laws change frequently and may be difficult to interpret and apply. For example, the Florida Department of Health recently made a determination that licensed dispensaries’ use of our online ordering reservation system violated the statutory requirement that no third parties be directly involved in dispensing cannabis. We filed a legal challenge alleging that the Department of Health wrongfully promulgated an un-adopted rule that erroneously interprets the statute and received a judgment in our favor, and our suppliers in Florida that previously ceased use of the online ordering feature still must obtain regulatory approval to resume using these features and, as a result, our business in Florida continues to be adversely affected. In October 2021, the administrative law judge issued a final order that the Florida Department of Health’s policy of prohibiting online third- party pre-reservation services was in fact an unadopted rule. We have recently been made aware that the Florida Department of Health filed a notice of appeal with the First District Court of Appeal on November 17, 2021, which is still pending. In the event the Florida Department of Health promulgates a formal rule, which they have not done to date, our ability to conduct business in Florida may be materially impacted. Additionally, failure to comply with regulations may result in additional costs for corrective measures, penalties or restrictions on our operations.

Given the concentration of our revenue from the sale of subscriptions to retailers to list their products, any increase in the stringency of any applicable laws, including U.S. state, or Canadian federal, provincial or territorial laws and regulations relating to cannabis, or any escalation in the enforcement of such existing laws and regulations against the cannabis industry within any jurisdiction, could negatively impact the profitability or viability of cannabis businesses in such affected jurisdictions, which in turn could materially adversely affect our business and operating results.

For more information regarding risks the cannabis industry may present to our business, see the subsection entitled “— Additional Risks Related to the Cannabis Industry.”

Federal law enforcement may deem our suppliers to be in violation of U.S. federal law, in particular the CSA. An adverse change in U.S. federal policy on cannabis enforcement and strict enforcement of federal cannabis laws against our suppliers would undermine our business model and materially affect our business and operations.

Except in limited circumstances, U.S. federal law, and more specifically the CSA, proscribes the cultivation, processing, distribution, sale, and possession of cannabis. It is also federally illegal to advertise the sale of cannabis, or to use the internet to facilitate the sale of cannabis. Although the Agriculture Improvement Act of 2018 removed hemp and hemp-derived cannabinoids from the definition of “marihuana” in the CSA, and the Omnibus Spending Bill (as defined below) protects state medical cannabis programs, cannabis remains a Schedule 1 controlled substance in the United States and is currently illegal under U.S. federal law. Even in those U.S. states in which the growing, processing, distribution, sale and use of cannabis has been legalized, these activities continue to violate U.S. federal law. Additionally, in 2018, a series of memoranda and guidance from 2009 to 2014 that generally directed U.S. Attorneys not to enforce federal cannabis laws against actors who were in compliance with state guidance were formally rescinded. Since U.S. federal laws criminalizing the use of cannabis pre-empt state laws that legalize its use, continuation of U.S. federal law in its current state regarding cannabis could limit our ability to do business in the United States. As a result, U.S. federal law enforcement authorities, in their attempt to regulate the illegal or unauthorized production, distribution, promotion, sale, possession or use of cannabis, may seek to bring criminal actions against our suppliers under the CSA or other federal criminal laws. If our suppliers are found to be violating U.S. federal law relating to cannabis, they may be subject not only to criminal charges and convictions, but also to forfeiture of property, significant fines and penalties, disgorgement of profits, administrative sanctions, cessation of business activities, or civil liabilities arising from proceedings initiated by either the U.S. government or private citizens. Any of these actions or consequences to our suppliers could have a material adverse effect on our business, financial condition, and results of operations, or could force us to cease operations, and as a result, our investors could lose their entire investment.

Further, to the extent any law enforcement actions require us to respond to subpoenas, or undergo search warrants, including for supplier records, cannabis businesses could elect to cease using our products. Until the U.S. federal government changes the laws with respect to cannabis, and particularly if the U.S. Congress does not extend the Omnibus Spending Bill’s protection of state medical cannabis programs (described below) to apply to all state cannabis programs, U.S. federal authorities could more strictly enforce current federal prohibitions and restrictions. An increase in federal enforcement against companies licensed under state cannabis laws could negatively impact the state cannabis industries and, in turn, our business, financial condition, results of operations, brand and reputation.

For more information regarding risks the cannabis industry may present to our business, see the subsection entitled “— Additional Risks Related to the Cannabis Industry.”

The laws and regulations regarding hemp-derived products are unsettled, and an adverse change in U.S. federal policy towards our suppliers would materially affect our business and operations.

Some of our suppliers sell products containing hemp-derived cannabinoids, including CBD and certain forms of THC (including but not limited to delta-8 THC). Until recently, hemp and hemp extracts (except mature stalks, fiber produced from the stalks, oil or cake made from the seeds and any other compound, manufacture, salt derivative, mixture or preparation of such parts) were classified by the federal government as “marihuana” under the CSA. The Agricultural Act of 2014, Pub. L. 113-79 and the Agriculture Improvement Act of 2018, Pub. L. 115-334, altered hemp’s status, such that currently hemp (which must, by definition, contain less than 0.3% delta-9 THC on a dry weight basis) and hemp extracts, including CBD, are no longer defined as “marihuana” nor classified as a controlled substance.

Many states have revised their own laws to make hemp and hemp derivatives legal. These laws generally impose licensing and regulatory requirements for the cultivation, processing, transportation, or distribution of hemp and hemp products. Many states also impose restrictions on the type of products that may be sold, including prohibiting the sale of certain hemp or CBD products, such as ingestible products or smokable hemp, or limiting the manner in which they may be sold by, for example, prohibiting health claims in advertising. States could change their laws and make the requirements to grow, process, transport, and distribute hemp and hemp products more difficult. States could also investigate whether or determine that our suppliers were found to be operating in violation of state law. Any of these actions or consequences to our suppliers could have a material adverse effect on our business, financial condition, and results of operations.

The Food and Drug Administration claims that the Food, Drugs & Cosmetics Act significantly limits the legality of hemp-derived CBD products and the manner in which hemp-derived CBD products may be marketed and sold. In addition, we do not believe that any of our suppliers’ claims about the legality of hemp-derived THC products have been tested in court. If our suppliers are found to be violating U.S. federal law relating to hemp-derived products, they may be subject not only to criminal charges and convictions, but also to forfeiture of property, significant fines and penalties, disgorgement of profits, administrative sanctions, cessation of business activities, or civil liabilities arising from proceedings initiated by either the U.S. government or private citizens. Any of these actions or consequences to our suppliers could have a material adverse effect on our business, financial condition, and results of operations.

Allowing unlicensed or noncompliant businesses to access our services, allowing businesses to use our services in a noncompliant manner, including engaging in false or deceptive business practices, may subject us to legal or regulatory enforcement and/or negative publicity, which could adversely impact our business, operating results, financial condition, brand and reputation.

Our suppliers are contractually required to represent, warrant and covenant to us that they conduct their business in compliance with applicable state law, which includes any applicable licensing requirements and the regulatory framework enacted by each state or province in which they do business. Suppliers further contractually agree to indemnify us for any damages we may suffer as a result of their noncompliance, and there is no guarantee that such suppliers will be able to fulfill such indemnification obligations. We rely on our suppliers’ contractual representations, and generally do not verify them, other than with respect to the licensed status of our suppliers operating cannabis retail and brands (i.e., product) businesses. We require suppliers to provide proof of valid corporate existence at the time we initially onboard them, or, if we understand that state law requires a separate cannabis license, to submit a valid, unexpired state-issued license number. We do not routinely validate whether that license number remains valid during the term of our suppliers’ use of our services. As a result, some of our suppliers or their listings currently and in the future may not be in compliance with licensing and related requirements under applicable state or provincial laws and regulations. Any potential legal enforcement actions against any of our suppliers selling cannabis for being unlicensed or insufficiently licensed could negatively impact us.

Any legal or regulatory enforcement against us based on the business solutions that we offer, the third-party content available on our platform or noncompliance by our suppliers with licensing and other legal requirements, could subject us to various risks, including monetary penalties and the risk that we elect or are compelled to remove content from our platform and would likely cause us to experience negative publicity. Any of these developments could materially and adversely impact our business, financial condition, results of operations, brand, and reputation.

We generally do not, and cannot, ensure that our suppliers will conduct their business activities in a manner compliant with regulations and requirements applicable to the cannabis industry. As a result, federal, state, provincial or local government authorities may seek to bring criminal, administrative or regulatory enforcement actions against our suppliers, which could have a material adverse effect on our business, operating results or financial conditions, or could force us to cease operations.

We offer features and services on our platform to support our suppliers’ compliance with certain regulations and other legal requirements applicable to the cannabis industry, such as (a) collecting medical marijuana cardholder information to assist dispensaries with their verification obligations, (b) age-gating in accordance with applicable state regulations, (c) reviewing cannabis license information for operational cannabis suppliers, both on submission and on a periodic ongoing basis, to ensure validity and accuracy and (d) requiring operational cannabis suppliers, including storefronts and delivery services, to provide a valid, unexpired state-issued license number before accepting their listings or advertisements on our platform. However, we generally do not, and cannot, ensure that our suppliers will conduct their business activities in a manner compliant with such regulations and requirements, in whole or in part. Their legal noncompliance could result in regulatory and even criminal actions against them, which could result in a material adverse impact on our business and operating results or financial condition, and as a result, our investors could lose their entire investment.

For additional information, see the other risk factors in this subsection entitled “— Risks Related to Leafly’s Business and Industry,” including “— Allowing unlicensed or noncompliant businesses to access our services, allowing businesses to use our services in a noncompliant manner, including engaging in false or deceptive business practices, may subject us to legal or regulatory enforcement and/or negative publicity, which could adversely impact our business, operating results, financial condition, brand and reputation.” Additionally, please see the subsection entitled “— Additional Risks Related to the Cannabis Industry.”

We are subject to governmental laws, regulations and other legal obligations, particularly related to privacy, data protection and information security, and any actual or perceived failure to comply with such obligations could harm our business.

We are subject to regulation by various federal, state, provincial, local and foreign governmental authorities, including those responsible for monitoring and enforcing employment and labor laws, anti-bribery laws, lobbying and election laws, securities laws and tax laws. These laws and regulations are subject to change over time and thus we must continue to monitor and dedicate resources to ensure continued compliance.

In addition, our business is subject to regulation by various federal, state, provincial and foreign governmental agencies responsible for monitoring and enforcing privacy and data protection laws and regulations. Numerous foreign, federal and state laws and regulations govern collection, dissemination, use and confidentiality of personally identifiable health information that may impact our business, potentially including state privacy and confidentiality laws (including state laws requiring disclosure of breaches); federal and state consumer protection and employment laws, and European and other foreign data protection laws.

We receive, store, process, and use personal information and other user content. The regulatory framework for privacy issues worldwide, including in the United States, is rapidly evolving and is likely to remain uncertain for the foreseeable future, as many new laws and regulations regarding the collection, use and disclosure of personally identifiable information (“PII”), and other data have been adopted or are under consideration and existing laws and regulations may be subject to new and changing interpretations. In the United States, the Federal Trade Commission and many state attorneys general are applying federal and state consumer protection laws to impose standards for the online collection, use and dissemination of data. In addition, although we do not believe we are subject to the requirements of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), we are aware that at least one state regulator has taken the position that HIPAA does apply to some of our suppliers. In the event we become subject to HIPAA, our costs related to PII would increase.

Many foreign countries and governmental bodies, including Canada and the European Union, or E.U., and other relevant jurisdictions where we conduct business have laws and regulations concerning the collection and use of PII and other data obtained from their residents or by businesses operating within their jurisdiction. These laws and regulations often are more restrictive than those in the United States. Laws and regulations in these jurisdictions apply broadly to the collection, use, storage, disclosure and security of data that identifies or may be used to identify or locate an individual, such as names, email addresses and, in some jurisdictions, internet protocol addresses and other types of data. The California Consumer Privacy Act of 2018 and its implementing regulations, as amended (the “CCPA”), which went into effect on January 1, 2020, establishes data privacy rights for consumers and compliance requirements for businesses doing business in California. Moreover, California voters approved the California Privacy Rights Act, (the “CPRA”), in November 2020. The CPRA significantly modifies the CCPA, creating obligations relating to consumer data beginning on January 1, 2022, with implementing regulations expected on or before July 1, 2022, and enforcement beginning July 1, 2023. In Canada, the federal Personal Information Protection and Electronic Documents Act (the “PIPEDA”) governs the collection, use and disclosure of PII in many provinces in Canada, and though it is silent with respect to territorial reach, the Federal Court of Canada has found that PIPEDA will apply to businesses established in other jurisdictions if there is a “real and substantial connection” between the organization’s activities and Canada. Provincial privacy commissioners take a similar approach to the interpretation and application of provincial private-sector privacy laws equivalent to PIPEDA. Further, Canada has robust anti-spam legislation. Organizations sending commercial electronic messages to individuals must either have express consent from the individual in the prescribed form or the situation must qualify as an instance of implied consent or other authorization set out in Canada’s Anti-Spam Legislation (the “CASL”). The penalties for non-compliance under CASL are significant and the regulator, the Canadian Radio-Television and Telecommunications Commission, is active with respect to enforcement. In addition, the E.U.’s General Data Protection Regulation (the “GDPR”), which went into effect in May 2018, requires subject companies to implement and maintain comprehensive information privacy and security protections with respect to personal data (data that relates to an identified or identifiable individual) about persons in the E.U. that is collected or processed by such companies. The GDPR provides for substantial penalties for noncompliance.

Although we are working to comply with those federal, state, provincial and foreign laws and regulations, industry standards, governmental standards, contractual obligations and other legal obligations that apply to us, those laws, regulations, standards and obligations are evolving and may be modified, interpreted and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another, other requirements or legal obligations, our practices or the features of our applications or platform. Any failure or perceived failure by us or our contractors to comply with federal, state, provincial or foreign laws or regulations, industry standards, contractual obligations or other legal obligations, or any actual or suspected security incident, whether or not resulting in loss of, unauthorized access to, or acquisition, alteration, destruction, release or transfer of PII or other data, may result in governmental enforcement actions and prosecutions, private litigation, fines and penalties or adverse publicity and could cause employees, suppliers and consumers to lose trust in us, which could have an adverse effect on our reputation and business. Any inability or perceived inability (even if unfounded) on our part to adequately address privacy, data protection, and information security concerns, or comply with applicable laws, regulations, policies, industry standards, governmental standards, contractual obligations, or other legal obligations, could result in additional cost and liability to us, damage our reputation, inhibit sales, and adversely affect our business.

We also expect that there will continue to be new proposed laws, regulations and industry standards concerning privacy, data protection and information security in the United States, Canada, the E.U. and other jurisdictions, and we cannot yet determine the impact such future laws, regulations and standards may have on our business. Future laws, regulations, standards and other obligations, or amendments or changes in the interpretation of existing laws, regulations, standards and other obligations, could impair our or our suppliers’ ability to collect, use, disclose or otherwise process information relating to employees or consumers, which could decrease demand for our applications, increase our costs and impair our ability to maintain and grow our supplier and consumer bases and increase revenue. Such laws and regulations may require us to implement privacy and security policies, permit users to access, correct and delete personal information stored or maintained by such companies, inform individuals of security breaches that affect their personal information, and, in some cases, obtain individuals’ consent to use PII or other data for certain purposes. In addition, a foreign government could require that any data collected in a country not be transferred or disseminated outside of that country, or impose restrictions or conditions upon such dissemination, and we may face difficulty in complying with any such requirements for certain geographic regions. Indeed, many privacy laws, such as those in force in Canada and the E.U., already impose these requirements. If we fail to comply with federal, state, provincial and foreign data privacy laws and regulations, our ability to successfully operate our business and pursue our business goals could be harmed. Furthermore, due to our acceptance of credit cards, we are subject to the PCI-DSS, which is designed to protect the information of credit card users.

We have had security incidents in the past, which we do not believe reached the level of a breach that would be reportable under applicable state laws or our other obligations; however, there can be no assurance that our determinations were correct. In the event our determinations are challenged and found to have been incorrect, we may be subject to unfavorable publicity or claims by one or more state attorneys general, federal regulators, or private plaintiffs, any of which could damage our reputation, inhibit sales and adversely affect our business.

Our business could suffer if the jurisdictions in which we operate change the way in which they regulate the internet, including regulations relating to user-generated content and privacy.

Governments may adopt laws and regulations that make it more difficult to operate our business, both domestically and abroad. We are subject to a number of data privacy and internet-related laws and regulations which result in significant compliance burdens. For example, we have settled two claims under the Americans with Disabilities Act that obligated us to make our websites WCAG 2.0 Level AA compliant for users with visual or other impairments. We are currently in the process of making updates to our website to fulfill this obligation. In addition, some legislators have called for increased regulation of the use of information concerning consumer behavior on the internet, including certain targeted advertising practices. Others have called for changes affecting the immunities afforded to websites that publish user-generated content.

Our business, including our ability to operate and expand internationally, could be adversely affected if legislation or regulations are adopted, interpreted, or implemented in a manner that is inconsistent with our current business practices and that requires changes to these practices or the design of our website, products or features. In particular, the success of our business has depended, and we expect will continue to depend, on our ability to use the content and other information that our users share with us. Therefore, our business could be harmed by any significant change to applicable laws, regulations or industry practices regarding the use or disclosure of the content that our users share through our website and mobile application. Such changes may require us to modify our service offerings and platform features, possibly in a material manner, and may limit our ability to make use of the content and other information that our users generate on our website and mobile application.

Our business and operating results may be harmed if we are deemed responsible for the collection and remittance of state sales taxes or other indirect taxes for suppliers using our order functionality.

We do not collect sales and value-added tax as part of our supplier agreements in the United States or Canada, based on our determination that such tax is not applicable to our platform. Sales and use, value-added, and similar tax laws and rates vary greatly by jurisdiction. We may be deemed responsible for collecting and remitting sales taxes directly to certain states or jurisdictions. It is possible that one or more states could seek to impose sales, use or other tax obligations on us with regard to the ordering functionality that we offer our suppliers. These taxes may be applicable to past sales. In addition, the U.S. Supreme Court’s ruling in South Dakota v. Wayfair that a U.S. state may require an online retailer with no in-state property or personnel to collect and remit sales tax on sales to the state’s residents may permit wider enforcement of sales tax collection requirements, which may increase the jurisdictions in which we may be required to collect and/or remit taxes. A successful assertion that we should be collecting additional sales, use or other taxes or remitting such taxes directly to states or other jurisdictions could result in substantial tax liabilities for past sales and additional administrative expenses and increase the cost of our products and solutions, which could harm our business and operating results.

Our international footprint may subject us to potential adverse tax consequences in various jurisdictions.

Our corporate structure and intercompany arrangements, including the manner in which we develop and use our intellectual property and the transfer pricing of our intercompany transactions, subjects us to the tax laws of various jurisdictions, which are subject to interpretation. The taxing authorities of the jurisdictions in which we operate may challenge our methodologies for valuing developed technology or intercompany arrangements, including our transfer pricing, or determine that the manner in which we operate our business does not achieve the intended tax consequences, which could increase our worldwide effective tax rate and harm our financial position and results of operations.

Changes in tax laws or regulations and compliance in multiple jurisdictions may have a material adverse effect on our business, cash flow, financial condition or operating results.

We are subject to the income and transaction related tax laws primarily in the United States and Canada. New income, sales, use or other tax laws, statutes, rules, regulations, or ordinances could be enacted at any time, which could affect the tax treatment of our U.S. and foreign earnings. Any new taxes could adversely affect our domestic and foreign business operations, and our business and financial performance. In addition, existing tax laws, statutes, rules, regulations, or ordinances, such as Section 280E of the Code, discussed below, could be interpreted, changed, modified or applied adversely to us. Furthermore, changes to the taxation of undistributed foreign earnings could change our future intentions regarding reinvestment of such earnings. The foregoing items could have a material adverse effect on our business, cash flow, financial condition or operating results. For more information see the subsection entitled “— Additional Risks Related to the Cannabis Industry — Cannabis businesses are subject to unfavorable U.S. tax treatment, which reduces our clients’ profitability and could result in decreased demand for our services” and “— Service providers to cannabis businesses may also be subject to unfavorable U.S. tax treatment.”

Requirements as to taxation vary substantially among jurisdictions. Complying with the tax laws of these jurisdictions can be time consuming and expensive and could potentially subject us to penalties and fees in the future if we were to inadvertently fail to comply. If we were to inadvertently fail to comply with applicable tax laws, this could have a material adverse effect on our business, financial condition, and results of operations.

Changes in accounting standards or other factors could negatively impact our future effective tax rate.

Our future effective income tax rate may be affected by such factors as changing interpretation of existing laws or regulations, the impact of accounting for equity-based compensation, the impact of accounting for business combinations, changes in our international organization, and changes in overall levels of income before tax. In addition, in the ordinary course of our global business, there are many intercompany transactions and calculations where income and tax determinations due by jurisdiction is uncertain.

Additional Risks Related to the Cannabis Industry

Cannabis remains illegal under federal law and, therefore, strict enforcement of federal laws regarding cannabis would likely result in our inability to execute our business plan.

Cannabis, other than hemp (defined by federal law as Cannabis sativa L. with a delta-9 THC concentration of not more than 0.3% on a dry weight basis), is a Schedule I controlled substance under the CSA. Even in states or territories that have legalized cannabis to some extent, the cultivation, possession, and sale of cannabis all violate the CSA and are punishable by imprisonment, substantial fines and forfeiture. Moreover, individuals and entities may violate federal law if they aid and abet another in violating the CSA, or conspire with another to violate the law, and violating the CSA is a predicate for certain other crimes, including money laundering laws and the Racketeer Influenced and Corrupt Organizations Act. The U.S. Supreme Court has ruled that the federal government has the authority to regulate and criminalize the sale, possession and use of cannabis, even for individual medical purposes, regardless of whether it is legal under state law.

For over eight years, under a policy instituted during President Obama’s time in office, the U.S. government has not prioritized the enforcement of those laws against cannabis companies complying with state law and their vendors. On August 29, 2013 former Deputy Attorney General James Michael Cole issued a Memorandum (the “Cole Memo”), which described the criminal enforcement of federal cannabis prohibitions against those complying with state cannabis regulatory systems as an inefficient use of federal investigative and prosecutorial resources. The Cole Memo gave federal prosecutors discretion not to prosecute state law compliant cannabis companies in states that were regulating cannabis, unless one or more of eight federal priorities were implicated, including use of cannabis by minors, violence, or the use of federal lands for cultivation. On January 4, 2018, then U.S. Attorney General Jeff Sessions issued a memorandum for all U.S. Attorneys (the “Sessions Memo”) rescinding the Cole Memo. The Sessions Memo, which remains in effect, states that each U.S. Attorney’s Office should follow established principles that govern all federal prosecutions when deciding which cannabis activities to prosecute. As a result, federal prosecutors could and still can use their prosecutorial discretion to decide to prosecute even state-legal cannabis activities. Since the Sessions Memo was issued nearly three years ago, however, U.S. Attorneys have generally not prioritized the targeting of state law compliant entities. We cannot assure that each U.S. Attorney’s Office in each judicial district where we operate will not choose to enforce federal laws governing cannabis sales against state-legal companies such as our business suppliers.

Since 2014, versions of a U.S. federal spending bill (the “Omnibus Spending Bill”) have included a provision prohibiting the Department of Justice (“DOJ”), which includes the Drug Enforcement Administration, from using appropriated funds to prevent states from implementing their medical-use cannabis laws. In USA vs. McIntosh, the U.S. Court of Appeals for the Ninth Circuit held that the provision prohibits the DOJ from spending funds to prosecute individuals who engage in conduct permitted by state medical-use cannabis laws and who strictly comply with such laws. The court noted that, if the spending bill provision were not continued, prosecutors could enforce against conduct occurring during the statute of limitations even while the provision was previously in force. Other courts that have considered the issue have ruled similarly, although courts disagree about which party bears the burden of proof of showing compliance or noncompliance with state law. Our policies do not prohibit our state-licensed cannabis retailers from engaging in the cannabis business for adult use that is permissible under state and local laws. Consequently, certain of our retailers currently (and may in the future) sell adult-use cannabis, if permitted by such state and local laws now or in the future, and therefore may be outside any protections extended to medical-use cannabis under the spending bill provision. This could subject our suppliers to greater and/or different federal legal and other risks as compared to businesses where cannabis is sold exclusively for medical use, which could in turn materially adversely affect our business. Furthermore, any change in the federal government’s enforcement posture with respect to state-licensed cannabis sales, including the enforcement postures of individual federal prosecutors in judicial districts where we operate, could result in our inability to execute our business plan, and we would likely suffer significant losses with respect to supplier base, which would adversely affect our operations, cash flow and financial condition.

Although the U.S. Attorney General could issue policy guidance to federal prosecutors that they should not interfere with cannabis businesses operating in compliance with states’ laws, any such guidance would not have the force of law, and could not be enforced by the courts. The President alone cannot legalize medical cannabis, and as states have demonstrated, legalizing medical cannabis can take many different forms. While rescheduling cannabis to the CSA’s Schedule II would ease certain research restrictions, it would not make the state medical or adult-use programs federally legal.

During his confirmation hearing, current Attorney General Merrick Garland stated that he did not see enforcement of federal cannabis law as a high priority use of resources for the DOJ: “This is a question of the prioritization of our resources and prosecutorial discretion. It does not seem to me a useful use of limited resources that we have, to be pursuing prosecutions in states that have legalized and that are regulating the use of marijuana, either medically or otherwise. I don’t think that’s a useful use. I do think we need to be sure there are no end-runs around the state laws that criminal enterprises are doing. So that kind of enforcement should be continued. But I don’t think it’s a good use of our resources, where states have already authorized. That only confuses people, obviously, within the state.” While the statement is not a promise to avoid federal interference with state cannabis laws, it does signal that the enforcement priorities of DOJ lie elsewhere.

Industry observers are hopeful that the various legislative proposals pending in Congress will increase the chances of federal cannabis policy reform. Numerous bills have attracted attention, including the States Reform Act, introduced by Republican members of Congress, as well as the Marijuana Opportunity Reinvestment and Expungement Act (the “MORE Act”), which was originally co-sponsored by now Vice President Harris in the Senate, and the Secure and Fair Enforcement Banking Act, which passed the House of Representatives in April 2021 but has not yet passed the Senate. Senate Majority leader Chuck Schumer also has proposed draft legislation that would legalize cannabis at the federal level (the “Cannabis Administration and Opportunity Act”). However, we cannot provide assurances about the content, timing or chances of passage of a bill legalizing cannabis or liberalizing cannabis regulations. Accordingly, we cannot predict the timing of any change in federal law or possible changes in federal enforcement. In the event that the federal government were to reverse its long-standing hands-off approach to the state legal cannabis markets and start more broadly enforcing federal law regarding cannabis, we would likely be unable to execute our business plan, and our business and financial results would be adversely affected.

Our business and our suppliers are subject to a variety of U.S. and foreign laws regarding financial transactions related to cannabis, which could subject our suppliers to legal claims or otherwise adversely affect our business.

We and our suppliers are subject to a variety of laws and regulations in the United States, Canada, and elsewhere that prohibit money laundering, including the Money Laundering Control Act (United States), as amended, and the Proceeds of Crime and Terrorist Financing Act (Canada), and the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by governmental authorities in the United States, Canada or any other jurisdiction in which we have business operations. Violations of the U.S. anti-money laundering laws require proceeds from enumerated criminal activity, which includes trafficking in cannabis in violation of the CSA. Although we believe that none of our activities implicate the aforementioned money laundering statutes, largely because we believe there is no underlying CSA offense, in the event that any of our business activities, any dividends or distributions therefrom, or any profits or revenues accruing thereby are found to be in violation of money laundering statutes, such transactions may be viewed as proceeds of crime under one or more of the statutes noted above or any other applicable legislation, and any persons, including such U.S. based investors, found to be aiding and abetting us in such violations could be subject to liability. Any violations of these laws, or allegations of such violations, could disrupt our operations, involve significant management distraction and involve significant costs and expenses, including legal fees. We could also suffer significant penalties, including criminal and civil penalties, disgorgement and other remedial measures.

Our operations may be negatively affected by the way other private companies interpret laws and regulations applicable to the cannabis industry, or their policies and practices with respect to the cannabis industry.

In most jurisdictions which legalized cannabis for adult or medical use, the cannabis industry is subject to a complex and comprehensive set of laws and regulations. Many entities that do business with consumers or suppliers in the cannabis industry institute internal or supplier-facing policies that limit or restrict how they do business with these suppliers, or take steps to verify that their suppliers in the cannabis industry operate in compliance with applicable laws. For example, some financial institutions that service cannabis retailers screen their clients’ advertising for compliance with restrictions on cannabis advertising. Some financial institutions have interpreted editorial information that Leafly appends to some product pages within dispensary menus as advertising by those cannabis retailers, and instructed the suppliers to remove such advertising. Some mass media outlets have refused to publish advertisements for Leafly on the basis of perceived risk. The manner in which other companies interpret laws and regulations applicable to the cannabis industry, and the policies they institute as a result may adversely affect our suppliers’ operations, which in turn could harm our results of operations.

We are dependent on our banking relationships, and we may have difficulty accessing or consistently maintaining banking or other financial services due to our connection with the cannabis industry.

Although we do not grow or sell cannabis products, our general connection with the cannabis industry may hamper our efforts to do business or establish collaborative relationships with others that may fear disruption or increased regulatory scrutiny of their own activities.

We are dependent on the banking industry to support the financial functions of our services and advertising solutions. Our business operating functions including payroll for our employees, real estate leases, and other expenses are handled reliant on traditional banking. Additionally, many of our suppliers pay us via wire transfer to our bank accounts, or via checks that we deposit into our banks. We require access to banking services for both us and our suppliers to receive payments in a timely manner. Lastly, to the extent we rely on any lines of credit, these could be affected by our relationships with financial institutions and could be jeopardized if we lose access to a bank account. Important components of our offerings depend on supplier accounts and relationships, which in turn depend on banking functions. Most federal and federally-insured state banks currently do not serve businesses that grow and sell cannabis products on the stated ground that growing and selling cannabis is illegal under federal law, even though the U.S. Treasury’s Financial Crimes Enforcement Network (“FinCEN”), issued guidelines to banks in February 2014 that clarified how financial institutions can provide services to cannabis-related businesses, consistent with financial institutions’ obligations under the Bank Secrecy Act. While the federal government has generally not initiated financial crimes prosecutions against state-law compliant cannabis companies or their vendors, the government has the ability to do so, at minimum against companies in the adult-use markets. The continued uncertainty surrounding financial transactions related to cannabis activities and the subsequent risks this uncertainty presents to financial institutions may result in their discontinuing services to the cannabis industry or limit their ability to provide services to the cannabis industry or ancillary businesses providing services to the cannabis industry.

As a result of federal-level illegality and the risk that providing services to state-licensed cannabis businesses poses to banks, cannabis-related businesses face difficulties accessing banks that will provide services to them. When cannabis businesses are able to find a bank that will provide services, they face extensive client due diligence in light of complex state regulatory requirements and guidance from FinCEN, and these reviews may be time-consuming and costly, potentially creating additional barriers to financial services for, and imposing additional compliance requirements on, us and our suppliers. FinCEN requires a party in trade or business to file with the IRS, a Form 8300 report within 15 days of receiving a cash payment of over $10,000. While we receive very few cash payments for the products we sell, if we fail to comply with these laws and regulations, the imposition of a substantial penalty could have a material adverse effect on our business, results of operations and financial condition. We cannot ensure that our strategies and techniques for designing our platform features and services, including our advertising solutions, for our suppliers will operate effectively and efficiently and not be adversely impacted by any refusal or reluctance of banks to serve businesses that grow and sell cannabis products. A change in banking regulations or a change in the position of the banking industry that permits banks to serve businesses that grow and sell cannabis products may increase competition for us, facilitate new entrants into the industry offering platform features and services similar to those that we offer, or otherwise adversely affect our results of operations. Also, the inability of potential suppliers in our target market to open accounts and otherwise use the services of banks or other financial institutions may make it difficult for us to conduct business, including receiving payments in a timely manner.

We do not sell cannabis, or products that contain cannabis; accordingly, our company is not part of the cannabis industry that would be restricted from using federal and federally insured banks. However, because our revenue is generated largely from companies licensed as operators in the cannabis industry, banks have and may continue to consider us to be part of the cannabis industry that is subject to banking restrictions. If we were to lose any of our banking relationships or fail to secure additional banking relationships in the future, we could experience difficulty and incur increased costs in the administration of our business, paying our employees, accepting payments from suppliers, each of which may adversely affect our reputation or results of operations. Additionally, the closure of many or one of our bank accounts due to a bank’s reluctance to provide services to a business working with state legal cannabis businesses would require significant management attention from us and could materially adversely affect our business and operations. In addition to banks and financial institutions, merchant processors may take a similar view of the risks of working with us since we provide services to cannabis businesses, and loss of any of our merchant processor relationships could have similar results. Moreover, Visa reportedly prohibits processing of transactions involving cannabis on its network, and Mastercard has reportedly stated that it is evaluating the inconsistency between U.S. state and federal cannabis law. Although U.S. consumers cannot purchase products on our listings marketplace and we do not currently use, nor have we historically used, any of our merchant processing relationships to process payments for cannabis transactions, to the extent Visa or Mastercard extend these restrictions to cannabis-related businesses, our merchant processing relationships could be terminated, or we could be prevented from processing any Visa or Mastercard transactions, which could have a material adverse effect on our business and results of operations.

The continuing proliferation of unlicensed and illicit cannabis operations may negatively affect our suppliers and our operations.

We exclusively offer our services for suppliers licensed under applicable state cannabis laws. Even in those states which have legalized cannabis for medical or adult use, unlicensed and illicit cannabis operations may continue to operate and compete against licensed businesses. This illicit competition may adversely affect our suppliers’ operations, which in turn could harm our results of operations.

We may have difficulty using bankruptcy courts due to our involvement in the regulated cannabis industry.

We currently have no need or plans to seek bankruptcy protection. U.S. courts have held that debtors whose income is derived from cannabis or cannabis assets in violation of the CSA cannot seek federal bankruptcy protections. Although we are not in the business of growing or processing cannabis or selling or even possessing cannabis or cannabis products, a U.S. court could determine that our revenue is derived from cannabis or cannabis assets and prevent us from obtaining bankruptcy protections if necessary.

The conduct of third parties may jeopardize our business.

We cannot guarantee that our systems, protocols, and practices will prevent all unauthorized or illegal activities by our suppliers. Our success depends in part on our suppliers’ ability to operate consistently with the regulatory and licensing requirements of each state, local, and regional jurisdiction in which they operate. We have a dedicated catalog and compliance team that reviews cannabis license information for operational cannabis suppliers, both on submission and on an ongoing basis, to ensure validity and accuracy. We require all operational cannabis suppliers, including storefronts and delivery services, to provide a valid, unexpired state-issued license number before accepting their listings or advertisements on our platform. For certain of our products or services, we request additional verification and documentation. We cannot ensure that the conduct of our suppliers, who are third parties, and their actions could expose them to legal sanctions and costs, which would in turn, adversely affect our business and operations.

The conduct of third parties may jeopardize our regulatory compliance.

While we are a technology company, not a cannabis licensee, and as such, are not subject to commercial cannabis regulations that apply to cannabis operators, we cannot guarantee that our systems, protocols, and practices will prevent any and all unauthorized or illegal activities by our suppliers. Our success depends in part on our suppliers’ ability to operate consistently with the regulatory and licensing requirements of each state, local, and regional jurisdiction in which they operate. Despite the procedures and protocols in place for license verification by our catalog and compliance team, any non-compliance by our suppliers could put our business at risk, as discussed herein, and could also subject us to potential actions by state regulators, to the extent they could be applied to technology service providers, which could materially adversely affect our business, operations, financial condition, brand, and reputation.

We believe that Section 230(c)(1) of the Communications Decency Act (the “CDA”) provides immunity from civil and state criminal liability, but it is possible that it does not.

We believe that Section 230(c)(1) of the CDA provides immunity from civil and state criminal liability to providers of interactive computer services in the United States, such as us, for content provided on their platforms that they did not create or develop. Section 230 does not provide any protections against federal criminal liability, such as prosecutions under the CSA. We do not create or develop the information that appears on our suppliers’ listing pages and advertising placements, although our internal teams may take down a supplier’s information if it breaches our listing restrictions or admonish consumers who post reviews that violate our community terms of use (which, for example, prohibit profanity and racism). We do author and edit certain original content that appears in other sections of our placements, although our internal teams may take down a supplier’s information if it breaches our listing restrictions or admonish consumers who post reviews that violate our community terms of use (which, for example, prohibit profanity and racism). We do author and edit certain original content that appears in other sections of our site, such as Strains, Learn, News, Cannabis 101. All of these sections are general news and information, and none of these sections are advertisements for, or listing pages of, cannabis businesses. For additional information about Section 230 of the CDA, see the section entitled “— Risks Related to Leafly’s Business and Industry.” Our suppliers are subject to licensing and related requirements under applicable laws and regulations, and our own compliance policies, and some of our suppliers currently and in the future may not be in compliance with all such requirements. Despite our belief that we are protected by Section 230 of the CDA, it is possible that we are not, which would subject us to legal, business, and operational risks. In addition, there have been various Congressional efforts to restrict the scope of the protections available to online platforms under Section 230 of the CDA, and our current protections from liability for third-party content in the United States could decrease or change. We could incur significant costs investigating and defending such claims and, if we are found liable, significant damages. We could also face fines or orders restricting or blocking our services in particular geographies as a result of content hosted on our services. For example, recently enacted legislation in Germany may impose significant fines for failure to comply with certain content removal and disclosure obligations.

We may continue to be subject to constraints on marketing our products.

Certain states in which we operate have enacted strict regulations regarding marketing and sales activities of cannabis products, including certain state restrictions on the use of our online order reservation platform, which could affect our cannabis retail suppliers’ demand for our listing and marketing services. There may be restrictions on sales and marketing activities of cannabis businesses imposed by government regulatory bodies that can hinder the development of our business and operating results because of the restrictions our suppliers face. If our suppliers are unable to effectively use our products and compete for market share, or if the costs of compliance with government legislation and regulation cannot be absorbed by our suppliers, this could hamper demand for our products and services from licensed cannabis retailers, which could result in a loss of revenue.

Cannabis businesses are subject to unfavorable U.S. tax treatment, which reduces our clients’ profitability and could result in decreased demand for our services.

Section 280E of the Code does not allow any deduction or credit for any amount paid or incurred during the taxable year in carrying on business, other than costs of goods sold, if the business (or the activities which comprise the trade or business) consists of trafficking in controlled substances (within the meaning of Schedules I and II of the CSA). The IRS has applied this provision to cannabis operations, prohibiting them from deducting expenses associated with cannabis businesses beyond costs of goods sold and asserting assessments and penalties for additional taxes owed. Section 280E of the Code may have a lesser impact on cannabis cultivation and manufacturing operations than on sales operations, which directly affects our suppliers, who are cannabis retailers and brands. However, Section 280E of the Code and related IRS enforcement activity have had a significant impact on the operations of all cannabis companies. While the Section does not directly affect our Company, it lowers our suppliers’ profitability, and could result in decreased demand or higher price sensitivity for our listing and marketing services. An otherwise profitable cannabis business may operate at a loss after taking into account its U.S. income tax expenses. This affects us because our sales and operating results could be adversely affected if our suppliers decrease their marketing budgets and are operating on lower profit margins as a result of unfavorable treatment by the Code.

Service providers to cannabis businesses may also be subject to unfavorable U.S. tax treatment.

As discussed above, under Section 280E of the Code, no deduction or credit is allowed for any amount paid or incurred during the taxable year in carrying on business, other than costs of goods sold, if the business (or the activities which comprise the trade or business) consists of trafficking in controlled substances (within the meaning of Schedules I and II of the CSA). The IRS has applied this provision to cannabis operations, prohibiting them from deducting expenses associated with cannabis businesses and asserting assessments and penalties for additional taxes owed. While we do believe that Section 280E of the Code does not apply to our business, or ancillary service providers that work with state-licensed cannabis businesses, if the IRS interprets the Section to apply, it would significantly and materially affect our profitability and financial condition.

Cannabis businesses may be subject to civil asset forfeiture.

Any property owned by participants in the cannabis industry used in the course of conducting such business, or that represents proceeds of such business or is traceable to proceeds of such business, could be subject to seizure by federal law enforcement and subsequent civil asset forfeiture because of the illegality of the cannabis industry under federal law. Even if the owner of the property is never charged with a crime, the property in question could still be seized and subject to an administrative proceeding by which, with minimal due process, it could be subject to forfeiture. Forfeiture of assets of our cannabis business clients could adversely affect our revenues if it impedes their profitability or operations and our suppliers’ ability to continue to subscribe to our services.

Due to our involvement in the cannabis industry, we may have a difficult time obtaining the various insurances that are desired to operate our business, which may expose us to additional risk and financial liability.

Insurance that is otherwise readily available, such as general liability and directors’ and officers’ insurance, is more difficult for us to find and is more expensive or contains significant exclusions because our suppliers are cannabis industry participants. There are no guarantees that we will be able to find such insurance coverage in the future or that the cost will be affordable to us. If we are forced to go without such insurance coverage, it may prevent us from entering into certain business sectors, may inhibit our growth, may limit our ability to attract directors and officers and may expose us to additional risk and financial liabilities. If we experience an uninsured loss, it may result in loss of anticipated cash flow and could materially adversely affect our results of operations, financial condition, and business.

There may be difficulty enforcing certain of our commercial agreements and contracts.

Courts will not enforce a contract deemed to involve a violation of law or public policy. Because cannabis remains illegal under U.S. federal law, parties to contracts involving the state legal cannabis industry have argued that the agreement was void as federally illegal or against public policy. Some courts have accepted this argument in certain cases, usually with adverse results for cannabis companies. While courts have enforced contracts related to activities by state-legal cannabis companies, and the trend is generally to enforce contracts with state-legal cannabis companies and their vendors, there remains doubt and uncertainty that we will be able to enforce our commercial agreements in court for this reason. We cannot be assured that we will have a remedy for breach of contract, which would have a material adverse effect on our business.

Certain of our directors, officers, employees and investors who are not U.S. citizens may face constraints on cross-border travel into the United States.

Because cannabis remains illegal under U.S. federal law, non-U.S. citizens employed at or investing in companies doing business in the state legal cannabis industry could face detention, denial of entry or lifetime bans from the United States for their business associations with cannabis businesses. Entry to the United States for non-citizens happens at the sole discretion of the officers on duty of the U.S. Customs and Border Protection (the “CBP”), and these officers have wide latitude to ask questions to determine the admissibility of a foreign national. The government of Canada has started warning travelers on its website that previous use of cannabis, or any substance prohibited by U.S. federal laws, could mean denial of entry to the United States. CBP has taken the position that business or financial involvement in the legal cannabis industry in Canada or in the United States is grounds for U.S. border guards to deny entry. On September 21, 2018, CBP released a statement outlining its current position with respect to enforcement of the laws of the United States. It stated that Canada’s legalization of cannabis will not change CBP enforcement of U.S. laws regarding controlled substances and because cannabis continues to be a controlled substance under U.S. federal law, working in or facilitating the proliferation of the legal marijuana industry in U.S. states where it is deemed legal or in Canada may affect admissibility to the United States. CBP updated its stated policy on October 9, 2018 to clarify that a Canadian citizen coming to the United States for reasons unrelated to the cannabis industry will generally be admissible to the United States.

Risks Related to Our Intellectual Property

We are, and may in the future be, subject to disputes and assertions by third parties that we violate their intellectual property rights. These disputes may be costly to defend and could harm our business and operating results.

We currently face, and we expect to face from time to time in the future, allegations that we have violated the rights of third parties, including patent, trademark, copyright and other intellectual property rights. For example, third parties have claimed that we have allegedly violated their trademark rights solely due to our display of third party products bearing an allegedly infringing mark. In the past, we have successfully resolved such claims without litigation.

Other claims against us can be expected to be made in the future. Even if the claims are without merit, the costs associated with defending these types of claims may be substantial, both in terms of time, money, and diversion of management attention. In particular, patent and other intellectual property litigation may be protracted and expensive, and the results are difficult to predict and may require us to stop using certain trademarks, offering certain features, purchase licenses or modify our services and platform features while we develop non-infringing substitutes or may result in significant settlement costs. Though we have several pending patent applications and one issued U.S. patent, we may be unable to deter competitors or others from pursuing patent or other intellectual property infringement claims against us.

The results of litigation and claims to which we may be subject cannot be predicted with certainty. Even if these matters do not result in litigation or are resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could harm our business, results or operations and reputation.

Some of our solutions contain open source software, which may pose particular risks to our proprietary software and solutions.

We use open source software that we have obtained from third parties or is included in software packages in our solutions and will use open source software in the future. Open source software is generally freely accessible, usable and modifiable, and is made available to the general public on an “as-is” basis under the terms of a non-negotiable license. From time to time, we may face claims from third parties claiming ownership of, or demanding release of, the open source software and/or derivative works that we developed using such software (which could include our proprietary source code), or otherwise seeking to enforce the terms of the applicable open source license. These claims could result in litigation and could require us to purchase a costly license or cease offering the implicated solutions unless and until we can re-engineer them to avoid infringement. This re-engineering process could require significant additional research and development resources. In addition to risks related to license requirements, use of certain open source software can lead to greater risks than use of third party commercial software, as open source licensors generally do not provide warranties or controls on the origin of software. Any of these risks could be difficult to eliminate or manage, and, if not addressed, could have a negative effect on our business and operating results.

Failure to protect or enforce our intellectual property rights could harm our brand, business and results of operations.

We seek to protect our trademarks, the source code for our proprietary software, domain names, and other proprietary information under a combination of patent law, trade secrets, copyrights, and trademark law to the extent we determine they are appropriate and cost-effective. We regard the protection of our pending patents, trade secrets, copyrights, trademarks and domain names as critical to our success. In particular, we must maintain, protect and enhance the “Leafly” brand. We pursue the registration of our domain names and core trademarks in the United States and in certain jurisdictions abroad. We strive to protect our intellectual property rights by relying on federal, state and common law rights, as well as contractual restrictions. Federal, state and/or local laws may limit or define the nature of permitted goods and services for which we can seek trademark registration. We typically enter into confidentiality and invention assignment agreements with our employees and contractors, and confidentiality agreements with parties with whom we conduct business in order to limit access to, and disclosure and use of, our proprietary information. However, these contractual arrangements and the other steps we have taken to protect our intellectual property may not prevent the misappropriation or disclosure of our proprietary information nor deter independent development of similar technologies by others.

Effective patent, trade secret, copyright, trademark and domain name protection is expensive to develop and maintain, both in terms of initial and ongoing registration requirements and expenses and the costs of defending our rights. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our software or to obtain and use information that we regard as proprietary. Policing unauthorized use of our software is difficult, and we are unable to determine the extent to which piracy of our software exists or will occur in the future. Litigation may be necessary in the future to enforce our intellectual property rights, protect our trade secrets, determine the validity and scope of the proprietary rights of others or defend against claims of infringement or invalidity. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could adversely affect our business and operating results. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights or alleging that we infringe the counterclaimant’s own intellectual property. These steps may be inadequate to protect our intellectual property. Third parties may challenge the validity or ownership of our intellectual property, and these challenges could cause us to lose our rights, in whole or in part, to such intellectual property or narrow its scope such that it no longer provides meaningful protection. We will not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property. Despite our precautions, it may be possible for unauthorized third parties to copy our services and platform features and use information that we regard as proprietary to create services and platform features that compete with ours. Some of our terms of use provisions protecting against unauthorized use, copying, transfer and disclosure of our applications may be unenforceable under the laws of certain jurisdictions and foreign countries. Further, the laws of some countries do not protect proprietary rights to the same extent as the laws of the United States. To the extent we expand our international activities, our exposure to unauthorized copying, transfer and use of our brand, software, and proprietary technology or information may increase.

There can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology. If we fail to meaningfully protect our intellectual property, our business, brands, operating results and financial condition may be harmed.

We may be unable to continue to use our existing domain names, or prevent third parties from acquiring and using domain names that infringe on, are similar to, or otherwise decrease the value of our brand or our trademarks or service marks.

We have registered domain names for websites that we use in our business, such as www.leafly.com. If we lose the ability to use a domain name, whether due to trademark claims, failure to renew the applicable registration, or any other cause, we may be forced to market our products under a new domain name, which could cause us substantial harm, or to incur significant expense in order to purchase rights to the domain name in question. In addition, our competitors and others could attempt to capitalize on our brand recognition by using domain names similar to ours. Domain names similar to ours have been registered by third parties in the United States and elsewhere. We may be unable to prevent third parties from acquiring and using domain names that infringe on, are similar to, or otherwise decrease the value of our brand or our trademarks or service marks. Protecting and enforcing our rights in our domain names may require litigation, which could result in substantial costs and diversion of management’s attention.

Public Company and Financial Reporting Risks

We will incur increased costs and obligations as a result of being a public company.

As a publicly traded company, we are incurring and will continue to incur significant legal, accounting and other expenses that we were not required to incur in the recent past, particularly after we are no longer an “emerging growth company” as defined under the JOBS Act. In addition, new and changing laws, regulations and standards relating to corporate governance and public disclosure, including the Dodd Frank Wall Street Reform and Consumer Protection Act and the rules and regulations promulgated and to be promulgated thereunder, as well as under the Sarbanes-Oxley Act, the JOBS Act, and the rules and regulations of the SEC and national securities exchanges have created uncertainty for public companies and increased the costs and the time that our board of directors and management must devote to complying with these rules and regulations. We expect these rules and regulations to increase our legal and financial compliance costs and lead to a diversion of management time and attention from revenue generating activities.

Furthermore, the need to establish the corporate infrastructure required of a public company may divert management’s attention from implementing our growth strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a publicly traded company. However, the measures we take may not be sufficient to satisfy our obligations as a publicly traded company.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

We are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and any rules promulgated thereunder, as well as the rules of Nasdaq. The requirements of these rules and regulations increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls for financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight are required, and, as a result, management’s attention may be diverted from other business concerns. These rules and regulations can also make it more difficult for us to attract and retain qualified independent members of our board of directors. Additionally, these rules and regulations make it more difficult and more expensive for us to obtain director and officer liability insurance. We may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. The increased costs of compliance with public company reporting requirements and our potential failure to satisfy these requirements could have a material adverse effect on our operations, business, financial condition or results of operations.

If we fail to establish and maintain proper and effective internal control over financial reporting, as a public company, our ability to produce accurate and timely financial statements could be impaired, investors may lose confidence in our financial reporting and the trading price of our Common Stock may decline.

Pursuant to Section 404 of the Sarbanes-Oxley Act, following consummation of the Business Combination, the report by management on internal control over financial reporting is on Leafly’s financial reporting and internal controls (as accounting acquirer). Once we no longer qualify as an “emerging growth company,” an attestation of the independent registered public accounting firm will also be required. The rules governing the standards that must be met for management to assess internal control over financial reporting are complex and require significant documentation, testing and possible remediation. Leafly has not historically had to comply with all of these rules, and to comply with the Sarbanes-Oxley Act, the requirements of being a reporting company under the Exchange Act and any complex accounting rules in the future, Leafly may need to upgrade its legacy information technology systems, implement additional financial and management controls, reporting systems and procedures, and hire additional accounting and finance staff.

If we are unable to hire the additional accounting and finance staff necessary to comply with these requirements, we may need to continue to utilize outside consultants. If we or, if required, our independent registered public accounting firm, are unable to conclude that our internal controls over financial reporting are effective, investors may lose confidence in our financial reporting, which could negatively impact the price of our securities.

We cannot assure you that there will not be material weaknesses in our internal control over financial reporting now or in the future. We have not previously been required to conduct such an internal control evaluation and assessment. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition, results of operations or cash flows. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines that we have a material weakness in our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our Common Stock could decline, and we could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

Changes in laws, regulations or rules, or a failure to comply with any laws, regulations or rules, may adversely affect our business, investments and results of operations.

We are now subject to laws, regulations and rules enacted by national, regional and local governments and Nasdaq. In particular, we are required to comply with certain SEC, Nasdaq and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations or rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations or rules, as interpreted and applied, could have a material adverse effect on our business and results of operations.

Our projections are subject to significant risks, assumptions, estimates and uncertainties. As a result, our actual revenues, market share, expenses and profitability may differ materially from our expectations.

We operate in a rapidly changing and competitive industry and our projections will be subject to the risks and assumptions made by management with respect to our industry and business. Operating results are difficult to forecast because they generally depend on a number of factors, including the competition we face, and our ability to attract and retain customers, deliver new products and services and expand market share. Additionally, our business may be affected by reductions in trading activity, loss of customers, lack of new products, competition, regulation and a number of factors which may be difficult to predict. This may result in decreased revenue levels, and we may be unable to adopt measures in a timely manner to compensate for any unexpected shortfall in income. This inability could cause our operating results in a given quarter to be higher or lower than expected. These factors make creating accurate forecasts and budgets challenging and, as a result, we may fall materially short of our forecasts and expectations, which could cause our stock price to decline and investors to lose confidence in us.

Risks Relating to Ownership of our Common Stock

We qualify as an “emerging growth company” and “smaller reporting company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make our securities less attractive to investors and may make it more difficult to compare our performance to the performance of other public companies.

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act, as of the closing of the Business Combination. As such, we are eligible for and intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including, but not limited to, (a) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (b) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (c) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we have issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) December 31, 2024, which is the last day of the fiscal year following the fifth anniversary of the date of the first sale of Common Stock in Merida’s initial public offering. We cannot predict whether investors will find our securities less attractive because we rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

As an emerging growth company, we may also take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to obtain an assessment of the effectiveness of our internal controls over financial reporting from our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our shares of common stock less attractive because we will rely on these exemptions. If some investors find our shares of Common Stock less attractive as a result, there may be a less active market for our shares of Common Stock and our share price may be more volatile.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We expect that we will remain a smaller reporting company until the last day of any fiscal year for so long as either (a) the market value of our Common Stock held by non-affiliates does not equal or exceed $250 million as of the prior June 30th, or (b) our annual revenues did not equal or exceed $100 million during such completed fiscal year and the market value of our Common Stock held by non-affiliates did not equal or exceed $700 million as of the prior June 30th. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

Our stock price may be volatile and may decline regardless of our operating performance.

The market price of our Common Stock may fluctuate significantly in response to numerous factors and may continue to fluctuate for these and other reasons, many of which are beyond our control, including:

•	actual or anticipated fluctuations in our revenue and results of operations;

•	the financial projections we may provide to the public, any changes in these projections or its failure to meet these projections;

•

failure of securities analysts to maintain coverage of us, changes in financial estimates or ratings by any securities analysts who follow us or our failure to meet these estimates or the expectations of investors;

•	announcements by us or our competitors of significant technical innovations, acquisitions, strategic partnerships, joint ventures, results of operations or capital commitments;

•	changes in operating performance and stock market valuations of other retail or technology companies generally, or those in the cannabis industry in particular;

•	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

•	trading volume of our Common Stock;

•	the inclusion, exclusion or removal of our Common Stock from any indices;

•	changes in our board of directors or management;

•	transactions in our Common Stock by directors, officers, affiliates and other major investors;

•	lawsuits threatened or filed against us;

•	changes in laws or regulations applicable to our business;

•	changes in our capital structure, such as future issuances of debt or equity securities;

•	short sales, hedging and other derivative transactions involving our Common Stock;

•	general economic conditions in the United States;

•	pandemics or other public health crises, including, but not limited to, the COVID-19 pandemic (including possible additional variants);

•	other events or factors, including those resulting from war, incidents of terrorism or responses to these events; and

•	the other factors described in this “Risk Factors” section.

The stock market has recently experienced extreme price and volume fluctuations. The market prices of securities of companies have experienced fluctuations that often have been unrelated or disproportionate to their operating results. In the past, stockholders have sometimes instituted securities class action litigation against companies following periods of volatility in the market price of their securities. Any similar litigation against us could result in substantial costs, divert management’s attention and resources, and harm our business, financial condition, and results of operations.

Our stock price may be exposed to additional risks because our business became a public company through a “de-SPAC” transaction. There has been increased focus by government agencies on transactions such as the Business Combination in the last year, and we expect that increased focus to continue, and we may be subject to increased scrutiny by the SEC and other government agencies and holders of our securities as a result, which could adversely affect the price of our common stock.

An active trading market for our Common Stock may not be sustained.

Our Common Stock is listed on Nasdaq under the symbol “LFLY” and trades on that market and others. We cannot assure you that an active trading market for our Common Stock will be sustained. Accordingly, we cannot assure you of the liquidity of any trading market, your ability to sell your shares of our Common Stock when desired or the prices that you may obtain for your shares.

We may be required to purchase up to 3,090,138 shares of Common Stock pursuant to forward share purchase agreements, thereby reducing cash available to us for other purposes.

Prior to the consummation of the Business Combination, we entered into forward share purchase agreements with certain investors, as discussed in greater detail in the sections entitled “Prospectus Summary—Our Business—Forward Purchase Agreements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition—Liquidity.” These agreements provide that we may be obligated to purchase shares if these investors exercise an option to sell such shares to us on August 1, 2022 at the Put Price. Upon the closing of the Business Combination, approximately $39 million was deposited into escrow accounts for the benefit of the investors and as of the date of the Amended Agreements, approximately $31.8 million remains in the escrow accounts for the benefit of the investors. We believe the likelihood that the investors elect to exercise their right to require Leafly to purchase their shares for the Put Price on the Redemption Date is dependent upon the market price of our Common Stock. If the market price for our Common Stock is less than the Put Price as of the Redemption Date, we believe the counterparties to the FPAs may be more likely to exercise their right to require Leafly to redeem such shares. If the investors exercise their respective options, the escrowed funds will be used to purchase those shares and Leafly would not be entitled to receive the escrow proceeds, which would reduce the cash available to us for other purposes. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition—Liquidity” for more information.

Future sales of shares by existing stockholders could cause our stock price to decline.

The sale of substantial amounts of shares of our Common Stock or Warrants being offered in this prospectus, or the perception that such sales could occur, could harm the prevailing market price of shares of our Common Stock and Warrants. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. We believe the likelihood that Warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Common Stock. If the market price for our Common Stock is less than $11.50 per share, we believe the Warrant holders will be less likely to exercise their Warrants. As of May 13, 2022, the closing price of our Common Stock was $10.81.

If our existing stockholders sell or indicate an intention to sell substantial amounts of our Common Stock in the public market, the trading price of our Common Stock could decline. In addition, shares underlying any outstanding options and restricted stock units will become eligible for sale if exercised or settled, as applicable, and to the extent permitted by the provisions of various vesting agreements and Rule 144 of the Securities Act (“Rule 144”). All the shares of Common Stock subject to stock options outstanding and reserved for issuance under its equity incentive plans are expected to be registered on Form S-8 under the Securities Act and such shares are eligible for sale in the public markets, subject to Rule 144 limitations applicable to affiliates. If these additional shares are sold, or if it is perceived that they will be sold in the public market, the trading price of our Common Stock could decline.

Although the Sponsor, the Merida initial stockholders and the pre-Business Combination stockholders of Leafly remain subject to certain restrictions regarding the transfer of our Common Stock following the Business Combination, these shares may be sold after the expiration of their respective lock-ups. We intend to file one or more registration statements shortly after the closing of the Mergers to provide for the resale of such shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of our Common Stock and Warrants could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our Common Stock or other securities.

The securities being offered in this prospectus represent a substantial percentage of our Outstanding Common Stock, and the sales of such securities could cause the market price of our Common Stock to decline significantly.

This prospectus relates, among other things, to the offer and resale from time to time by the Selling Securityholders, or their permitted transferees, of up to (A) 16,542,564 shares of Common Stock, which includes (i) 9,234,865 shares of Common Stock issued in connection with the Business Combination by certain Selling Securityholders named in this prospectus, which shares were originally issued to holders of Legacy Leafly’s common and preferred stock, and were automatically converted into the right to receive a number of shares of Merida’s common stock at the Exchange Ratio; (ii) 3,237,388 Sponsor Shares originally issued at a price of approximately $0.009 per share; (iii) 120,000 Representative Shares originally issued at a price of approximately $0.0001 per share; and (iv) 3,950,311 shares of Common Stock that may be issued upon exercise of Private Warrants referred to in clause (C); (B) 2,495,997 shares of Common Stock reserved for issuance upon the conversion of $30,000,000 aggregate principal amount of Convertible Notes plus the amount of accrued and unpaid interest, if any, that is payable in shares of Common Stock in connection with the conversion thereof with an initial conversion price of $12.50 per share; and (C) 3,950,311 Private Warrants purchased at a price of $1.00 per warrant, from time to time, through any means described in the section entitled “Plan of Distribution.” The market price of our Common Stock could decline as a result of the sales of our Common Stock being offered in this prospectus, and such declines could be significant. The Total Resale Shares being offered for resale in this prospectus represent over 38.5% of our current total outstanding Common Stock.

In connection with the Business Combination, holders of 8,869,483 shares of Merida Common Stock exercised their right to redeem those shares for cash at a price of approximately $10.01 per share, for an aggregate of $88,788,421, which represented approximately 54% of the total Merida Common Stock then outstanding. The Total Resale Shares represent a substantial percentage of our total outstanding Common Stock as of the date of this prospectus. Additionally, if all of the Private Warrants are exercised, the Selling Securityholders would own an additional 3,950,311 shares of Common Stock, representing an additional 9.20% of the total outstanding Common Stock. The sale of all securities being offered in this prospectus could result in a significant decline in the public trading price of our Common Stock. Even though the current trading price of the Common Stock is close to the price at which the units were issued in Merida’s initial public offering, the Selling Securityholders have an incentive to sell because they will still profit on sales due to the lower price at which they purchased their shares compared to the public investors. The public securityholders may not experience a similar rate of return on the securities they purchase due to differences in the purchase prices and the current trading price.

If securities or industry analysts either do not publish research about us or publish inaccurate or unfavorable research about us, our business, or its market, or if they change their recommendations regarding our Common Stock adversely, the trading price or trading volume of our Common Stock could decline.

The trading market for our Common Stock is influenced in part by the research and reports that securities or industry analysts may publish about us, its business, our market, or our competitors. If one or more of the analysts initiate research with an unfavorable rating or downgrade our Common Stock, provide a more favorable recommendation about our competitors, or publish inaccurate or unfavorable research about our business, the trading price of the our Common Stock would likely decline. In addition, we currently expect that securities research analysts will establish and publish their own periodic projections for our business. These projections may vary widely and may not accurately predict the results we actually achieve. Our stock price may decline if our actual results do not match the projections of these securities research analysts. While we expect research analyst coverage, if no analysts commence or maintain coverage of us, the trading price and volume for our Common Stock could be adversely affected. If any analyst who may cover us were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the trading price or trading volume of our Common Stock to decline.

Delaware law and provisions in our certificate of incorporation and Bylaws could make a merger, tender offer, or proxy contest difficult, thereby depressing the trading price of our Common Stock.

Our certificate of incorporation and Bylaws contain provisions that could depress the trading price of our Common Stock by acting to discourage, delay, or prevent a change of control of us or changes in our management that our stockholders may deem advantageous. These provisions include the following:

•	a classified board of directors so that not all members of our board of directors are elected at one time;

•	the right of the board of directors to establish the number of directors and fill any vacancies and newly created directorships;

•	director removal solely for cause;

•	“blank check” preferred stock that our board of directors could use to implement a stockholder rights plan;

•	the right of our board of directors to issue our authorized but unissued common stock and preferred stock without stockholder approval;

•	no ability of our stockholders to call special meetings of stockholders;

•	no right of our stockholders to act by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;

•	limitations on the liability of, and the provision of indemnification to, our director and officers;

•	the right of the board of directors to make, alter, or repeal our bylaws; and

•	advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at annual stockholder meetings.

In addition, we will continue to be subject to Section 203 of the DGCL. Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date such person becomes an interested stockholder, unless the business combination or the transaction in which such person becomes an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person that, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors and the anti-takeover effect includes discouraging attempts that might result in a premium over the market price for the shares of our Common Stock.

Any provision of our certificate of incorporation or Bylaws that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our Common Stock, and could also affect the price that some investors are willing to pay for our Common Stock.

Our Bylaws provide that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our Bylaws provide that the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our certificate of incorporation or Bylaws or any action asserting a claim against us that is governed by the internal affairs doctrine. These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees and may discourage these types of lawsuits. This provision would not apply to claims brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Our Bylaws provide further that, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. However, Section 22 of the Securities Act provides that federal and state courts have concurrent jurisdiction over lawsuits brought under the Securities Act or the rules and regulations thereunder. To the extent the exclusive forum provision restricts the courts in which claims arising under the Securities Act may be brought, there is uncertainty as to whether a court would enforce such a provision. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Furthermore, the enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. If a court were to find the exclusive-forum provision contained in our Bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of our business and we do not expect to declare or pay any dividends in the foreseeable future. Moreover, the terms of our outstanding Convertible Notes restrict our ability to pay dividends, and any additional debt we or any of our subsidiaries may incur in the future may include similar restrictions. As a result, stockholders must rely on sales of their Common Stock after price appreciation as the only way to realize any future gains on their investment.

We may issue additional shares of Common Stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of our Common Stock.

Following the closing of the Business Combination, as of February 4, 2022, we had options outstanding to purchase up to an aggregate of 3,726,209 shares of our Common Stock, Convertible Notes outstanding which may convert into a maximum of 2,495,997 shares of our Common Stock, 1,625,194 shares of our Common Stock held by the holders of the Sponsor Shares prior to Merida’s initial public offering that are subject to earnout conditions, and Warrants outstanding to purchase 10,451,087 shares of our Common Stock. We also have the ability to initially issue up to 4,502,495 shares of Common Stock under the 2021 Plan and 1,125,624 shares of Common Stock under the ESPP, and to issue up to an aggregate of 6,000,000 shares of Common Stock to Legacy Leafly shareholders per the Merger Agreement and to Participants under the Earn Out Plan.

We may issue additional shares of Common Stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions or repayment of outstanding indebtedness, without stockholder approval, in a number of circumstances.

Our issuance of additional shares of Common Stock or other equity securities of equal or senior rank would have the following effects:

•	Our existing stockholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available per share, including for payment of dividends (if any) in the future, may decrease;

•	the relative voting strength of each previously outstanding share of Common Stock may be diminished; and

•	the market price of our shares of Common Stock may decline.

There is no guarantee that the Warrants will ever be in the money, and they may expire worthless.

The exercise price for the Warrants is $11.50 per share of Common Stock. There is no guarantee that the Warrants will ever be in the money prior to their expiration, and as such, the Warrants may expire worthless.

Risks Relating to our Indebtedness

We may not have the ability to raise the funds necessary to repurchase the Convertible Notes upon a fundamental change or repay the Convertible Notes in cash at their maturity, and our future debt may contain limitations on our ability to pay cash upon redemption or repurchase of the convertible notes.

Holders of the Convertible Notes have the right under the terms of the Convertible Notes to require us to repurchase all or a portion of their Convertible Notes upon the occurrence of a fundamental change before the applicable maturity date at a repurchase price equal to 100% of the principal amount of such Convertible Notes to be repurchased plus accrued and unpaid interest to, but not including, the repurchase date. Moreover, we will be required to repay the Convertible Notes in cash at their maturity, unless earlier converted, redeemed or repurchased.

We may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of such Convertible Notes surrendered or pay cash with respect to the accrued and unpaid interest on such Convertible Notes being converted.

In addition, our ability to repurchase, redeem or to pay the accrued and unpaid interest in cash upon conversion of Convertible Notes may be limited by law, regulatory authority, or agreements governing our future indebtedness. Our failure to repurchase the Convertible Notes at a time when the repurchase is required by terms of the Convertible Notes or to pay the accrued and unpaid interest in cash upon conversion of such Convertible Notes as required by the terms of the Convertible Notes would constitute a default under such Convertible Notes. A default under the Convertible Notes or the fundamental change itself could also lead to a default under agreements governing our future indebtedness. If the payment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the interest on such indebtedness and repurchase the Convertible Notes or to pay accrued and unpaid interest in cash upon conversion of the Convertible Notes.

We may still incur substantially more debt or take other actions that would diminish our ability to make payments on the Convertible Notes when due.

We and our subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in our debt instruments. We are subject to certain restrictions under the terms of the Convertible Notes, including limitations regarding incurring future indebtedness, subject to specific allowances in the Convertible Notes. However, we will not be restricted from recapitalizing our debt or taking a number of other actions that are not limited by the terms of the Convertible Notes that could have the effect of diminishing our ability to make payments on the Convertible Notes when due. Our indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under our debt instruments and executing on our business plan.

As of December 31, 2021, on a pro forma basis to give effect to the Business Combination, including the conversion of existing Convertible Notes and the issuance of new Convertible Notes, our total long-term debt was approximately $28.6 million, representing the $30 million principal of Convertible Notes net of associated debt issuance costs. Our indebtedness could have important consequences to our current and potential investors. These risks include:

•	inability to satisfy our obligations with respect to our debt instruments;

•

inability to make borrowings to fund future working capital, capital expenditures and strategic opportunities, including acquisitions, further organic development of our business and expansions into adjacent businesses, and other general corporate requirements;

•	limits on our distributions to stockholders;

•	limits on future borrowings under our existing or future credit arrangements, which could affect our ability to pay our indebtedness or to fund our other liquidity needs;

•	inability to generate sufficient funds to cover required interest payments;

•	restrictions on our ability to refinance our indebtedness on commercially reasonable terms;

•	limits on our flexibility in planning for, or reacting to, changes in our business and the cannabis industry; and

•

inability to adjust to adverse economic conditions that could place us at a disadvantage to our competitors with less debt and who, therefore, may be able to take advantage of opportunities that our indebtedness prevents us from pursuing.

We are subject to risks associated with debt financing, including the risk that our cash flow could be insufficient to meet required payments on our debt. In particular, if as a result of the COVID-19 pandemic our revenues, cash flows and/or EBITDA continue to decline or we incur additional indebtedness, we may be unable to make required payments on our debt or to satisfy the financial and other covenants contained in the Convertible Notes.

Restrictive debt covenants may limit our ability to pursue our growth strategy.

The Convertible Notes contain covenants restricting or limiting our ability to, among other things:

•	incur additional indebtedness;

•	pay dividends or make other restricted payments;

•	make certain investments;

•	create or permit liens;

•	enter into mergers; and

•	sell, transfer or exchange assets.

•	These restrictions may adversely affect our ability to pursue our growth strategy.

General Risks

Negative publicity could adversely affect our reputation and brand.

Negative publicity about our company, including our technology, sales practices, personnel or customer service, or the cannabis industry more generally, could diminish confidence in and the use of our services. Our reputation and brand, the traffic to our website and mobile application, and our business may suffer if consumer sentiment towards our platform and services, or the cannabis industry more generally, turns negative. In addition, our website and mobile application publish opinion pieces and serve as platforms for expression by our users, and third parties or the public at large may attribute the political or other sentiments expressed on our platform to us, which could harm our reputation.

Our business depends in part on a strong brand, and any failure to maintain, protect and enhance our brand would hurt our ability to retain or expand our base of users, suppliers and partners, or our ability to increase their level of engagement.

We have developed a strong brand that we believe has contributed significantly to the success of our business. Maintaining, protecting and enhancing the “Leafly” brand is critical to expanding our base of users, suppliers and partners and increasing their engagement with our solutions, and will depend largely on our ability to maintain consumer trust in our service offerings and in the quality and integrity of the user content and other information found on our website and mobile application. Other factors affecting our brand recognition and reputation that we have the ability to influence include the following:

•	the efficacy of our marketing efforts;

•	our ability to maintain a high-quality, innovative, and error- and bug-free platform;

•	our ability to maintain high satisfaction among suppliers and consumers;

•	the quality and perceived value of our platform;

•	successfully implementing and developing new features, including alternative revenue streams;

•	our ability to obtain, maintain and enforce trademarks and other indicia of origin that are valuable to our brand;

•	our ability to successfully differentiate our platform from competitors’ products;

•	our compliance with laws and regulations, including those applicable to any political action committees that we support and to any lobbying activities we undertake;

•	our ability to provide support to our customers and suppliers; and

•	any actual or perceived data breach or data loss, or misuse or perceived misuse of our platform.

•	In addition, our brand recognition and reputation may be affected by factors that are outside our control, such as:

•	actions of competitors or other third parties;

•	the quality and timeliness of our suppliers’ order processing businesses;

•	consumers’ experiences with suppliers or products identified through our platform;

•	positive or negative publicity, including with respect to events or activities attributed to us, our employees, partners or others associated with any of these parties;

•	interruptions, delays or cyber-attacks on our platform; and

•	litigation or regulatory developments.

Damage to our reputation and loss of brand equity from one or more of the factors listed above may reduce demand for our platform and have an adverse effect on our business, operating results and financial condition. Moreover, any attempts to rebuild our reputation and restore the value of our brand may be costly and time-consuming, and such efforts may not ultimately be successful.

We rely on the performance of highly skilled personnel, and if we are unable to attract, retain and motivate well-qualified employees and contractors, our business could be harmed.

We believe our success has depended, and continues to depend, on the efforts and talents of our employees, including our leadership team, software engineers, legal, finance, marketing professionals, sales staff and contractors. Our future success depends on our continuing ability to attract, develop, motivate and retain highly qualified and skilled employees and contractors. Qualified individuals are in high demand, in particular software engineers, and we may incur significant costs to attract them. Our industry may pose additional challenges to attracting qualified individuals. In addition, the loss of any of our senior management or key employees could adversely affect our ability to execute our business plan, and we may not be able to find adequate replacements. All of our officers and other U.S. employees are at-will employees, which means they may terminate their employment relationship with us at any time, and their knowledge of our business and industry would be extremely difficult to replace. We cannot ensure that we will be able to retain the services of any members of our senior management or other key employees. If we do not succeed in attracting well-qualified employees and contractors or retaining and motivating existing employees and contractors, our business could be harmed.

If our security measures are compromised, or if our platform is subject to attacks that degrade or deny the ability of users to access our content, users may curtail or stop use of our platform.

Like all online services, our platform is vulnerable to computer viruses, break-ins, phishing attacks, attempts to overload our servers with denial-of-service or other attacks and similar disruptions from unauthorized use of our computer systems, any of which could lead to interruptions, delays, or website shutdowns, causing loss of critical data or the unauthorized disclosure or use of personally identifiable or other confidential information. If we experience compromises to our security that result in performance or availability problems, the complete shutdown of our website, or the loss or unauthorized disclosure of confidential information, our users or advertising partners may lose trust and confidence in us, and decrease the use of our platform or stop using our platform in its entirety. Moreover, we could be required or otherwise find it appropriate to expend significant capital and other resources to respond to, notify third parties of, or otherwise address the incident or breach and its root cause. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently, and often are not recognized until launched against a target and may originate from less regulated and remote areas around the world, we may be unable to proactively address these techniques or to implement adequate preventative measures. Any or all of these issues could negatively impact our ability to attract new users or deter current users from returning and increasing engagement and traffic, cause existing or potential suppliers and advertising partners to cancel their contracts or subject us to third party lawsuits, regulatory fines or other action or liability, thereby harming our results of operations.

The impact of worldwide economic conditions, including the resulting effect on advertising spending by businesses, may adversely affect our business, operating results and financial condition.

Our performance is subject to worldwide economic conditions and, particularly, their impact on levels of advertising spend by cannabis business, which are largely small and medium-sized businesses, and which may be disproportionately affected by economic downturns. In addition, our business may be directly affected by business cycles and other factors affecting the healthcare industry, due to the uses or potential uses of cannabis in the healthcare industry. To the extent that worldwide economic conditions (or other factors effecting the healthcare industry) materially deteriorate, our existing and potential advertising partners may no longer consider investment in our advertising solutions a necessity, or may elect to reduce advertising budgets. Historically, economic downturns have resulted in overall reductions in advertising spending, although this was generally not the case during the economic downturn in 2020-2021 related to the COVID-19 pandemic. However, we experienced lower payment collection rates during the same period. In particular, web-based advertising solutions may be viewed by some of our existing and potential advertising partners as a lower priority and could cause advertising partners to reduce the amounts they spend on advertising, terminate their use of our advertising solutions or default on their payment obligations to us. In addition, economic conditions may adversely impact levels of consumer spending, which could adversely impact the numbers of consumers visiting our website and mobile application. Consumer purchases of discretionary items generally decline during recessionary periods and other periods in which disposable income is adversely affected. If spending at many of the local businesses reviewed on our website or mobile application declines, businesses may be less likely to use our advertising solutions, which could have a material adverse effect on our financial condition and results of operations.

Our business is subject to the risks of earthquakes, fires, floods, droughts, climate change, crop failure due to weather or other factors, water shortages and other natural catastrophic events and to interruption by man-made problems such as computer viruses or terrorism.

Our systems and operations are vulnerable to damage or interruption from earthquakes, fires, floods, droughts, climate change, water shortages, power losses, telecommunications failures, terrorist attacks, acts of war, human errors, break-ins and similar events. For example, a significant natural disaster, such as an earthquake, fire or flood, could have a material adverse impact on our business, operating results and financial condition, and our insurance coverage may be insufficient to compensate us for losses that may occur. Our U.S. corporate operations are located in the Seattle area, a region known for seismic activity. In addition, acts of terrorism or civil unrest could cause disruptions in our or our suppliers’ businesses or the economy as a whole. For more information see “— We rely upon cloud-based data centers, infrastructure and technologies provided by third parties, and technology systems and electronic networks supplied and managed by third parties, to operate our business, and interruptions or performance problems with these systems, technologies and networks may adversely affect our business and operating results.”

Additionally, our brand and retailer clients rely on agricultural businesses to grow cannabis. As such, our suppliers’ businesses, and accordingly our business, are subject to the risks inherent in the agricultural business, including the risk of crop failure presented by weather, insects, plant diseases and similar agricultural risks. Any interruption in the business of cannabis growers due to such risks may have a material adverse effect on our business.

Our operations and employees face risks related to health crises, such as the ongoing COVID-19 pandemic, that could adversely affect our financial condition and operating results. The COVID-19 pandemic could materially affect our operations, including at our headquarters or anywhere else we operate, and the business or operations of our suppliers, consumers, partners or other third parties with whom we conduct business.

In connection with the COVID-19 pandemic, governments have implemented significant measures intended to control the spread of the virus, including closures, quarantines, travel restrictions and other social distancing directives, and fiscal stimulus and other legislation designed to deliver monetary aid and other relief. In response to the risks posed by the COVID-19 pandemic and to comply with applicable governmental orders, we have taken active measures to promote health and safety, including requiring all of our employees to work remotely. These and other operational changes we have implemented or may implement in the future may negatively impact productivity and disrupt our business.

To the extent that these restrictions remain in place, additional prevention and mitigation measures are implemented in the future, or there is uncertainty about the effectiveness of these or any other measures to contain or treat COVID-19, there is likely to be an adverse impact on global economic conditions and consumer confidence and spending, which could materially and adversely affect our operations as well as our relationships with suppliers and consumers. For instance, despite the overall increases in demand described below, some of our suppliers’ operations and supply chains were initially significantly disrupted in certain jurisdictions, causing a temporary significant decrease in activity on our platform in those jurisdictions.

Beginning in the first quarter of fiscal 2020, we experienced a significant increase in demand from consumers using our online reservation system to submit orders for pick-up or delivery from licensed retailers on our platform, in conjunction with municipal, state and provincial lock-downs. Increased orders placed on our platform generally correlate with our ability to charge increased rates for subscriptions and advertising on our platform, which can lead to increased revenue from our suppliers. To the extent the circumstances that accelerated the initial growth of our business stemmed from the effects of the COVID-19 pandemic, this may not continue in the future, and the growth rates in revenue and increases in MAUs may decline in future periods. As the broader economy started to reopen and restrictions lifted, in 2021, we saw a decline in our traffic from peak activity on our platform in the second quarter of 2020 to levels closer to those prior to the pandemic. This may negatively impact our ability to increase revenue generation.

Shelter-in-place orders and similar regulations impact our suppliers’ ability to operate their businesses, consumers’ ability to pick up orders, and our supplier’s ability to make deliveries. Such events have in the past caused, and may in the future cause, a temporary closure of our suppliers’ businesses, either due to government mandate or voluntary preventative measures, and many of our suppliers may not be able to withstand prolonged interruptions to their businesses, and may be forced to go out of business. Even if our suppliers are able to continue to operate their businesses, many may operate with limited hours and capacity and other limitations. Any limitations on or disruptions or closures of our suppliers’ businesses could adversely affect our business. Further, we may experience a decrease in new suppliers due to a lack of financial resources or a decline in new markets as businesses and financial markets deal with the impact of COVID-19. Further, these conditions may impact our ability to access financial markets to obtain the necessary funding to expand our business as currently contemplated, which may adversely affect our liquidity and working capital.

Even if a virus or other disease does not spread significantly and such measures are not implemented, the perceived risk of infection or significant health risk may adversely affect our business. Our suppliers may be perceived as unsafe during such public health threats, even for order delivery or pickup. If the services offered through our platform or at other businesses in our industry become a significant risk for transmitting COVID-19 or similar public health threats, or if there is a public perception that such risk exists, demand for the use of our platform would be adversely affected.

In addition, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and the Families First Coronavirus Response Act (the “FFCRA”) were enacted to provide economic relief to businesses in response to the COVID-19 pandemic. Pursuant to the relief related to federal employment taxes provided in such legislation, we have elected to defer eligible payroll taxes, which will be due in two equal installments in 2021 and 2022.While we may be eligible to receive some economic relief pursuant to the CARES Act, FFCRA or other legislation related to the COVID-19 pandemic, cannabis businesses may not be eligible to take full advantage of the government-sponsored COVID-19 relief packages. As a result, we may not benefit from these relief efforts to the same extent other businesses do in different industries. These relief measures, including the CARES Act, may be beneficial to us in one or more reporting periods but may adversely affect us on a going-forward basis.

The extent of COVID-19’s effect on our operational and financial performance will depend on future developments, including the duration, spread and intensity of the COVID-19 pandemic, including the Delta variant, and potential governmental and other restrictions resulting therefrom, all of which are uncertain and difficult to predict considering the rapidly evolving landscape. As a result, it is not currently possible to ascertain the overall impact of COVID-19 on our business. However, if the pandemic continues to persist as a severe worldwide health crisis, the disease may harm our business, and may also have the effect of heightening many of the other risks described in this “Risk Factors” section.

Although we believe that our tax estimates are reasonable, we cannot ensure that the final determination of tax audits or tax disputes will not be different from what is reflected in our historical income tax provisions and accruals.

USE OF PROCEEDS

All shares of our Common Stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

We will receive up to an aggregate of approximately $120.2 million from the issuance of Common Stock offered hereby upon the exercise of all outstanding Warrants, assuming the exercise in full of such Warrants for cash. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such Warrants for general corporate purposes. Our management will have broad discretion over the use of proceeds from the exercise of the Warrants.

There is no assurance that the holders of the Warrants will elect to exercise any or all of the Warrants. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease. We believe the likelihood that Warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Common Stock. If the market price for our Common Stock is less than $11.50 per share, we believe the Warrant holders will be less likely to exercise their Warrants. As of May 13, 2022, the closing price of our Common Stock was $10.81.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Unless otherwise specified, numbers in this section are presented in thousands, except for per share numbers, conversion ratios and percentages.

Introduction

The following unaudited pro forma condensed combined financial information is presented to aid you in your analysis of the financial aspects of the Business Combination. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Merida was a blank check company incorporated in Delaware on June 20, 2019. Merida was formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more operating businesses or entities. As of December 31, 2021, Merida had $90,849 in its trust account.

Leafly was founded in 2010 and has grown into a leading marketplace and information resource platform. Leafly offers a deep library of content, including detailed information about cannabis strains, retailers and current events. Leafly is a trusted destination to discover legal cannabis products and order them from licensed retailers. Leafly offers subscription-based products and digital advertising. The company is headquartered in Seattle, Washington. The unaudited pro forma condensed combined balance sheet as of December 31, 2021 combines the historical balance sheet of Merida and the historical balance sheet of Leafly on a pro forma basis as if the Business Combination and the related transactions contemplated by the Merger Agreement, summarized below, had been consummated on December 31, 2021. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2021, combines the historical statements of operations of Merida and Leafly for such period on a pro forma basis as if the Business Combination and the transactions contemplated by the Merger Agreement, summarized below, had been consummated on January 1, 2021, the beginning of the earliest period presented.

The pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of Leafly. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The historical financial information of Merida was derived from the audited financial statements of Merida as of and for the year ended December 31, 2021, which are included in the Form 10-K we filed with the SEC on March 31, 2022. The historical financial information of Leafly was derived from the audited consolidated financial statements of Leafly as of and for the year ended December 31, 2021, which are included elsewhere in this prospectus. This information should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Accounting for the Transactions

The Business Combination is accounted for as a reverse recapitalization, in accordance with GAAP. Under this method of accounting, Merida is treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination is treated as the equivalent of Legacy Leafly issuing stock for the net assets of Merida, accompanied by a recapitalization. The net assets of Merida are stated at historical cost, with no goodwill or other intangible assets recorded.

Leafly has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the minimum and maximum redemption scenarios:

(1)

Without including the effect of outstanding Warrants, options, the Earn Out Shares, or any further financing of Merida or Legacy Leafly, immediately after the closing of the Business Combination, Legacy Leafly’s existing securityholders have the greatest voting interest in the Company with approximately 86% voting interest;

(2)	Legacy Leafly has the ability to nominate the majority of the members of the board of directors of the Company following the Closing; and

(3)	Legacy Leafly’s senior management are the senior management of the Company.

The unaudited pro forma condensed combined financial information has been prepared assuming no inclusion of the effect of any future grants of Warrants, post-Business Combination grants of options, the issuance of Earn Out Shares, or any further financing of Merida or Legacy Leafly.

The following summarizes the pro forma shares of Common Stock issued and outstanding immediately after the Business Combination:

	Shares	%
Merida public stockholders(1)	4,160	10.1
Merida initial stockholders (including Sponsor and EBC)(2)	1,667	4.0
Merida convertible noteholders	38	0.1

Total Merida	5,865	14.2
Legacy Leafly existing securityholders(3)	35,434	85.8

Weighted average shares outstanding, basic and diluted pro forma	41,299	100.0

(1)

Includes an aggregate of 28 Sponsor Shares transferred by Sponsor to public stockholders pursuant to the Non-Redemption Agreements, the Share Transfer, Non-Redemption and Forward Purchase Agreements. Also includes 3,861 shares subject to the Share Transfer, Non-Redemption and Forward Purchase Agreements.

(2)

No Sponsor Shares were forfeited pursuant to the Sponsor Agreement. This row reflects that (a) of the 3,250 Sponsor Shares initially held by Sponsor, 1,625 Sponsor Shares (equal to 50% of the 3,250 Sponsor Shares issued to Sponsor prior to Merida’s initial public offering) vested upon the closing of the Mergers and (b) all 120 Representative Shares vested upon the closing of the Mergers, (c) 28 vested Sponsor Shares were transferred to the public stockholders pursuant to the Share Transfer, Non-Redemption and Forward Purchase Agreements and (d) 38 vested Sponsor Shares were transferred to the Note Investors pursuant to the Convertible Note Purchase Agreement and (e) 13 shares were forfeited pursuant to the Side Letter.

(3)

Amount represents approximately 25,166 shares converted from Legacy Leafly Common Stock, 6,141 shares converted from Legacy Leafly preferred stock, and 4,128 shares converted from Legacy Leafly convertible notes.

Description of the Business Combination

Upon the closing of the Business Combination, Merida assumed the name “Leafly Holdings, Inc.” The aggregate consideration for the Business Combination was estimated to be $385,000 and is payable in the form of shares of Common Stock. Pursuant to the terms of the Merger Agreement, the following occurred at Closing:

(1)

In the Initial Merger, Merger Sub I merged with and into Legacy Leafly, with Legacy Leafly being the surviving entity of the Initial Merger, and immediately following the Initial Merger and as a part of the same overall transaction as the Initial Merger, in the Final Merger Legacy Leafly merged with and into Merger Sub II, with Merger Sub II being the surviving entity of the Final Merger and a fully-owned subsidiary of Merida;

(2)

the conversion of Pre-Closing Convertible Promissory Notes to Legacy Leafly Common Stock immediately prior to the Closing in accordance with the Legacy Leafly charter and then approximately 12,573 shares of Common Stock at the Closing in accordance with the Merger Agreement; and

(3)	the conversion of 18,702 shares of Legacy Leafly preferred stock to approximately 6,141 shares of Common Stock at the Closing in accordance with the Merger Agreement.

In addition, and in connection with the forgoing:

(1)

Pursuant to the Convertible Note Purchase Agreement, Merida issued $30,000 in aggregate principal amount of Convertible Notes, immediately prior to the closing of the Business Combination. The Convertible Notes bear interest at a rate of 8.00% per annum, paid in cash semi-annually in arrears on July 31 and January 31 of each year, and will mature on January 31, 2025 (the “Maturity Date”). The Convertible Notes are convertible into approximately 2,400 shares of Common Stock at an initial conversion rate of 0.08 shares of Common Stock per $1 principal amount of Convertible Notes and 0.08 shares of Common Stock per $1 amount of accrued and unpaid interest, if any, thereon, subject to adjustment for customary events prior to the Maturity Date which is equivalent to an initial conversion price of $12.50 per share (such conversion price not in thousands). Conversion of the Convertible Notes, together with any accrued and unpaid interest, if any, at the time of conversion will be settled in shares of Common Stock. In addition, pursuant to the Convertible Note Purchase Agreement, the Sponsor transferred, for no additional consideration, 38 Sponsor Shares and 300 Private Warrants to the Note Investors.

(2)

Pursuant to the Share Transfer, Non-Redemption and Forward Purchase Agreements, the public stockholders party thereto agreed not to seek redemption of up to 1,286 public shares, originally issued in Merida’s initial public offering (the “Public Shares”), in connection with the special meeting. The Share Transfer, Non-Redemption and Forward Purchase Agreements additionally provide that, immediately after the closing of the transactions contemplated by the Merger Agreement, the Sponsor transferred to the public stockholders an aggregate of 1 Sponsor Shares beneficially owned by it (or its designees) for every 45 Public Shares (such Public Shares not in thousands) not redeemed by the public stockholders at the special meeting and held at the closing, which equated to 28 shares transferred.

(3)

Pursuant to the Share Transfer, Non-Redemption and Forward Purchase Agreements, the public stockholders party thereto agreed not to seek redemption of up to 2,575 Public Shares in connection with the special meeting.

(4)	Further, pursuant to the Non-Redemption Agreements and the Share Transfer, Non-Redemption and Forward Purchase Agreements, the Company deposited in escrow, $39,032 of cash released from the trust.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2021 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2021 are based on the historical financial statements of Merida and Legacy Leafly. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF DECEMBER 31, 2021

Historical
(in thousands)	Merida	Legacy Leafly	Transaction Accounting Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$176	$28,565	$18,333	a,b,d	$47,074
Accounts receivable, net	—	2,958	—		2,958
Deferred transaction costs	—	2,840	(2,840)	b	—
Prepaid expenses and other current assets	182	1,347	—		1,529
Restricted cash	—	130	39,032	a	39,162

Total current assets	358	35,840	54,525		90,723
Cash and marketable securities held in trust account	90,849	—	(90,849)	a,c,e	—
Property and equipment, net	—	313	—		313
Deposits and other assets	—	—	—		—

Total assets	$91,207	$36,153	$(36,324)		$91,036

Liabilities and Stockholders Deficit
Current liabilities:
Accounts payable	$1,602	$3,048	$(1,985)	b	$2,665
Accrued expenses	—	8,325	(1,313)	d	7,012
Related party payables	817	—	(817)	c	—
Deferred revenue	—	1,975	—		1,975
Convertible promissory notes	—	31,377	(2,754)	d	28,623

Total current liabilities	2,419	44,725	(6,869)		40,275
Derivative liability	2,175	—	—		2,175
Warrant liability	6,982	—	—		6,982

Total liabilities	11,576	44,725	(6,869)		49,432
Redeemable common stock	90,831	—	(90,831)	e	—
Stockholders equity
Series A preferred stock	—	2	(2)	f	—
Common stock	—	8	—	e,f,g	8
Additional paid-in-capital	—	61,188	50,421		111,609
Accumulated deficit	(11,200)	(69,770)	10,957		(70,013)

Total stockholders equity	(11,200)	(8,572)	61,376		41,604

Total liabilities and stockholders equity	$91,207	$36,153	$(36,324)		$91,036

Following is detail of the adjustments to additional paid-in capital and accumulated deficit:

(in thousands)	Transaction Accounting Adjustments
Additional paid-in-capital
Transaction costs	$(13,697)	b
Conversion of convertible notes	31,469	d
Warrants and shares transferred to Convertible Notes holders	924	d
Reclass of Merida redeemable stock	41,365	e
Conversion of Legacy Leafly preferred stock and Legacy Leafly Common Stock	4	f,g
Reclass of Merida’s historical accumulated deficit	(11,200)	h
Modification of CEO options	1,556	aa

Total additional paid-in capital	$50,421
Accumulated deficit
Reclass Merida’s historical accumulated deficit	$11,200	h
Elimination of interest expense on Convertible Notes	1,313	dd
Modification of CEO options	(1,556)	aa

Total accumulated deficit	$10,957

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2021

Historical
(in thousands, except per share amounts)	Merida (as Restated)	Legacy Leafly	Transaction Accounting Adjustments		Pro Forma Combined
Revenue	$—	$43,036	$—		$43,036
Cost of revenue	—	4,983	—		4,983

Gross profit	—	38,053	—		38,053
Operating expenses:
Sales and marketing	—	19,640	—		19,640
Product development	—	13,896	—		13,896
General and administrative	2,699	15,142	1,512	aa,bb	19,353

Total operating expenses	2,699	48,678	1,512		52,889

Loss from operations	(2,699)	(10,625)	(1,512)		(14,836)
Interest income (expense), net and unrealized gain	29	(1,349)	(2,299)	cc,dd	(3,619)
Change in fair values of derivative liabilities	(3,032)	—	64	ff	(2,968)
Other expense, net	—	(50)	—		(50)

Loss before income taxes	(5,702)	(12,024)	(3,747)		(21,473)
Provision for income taxes	—	—	—	ee	—

Net loss	$(5,702)	$(12,024)	$(3,747)		$(21,473)

Net loss per share redeemable common stock:
Weighted average shares outstanding, basic and diluted	12,695		(12,695)
Net loss per share, basic and diluted	$(0.35)		$0.35
Net loss per share common stock:
Weighted average shares outstanding, basic and diluted	3,370	75,791	(37,862)		41,299
Net loss per share, basic and diluted	$(0.35)	$(0.16)	$(0.01)		$(0.52)

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Unless otherwise specified, numbers in this section are presented in thousands, except for per share numbers, conversion ratios and percentages.

1. Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization, in accordance with GAAP. Under this method of accounting, Merida will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Legacy Leafly issuing stock for the net assets of Merida, accompanied by a recapitalization. The net assets of Merida will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Legacy Leafly.

The unaudited pro forma condensed combined balance sheet as of December 31, 2021 assumes that the Business Combination occurred on December 31, 2021. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2021 gives pro forma effect to the Business Combination as if it had been completed on January 1, 2021. These periods are presented on the basis of Legacy Leafly as the accounting acquirer.

The unaudited pro forma condensed combined balance sheet as of December 31, 2021 has been prepared using, and should be read in conjunction with, the following:

•	Merida’s audited consolidated balance sheet as of December 31, 2021 and the related notes, included in the Annual Report on Form 10-K that we filed with the SEC on March 31, 2022; and

•	Legacy Leafly’s audited consolidated balance sheet as of December 31, 2021 and the related notes, included elsewhere in this prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 has been prepared using, and should be read in conjunction with, the following:

•

Merida’s audited consolidated statement of operations for the year ended December 31, 2021 and the related notes, included in the Annual Report on Form 10-K that we filed with the SEC on March 31, 2022; and

•	Legacy Leafly’s audited consolidated statement of operations for the year ended December 31, 2021 and the related notes, included elsewhere in this prospectus.

The unaudited pro forma condensed combined financial information has been prepared assuming no inclusion of the effect of any future grants of Warrants, post-Business Combination grants of options, the issuance of Earn Out Shares, or any further financing of Merida or Legacy Leafly. Additionally, the unaudited pro forma condensed combined financial information reflects the redemption of 4,942 shares of Common Stock by Merida public stockholders who exercised their right to redeem their Public Shares for a pro rata share of the trust account in January 2022.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that the Company believes are reasonable under the circumstances. The unaudited condensed combined pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. the Company believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Company. The unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements and notes thereto of Merida and Legacy Leafly.

2. Accounting Policies

Following consummation of the Business Combination, management is performing a comprehensive review of Merida’s and Legacy Leafly’s accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Mergers and has been prepared for informational purposes only.

Leafly is currently finalizing its accounting analysis of the Convertible Notes, and more specifically, the analysis of the potential existence of embedded premium or derivatives that should be bifurcated from the Convertible Notes. As a result, the adjustments to the unaudited pro forma condensed combined financial information include adjustments with respect to the issuance of the Convertible Notes, and transfer of Sponsor Shares and Private Warrants at the time of issuance of the Convertible Notes, with $30,000 of proceeds allocated between these instruments using the residual method, as well as the accretion of the Convertible Notes to their par value as of the first redemption date 13 months post-issuance through entries to interest expense. However, any effect of the analysis of the potential existence of embedded premium or derivatives requiring bifurcation from the Convertible Notes has currently been excluded from the unaudited pro forma condensed combined financial information due to the fact that the analysis has not yet been finalized. The adjustments to the unaudited pro forma condensed combined financial information reflect the best estimates of the Company based on information currently available, and are subject to change, based on the outcome of the finalized analysis of the potential existence of embedded premium or derivatives that should be bifurcated from the Convertible Notes. Differences between these preliminary estimates and the final accounting could be material. The excluded adjustments relate to potential non-cash expenses, the magnitude of which is currently indeterminable because a valuation would need to be performed by valuation experts if the Company concludes that an embedded feature or features require bifurcation. The Company expects to finalize the analysis of the potential existence of embedded premium or derivatives that should be bifurcated from the Convertible Notes by the time it completes is overall analysis for accounting for the Mergers and the associated accounting is reviewed by its auditors through the Company’s Q1 2022 quarterly review, no later than the date on which it files a form with the SEC fulfilling its first quarter Form 10-Q obligations, currently anticipated to be no later than May 16, 2022.

The preceding unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and the option to present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Merida has elected to present Management’s Adjustments in addition to Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information. Transaction Accounting Adjustments are included in the preceding Pro Forma Condensed Combined Financial Information tables, while Management’s Adjustments are included only in note 5 within these Notes to Unaudited Pro Forma Combined Financial Information.

The unaudited pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of shares of Common Stock outstanding, assuming the Business Combination occurred on January 1, 2021.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2021 are as follows:

(a)

Reflects the reclassification of cash held in Merida’s trust account that becomes available at the Closing. Amounts available to the Company were reduced as a result of redemptions of 4,942 shares of Common Stock by Merida stockholders as well as due to $39,032 of cash released from the trust that was deposited in escrow at Closing in accordance with the Non-Redemption Agreements and the Share Transfer, Non-Redemption and Forward Purchase Agreements and classified as restricted cash. We have not adjusted the figures relating to the Non-Redemption Agreements and the Share Transfer, Non-Redemption and Forward Purchase Agreements for any immaterial sales subsequent to the Closing, of shares covered by these agreements.

(b)

Reflects the settlement of $14,116 of estimated costs direct and incremental to the transaction. Of the total, $3,259 had been recorded as of December 31, 2021, with $1,274 having been paid, and $10,857 had not been recorded as of December 31, 2021. These amounts were reclassified (those already recorded) or booked (those not yet recorded) to additional paid in capital at Closing.

(c)	Reflects the settlement of amounts due from Merida to its Sponsor upon the Closing.

(d)	Reflects the conversion of $31,470 principal of Pre-Closing Convertible Promissory Notes, plus $1,313 of interest accrued at December 31, 2021, which converted to Common Stock upon the Closing.

Also reflects the issuance of $30,000 principal of Convertible Notes and $360 of estimated associated debt issuance costs (excluding the value of Sponsor Shares and Private Warrants transferred, as discussed below within this footnote). Pursuant to the Convertible Note Purchase Agreement, Merida issued $30,000 in aggregate principal amount of Convertible Notes, immediately prior to the closing of the Business Combination. The Convertible Notes bear interest at a rate of 8.00% per annum, paid in cash semi-annually in arrears on July 31 and January 31 of each year, and will mature on the Maturity Date. The Convertible Notes are convertible into approximately 2,400 shares of Common Stock at an initial conversion rate of 0.08 shares of Common Stock per $1 principal amount of Convertible Notes and 0.08 shares of Common Stock per $1 amount of accrued and unpaid interest, if any, thereon, subject to adjustment for customary events prior to the Maturity Date, which is equivalent to an initial conversion price of $12.50 per share (such conversion price not in thousands). Conversion of the Convertible Notes, together with any accrued and unpaid interest, if any, at the time of conversion will be settled in shares of Common Stock. In addition, pursuant to the Convertible Note Purchase Agreement, the Sponsor transferred, for no additional consideration, 38 Sponsor Shares and 300 Private Warrants to the Note Investors. The value of these transfers is recorded as a reduction of Pre-Closing Convertible Promissory Notes.

(e)

Reflects the reclassification of Merida’s Common Stock subject to possible redemption to permanent equity at $0.0001 par value. As of the Closing, a total of 8,869 shares of Merida’s Common Stock had been redeemed (including 4,942 in January 2022) and 4,132 shares of Merida’s redeemable Common Stock remain outstanding as non-redeemable Common Stock and will be reclassified to permanent equity.

(f)	Reflects the conversion of 18,702 shares of Legacy Leafly preferred stock to approximately 6,141 shares Common Stock at the Closing in accordance with the Merger Agreement.

(g)

Reflects the recapitalization of Legacy Leafly’s equity and issuance of Common Stock as consideration for the Mergers. Aggregate consideration to be paid in the Mergers is calculated based on an enterprise value of $385,000, with further adjustments in accordance with the terms of the Merger Agreement. The total Merger Consideration was apportioned between cash and Common Stock as follows: (i) each issued and outstanding share of Legacy Leafly Common Stock (including shares of Legacy Leafly Common Stock issued upon conversion of the Convertible Notes) was automatically converted into the right to receive a number of Merger Shares equal to the Exchange Ratio and (ii) each issued and outstanding share of Legacy Leafly preferred stock was automatically converted into the right to receive a number of Merger Shares equal to the Exchange Ratio multiplied by the number of shares of Legacy Leafly Common Stock issuable upon conversion of such shares of Legacy Leafly preferred stock.

The Legacy Leafly shareholders described above received 35,434 shares of Common Stock and no cash from Merida’s trust account. Approximately $41,415 in cash was released from Merida’s trust account at Closing (after giving effect to the redemption of 4,942 shares of Legacy Leafly Common Stock by holders who exercised their right to redeem their shares in January 2022). However, as described in footnote (a), at the Closing, $39,032 of cash released from the trust was deposited in escrow in accordance with the Non-Redemption Agreements and the Share Transfer, Non-Redemption and Forward Purchase Agreements and classified as restricted cash. The balance of the cash released from the trust was used to pay a subset of the transaction costs discussed in note (b). We have not adjusted the figures relating to the Non-Redemption Agreements and the Share Transfer, Non-Redemption and Forward Purchase Agreements for any immaterial sales subsequent to the Closing of shares covered by these agreements.

Additionally, the Legacy Leafly shareholders described above and Participants combined will receive on a pro rata basis a portion of up to 6,000 restricted shares of Common Stock that will vest if the Company achieves certain earnout thresholds prior to the third anniversary of the Closing. These shares are excluded from the pro forma balance sheet adjustments because the shares are subject to forfeiture as of the Closing.

(h)	Reflects the reclassification of Merida’s historical retained earnings to additional paid in capital as part of the Mergers.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2021 are as follows:

(aa)

Reflects $1,367 of stock-based compensation expense for the vesting of 50% of the CEO’s “Liquidity Event Option” immediately prior to close of the Mergers and $189 of stock-based compensation expense for the modification of the remaining 50% of the CEO’s “Liquidity Event Option” immediately prior to close of the Mergers. See further discussion of the terms of these option awards in the section “Executive and Director Compensation of Leafly – Executive Employment Arrangements - Option Award Granted to Yoko Miyashita”.

(bb)	Reflects the elimination of the Merida administrative service fee paid to the Sponsor that ceased.

(cc)	Reflects the elimination of interest income earned on Merida’s trust account due to the release of trust funds to cash or the reduction in trust funds due to the redemption of redeemable stock.

(dd)

Reflects the elimination of $1,313 of interest expense on Legacy Leafly’s outstanding Pre-Closing Convertible Promissory Notes that converted to stock upon the close of the Mergers. Also reflects, on the statements of operations, the addition of $3,583 of interest expense on the Convertible Notes that were issued upon the close of the Mergers, including accretion of $331.

(ee)

Reflects the income tax effect of pro forma adjustments using the estimated effective tax rate of 0%. In their historical periods, Legacy Leafly and Merida concluded that it is more likely than not that they will not recognize the benefits of federal and state net deferred tax assets and as a result established valuation allowances. For pro forma purposes, it is assumed that this conclusion will continue at and subsequent to the close date of the Mergers and as such, a 0% effective tax rate is reflected.

(ff)

Reflects the estimated change in fair value of the derivative liability for the shareholder agreements discussed in footnote (i) above, over their three month term, using the change in valuation between September 30, 2021 and December 31, 2021 as a proxy. Actual future changes in fair value are not estimable as of this date and may differ materially from this amount.

4. Loss per Share

Net loss per share was calculated using historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2021. As the Business Combination and related equity transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for pro forma basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entirety of the period presented.

Pro forma net loss	$(21,473)
Pro forma weighted average shares outstanding, basic and diluted	41,299
Pro forma net loss per share, basic and diluted	$(0.52)

The following table provides details of the weighted average shares outstanding in the table above:

Merida public stockholders(1)	4,160
Merida initial stockholders (including Sponsor and EBC)(2)	1,667
Merida convertible noteholders	38

Total Merida	5,865
Leafly existing securityholders(3)	35,434

Pro forma weighted average shares outstanding, basic and diluted	41,299

(1)

Includes an aggregate of 28 Sponsor Shares transferred by Sponsor to public stockholders pursuant to the Non-Redemption Agreements, the Share Transfer, Non-Redemption and Forward Purchase Agreements. Also includes 3,861 shares subject to the Share Transfer, Non-Redemption and Forward Purchase Agreements.

(2)

No Sponsor Shares were forfeited pursuant to the Sponsor Agreement. This row reflects that (a) of the 3,250 Sponsor Shares initially held by Sponsor, 1,625 Sponsor Shares (equal to 50% of the 3,250 Sponsor Shares issued to Sponsor prior to Merida’s initial public offering) vested upon the closing of the Mergers and (b) all 120 Representative Shares vested upon the closing of the Mergers, (c) 28 vested Sponsor Shares were transferred to the public stockholders pursuant to the Share Transfer, Non-Redemption and Forward Purchase Agreements and (d) 38 vested Sponsor Shares were transferred to the Note Investors pursuant to the Convertible Note Purchase Agreement and (e) 13 shares were forfeited pursuant to the Side Letter.

(3)	Amount represents approximately 25,166 shares converted from Legacy Leafly Common Stock, 6,141 shares converted from Legacy Leafly preferred stock, and 4,128 shares converted from Convertible Notes.

The following potentially dilutive outstanding securities were excluded from the pro forma weighted average shares outstanding for the year ended December 31, 2021, because they are not participating securities and their effect would have been anti-dilutive, or issuance of such shares is contingent upon the satisfaction of certain conditions, which were not satisfied by December 31, 2021:

Earn Out Shares	6,000	(1)
Merida Private Warrants and Public Warrants	10,451	(2)
Merida Sponsor Shares and Representative Shares that will be subject to earnout	1,625	(3)
Shares subject to potential conversion of the Convertible Notes	2,400	(4)
Shares subject to outstanding Legacy Leafly stock options	3,726	(5)

Total potentially dilutive securities	24,202

(1)

Up to 6,000 shares of Common Stock may be issuable to Leafly securityholders and Participants in respect of the Earn Out Shares. We cannot predict whether or to what extent any or all of the Earn Out Shares will be issued.

(2)	Amount represents 10,451 Warrants outstanding at December 31, 2021.
(3)

Amount represents the 50% of Sponsor Shares that became subject to forfeiture per the conditions described under “Certain Relationships and Related Party Transaction” upon closing of the Business Combination.

(4)

This amount represents 2,400 shares of Common Stock potentially issuable upon conversion of the Convertible Notes. The Convertible Notes are convertible into shares of Common Stock at an initial conversion rate of 0.08 shares of Common Stock per $1 principal amount of Convertible Notes and 0.08 shares of Common Stock per $1 amount of accrued and unpaid interest, if any, thereon, subject to adjustment for customary events prior to the Maturity Date, which is equivalent to an initial conversion price of $12.50 per share (such conversion price not in thousands). Conversion of the Convertible Notes, together with any accrued and unpaid interest, if any, at the time of conversion will be settled in shares of Common Stock. In addition, pursuant to the Convertible Note Purchase Agreement, the Sponsor agreed to transfer, for no additional consideration, 38 sponsor shares and 300 Private Warrants to the Note Investors.

(5)	Amount represents 11,349 options outstanding upon closing of the Mergers converted to options for Common Stock using an exchange ratio of 0.3283.

Also excluded are any future grants of warrants, any grants of stock options beyond February 4, 2022 under existing or future incentive plans, or any further financing of Legacy Leafly.

Management’s Adjustments

The tables below show the estimated incremental costs related to Leafly’s change in status from a privately held company to a publicly traded company after the closing of the Business Combination. Management expects the company to incur additional costs, including higher director and officer insurance costs, costs for accounting and legal staff, and other costs of complying with SEC and other public company regulations. The estimated costs are presented below as if they had occurred on January 1, 2021, and the statutory tax rate used is 0%, consistent with note (ee) above. The adjustments shown below include those that Leafly’s management deemed necessary for a fair statement of the pro forma information presented. The adjustments include forward-looking information that is subject to the safe harbor protections of the Securities Exchange Act of 1934, and actual results could differ materially from what is presented below as Leafly transitions to being a public company.

($ in thousands, except per share amounts)	Net Loss	Basic and Diluted Loss per Share	Weighted Average Shares
For the Year Ended December 31, 2021
Pro forma combined(1)	$(21,473)	$(0.52)	41,299
Public company costs	9,052

Pro forma combined after managements adjustments	$(30,525)	$(0.74)	41,299

(1)	As shown in the Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2021 in this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Numbers in this section are presented in thousands, except for per share numbers. The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the notes to those financial statements and the audited consolidated financial statements and notes thereto appearing elsewhere in this prospectus. Certain statements in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” are forward-looking statements that involve risks and uncertainties, such as statements regarding our plans, objectives, expectations and intentions. Our future results and financial condition may differ materially from those currently anticipated as a result of the factors described under sections entitled “Cautionary Note Regarding Forward- Looking Statements” and “Risk Factors.”

Overview

Leafly is one of the cannabis industry’s leading marketplaces for brands and retailers to reach one of the largest audiences of consumers interested in cannabis. Leafly operates a platform that includes educational information, strains data, and news, enabling consumers to use Leafly’s content library to have an informed shopping experience. Leafly reduces the friction caused by fragmented regulation of cannabis across North America and offers a compliant digital marketplace that connects cannabis consumers with legal and licensed retailers and brands nearest them.

Leafly’s focus on the consumer experience has powered sustained revenue growth since Leafly was founded in 2010. Leafly allows each shopper to tailor their journey; selecting the store, brand, and cannabis form-factor that appeals to them. Once that shopper builds a basket and is ready to order, our non-plant-touching business model sends that order reservation to the store for payment and fulfillment. By matching stores and shoppers, we deliver value to all constituencies. We monetize our platform primarily through the sale of subscription packages, bundling e-commerce software and advertising solutions, as well as non-subscription-based advertising to retailers and brands. Through the participation on our platform, retailers and brands can reach and engage the 10 million average MAUs on our platform, one of the largest cannabis-focused audiences in the world.

In 2021, we began building up our business again as the broader economy started to reopen and COVID-19 restrictions lifted. Our hiring ramped and we made significant investments, in particular, in our sales and marketing organization, in building out our senior leadership team, in launching focused new products and services and on growing the number of supply partners on our platform. Expenses increased accordingly, and also as we built infrastructure in preparation for becoming and operating as a public company. We expect we will continue making similar investments as we continue to grow and mature the business. In 2021, we were successful in growing the number of the supply partners on our platform during the year and revenue increased accordingly, while average revenue per account decreased due to strategic expansion into lower population or lower demand markets at a lower price point. Subsequent to year-end, in February of 2022, we closed our business combination with Merida and became a public company. Through the closing of the business combination, we obtained additional financing from the issuance of Convertible Notes, the proceeds of which we anticipate we will use to continue making strategic investments in the growth of our business. Please see the detailed discussions of our results of operations and financial condition within the discussion below.

COVID-19 and Strategic Refocusing of the Business

COVID-19 was declared a global pandemic by the World Health Organization in March of 2020 and has had a significant impact on the global economy and thus, Leafly. Pandemic-driven uncertainties and new leadership led management to re-examine its business strategy, deciding to refocus the business on its online, three-sided marketplace and to wind-down other strategic initiatives, including its operation in Germany and Leafly Market, a Leafly-owned CBD online store. In connection with the reprioritized strategy, Leafly laid off 54 employees in January of 2020 and an additional 91 employees in March of 2020. Concurrent with the March layoffs, Leafly also implemented travel restrictions and a work from home policy, resulting in a renegotiation of our lease obligations and the ultimate termination of our main Seattle office lease in March of 2021. As of the date of this prospectus, these policies have not materially impacted our operations, financial reporting, or internal controls. See discussion of the impact of these changes on our operating expenses under “— Restructuring” and “— Discussion of our Results of Operations — 2021 Compared to 2020” below.

The COVID-19 pandemic led to many provincial and state lockdowns and retail businesses were forced to close or limit in-person shopping. These policy decisions had a direct impact on Leafly and its retail partners. In early 2020, with a far more restricted in-store shopping experience, sales and collections slowed versus expectations. As the year progressed, consumer demand shifted to stores with an ability to serve shoppers via e-commerce, which made a positive impact on many of our retail partners’ businesses. For Leafly, this resulted in stable revenue across Retail and Brands through 2020. The demand for legal cannabis accelerated throughout the year, while in-store shopping restrictions remained in place. That increasing demand, coupled with limited or no in-store shopping, led many retailers to adopt e-commerce solutions. These macro impacts drove adoption of Leafly’s online ordering tools, both by our consumers and retail partners. As the broader economy started to reopen and restrictions lifted, in 2021, we saw a decline in our traffic from peak activity on our platform in the second quarter of 2020 to levels closer to those prior to the pandemic.

Leafly remains focused on an online ordering strategy and has a predominantly work from home policy with limited use of co-working space and business travel.

Restructuring

In connection with the layoffs discussed under “— COVID-19 and Strategic Refocusing of the Business” above, Leafly recorded a total of $464 and $84 of pre-tax severance expense spread across its operating expense categories during the first and second quarters of 2020, respectively. A total of 145 employees were terminated, and the restructuring program was completed in the second quarter of 2020. Though we incurred additional operating expenses early in 2020 due to these severance costs, we estimate that these employee terminations reduced our expenses by nearly $3,750 per quarter from what they would have been otherwise while headcount levels remained low. As the broader economy started to reopen and restrictions lifted and we raised additional funding through convertible note issuances in 2021, our hiring ramped. Our number of employees is now approaching pre-pandemic levels, with different hiring prioritization across functions. Our sales and marketing headcount now exceeds pre-pandemic levels, while our product development and general and administrative headcount remain lower than pre-pandemic levels. Qualified individuals are in high demand, in particular software engineers, and we are exploring various options for staff augmentation while the market for full-time employees in North America remains highly competitive.

In May 2020, Leafly amended the lease for its Seattle-based headquarters, reducing the square feet leased and reducing the monthly payment to $75 effective August 1, 2020. The amended lease also included a new, earlier termination date of March 31, 2021. The effect of this amendment was to reduce our go-forward operating expenses by nearly $400 per quarter from what they would have been otherwise. We currently remain without an active, long-term headquarters lease, though we may enter into a new lease for a Seattle-based corporate office space in 2022. We expect that space would accommodate a hybrid in-person and work-from-home team.

Merger and Public Company Costs

On the Closing Date, we consummated the Business Combination in connection with the Merger Agreement. Pursuant to the Merger Agreement and in connection therewith, at the Closing, among other things, (i) the Initial Merger occurred, with Legacy Leafly being the Initial Surviving Company and Legacy Leafly’s shareholders receiving Common Stock in exchange for their equity securities of Legacy Leafly, and (ii) immediately following the Initial Merger and as part of the same overall transaction as the Initial Merger, the Final Merger occurred, with Merger Sub II (surviving the Final Merger as Leafly, LLC) being the Final Surviving Company. As a result of the Business Combination, Legacy Leafly became wholly owned subsidiary of the Company, with the securityholders of Legacy Leafly becoming securityholders of the Company. Legacy Leafly was deemed the accounting predecessor and Leafly is the successor SEC registrant, which means that Legacy Leafly’s financial statements for previous periods will be disclosed in Leafly’s future periodic reports filed with the SEC.

While the legal acquirer in the Merger Agreement is Merida, for financial accounting and reporting purposes under GAAP, Leafly is the accounting acquirer and the Mergers will be accounted for as a “reverse recapitalization.” A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the financial statements of Leafly in many respects. Under this method of accounting, Merida is treated as the “acquired” company for financial reporting purposes. For accounting purposes, Leafly is deemed to be the accounting acquirer in the Business Combination and, consequently, the Business Combination will be treated as a recapitalization of Leafly (i.e., a capital transaction involving the issuance of stock by Merida for the stock of Leafly). Accordingly, the consolidated assets, liabilities, and results of operations of Leafly remain the historical financial statements of Legacy Leafly, and Merida’s assets, liabilities and results of operations will be consolidated with Leafly’s beginning on the acquisition date. Operations prior to the closing of the merger will be presented as those of Leafly in future reports. The net assets of Merida will be recognized at historical cost (which is expected to be consistent with carrying value, including fair value, as applicable), with no goodwill or other intangible assets recorded. We anticipate that the most significant change in Leafly’s reported financial position as a result of the Business Combination will be an increase in cash and cash equivalents of approximately $18 million from net proceeds, including proceeds from convertible notes issued upon closing of the Business Combination. In addition, $39 million from Merida’s trust account was placed in escrow upon closing of the Business Combination, all or a portion of which may become available to Leafly. On December 22, 2021 and January 10, 2022, Merida entered into agreements with certain holders of shares of common stock issued in Merida’s initial public offering, pursuant to which such stockholders agreed not to seek redemption of up to 4,000,000 shares in aggregate in connection with Merida’s special meeting to approve the Business Combination. Pursuant to these agreements, the counterparties may elect to sell and transfer to the Company, and the Company shall purchase from the counterparties, up to 4,000,000 shares at a price per Share equal to $10.16 per Share or $10.01 per Share, as applicable. If the parties to these agreements (as described in the Prospectus Supplement we filed with the SEC on January 18, 2022) exercise their rights to put their shares back to Leafly within three months of the closing of the Business Combination, such amount placed in escrow may not become available to Leafly, or may be available only in part. On May 3, 2022, the parties to these agreements agreed to amend such agreements. See “—Liquidity” for further information.

As a consequence of the Business Combination, Leafly became an SEC-registered and Nasdaq-listed company which requires Leafly to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Leafly has incurred, and expects to continue to incur, additional expenses as a public company for, among other things: additional directors’ and officers’ liability insurance; compensation for directors and additional internal and external accounting, legal, and administrative resources, including increased audit and legal fees; and costs of certain related software tools.

Direct costs of the Business Combination and resulting recapitalization have been recorded to Prepaid expenses and other current assets in our Consolidated Balance Sheets and will be reclassified to additional paid-in capital upon closing of the Business Combination in 2022, while general costs associated with becoming and operating as a public company are expensed throughout our Consolidated Statements of Operations, as applicable, primarily to General and Administrative. We currently anticipate we will incur approximately $8.5 million to $9.5 million annually in incremental cash costs of operating as a public company. This estimate does not reflect general increases in costs due to growing our business. Non-cash stock-based compensation expenses will also likely increase significantly as we transition to operating as a public company, leveraging our available equity, including derivatives thereof, to fund operations. These estimates and expectations may change as we begin to experience these new conditions.

Key Metrics

In addition to the measures presented in our consolidated financial statements, our management regularly monitors certain measures in the operation of our business. As a result of the continued evolution of our business and our transition to a public company, we eliminated one key metric and modified two others, as follows:

•	We eliminated Order enabled retailers as a key metric because it is not a direct driver of our revenue growth nor a metric commonly shared across our industry.

•

We modified the calculation of MAUs to include Leafly applications developed for use on a particular platform or device (“native apps”). The prior definition of MAUs was based on visitors to Leafly’s websites only. We made this modification to improve period-to-period comparability of traffic to our platform as users move between our websites and native apps.

•

We modified the calculation of retailer average revenue per account (“ARPA”) to include a numerator representing account-based retail revenue rather than product-based retail revenue, which we report for segment reporting purposes under our Retail segment. We made this change to better align the numerator of this metric with its denominator, which is the number of accounts.

Our key metrics are discussed below.

Monthly active users

MAUs represents the total unique visitors to Leafly websites and native apps each month, which in turn represents the maximum potential unique visitors that could become a customer of a dispensary or brand listed on Leafly’s platform, within a given month. Leafly’s revenue model for dispensaries and brands is based, in part, on the number of visitors it can drive to dispensary or brand listings on the platform. Providing more visitors, as represented by MAUs, may lead to increased advertising rates for both dispensaries and brands.

Users (visitors) are considered active by initiating a session on at least one webpage or app. Each month’s MAUs is the total of unique visitors to Leafly during the specified month and includes both new visitors as well as those returning from the previous month. We count a unique user the first time an individual accesses one of our websites or native apps during a calendar month. If an individual accesses our websites using different web browsers within a given month, the first access by each such web browser is counted as a separate unique user. If an individual accesses more than one of our websites or native apps in a single month, the first access to each website or app is counted as a separate unique user since unique users are tracked separately for each domain and native app. The unique visitors are measured using Google Analytics for our web applications and Firebase for our native applications.

Due to third-party technological limitations, user software settings, or user behavior, Google Analytics may assign a unique cookie to different instances of access by the same individual to our websites. In such instances, Google Analytics would count different instances of access by the same individual as separate unique users. Accordingly, reliance on the number of unique users counted by Google Analytics may overstate the actual number of unique users who access our websites during the period. Additionally, we cannot differentiate between a user who accesses Leafly across both the web and a native app, which could overstate the number of unique users.

A growing number of MAUs is indicative of our overall product health as it is the result of metrics reflecting both retention and acquisition of customers of our suppliers. While we consider MAUs to be a leading indicator of general product health representing the blend of new customer acquisition and the retention of returning customers, we also acknowledge that this must be paired with a deeper analysis of MAU behavioral metrics. We measure the quality of experience by looking at MAU cohorts engagement behaviors as measured by time on site, interaction with personalization features such as favoriting and following, and orders placed.

Ending retail accounts

Ending retail accounts is the number of paying retailer accounts with Leafly as of the last month of the respective period. Retail accounts can include more than one retailer. This metric is helpful because it represents a portion of the volume element of our revenue and describes our market share.

Retailer average revenue per account

Retailer ARPA is calculated as monthly retail revenue, on an account basis, divided by the number of retail accounts that were active during that same month. An active account is one that had an active paying subscription with Leafly in the month. Leafly does not provide retailers with a free subscription offering. This metric is helpful because it represents the price element of our revenue.

Year ended December 31,	2021	2020	Change	Change (%)
Average MAUs (in thousands)(1)	10,005	11,531	(1,526)	(13)%
Ending retail accounts(2)	5,265	3,665	1,600	44%
Retailer average revenue per account (ARPA)(3)	$636	$735	$(99)	(13)%

(1)

Calculated as a simple average for the period presented. Using the prior calculation that excluded native apps, Average MAUs would have been 9,278 and 10,592 for 2021 and 2020, respectively, for a decrease of 1,314 or 12%.

(2)	Represents the figure outstanding in the last month of the respective period.
(3)

Calculated as a simple average of monthly retailer ARPA for the period presented. Using the prior calculation of retailer ARPA which included retail revenue on a product basis, retailer ARPA would have been $631 and $734 for 2021 and 2020, respectively for a decrease of $103 or 14%.

The pandemic accelerated interest in legal cannabis, driving more traffic to Leafly. This resulted in more MAUs across Leafly’s platform in 2020. The lockdowns across certain communities and restrictions on in-store shopping drove many shoppers to an e-commerce solution. As the broader economy started to reopen and restrictions lifted, we saw a decline in our traffic from peak activity on our platform in the second quarter of 2020. As a result, MAUs decreased for the year ended December 31, 2021 as compared to the prior year.

The Company focused primarily on growing the number of supply partners on the platform in 2021, leading to year over year growth in ending retail accounts. Part of this growth in retail accounts included expanding into lower population or lower demand markets at a lower price point, a strategic decision which contributed to a decline in ARPA.

Components of our Results of Operations

Revenue

We generate our revenue through the sale of online advertising and online order reservation enablement on the Leafly platform for suppliers in our Retail and Brands segments. Within our Retail segment, we monetize our multi-sided retail marketplace through monthly subscriptions that enable retailers to advertise to and acquire potential shoppers. Our solutions allow retailers, where legally permissible, to accept online orders from shoppers, who visit www.leafly.com or use a Leafly-powered online order reservation solution, including our iOS app. Within our Brands segment, our revenue is derived by creating custom advertising campaigns for both small and large brands that target Leafly’s broad and diverse audience and offering brands profile listings on our platform, which are sold on a monthly recurring subscription or annual basis. Advertising opportunities include on-site digital display, native placements, email, branded content, and off-site audience extension. Leafly’s advertising partners span a variety of verticals including hardware and accessories, THC-infused products, hemp, CBD, and seed.

Cost of Revenue

Cost of revenue consists primarily of technical labor costs associated with development of our website and apps, costs of website infrastructure and analytics (including hosting fees and third-party software licenses that are embedded in our platform), costs of POS and third-party platform integrations, audience extension costs (unique to Brands), merchant credit card processing fees, and email automation software (unique to Brands). In 2020, Leafly cost of revenue also included merchandise costs for Leafly Market inventory, which were discontinued in 2020 when Leafly Market ceased operating.

Operating expenses

Operating expenses consist of sales and marketing, product development, and general and administrative expenses.

Sales and marketing expenses consist primarily of employee compensation, as well as costs of advertising and marketing activity for promoting our company, consulting and contractor costs, and trade show and event costs. Events include cannabis enthusiast days of celebration such as 420, which celebrates cannabis, and 710 oil day, which celebrates cannabis oils and concentrates.

Product Development expenses consist primarily of employee compensation, as well as consulting and contractor expenses, and related overhead costs.

General and administrative expenses consist primarily of compensation for our finance and accounting, legal, human resources, and administrative personnel. General and administrative expenses also include professional services, litigation, and other administrative expenses.

Discussion of our Results of Operations — 2021 Compared to 2020

Revenue

Year Ended December 31,	2021	2020	Change ($)	Change (%)
Retail	$33,628	$29,591	$4,037	14%
Brands	9,408	6,801	2,607	38%

Total revenue	$43,036	$36,392	$6,644	18%

Retail revenue from digital media display ads and subscription sales from licensed dispensaries increased $2,393 and $1,654, respectively. Digital media display ads revenue growth was driven by increased volumes of display ads, reflecting further legalization of cannabis and other factors discussed under “— Key Metrics” above. Subscription sales revenue growth was also driven by increased volume, as the number of ending retail accounts increased 44% during this period due to continued onboarding of new retail subscriptions. These increases were offset in part by an overall reduction in prices in target markets, where we sought to attract a greater number of local retailers onto our platform. In August of 2020, we moved to a regional pricing model based on traffic and orders, which had the effect of decreasing overall prices within our mix of revenue during 2021 when compared to 2020, as reflected in a 13% decrease in ARPA.

The Company’s current systems do not allow us to precisely quantify changes in Brands revenue attributable to price and volume. We continue to implement systems and processes that will allow us to do so. In the meantime, the information we have from our existing systems, combined with our knowledge of changes in list prices, informs the discussion of Brands volume and pricing that follows. We believe Brands revenue grew primarily due to increased volume as we offer a solution for brands that continue to lack access to their target audience through certain traditional advertising channels that do not work with the cannabis industry, and as CBD and related cannabis-adjacent brands want to advertise to our audience. By product, the Brands revenue increase was driven primarily by growth in channel advertising (including direct to consumer email) and digital media (including audience extension services), which grew $1,221 and $1,021, respectively.

Cost of revenue

Year ended December 31,	2021	2020	Change ($)	Change (%)
Retail	$3,193	$3,301	$(108)	(3)%
Brands	1,790	1,661	129	8%

Total cost of revenue	$4,983	$4,962	$21	—%

Retail cost of revenue decreased due primarily to $266 lower website infrastructure and analytics costs and a $282 reduction in employee compensation because of the restructuring discussed above under “— Restructuring,” offset in part by $379 higher integration costs.

Brands cost of revenue increased due primarily to $307 higher costs of audience extension, which were included for only a portion of the comparative prior year period due to launch of the service in May 2020. Audience extension is more expensive for Leafly to deliver than advertising on its own properties due to the cost of paying third party fees for the placements of ads on non-Leafly sites. These increases were offset in part by merchandise costs for Leafly Market inventory of $175 in 2020, which was discontinued in 2020 resulting in no associated costs in 2021.

Operating expenses

Year ended December 31,	2021	2020	Change ($)	Change (%)
Sales and marketing	$19,640	$13,189	$6,451	49%
Product development	13,896	14,485	(589)	(4)%
General and administrative	15,142	13,052	2,090	16%

Total operating expenses	$48,678	$40,726	$7,952	20%

Sales and marketing expenses grew as we began ramping up investments again following a shorter than expected impact of the COVID-19 pandemic and increased funding through the issuance of Convertible Notes. We increased advertising and marketing spending by $2,842 and employee compensation costs by $3,357 as we approximately doubled our number of sales and marketing staff when comparing 2020 and 2021.

Product development expenses decreased primarily due to a $616 reduction in employee compensation, primarily reflecting lower average headcount offset in part by higher rates of bonuses.

General and administrative expenses increased due primarily to: a $2,828 increase in compensation, reflecting higher rates of salaries and related benefits and bonuses; a $1,129 increase in recruiting costs, due in part to hiring several senior-level employees during the fourth quarter of 2021 and a significant number of sales and marketing staff during the year; and a $552 increase in insurance costs, primarily related to directors and officers insurance for pre-Business Combination coverage. These increases were offset in part by a number of decreases, including:

•	a decrease of $1,205 in the cost of management services from Privateer Management as the company matured and had less need for their services (see “- Related Party Relationships” below);

•	a decrease of $413 in bad debt expense, which was elevated in 2020 reflecting the impact of COVID-19 on some of our customers; and

•	a decrease in facilities costs of $508 as employees worked from home.

Other expense

Year Ended December 31,	2021	2020	Change ($)	Change (%)
Interest expense, net	$(1,349)	$(637)	$(712)	112%
Other expense, net	(50)	(31)	(19)	61%

Total other expense	$(1,399)	$(668)	$(731)	109%

Interest expense, net increased due to a 106% higher principal balance of Pre-Closing Convertible Promissory Notes outstanding, on average, in 2021.

Non-GAAP Financial Measures

Earnings Before Interest, Taxes and Depreciation and Amortization (EBITDA) and Adjusted EBITDA

To provide investors with additional information regarding our financial results, we have disclosed EBITDA and Adjusted EBITDA, both of which are non-GAAP financial measures that we calculate as net loss before interest, taxes and depreciation and amortization expense in the case of EBITDA and further adjusted to exclude non-cash, unusual and/or infrequent costs in the case of Adjusted EBITDA. Below we have provided a reconciliation of net loss (the most directly comparable GAAP financial measure) to EBITDA and from EBITDA to Adjusted EBITDA.

We present EBITDA and Adjusted EBITDA because these metrics are a key measure used by our management to evaluate our operating performance, generate future operating plans, and make strategic decisions regarding the allocation of investment capacity. Accordingly, we believe that EBITDA and Adjusted EBITDA provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management.

EBITDA and Adjusted EBITDA have limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are as follows:

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and both EBITDA and Adjusted EBITDA do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and

•	EBITDA and Adjusted EBITDA do not reflect interest or tax payments that may represent a reduction in cash available to us.

Because of these limitations, you should consider EBITDA and Adjusted EBITDA alongside other financial performance measures, including net loss and our other GAAP results.

A reconciliation of net loss to non-GAAP EBITDA and Adjusted EBITDA is as follows:

	Year Ended December 31,
	2021	2020
Net loss	$(12,024)	$(9,964)
Interest expense, net	1,349	637
Depreciation and amortization expense	253	312

EBITDA	(10,422)	(9,015)

Stock-based compensation	1,022	1,158

Adjusted EBITDA	$(9,400)	$(7,857)

The increase in our loss on an EBITDA and Adjusted EBITDA basis is due to increased operating expenses offset in part by increased revenue.

Financial Condition

Cash, cash equivalents, and restricted cash

Cash, cash equivalents, and restricted cash totaled $28,695 and $4,934 as of December 31, 2021 and 2020, respectively. The increase was primarily due to proceeds from the issuance of Pre-Closing Convertible Promissory Notes. See Note 3 and Note 10 to our consolidated financial statements within this prospectus for more information.

Cash flows

As compared to the year ended December 31, 2020, cash used in operations decreased by $2,944 to $6,848 for year ended December 31, 2021, mainly due to reduced net loss from operations. See discussion under “— Discussion of our Results of Operations — 2021 Compared to 2020” above for more information. Cash provided by financing grew $21,840 over this same period to $30,696 for the year ended December 31, 2021, mainly due to increased proceeds from the issuance of Pre-Closing Convertible Promissory Notes.

Stock and convertible promissory note issuances

Since our capital restructuring in 2019, we have financed a sizable portion of our operations from issuances of stock and Pre-Closing Convertible Promissory Notes. The proceeds of these issuances have been used to fund, among other things, working capital and capital expenditures. See more information about our stock at Note 11 and our Convertible Notes at Note 10 to our consolidated financial statements within this prospectus.

Deferred revenue

Deferred revenue is primarily related to software subscriptions and display ads. The revenue deferred at December 31, 2021 is expected to be recognized in the subsequent 12-month period. See Note 8 to our consolidated financial statements within this prospectus for further discussion.

Contractual obligations and other planned uses of capital

We are obligated to repay any Convertible Notes that do not ultimately convert to equity, as well as the other operating liabilities on our Consolidated Balance Sheets, such as accrued liabilities. We intend to continue to invest in product and feature development, expanding our marketing and sales operations, improving and expanding our technology and finance infrastructure, hiring additional and retaining existing employees, pursuing strategic opportunities, and meeting the increased compliance requirements associated with our transition to and operation as a public company. In addition, we intend to add back in-person working space over time. As we continue to grow, we expect the aggregate amount of these expenses will also continue to grow.

Liquidity

Leafly has incurred losses since its inception and had an accumulated deficit of $69,770 and $57,746 at December 31, 2021 and December 31, 2020, respectively.

Upon the closing of the Business Combination, Leafly issued the Convertible Notes, which provided incremental funding for our operations. See Note 10 and Note 19 to our consolidated financial statements within this prospectus for more information. We anticipate that our capital resources are sufficient to fund our operations for at least the following 12 months even if Leafly does not receive any of the escrowed proceeds relating to the FPAs discussed below.

On December 22, 2021 and January 10, 2022, Merida and the Sponsor entered into forward share purchase agreements (the “FPAs”) with certain holders of shares of common stock issued in Merida’s initial public offering, pursuant to which such holders agreed not to seek redemption of up to 4 million shares in the aggregate in connection with Merida’s special meeting to approve the Business Combination. The FPAs further provided that such holders had the right, but not the obligation, to require Leafly to repurchase the shares held by the applicable holder pursuant to the FPA and not sold by the holder into the market at a purchase price of $10.01 per share (with respect to 1.4 million of the shares then subject to the FPAs) and $10.16 per share (with respect to 2.6 million of the shares then subject to the FPAs) (each, the “Put Price”) on the three- month anniversary of the closing (the “Redemption Date”). On May 3, 2022, the FPAs were amended to extend the Redemption Date to August 1, 2022, and increase the Put Price to $10.16 (with respect to 0.7 million of the shares then subject to the FPAs) and $10.31 (with respect to 2.4 million of the shares then subject to the FPAs) (the “Amended Agreements”). Upon the closing of the Business Combination, approximately $39 million was deposited into escrow accounts for the benefit of the holders party to the FPAs. In the event the holders elect to exercise their right to require Leafly to redeem the shares covered by the FPAs at the Put Price on the Redemption Date, the funds in the escrow account equal to the Put Price would be released to such holders in connection with any redemption and Leafly would not be entitled to receive any of those proceeds. In the event that the holders sold shares in the market prior to the Redemption Date or elected not to require Leafly to redeem the shares subject to the FPAs on the Redemption Date, Leafly would be entitled to receive the applicable proceeds from the escrow account, which it could then use to fund its operations or for other corporate purposes. The primary rationale for entering into the FPAs prior to the closing of the Business Combination was to maximize the possibility that Leafly would be entitled to some or all of the escrow proceeds in the event that the market price of Leafly’s Common Stock exceeds the Put Price on the Redemption Date. If Merida had not entered into the FPAs, it is likely that such shares would have been redeemed in connection with Merida’s special meeting to approve the Business Combination based on Merida’s stock price relative to the $10.01 per share trust amount and Leafly would not have been entitled to retain any of the associated cash proceeds for its future operations. By permitting such shares to instead be redeemed on the Redemption Date if elected by the FPA holders, the FPA holders’ decision to redeem would be based on the price of Leafly’s Common Stock as of the Redemption Date. In addition, the entry into the Convertible Note Purchase Agreement and the related issuance of the Convertible Notes immediately prior to the closing of the Business Combination as well as the entry into the FPAs provided additional certainty to Merida that the conditions to the closing of the Business Combination would be satisfied. Given the fluctuations in the trading price of Leafly’s Common Stock following the closing of the Business Combination, the Redemption Date was extended to August 1, 2022 to allow more time for the market price of Leafly’s Common Stock to stabilize and potentially exceed the Put Price on the Redemption Date. As a Leafly stockholder following the closing of the Business Combination, the Sponsor was incentivized to enter into the FPAs in order to provide Leafly the potential opportunity to retain some or all of the escrow proceeds for its future operations as well as to provide additional certainty that the conditions to the closing of the Business Combination would be satisfied. The FPA holders with the $10.16 per share Put Price (as amended to $10.31 pursuant to the Amended Agreements) were incentivized to enter to the FPAs with Merida as a result of their ability to receive the higher Put Price relative to the $10.01 redemption price in connection with the Business Combination and the FPA holders with the $10.01 per share Put Price (as amended to $10.16 pursuant to the Amended Agreements) were incentivized by receiving 28,286 Sponsor Shares and, following the Amended Agreements, the ability to receive the higher Put Price. The higher Put Price (including the increase in the Put Price related to the Amended Agreements) was intended to compensate the FPA holders for the opportunity cost of capital associated with the cash placed in escrow for the deferred put right. If all of the remaining shares subject to the FPAs are redeemed on the Redemption Date, the FPA holders would benefit by having their shares redeemed at the higher Put Price while Leafly’s public float would be reduced by the shares redeemed, thereby reducing liquidity for Leafly’s remaining stockholders.

Since the closing of the Business Combination, approximately $7.3 million has been released to Leafly as a result of the FPA holders selling shares in the open market, net of an incremental $463,521 added to the escrow funds in respect of the increased Put Price related to the Amended Agreements. We believe the likelihood that the counterparties to the FPAs elect to exercise their right to require Leafly to purchase their shares for the Put Price on the Redemption Date is dependent upon the market price of our Common Stock. If the market price for our Common Stock is greater than the Put Price as of the Redemption Date, we believe the counterparties to the FPAs will be less likely to exercise their right to require Leafly to redeem such shares because the holders would be more likely to retain or sell such shares in the open market at the higher market price. As of May 13, 2022, the last reported sale price of our Common Stock was $10.81 per share.

As of the date of the Amended Agreements, approximately $31.8 million remains in the escrow accounts related to the FPAs. In the event that holders with respect to the remaining approximately 3.1 million shares subject to the FPAs elect to have their shares redeemed by Leafly on the Redemption Date, Leafly would not receive any further proceeds from the escrow account. See “Risk Factors—Risks Relating to Ownership of Our Common Stock—We may be required to purchase up to 3,090,138 shares of Common Stock pursuant to forward share purchase agreements, thereby reducing cash available to us for other purposes.” Leafly accounts for the escrow amounts as restricted cash on its balance sheet and its current operating plan does not rely on or assume that the funds escrowed in respect of the FPAs will be released to it in the future.

The Company’s current operating plan does not rely on or assume that the funds escrowed in respect of the FPAs will be released to it. However, to the extent that any of the remaining $31.8 million of escrowed funds are released to the Company, such additional funds would provide additional liquidity to the Company which may permit it to accelerate the timing of contemplated investments or make additional investments in the future without the need to raise additional capital for those investments. There can be no assurance that the Company will receive any of the remaining escrowed funds.

Additionally, we will receive up to an aggregate of approximately $120.2 million from the issuance of Common Stock offered hereby upon the exercise of all outstanding Warrants, assuming the exercise in full of such Warrants for cash. Our management will have broad discretion over the use of proceeds from the exercise of the Warrants. We expect to use any such proceeds for general corporate purposes, which would increase our liquidity, but do not need such proceeds to fund our operations for the next 12 months.

There is no assurance that the holders of the Warrants will elect to exercise any or all of the Warrants. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease. We believe the likelihood that Warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Common Stock. If the market price for our Common Stock is less than $11.50 per share, we believe the Warrant holders will be less likely to exercise their Warrants. As of May 13, 2022, the closing price of our Common Stock was $10.81.

Critical Accounting Policies and Estimates

Our consolidated financial statements and accompanying notes are prepared in accordance with GAAP. Preparing consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses, as well as disclosure of contingent assets and liabilities. An appreciation of our critical accounting policies is necessary to understand our financial results. In some cases, we could reasonably use different accounting policies and estimates, and changes in our estimates are reasonably likely to occur from period to period. Accordingly, actual results could differ materially from our estimates, and our financial condition or results of operations could be affected. We base our estimates on our experience and other assumptions that we believe are reasonable, and we evaluate these estimates on an ongoing basis. We refer to accounting estimates of this type as critical accounting policies and estimates, which we discuss further below.

Revenue recognition

Revenue recognition is one of our critical accounting policies, not because of the degree of judgment and subjectivity within the policy but because of its importance to our financial statements.

Revenue is measured based on a specified amount of consideration in a contract with a customer. Leafly recognizes revenue when a performance obligation is satisfied by transferring control of promised services to a customer at an amount that reflects the consideration Leafly expects to be entitled to in exchange for those services. Due to the complexity of certain contracts, revenue recognition is dependent on contract-specific terms, which may vary with each contract.

Leafly’s revenue is derived through online software and advertising services, primarily through subscription agreements. Leafly also provides advertising on a per-impression delivered basis. Revenue associated with software subscriptions and display ads are recognized over time over the subscription period, which average one year or less, as the services are provided. Revenue associated with one-time content push to customers are recognized at a point in time upon delivery of the specified service.

Contract liabilities consist of deferred revenue, which is recorded when Leafly has received consideration, or has the right to receive consideration, in advance of transferring the performance obligations under the contract to the customer. Deferred revenue is recognized when the performance obligation is satisfied.

Allowance for Doubtful Accounts

Leafly evaluates the collectability of accounts receivable based on a combination of factors including historical experience and loss patterns, the number of days of past due billings, an evaluation of the potential risk of loss associated with delinquent accounts, and known delinquent accounts. Adjustments to the allowance for doubtful accounts occur when new information becomes available that allows Leafly to estimate the allowance more accurately.

Stock-Based Compensation

Stock-based compensation expense represents the cost of the grant date fair value of stock option grants, estimated in accordance with the applicable accounting guidance, recognized on a straight-line basis over the vesting period. The vesting period generally approximates the expected service period of the awards. When awards include a performance condition that impacts the vesting or exercisability of the award, the Company records compensation cost when it becomes probable that the performance condition will be met and the service is provided. Compensation cost for awards with a performance condition are recognized over the shorter of the derived service period or the explicit/implicit service period. Compensation expense for awards subject to market-based conditions are recognized on a straight-line basis over the derived service period, regardless of whether the market condition is satisfied. Forfeitures are recognized and accounted for as they occur.

The fair value of stock options with service or performance conditions is estimated on the date of grant using the Black-Scholes option pricing model, inclusive of assumptions for risk-free interest rates, expected dividends, expected terms, expected volatility, and the fair value of the underlying stock. The fair value of stock options with market conditions is estimated on the date of grant using a Monte Carlo simulation model, inclusive of assumptions for risk-free interest rates, expected terms, expected volatility, and the target price. Significant changes to the key assumptions underlying the factors used could result in different fair values of common stock at each valuation date, which could result in different stock-based compensation expense.

The risk-free interest rates used are based on the U.S. Treasury yield in effect at the time of grant for zero-coupon U.S. Treasury notes with maturities approximately equal to the expected term of the stock options. We base the assumed dividend yield on our expectation of not paying dividends in the foreseeable future. Options granted have a maximum contractual term of 10 years. The Company has limited historical stock option activity and therefore estimates the expected term of stock options granted using the simplified method, which represents the average of the contractual term of the stock option and its weighted-average vesting period. The expected volatility of stock options is based upon the historical volatility of a number of publicly traded companies in similar stages of development. The Company has historically not declared or paid any dividends and does not currently expect to do so in the foreseeable future. Due to the absence of an active market for shares of Leafly stock as a private company, we estimate the fair value based upon a variety of factors, including its illiquid nature, sales of Leafly preferred stock, the effect of the rights and preferences of the stockholders of Leafly preferred stock, the prospects of a liquidity event, Leafly’s historical financial position and performance, and the current business climate in the marketplace.

Emerging Growth Company Status

Leafly is an emerging growth company (“EGC”), as defined in the JOBS Act. Under the JOBS Act, EGCs can delay adopting new or revised accounting standards issued until such time as those standards apply to private companies. In electing this relief, the JOBS Act does not preclude an EGC from adopting a new or revised accounting standard earlier than the time that such standard applies to private companies. Leafly has elected to use this relief and will do so until the earlier of the date that it (a) is no longer an emerging growth company or (b) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As described in “Recently Adopted Accounting Standards” in the notes to consolidated financial statements in this prospectus, we early adopted multiple accounting standards. As a result of the elected JOBS Act relief, these consolidated financial statements may not be comparable to companies that do not elect JOBS Act relief or choose to early adopt different accounting pronouncements than Leafly.

Internal Control Over Financial Reporting

In connection with the preparation and audit of our consolidated financial statements for the year ended December 31, 2020, a material weakness was identified in our internal controls over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal controls over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis.

The material weakness identified was a deficiency in the effectiveness of the review of accounting conclusions for complex debt and equity transactions. We remediated this material weakness during 2021 through the hiring of a Chief Financial Officer who has experience in complex derivative transactions and a Director of SEC Reporting with SEC reporting and technical accounting experience, as well as through the use of third-party consultants and specialists to supplement our internal resources.

In addition to remediating this specific material weakness, we have begun our implementation of Sarbanes-Oxley and continue to assess and further develop our internal controls and procedures. Our full Sarbanes-Oxley implementation is forecasted to be complete late in 2022. Costs associated with these internal control activities are discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic filings with the SEC to the extent material to the discussion for the respective period.

We cannot assure you that the measures we have taken to date and may take in the future will be sufficient to prevent or avoid potential future material weaknesses. The effectiveness of our internal control over financial reporting is subject to various inherent limitations, including cost limitations, judgments used in decision making, assumptions about the likelihood of future events, the possibility of human error, and the risk of fraud. If we are unable to prevent or avoid future material weaknesses, our ability to record, process, and report financial information accurately, and to prepare financial statements within the time periods specified by the forms of the SEC, could be adversely affected which, in turn, may adversely affect our reputation and business and the market price of our Common Stock. In addition, any such failures could result in litigation or regulatory actions by the SEC or other regulatory authorities, loss of investor confidence, delisting of our securities, and harm to our reputation and financial condition, or diversion of financial and management resources from the operation of our business.

In addition, it is possible that control deficiencies could be identified by our management or by our independent registered public accounting firm in the future or may occur without being identified. Such a failure could result in regulatory scrutiny and cause investors to lose confidence in our reported financial results, lead to a default under our current or future indebtedness and otherwise have a material adverse effect on our business, financial condition, cash flows, or results of operations.

Related Party Relationships

Officer Note

In March 2019, Leafly issued a recourse promissory note (the “Officer Note”) in the amount of $1,024 to John T. Leslie, who was an officer of Leafly. The Officer Note bore interest at 2.55%, compounded annually. The principal balance and accrued interest were due upon the earlier of (a) a liquidation event, (b) within 10 or 180 days following the termination of the officer depending on nature of the termination, (c) immediately prior to Leafly’s registration of securities under section 12 of the Exchange Act or Leafly’s becoming subject to the reporting requirements of Section 15(d) of the Exchange Act if the officer was determined to be an executive officer pursuant to Rule 3b-7 of the Exchange Act or was otherwise at that time a member of Leafly’s board of directors, (d) the officer’s acceptance of or appointment to a position which would qualify the officer as an executive officer of Leafly, or (e) any other change in the officer’s status or Leafly’s status which would cause the Officer Note to be deemed a prohibited extension of credit by Leafly under Section 402 of the Sarbanes-Oxley Act of 2002 or other applicable law. The recourse promissory note was secured by 1,330 shares of common stock.

Although the Officer Note was recourse to the individual, it was accounted for as nonrecourse since the recourse provision was not substantive. Accordingly, we accounted for the combination of the promissory note and restricted stock as a grant of an option, as the substance was similar to the grant of an option. The exercise price of this stock option was the principal and interest due on the promissory note. The fair value of the stock option was recognized over the requisite service period (not the term of the promissory note) through a charge to compensation cost. The maturity date of the promissory notes reflected the legal term of the stock option for purposes of valuing the award.

In August 2020, in connection with Mr. Leslie’s separation, Leafly cancelled the Officer Note and associated accrued interest in exchange for the repurchase of 1,505 unvested shares and 424 vested shares, with an original exercise price of $0.77, at a price of $0.55 per share. The excess of the repurchase price over the fair value of the stock on the repurchase date resulted in recognition of compensation cost of $367 during 2020.

Privateer Holdings and Privateer Management

Leafly was a wholly owned subsidiary of Privateer Holdings, Inc. (“Privateer Holdings”) until February 14, 2019, when Privateer Holdings effected a capital restructuring of Leafly and distributed its ownership in Leafly to its stockholders. In 2019, Leafly entered into a Corporate Services Agreement, as amended, with Ten Eleven LLC dba Privateer Management. Two individuals on Leafly’s board of directors as of December 31, 2021, Michael Blue and Christian Groh, are officers of Privateer Management, which has therefore been identified as a related party. Privateer Management provided managerial services, support services, administrative services, at times paid for employee health benefit and other expenses on behalf of Leafly, and at times Leafly paid for employee health and benefit expenses on behalf of Privateer Holdings, through March 31, 2021. During the years ended December 31, 2021 and 2020, Leafly recorded $0 and $1,205, respectively, for these expenses within general and administrative expenses in the Consolidated Statements of Operations. As of December 31, 2021 and 2020, Leafly reported receivables of $0 and $263, respectively for employee health and benefits paid on behalf of Privateer Holdings. As of December 31, 2021 and 2020, Leafly owed $0 and $580, respectively, to Privateer Management for corporate services and expenses paid on its behalf in 2020 and prior.

Other

One of Leafly’s significant investors, Brendan Kennedy, is a member of the board of directors of Tilray, Inc., which is the parent company of High Park Holdings Ltd., a customer of Leafly, and therefore has been identified as a related party. During the years ended December 31, 2021 and 2020, Leafly recorded approximately $142 and $239, respectively, of revenue earned from contracts with this customer.

In June 2021, Mr. Kennedy purchased a Pre-Closing Convertible Promissory Note totaling $1,000. The note was issued as part of the existing series of 2021 Notes and is subject to the same interest rate, maturity, and conversion terms. See Note 10 of notes to consolidated financial statements within this prospectus for more information.

BUSINESS

Mission

Leafly’s mission is to help people discover cannabis. We endeavor to serve as the world’s most trusted destination to discover and shop for legal cannabis. The Company was founded in 2010 with the objective to demystify cannabis, a product that lived in the shadows through decades of prohibition. More than 100 million unique visitors access Leafly each year to learn more about legal cannabis, discover what products are right for them, and to shop with regulation-compliant local businesses. Through helping people navigate their cannabis journey, Leafly helps millions of consumers discover the benefits of cannabis.

Business Description

Leafly began as a platform to provide consumers with trusted cannabis information. Since then, Leafly has evolved into a content-first, community-driven, multi-sided marketplace that connects consumers to cannabis brands and licensed retailers. We offer cannabis retailers and brands subscription-based marketplace listings that provide our broad-based cannabis audience with information, reviews, menus, and ordering and delivery options through legal retailers. Our audience, which averaged more than 10 million MAUs in 2021, chooses Leafly for our unique, original content and data.

Our Markets

As of December 31, 2021, 38 U.S. states and the District of Columbia have legalized cannabis for medical use, of which 18 states and the District of Columbia have further legalized cannabis for adult-use. In 2013, Canada legalized the commercial production and sale of medical cannabis, and in 2018 it legalized the commercial production and sale of adult-use cannabis. Several dozen other countries, including Germany, Australia, Mexico and Jamaica, permit cannabis use in some form. Leafly generates revenue in nearly all U.S. states where cannabis is legal for medical and/or adult-use and across Canada. As a content-led marketplace, we have an audience in all 50 states and almost every country where consumers have an interest in cannabis and are able to access our information platform.

Following the November 2020 elections and change in U.S. presidential administration, the rate of legalization has accelerated across the United States, with New York, Connecticut, Virginia and New Mexico moving to legalize cannabis for adult-use in the first half of 2021. Support for cannabis legalization in the U.S. remains strong, with recent polls from Gallup showing 68% support for legalizing cannabis across the country. The support is bipartisan, as evidenced by the recent introduction of the States Reform Act by Republican members of Congress, as well as the House’s approval of the MORE Act, and the introduction of the Cannabis Administration and Opportunity Act by Senate Majority Leader Chuck Schumer. At the state level, efforts to end prohibition continue to make progress, with New Jersey being the latest to prepare for the launch of adult-use sales, in addition to recent license issuances expanding the medical market in the state.

Leafly has demonstrated an ability to attract and grow an audience in jurisdictions prior to any form of legalization. We do this by leveraging our extensive content library and establishing brand affinity. Building an active ecosystem with consumers prior to medical or adult-use legalization is a competitive advantage. Consumers consult our strains database and news before legalization, as access to cannabis education and information is generally not restricted, even where cannabis is prohibited. Our high-quality, high-SEO ranking content library therefore attracts an audience and helps increase Leafly’s brand profile. Leafly’s platform is broadly available throughout North America, with an audience that reaches beyond North America. The functionality we can provide, ranging from providing content to a robust three-sided marketplace, within each jurisdiction, depends on the state of legalization. The services we provide in any given jurisdiction adhere to the relevant governing regulations, which may allow or restrict online order reservations on third party platforms like Leafly.

Projected Growth of the Cannabis Market

The consistent growth of the U.S. legal cannabis industry in recent years is expected to continue, with Whitney Economics projecting that the industry is projected to double between 2020 and 2025, and the Pew Research Center reporting that a majority of U.S. adults now support having legal access to medical and/or adult-use cannabis.

Despite these growth expectations, the regulated cannabis market is still nascent and fragmented, with significant challenges facing both consumers seeking to understand cannabis, and the retailers and brands seeking to grow while managing regulatory burdens.

Leafly’s Consumers and Suppliers and How We Reach Them

Consumers

Leafly attracted on average 10 million MAUs to its platform in 2021. While Leafly primarily targets a North American audience, consumers around the world consult Leafly for education and information about cannabis and where and what to buy from licensed retailers and brands. Prevalence of cannabis consumption across consumers has increased in the last 20 years as an increasing number of states and countries have legalized cannabis for medical and/or adult-use.

Consumers can research cannabis and identify the strains and products that may be right for their needs on Leafly’s website. They learn about different form factors and effects, find deals and read reviews, all of which help build confidence in their shopping decisions. We provide consumers with information about the latest strains and products and, more importantly, where they can order those items, from licensed retailers. Our platform also provides a destination where individuals can interact with an engaged community to help navigate the complex world of cannabis and to make an informed and personalized purchasing decision. Prior to legalization, consumers are already utilizing our industry-leading strain database and reading our cannabis news coverage. When legalization arrives in a particular jurisdiction, we publish news and information about new laws and regulations to help prime consumers for shopping in their new local market.

Consumers access our content, paths towards discovery, and online order reservation tools through the Leafly website and iOS and Android mobile applications. Consumers find their way to the Leafly website primarily through organic search, using search engines like Google, Bing and DuckDuckGo. Our history of creating useful content has resulted in Leafly search results ranking higher than other cannabis websites for key cannabis search terms. Consumers visit the “Learn” or “Cannabis 101” sections of our website to learn the basics of cannabis science and products; “News” to learn about the latest developments in legalization and regulations; “Strains” to access our strains database; “Products” to access our catalog of cannabis brands and products across multiple categories; and “Dispensaries” to find listings of retailers and their menus nearest to the consumer’s location. Leafly also gathers structured feedback from consumers in the form of reviews, where consumers share their observations and experiences with a particular strain or product.

To attract consumers to our platform, we leverage multiple business-to-consumer (“B2C”) marketing initiatives, including content marketing, channel and event marketing, and public relations to drive cost-effective consumer engagement. Prior to Q3, 2021, we focused on generating consumer interest through our owned channels or earned media. Since the beginning of Q3 2021, we have ramped up our B2C marketing spending, including local market consumer marketing activations that focus on traffic acquisition and converting those visitors into consumers. We believe that future deployment of capital towards paid customer acquisition will allow us to grow our visitor and customer base more effectively than organic growth alone.

Retailers and Brands

Retailers are the licensed storefronts and delivery services that sell cannabis products to consumers. Brands are the licensed producers of cannabis products or accessories that are made available for sale to consumers. We refer to retailers and brands collectively as “suppliers” on our platform and they are the purveyors of cannabis products that consumers discover on our platform while they search for the right cannabis products that fit their needs. Suppliers participate on the Leafly platform to reach Leafly’s engaged cannabis consumer audience and they comprise the paying customers on our platform today.

As of December 31, 2021, we had over 10,500 retail listings on our platform, of which over 5,000 were paid. We believe the greater the number of retail listings and menu items, the more likely it is a consumer will find their desired product or strain. As of December 31, 2021, we had over 9,500 brand listings on our platform, of which an insignificant portion were paid.

Our marketing efforts to attract suppliers include a variety of strategies designed to acquire both retail and brands subscribers. We are working to attract the remaining licensed retailers not already on our platform. We are also using marketing strategies to activate more brands across our platform. Leveraging data insights, technology tools and personalized interaction via events and direct email, we seek to craft messages that resonate for sales and product adoption. Our business-to-business marketing is transitioning from a primarily inbound lead generation approach to also include proactive account-based marketing designed to reach brands and licensed retailers in prioritized geographies.

Leafly’s Products and Services

Products and Services for Consumers—Content and Shopping Services

We are a content-first marketplace that seeks to educate and inform consumers about cannabis. Our visitors, also referred to as consumers, in addition to consuming our content, may also create and submit additional content, expanding our overall library. User-generated content can include new strain information and additional reviews, and, once submitted, our subject matter experts may review, validate and add to these submissions. With each new piece of content from our visitors, our content library grows richer and more valuable for all future visitors to our platform.

We also generate additional content on our platform in the form of retailer listings, which support our online ordering experience. Retailers purchase monthly retailer subscriptions to provide a business listing on our site, where they can maintain basic business information, including address, phone number, and business hours. Listings also allow retailers to upload their menus manually or through an existing integration we have with POS providers, custom API integrations with retailers, and integrations with menu enablement providers. Menus provide a list of products that are available through the retailer as well as those product listings that are order enabled.

Brand listings, introduced in June 2021, are also a source of content, through which brand customers provide information about their products, which are searchable and viewable by Leafly consumers. Brands list their products on Leafly so they can provide pertinent product details to consumers, such as strain, cannabinoid, and terpene information, as well as post product imagery. Through catalog control, which launched in the fall of 2021, brands are able to control how their products appear across retailer menus on the Leafly platform, creating a consistent look and feel for their product(s).

Consumers on the Leafly platform can reserve items on retailer menus for pick-up or delivery, where either is permitted under applicable law. Once consumers place a reservation, the Leafly platform communicates the online order reservation to the applicable retailer who is then responsible for fulfillment. Our platform also allows for retailers to communicate with consumers. For example, consumers receive “order received,” “order being processed” and “order ready for pick-up” communications from the applicable retailer, so they can track in real-time the status of their order.

Consumers access our content and tools for free across the Leafly platform. All our revenues today are generated from our paying retailer and brand partners. Leafly neither sells (nor fulfills purchases of) cannabis products, nor does Leafly process payments for cannabis transactions across its platform. Consumers do not purchase cannabis products using our platform, and all confirmation of product availability, final order acceptance, order fulfillment, and processing of payments is handled directly between the consumer and the retailer.

Products and Services for Retailers

Leafly provides retailers with subscription-based offerings and advertising tools to attract our audience to their menus and ultimately, convert that audience into a community of shoppers. We also provide a suite of online tools which allow retailers to engage and communicate with consumers they acquire on our platform, including a portfolio of easy-to-use SaaS-based tools that allow the retailers to update their menus on the Leafly platform, create deals and promotions for consumers, manage their Leafly order reservation operations, integrate with selected POS systems, and view dashboards and analytics to help them make sales and merchandising decisions. Finally, we provide competitive market insights to retailers, which help them understand product and sales trends in their local market, track and monitor their performance across the Leafly platform, and gain insights on how to better compete to acquire new consumers via the Leafly platform.

We offer retailers two different tiers of subscriptions on our platform, standard and pro. We also offer a no-cost package that includes retailer informational listings, including store name and address, contact information, opening hours and customer reviews. Our paid solutions provide enhanced business listings, POS integrations, online reservation services, data insights, and advertising. Increasing the number of paid retailers with menus on our platform is critical to give consumers access to a greater supply of cannabis retailers, which creates a more compelling shopping experience.

The primary difference between standard and pro subscriptions is the ability for pro subscribers to participate in our advertising and add-on activations, including featured listings, display ads, promoted deal offerings, sponsored content, and sponsored event services. For example, on our dispensary finder, we offer platinum placements. These performance ad units typically generate greater consumer activity and engagement with the advertising retailer. In competitive local markets, those marketplace ad units can generate additional revenue for Leafly, as retailers compete to acquire new shoppers and order reservations via the Leafly platform. Retailers may be willing to pay higher rates and compete for shoppers on our platform, as Leafly shoppers exhibit valuable shopping behaviors. The ability to price performance advertising units based on market demand makes our business model dynamic and further empowers retailers to make prudent marketing choices based on their desired volume of consumer engagement.

Revenue from our retail partners accounted for approximately 80% of our revenue for the year ended December 31, 2021.

Products and Services for Brands

Brands have historically relied on our digital advertising solutions, such as banner ads, branded content, and email campaigns, to engage with the Leafly audience across our platform. However, with the re-introduction of our brands subscription offering in the first half of 2021, in additional to traditional digital advertising products that we continue to sell, we now offer a subscription-based product which allows brands to create a product listing on Leafly and pay to participate in advertising and add-on activations to promote their products to shoppers on our platform. We offer brands tools for campaign creation, tracking, and targeting and audience segmentation of customers so they can offer products and promotions that are native to the consumer shopping experience on Leafly.

Revenue from our brand partners accounted for approximately 20% of our revenue for the year ended December 31, 2021.

Competition and Growth Drivers

Leafly is a three-sided marketplace connecting consumers, retailers and brands who come together on our platform to participate in our efficient, networked marketplace. Participants on Leafly — whether consumer, retailer or brand — contribute rich content, power menus, drive order reservations and, ultimately, increase the velocity of our flywheel. Connecting these constituents with Leafly order reservation tools has resulted in a dynamic marketplace that drives significant value to our suppliers.

We compete with Weedmaps in providing a marketplace, where consumers search for products and place order reservations for those products with participating storefront and delivery retailers. However, with our content-first strategy, we are able to build demand (consumers) on our platform in advance of establishing the marketplace. This differentiates us from Weedmaps, which is a transaction-oriented marketplace and, thus, dependent on a legalization trigger to establish a foothold in any given market.

We also compete with e-commerce enablement providers that target the cannabis sector, including Dutchie and Jane Technologies (“Jane”). Providers like Dutchie and Jane provide licensed retailers with embedded menus and e-commerce tools (similar to Leafly’s embedded menu solutions) that allow for retailers to offer e-commerce and order reservations directly on retailers’ websites. Dutchie and Jane also offer consumer marketplaces, but those offerings have limited consumer traffic and engagement as compared with Leafly’s marketplace. In February 2021, Leafly entered into a strategic partnership with Jane to provide streamlined menu management for retailers by integrating Jane’s product catalog and business tools with Leafly’s consumer marketplace. This integration offers retailers time-saving, resource-efficient tools for online menu management, as well as a larger reach to consumers and customers.

Leafly’s marketplace competes for its share of a large and growing audience. Leafly seeks to offer a differentiated experience for every visitor, powered by educational resources, broad selection, data and science. We believe the breadth of verified information, news and selection establishes trust between Leafly and its audience, creating a competitive environment that favors Leafly. We believe the significant audience and content library we have built up over a decade cannot be replicated easily.

In order to drive the continued growth of our business, we see a number of clear strategies and growth drivers in the immediate to mid-term.

Increased penetration of local markets

Because of the highly fragmented nature of state cannabis regulations, cannabis is an inherently local business. Each state has its own rules regarding who, what and how cannabis products can be produced and sold. Leafly has an established local market strategy that is designed to capitalize on the inherently local nature of this market. We focus on establishing and scaling our marketplace on a market-by-market basis. We work to secure the right amount of supply (retailers and brands) so we can match them with the demand (consumers) on our platform. Failure to achieve the right balance between suppliers and consumers can result in a suboptimal shopping experience, where fewer suppliers mean reduced selection and price options for consumers. To achieve healthy marketplace dynamics in specific markets, we may lower the price of our subscription packages to attract retailers onto our platform. We believe onboarding suppliers onto our platform is of critical importance and will benefit us in the long run. We believe that by improving matching at the local level we can increase the volume of order reservations placed on our platform, thereby driving greater gross merchandise value and return on spend for our participating retailers. We have the ability to recreate this process in most new markets we enter.

Historically and today, our sales efforts to attract suppliers have been primarily focused on processing inbound leads. Many cannabis brands and retailers want to list their businesses on Leafly as soon as they are ready to begin operations. We have begun expanding our sales team and increased its focus on outbound lead generation by local market in addition to inbound. As of December 31, 2021, we employed 27 individuals focused on selling, account management and customer success activities targeting retailers and 28 individuals focused on selling and implementing brand sales. This represents a 93% increase in the retail sales team and a 211% increase in the brand sales team, as compared to December 31, 2020. Additionally, in November 2021, we hired a Senior Vice President of Sales with experience scaling marketplace sales teams.

With additional investment, we believe Leafly can expand upon its success in local markets and recreate optimal dynamics to drive our marketplace in new and emerging markets.

Advertising Platform Enhancements

Performance-based advertising products offered to retailers embed dynamism in Leafly’s business model, as described in the section titled “Products and Services — Retailers” and “Products and Services — Brands” above. Currently, those ad units are priced and offered by our sales teams. By creating more ad inventory and investing in technology to introduce bidding tools, Leafly will be able to more dynamically price those advertising units based on market demand. We believe market-based pricing, and greater automation in selling those ad units, present opportunities for revenue growth in 2022 and beyond.

Consumer Personalization and Improved Matching

In addition to iterating on our offerings for suppliers, we believe that investment in consumer discovery and personalization will provide our consumers with a further differentiated and immersive experience. We expect this will result in converting more Leafly visitors into shoppers. Today, we leverage our content (e.g., strains database, consumer reviews, retailer menus, brand product listings) and intellectual property along with search data and consumer trends to drive recommendations and personalization for our visitors. We continue to iterate on our personalization engines and, through such improvements, we believe we can better match consumers with their preferred strains and products. We believe finding the right product is critical, and we believe consumers will value personalized recommendations as they refine individual preferences. Through improved matching, we believe we can increase the number of order reservations and the number of items within each order reservation and shopper retention. In doing so, Leafly will generate increased return on investment for our suppliers and for ourselves.

New Market Development

Our long-term growth depends on our ability to successfully develop an online marketplace within each local economy, whether within North America or outside. Once a new market opens with some form of legalized cannabis use, it may take years for that market to become efficient. This requires a robust supply chain, an appropriate density of dispensaries, and enough variety across brands and form factors to power consumer engagement. Our business depends on each market achieving a critical mass of consumers and suppliers, which will drive meaningful ROI to our advertising partners. We believe achieving these elements will accelerate our revenue model. However, it is our strategy to build an engaged audience in certain new markets prior to those markets reaching maturity. As a result, we may continue to generate losses in new markets for an extended period, and different markets can be expected to grow at different rates and generate varying levels of revenue, which we cannot predict with accuracy.

Data Opportunities

As the industry matures, we will expand our offering of e-commerce tools and, by association, data products. With one of the largest audiences in cannabis, we identify customer trends and opportunities at the local market level. Leafly has amassed significant and unique visitor data on browsing and purchasing trends since its inception in 2010. Our internal data shows us that online cannabis shoppers are relatively higher dollar spenders than in-store shoppers, and we believe this type of consumer will be of interest for advertisers in cannabis-related and adjacent industries. With that data, we expect to increase the efficiency of our advertisers’ spend by allowing them to reach a specific audience based on the characteristics of their choosing. We view the ability to offer this data and insight as a valuable potential revenue stream.

Concentration of Markets and Customers

For the full year of 2021, Leafly derived approximately 17%, 11% and 10% of its revenue from customers in Arizona, Oregon and California, respectively. No other state comprised 10% or more of Leafly’s revenue. We have a diversified set of customers; no single customer accounted for 10% or more of our revenue for the years ended December 31, 2021 and 2020.

Seasonality

We may experience seasonality in our business, which we believe has moderate impacts on our overall revenue. In certain years, we’ve seen seasonal fluctuations that coincide with either federal holidays, generally in the fourth quarter, or industry holidays and events, generally in the spring. Our industry and business history is limited and therefore we can’t be certain that these are known trends or that other trends may develop.

Intellectual Property

Our brands and intellectual property are valuable assets that are important to our business. In our efforts to safeguard our trademarks, domain names, inventions, copyrights, trade secrets, and other intellectual property rights, we rely on a combination of federal, state, common law and international rights in the jurisdictions in which we operate.

We have an ongoing trademark registration program pursuant to which we file to register our core brands in select jurisdictions to the extent we determine they are appropriate and cost-effective. We consider our LEAFLY trademark to be among our most valuable brand assets and have filed or registered this mark in various jurisdictions, including the United States. Federal, state, and/or local laws may limit or define the nature of permitted goods and services for which we can seek registration.

We hold an issued US Patent and have filed and maintained foreign and US patent applications to protect our software, algorithms, and technology interface.

We hold registered and unregistered copyrights, including a registered copyright for our retailer educational program and unregistered copyright in and to aspects of some of our software code, our site content, and our API.

We also rely on non-disclosure agreements, invention assignment agreements, intellectual property assignment agreements, or license agreements with employees, independent contractors, consumers, software providers and other third parties, which protect and limit access to and use of our proprietary intellectual property.

We believe our intellectual property rights are a crucial component of, and competitive differentiator for, our business.

Circumstances outside our control could pose a threat to our intellectual property rights. For more information, see the section entitled “Risk Factors — Risks Related to Leafly’s Intellectual Property.”

People Operations and Human Capital Resources

As of December 31, 2021, Leafly had approximately 236 employees. We categorize our company into three teams: sales and marketing, product development, and general and administration. Within those three categories we had approximately 122, 81, and 33 employees, respectively. Of these employees, approximately 226 were located in the U.S. and 10 were located in Canada.

The opportunity to build and scale the leading cannabis discovery marketplace has attracted, and we believe will continue to attract, top talent across all departments. Our position as a leading cannabis platform in a growing and dynamic market helps us attract high caliber employees who are skilled and also passionate about our mission. We have invested in our talent acquisition resources to find, attract and retain diverse and skilled talent across North America. There are no organized labor unions that represent our employees and we are not subject to any collective bargaining agreements.

Government Regulation of the Leafly Business

Leafly is not currently required to obtain a license for the provision of its products and services to its clients in the cannabis industry. However, Leafly may be subject, directly or indirectly, to rules or regulations governing the provision of such products or services, and the costs of compliance with such rules or regulations may be substantial. As discussed further below, those jurisdictions which have legalized cannabis for medical or adult-use have frequently adopted a complex licensing and regulatory regime. Entities engaged in the growing, processing, sale, transportation, or delivery of cannabis products are subject to rigorous licensing requirements, including initial licensing and regular licensing renewals, and on-going regulatory burdens. We require suppliers to provide proof of valid corporate existence at the time we initially onboard them, or, if we understand that state law requires a separate cannabis license, to submit a valid, unexpired state-issued license number, and we require contractual representations and warranties from our suppliers that they are complying with state law. However, we do not routinely validate whether that license number remains valid during the term of our suppliers’ use of our services and accordingly we generally do not, and cannot, ensure that our suppliers will conduct their business in a manner compliant with regulations or licensing requirements. The costs that licensing and regulation impose on Leafly’s suppliers may indirectly affect Leafly’s operations by increasing the costs of operations for our suppliers, decreasing their profitability or resulting in regulatory and even criminal actions if they are non-compliant, and in each case reducing their ability to pay for part or all of Leafly’s services, by causing them to go out of business, or by discouraging potential clients to enter the market.

Regulatory restrictions on our suppliers also may restrict the extent to, or manner in which, they can use our services. In many jurisdictions, licensed cannabis businesses are subject to laws and regulations that restrict the manner in which they can advertise. For example, licensees generally are prohibited from advertising to those under the legal age of cannabis consumption in that jurisdiction. Licensees in many jurisdictions are required to include disclaimers in advertisements. Depending on the jurisdiction, licensees may be prohibited from depicting cannabis or cannabis products in advertising, making health or therapeutic claims about cannabis or cannabis products, or encouraging over-consumption of cannabis, among others. For example, licensees in Michigan may not advertise themselves as “dispensaries,” licensees in Illinois may not include in advertisements any images of a cannabis leaf or bud, and licensees in Oregon may only use advertising that targets cell phones (e.g., hyper-local marketing) if the advertising is within an app the user has installed, the user has confirmed they are of legal age, and the app provides an opt-out feature. These restrictions indirectly affect Leafly by restricting the manner in which its clients can advertise on the Leafly website or Leafly app. In some jurisdictions, licensees may be prohibited from using third-party platforms (like Leafly) for ordering, preventing those licensees from using Leafly’s reservation and ordering services. Jurisdictions change these laws and regulations, sometimes frequently, which may affect Leafly in ways we cannot predict.

Some jurisdictions have considered imposing licensing or regulatory requirements directly on online service providers servicing the cannabis industry, such as Leafly. For example, in 2019, the California legislature considered but ultimately rejected AB1417, a bill that would have imposed requirements on websites dedicated to promoting cannabis products. Other states may seek to impose such restrictions. Challenging such restrictions or complying with such restrictions may cause us to incur substantial costs.

We have not been a defendant in a criminal action, nor have we been the subject of a civil or regulatory enforcement proceeding, prosecuted by any governmental authority based on our provision of products and solutions to the cannabis industry.

Effect of existing or probable governmental regulations on the business

Our capacity for continued growth and ability to achieve and maintain profitability depends in part on our ability to operate and compete effectively in different domestic and international markets. Each market has unique regulatory dynamics and we have little influence over regulators and the regulations they ultimately enact. These include laws and regulations that can directly or indirectly affect our ability to operate, the number of retailers allowed to operate, and our costs associated with onboarding new suppliers. In addition, each market is subject to distinct competitive and operational dynamics. These include our ability to offer more attractive advertising offerings than alternative options, which affects our sales, results of operations and key business metrics. As a result, we may experience fluctuations in our results of operations due to the changing dynamics in the domestic and international markets where we operate.

Rest of World

In most other countries outside of the U.S. and Canada, cannabis is not legal for adult use. A number of countries have decriminalized cannabis or permit the use of medical cannabis, including Germany, Australia, Mexico, and Jamaica and we expect additional countries to do so. However, it may take years for foreign countries to open for the sale of cannabis-related goods and services. In the meantime, while we do not yet regard these countries as viable markets for our products or services, our content is available to viewers in those countries.

Available information

Our website address is www.leafly.com. Information contained on, or that can be accessed through, our website does not constitute part of this prospectus. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to reports filed or furnished pursuant to Sections 13(a) and 15(d) of the Exchange Act are also available free of charge on our investor relations website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

We webcast our earnings calls and certain events we participate in or host with members of the investment community on our investor relations website at https://investor.leafly.com. Additionally, we provide notifications of news or announcements regarding our financial performance, including SEC filings, investor events, press and earnings releases, as part of our investor relations website. The contents of these websites are not intended to be incorporated by reference into this prospectus or in any other report or document we file.

MANAGEMENT

References in this section to “we,” “our,” “us” and the “Company “generally refer to Leafly Holdings, Inc. and its consolidated subsidiaries after giving effect to the Business Combination.

Composition of the Leafly Holdings, Inc. Board of Directors and other Executive Officers

The following persons are the members of our board of directors (the “Board”) and our executive officers as of the date of this prospectus:

Name	Age	Position
Directors and Executive Officers
Yoko Miyashita	47	Chief Executive Officer and Director
Executive Officers
Suresh Krishnaswamy	53	Chief Financial Officer
David Cotter	52	Chief Product Officer
Sam Martin	38	Chief Operating Officer
Kimberly Boler	54	General Counsel
Non-Employee Directors
Michael Blue	43	Director and Chairman
Peter Lee	45	Director
Cassandra Chandler	64	Director
Blaise Judja-Sato	57	Director
Alan Pickerill	55	Director

Executive Officers

Yoko Miyashita. Ms. Miyashita serves as the Chief Executive Officer of the Company, and as a member of the Board. Ms. Miyashita was appointed as the Chief Executive Officer of Leafly in August 2020 after serving as Leafly’s General Counsel since May 2019. Previously, Ms. Miyashita served in several roles, including as SVP and General Counsel, at Getty Images from July 2005 to April 2019. Prior to joining Getty Images, she practiced law with Perkins Coie LLP from November 2001 to June 2005 in Seattle, Washington. Ms. Miyashita has spent her career serving mission-driven companies navigating complex global legal and regulatory environments in order to bring meaningful and compelling products to market. She holds a J.D. from the University of Washington School of Law and a B.A. from the University of California, Berkeley.

We believe Ms. Miyashita’s long term vision for the Company and operational and historical expertise gained from serving as Leafly’s Chief Executive Officer qualifies her to serve as a director of the Board.

Suresh Krishnaswamy. Mr. Krishnaswamy serves as the Company’s Chief Financial Officer. Mr. Krishnaswamy was appointed as Leafly’s Chief Financial Officer since September 2021. Prior to joining Leafly, Mr. Krishnaswamy served as Principal for NextLevel Business Consulting from November 2019 to August 2021, where he developed vision and strategy for large companies in financial services and technology. Prior to joining NextLevel, he served as CFO of Drift from June 2018 to October 2019, as a treasury and pricing strategy consultant for Remitly from April 2017 to November 2017, and as a principal at DataSense Analytics from June 2015 to April 2017. Mr. Krishnaswamy brings more than 25 years of experience in finance and technology, having served in leadership roles at global companies and marketplace startups. He has worked with major investment banks, including Credit Suisse, Bank of America (Fleet Boston Financial), Credit Agricole, and Barclays. Mr. Krishnaswamy holds a BS in Computer Science from the University of Pennsylvania and a MS in Computer Science from the University of Texas.

Dave Cotter. Mr. Cotter serves as the Chief Product Officer of the Company. Mr. Cotter was appointed as Leafly’s Chief Product Officer in August 2019 and leads product development and engineering for Leafly’s array of consumer and business products. Prior to joining Leafly, Mr. Cotter served as VP of Digital Products at Nordstrom from March 2018 to August 2019 after selling his text-based ecommerce startup MessageYes that he cofounded in March 2015 to Nordstrom in March 2018. Mr. Cotter was also a General Manager in Amazon Web Services from 2007 to 2011 and was General Manager of Amazon Associates, Amazon’s multibillion-dollar affiliate program. Prior to Amazon, Mr. Cotter co-founded Adxpose in 2004 and served as its chairman and chief executive officer until 2006. Mr. Cotter has held product leadership roles at some of the most well-known technology companies, including Zulily, BEA, and Real Networks and was an Entrepreneur-in-Residence at Ignition Partners Venture Capital. In addition, he is the current Chairman of the Washington Technology Industry Association, and has been a board member since March 2016. Mr. Cotter has a B.A. in Economics from Oregon State University.

Samuel Martin. Mr. Martin serves as the Chief Operating Officer of the Company. Mr. Martin was appointed as the Chief Operating Officer of Leafly in August 2021, overseeing Leafly’s business operations. Mr. Martin joined Leafly in September 2015 as Managing Editor, building Leafly’s award-winning in-house content program and establishing Leafly’s position as the leading consumer-facing editorial brand in cannabis. He later served as VP of Strategy and Business Development until September 2018, following which he served as Interim CEO until March 2019, Chief Strategy Officer until March 2020, and Chief Revenue Officer until July 2021. Prior to joining Leafly, Mr. Martin was a Senior Content Strategist and Executive Editor at Time Inc.’s custom content division from May 2011 to August 2015, heading up flagship partnerships with Ford Motor Company and AT&T. Mr. Martin was previously a Lecturer of Creative Writing and Publishing Studies at Queensland University of Technology and holds an M.A. and B.A. from the same institution.

Kimberly Boler. Ms. Boler serves as the Company’s General Counsel. Ms. Boler was appointed as the General Counsel of Leafly in September 2021, leading the company’s regulatory, legal and compliance functions as well as public policy and government relations. Before joining Leafly she most recently served as Vice President of Corporate Law at Patriarch Partners, LLC from September 2020 to September 2021. Prior to this, Ms. Boler was a partner at The Crone Law Group P.C. from January 2019 to March 2020, of counsel at Sicheniza Ross Ference LLP from May 2018 to December 2018, and a consultant attorney for MLA Global Consulting from August 2017 to May 2018. Ms. Boler also served as Vice President, General Counsel and Secretary at Aria Energy LLC from April 2015 to April 2017 and as an Assistant General Counsel and Vice President at American International Group, Inc. (AIG) from August 2009 to April 2015. She brings more than 20 years of experience advising public and private consumer-facing companies in highly regulated industries, including AIG and Aria Energy. Ms. Boler received her J.D., with honors, from Columbia Law School and a B.A. in Psychology from Harvard College.

Non-Employee Directors

Michael Blue. Mr. Blue was appointed to the board on February 4, 2022. Mr. Blue serves as a member and the Chairman of the Company’s board. Mr. Blue co-founded Privateer Holdings, a cannabis-focused private equity firm that founded a number of businesses (including Tilray, Inc. (Nasdaq: TLRY), Left Coast Ventures Inc. (NEO:GRAM.U), and Docklight Brands, Inc.) and acquired Leafly in 2011, which it owned until 2019, when it effected a capital restructuring and distributed its ownership in Leafly to Privateer Holdings’ shareholders. Mr. Blue served as Privateer Holdings’ CFO from 2011 until 2018, and as its Managing Partner from 2018 until its merger with Tilray, Inc. in 2019. He also served as the Treasurer at Leafly between 2011 and 2019, and as a director of Leafly since 2011. Mr. Blue also currently serves as Managing Partner at Ten Eleven Management LLC (dba Privateer Management), which provides consulting and management services to several cannabis businesses, including Leafly, from February 2019 through March 2021. Prior to co-founding Privateer Holdings, Mr. Blue served in several senior roles in private equity, including as Principal at Herrington, Inc. from July 2007 to October 2011 and as Vice President of de Vissher & Company from July 2005 to July 2007. Mr. Blue received his MBA from Yale School of Management in 2005.

We believe Mr. Blue’s experience with Leafly and in private equity, investment banking, consulting, business development and operations and in the cannabis industry make him well qualified to serve as a member and Chairman of the Board.

Peter Lee. Mr. Lee serves as a member of the Company’s board and was appointed on February 4, 2022. Mr. Lee served as Merida’s President since August 2019 and Merida’s Chief Financial Officer, Secretary and a member of Merida’s board of directors since September 2019. Mr. Lee has spent more than 20 years as an investment professional in both public markets and private equity. Since April 2018, Mr. Lee has been an independent investor and consultant for hedge funds. From 2011 to April 2018, he co-founded and was a Managing Partner at Sentinel Rock Capital, LLC, a long/short equity oriented hedge fund. Prior to this, from 2009 to 2011, he was an Analyst and a Partner at Spring Point Capital, a long/short equity oriented hedge fund. From 2007 to 2009, he was the sector head for financial services and retail industries at Blackstone Kailix, the long/short equity hedge fund business of The Blackstone Group. From 2005 to 2007, he was an analyst at Tiger Management evaluating public investments. Mr. Lee joined Tiger Management out of business school. Earlier, Mr. Lee focused on growth private equity investing in financial services and financial technology companies as a senior associate at J.H Whitney & Company from 2000 to 2002 and an associate at Capital Z Partners from 1999 to 2000. Mr. Lee began his career in 1997 as an analyst at Morgan Stanley Capital Partners, the private equity investment fund of Morgan Stanley. Mr. Lee received a B.S. in Business Administration from the University of California at Berkeley Haas School of Business and an MBA from Stanford Graduate School of Business.

We believe Mr. Lee is well-qualified to serve as a member of the Board due to his business experience, including his consulting experience and business contacts and relationships.

Cassandra “Cassi” Chandler. Ms. Chandler serves as a member of the Company’s board and was appointed on February 4, 2022. Ms. Chandler is President & CEO of Vigeo Alliance, which partners with businesses to grow emerging leaders, retain diverse talent and build an inclusive culture that thrives. Ms. Chandler also has served as an independent federal monitor with the New York Police Department since January 2017 and as an Adjunct Professor for Intelligence and Terrorism courses at Pace University’s Masters in Public Safety and Homeland Security Graduate Program since January 2019. Previously, Ms. Chandler was Senior Vice President for Business Operations at Bank of America from February 2015 to December 2017, where she was responsible for building an integrated framework to identify, evaluate and assess emerging regulatory risks and the operational effectiveness of enterprise coverage areas. She also served on its Global Diversity and Inclusion Advisory Board. Before joining the bank, Ms. Chandler spent nearly 24 years with the Federal Bureau of Investigation (“FBI”), where she directed white collar crimes, financial crimes, terrorism, cybercrimes investigations and foreign intelligence activities. She led the FBI’s training division, redesigned the FBI’s health care fraud and its criminal and domestic terrorism intelligence programs, and was appointed to the U.S. Senior Executive Service as the agency’s first Black female Special Agent Assistant Director and the FBI’s first female National Spokesperson and director of Public Affairs. Ms. Chandler has received awards such as the Senior Executive Service Presidential Rank Award of Meritorious Executive under President George W. Bush, the National Center for Women & Policing’s “Breaking the Glass Ceiling” award and the Norfolk NAACP Trailblazer Award. She served on the U.S. Marine Corps Red Team, which monitored the Corps’ assessment of expanding infantry officer roles to women and has served on many charitable and diversity boards. Ms. Chandler received her B.A. from Louisiana State University and her J.D. from Loyola University School of Law.

We believe Ms. Chandler’s law enforcement, business and inclusivity experience makes her well qualified to serve as a member of the Board.

Blaise Judja-Sato. Mr. Judja-Sato serves as a member of the Company’s board and was appointed on February 4, 2022. Mr. Judja-Sato is passionate about using technology to address global challenges in creating opportunities. His professional global experience ranges from startups to large multinationals; from governments to non-governmental organizations; and from the United Nations to social ventures and philanthropic institutions. Mr. Judja-Sato has been serving on the Supervisory Board of Jumia Technology AG (NYSE: JMIA) since 2019 and is a member of the Risk and Audit, Nomination and Governance, and Compensation committees. He also has been serving on the global board of Grassroot Soccer, a global health non-profit, since July 2021. He is the founder of VillageReach, a nonprofit helping governments solve healthcare delivery challenges in low-resource communities; and the founder of the Resilience Trust, an organization dedicated to reimagining cardiovascular care in resource-challenged settings with a focus on Africa. He has previously held numerous senior leadership positions with global responsibilities, including Executive Director of the International Telecommunication Union; founder and President of the Nelson Mandela Foundation USA; co-head of global development initiatives at Google; director of international business development at Teledesic; regional managing director at AT&T; and senior consultant at Accenture. Mr. Judja-Sato earned an MBA from The Wharton School at the University of Pennsylvania, an M.S. in engineering from Telecom ParisTech, and a Master’s degree in mathematics from the University of Montpellier.

We believe Mr. Judja-Sato’s business and financial expertise and experience make him well-qualified to serve as a member of the Board.

Alan Pickerill. Mr. Pickerill serves as a member of the Company’s board and was appointed on February 4, 2022. Mr. Pickerill has served in a variety of finance and accounting roles over a 30+ year career, mainly for publicly traded technology companies. He is currently a board member and audit committee chair for Porch Group (Nasdaq: PRCH), a board member of Manson Construction and sits on the board of the YMCA of Greater Seattle. He is also an adjunct faculty member for the University of Washington Foster School EMBA program. Mr. Pickerill served as Expedia Group’s Executive Vice President, Chief Financial Officer and Treasurer from September 2017 to December 2019 and had been with the Company since 2008. Mr. Pickerill oversaw Expedia Group’s accounting, financial reporting and analysis, investor relations, treasury, internal audit, tax and global real estate teams. Previously, he served as Expedia Group’s Senior Vice President of Investor Relations and Treasurer. Mr. Pickerill began his career as an accountant for seven years at Deloitte and Touche before working at a variety of publicly traded technology and internet companies, including serving as Chief Financial Officer of INTERLINQ Software Corporation, as well as roles at Microsoft and Getty Images. Mr. Pickerill was licensed as a certified public accountant in Washington in 1991. Mr. Pickerill received a B.A. in Business and Accounting from the University of Washington’s Michael G. Foster School of Business.

We believe Mr. Pickerill’s business and financial expertise and experience make him well-qualified to serve as a member of the Board.

Board Structure

In accordance with the bylaws of the Company, the Board is divided into three classes, each comprising as nearly as possible one-third of the directors and serving three-year terms with only one class of directors being elected in each year. Mr. Pickerill and Ms. Miyashita were assigned to Class I, Mr. Lee and Mr. Judja-Sato were assigned to Class II, and Mr. Blue and Ms. Chandler were assigned to Class III.

Director Independence

The rules of Nasdaq require that a majority of the Board be independent. An “independent director” is generally defined under applicable Nasdaq and rules as a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship which in the opinion of the Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Each of the directors other than Yoko Miyashita and Michael Blue qualifies as an independent director, as defined under the listing rules of Nasdaq, and the Board consist of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq listing rules relating to director independence requirements.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act, and the listing standards of Nasdaq. In addition, members of the Company’s compensation committee and nominating and corporate governance committee must satisfy the independence criteria set forth under the listing standards of Nasdaq.

The Company’s board has determined that each of Mr. Lee, Ms. Chandler, Mr. Judja-Sato and Mr. Pickerill is an “independent director” under applicable SEC and Nasdaq rules for purposes of serving on the Board and each committee on which they serve, as applicable.

Corporate Governance

We structured our corporate governance in a manner we believe will closely align our interests with those of our stockholders. Notable features of this corporate governance include:

•

our audit and compensation committees are comprised entirely of independent directors, and our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;

•	a copy of our corporate governance guidelines is available on our website located at https://investor.leafly.com;

•	each of the members of our audit committee qualified as an “audit committee financial expert” as defined by the SEC; and

•	we have implemented a range of other corporate governance best practices.

The Board adopted corporate governance guidelines, which serves as a flexible framework within which the Board and its committees operate.

Board Committees

The Board directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings and/or written consents of the Board and standing committees. We have a standing audit committee, compensation committee and nominating and corporate governance committee. In addition, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues.

Audit Committee

Our audit committee is responsible for, among other things:

•	the appointment, evaluation, compensation, retention and replacement of the Company’s independent auditors;

•	assessing the independence, qualifications and performance of the Company’s independent auditors;

•	overseeing of the work of the independent auditors and establishing an understanding of the terms of the audit engagement and the overall audit strategy;

•

reviewing and discussing with management and the independent auditors the Company’s critical accounting policies and practices, financial reporting processes and financial statements and other financial information and reports that may be included in the Company’s regulatory filings;

•	preparing the report that the SEC requires in the Company’s annual proxy statement;

•	reviewing the status of litigation matters, claims, assessments, commitments and contingent liabilities and their potential impact on the Company’s financial statements;

•	providing oversight of the design and maintenance of the Company’s internal control over financial reporting and disclosure controls and procedures;

•

reviewing and discussing with management and the independent auditors certain certifications and related disclosures made in the Company’s periodic reports about disclosure controls and procedures, internal control over financial reporting, and fraud;

•	reviewing and assessing the annual internal audit plan;

•	establishing clear hiring policies with respect to employees or former employees of the Company’s independent auditors;

•	reviewing any significant risks or exposures and the Company’s policies and processes with respect to risk assessment and risk management;

•	reviewing and assessing legal and regulatory matters; including reviewing and monitoring compliance with the Company’s code of business conduct and ethics;

•	establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding financial controls, accounting, auditing or other matters;

•

reviewing and approving or ratifying any related person transactions and other significant conflicts of interest, in each case in accordance with applicable Company policies, applicable law and exchange listing requirements; and

•	reviewing and evaluating on an annual basis the performance of the audit committee and the audit committee charter.

The Board appointed Cassandra Chandler, Blaise Judja-Sato and Alan Pickerill to serve on the audit committee, with Alan Pickerill serving as its Chair, each of whom meets the definition of “independent director” for purposes of serving on the audit committee under Rule 10A-3 of the Exchange Act and the Nasdaq rules. Each member of our audit committee also meets the financial literacy requirements of Nasdaq listing standards.

The Board adopted a written charter for the audit committee, which is available on our corporate website at https://investor.leafly.com. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Compensation Committee

Our compensation committee is responsible for, among other things:

•

establishing and reviewing the objectives of the Company’s management compensation programs and its basic compensation policies and reviewing and approving corporate goals and objectives relevant to the compensation of the Company’s executive officers;

•

reviewing and approving any employment, compensation, benefit or severance agreement with any executive officer and evaluating at least annually the performance of the executive officers against corporate goals and objectives;

•	determining and approving the compensation level (including any awards under compensation plans) for other members of senior management of the Company;

•

reviewing, approving and recommending to the Board the adoption of any incentive compensation plan, employee retirement plan and other material employee benefit plan for employees or consultants of the Company and any modification of such plan;

•

reviewing at least annually the Company’s compensation policies and practices for executives, management, management employees and employees generally to assess whether such policies and practices could lead to excessive risk taking behavior;

•

assessing whether the work of any compensation consultant who has been engaged to make determinations or recommendations on the amount or form of executive or director compensation has raised any conflicts of interest and reviewing the engagement and the nature of any additional services provided by such compensation consultant, as well as all remuneration provided to such consultant;

•	assessing the independence of compensation consultants, legal and other advisers to the committee;

•

reviewing and discussing with management the “Compensation Discussion and Analysis” disclosure required by SEC regulations and determining whether to recommend to the Board, as part of a report of the committee to the Board, that such disclosure be included in the Company’s Annual Report on Form 10-K and any proxy statement for the election of directors; and

•	reporting committee findings and recommendations to the Board as well as any other matters deemed appropriate by the committee or requested by the Board.

The Board appointed Alan Pickerill, Blaise Judja-Sato and Peter Lee to serve on the compensation committee, with Blaise Judja-Sato serving as its Chair, each of whom meets the definition of “independent director” for purposes of serving on the compensation committee under Rule 10A-3 of the Exchange Act and the Nasdaq rules. Each member of our compensation committee also meets the financial literacy requirements of Nasdaq listing standards.

The Board adopted a written charter for the compensation committee, which is available on our corporate website at https://investor.leafly.com. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is responsible for, among other things:

•

recommending to the Board for approval, reviewing the effectiveness of, recommending modifications as appropriate to, and reviewing Company disclosures concerning: (a) the Company’s policies and procedures for identifying and screening Board nominee candidates; (b) the process and criteria (including experience, qualifications, attributes, diversity or skills in light of the Company’s business and structure) used to evaluate Board membership and director independence; and (c) any policies with regard to diversity on the Board;

•	identifying and screening director candidates consistent with criteria approved by the Board, and recommending to the Board candidates for nomination for election or re-election by the shareholders;

•

overseeing the Company’s policies and procedures with respect to the consideration of director candidates recommended by shareholders, including the submission of any proxy access nominees by shareholders;

•

reviewing annually the relationships between directors, the Company and members of management and recommend to the Board whether each director qualifies as “independent” under the Board’s definition of “independence” and the applicable rules of the Nasdaq and the Company’s corporate governance guidelines;

•

assessing the appropriateness of a director nominee who does not receive a “majority of votes cast” at an election of directors continuing to serve as a director and recommend to the Board the action to be taken with respect to any letter of resignation submitted by such director;

•

assessing the appropriateness of a director continuing to serve on the Board upon a substantial change in the director’s principal occupation or business association from the position such director held when originally invited to join the Board, and recommend to the Board any action to be taken with respect thereto;

•

assessing annually whether the composition of the Board as a whole reflects the appropriate balance of independence, sound judgment, business specialization, technical skills, diversity of background and experience and other desired qualities, and recommend any appropriate changes to the Board;

•	reviewing the Board’s leadership structure in light of the specific characteristics or circumstances of the Company and recommend any changes to the Board for approval;

•	reviewing periodically the committee structure of the Board and recommending to the Board the appointment of directors to Board committees and assignment of committee chairs;

•	reviewing periodically the size of the Board and recommending to the Board any appropriate changes

•	coordinating with management to develop an appropriate director orientation program and identifying continuing education opportunities;

•	coordinating and overseeing the annual self-evaluation of the role and performance of the Board, its committees, individual directors and management in the governance of the Company;

•	periodically evaluating the qualifications and independence of each director on the Board and making any recommended changes in the composition of the Board or any of its committees;

•

developing and recommending to the Board, reviewing the effectiveness of, and recommending modifications as appropriate to, the corporate governance guidelines of the Company and other governance policies of the Company;

•	reviewing and addressing conflicts of interest of directors and executive officers, and the manner in which any such conflicts are to be monitored; and

•

reporting regularly to the Board on Committee findings, recommendations and any other matters the Committee deems appropriate or the Board requests, and maintaining minutes or other records of Committee meetings and activities.

The Board appointed Cassandra Chandler, Michael Blue and Peter Lee to serve on the nominating and corporate governance committee, with Cassandra Chandler serving as its Chair. Cassandra Chandler and Peter Lee each meet the definition of “independent director” under the Nasdaq rules. Although Nasdaq rules generally require a listed company to have a nominating committee composed entirely of independent directors, the Board has determined that Mr. Blue’s membership on the nominating and corporate governance committee satisfies the standards set out in Nasdaq Rule 5605(e)(3) for non-independent committee members and is in the best interest of the Company and its stockholders due to Mr. Blue’s significant experience with Leafly and the cannabis industry.

The Board adopted a written charter for the nominating and corporate governance committee, which is available on our corporate website at https://investor.leafly.com. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus

Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers currently serves, or in the past fiscal year has served, as a member of the Board or compensation committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board) of any entity that has one or more executive officers serving as a member of the Board or compensation committee.

Code of Business Conduct and Ethics

The Board adopted a Code of Business Conduct and Ethics (the “Code of Conduct”), applicable to all of the Company’s directors, executive officers and employees. The Code of Conduct is available on the investor relations portion of the Company’s website at https://investor.leafly.com. Information contained on or accessible through the Company’s website is not a part of this prospectus, and the inclusion of the Company’s website address in this prospectus is an inactive textual reference only. The audit committee of the Board is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. The Company expects that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on its website or by any other means permitted under applicable SEC rules.

Indemnity Agreements

On the Closing Date, the Company entered into indemnity agreements with Messrs. Michael Blue, Peter Lee, Alan Pickerill, Blaise Judja-Sato, David Cotter, Sam Martin, Suresh Krishnaswamy and Mses. Yoko Miyashita, Cassandra Chandler, Kimberly Boler, each of whom is a director and/or executive officer of the Company following the Business Combination (collectively, the “Indemnity Agreements”). The Indemnity Agreements provide that, subject to limited exceptions specified therein, the Company will indemnify its directors, officers and former directors for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director, officer or former director in any action or proceeding arising out of their services as one of the Company’s directors or officers or any other company or enterprise to which the person provides (or provided) services at the Company’s request.

EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program for the Company’s named executive officers who are identified in the 2021 Summary Compensation Table below. This discussion contains forward-looking statements that are based on the Company’s current plans, considerations, expectations, and determinations regarding future compensation programs and related target milestones for the Company’s future results of operations. For purposes of this section of the prospectus, “Leafly,” “the Company,” “we,” “us” or “our” refer to the Company and its subsidiaries, unless the context otherwise requires.

Overview

We have opted to comply with the executive compensation disclosure rules applicable to emerging growth companies, as Legacy Leafly is an emerging growth company. The scaled down disclosure rules are those applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for Legacy Leafly’s principal executive officer and its two most highly compensated executive officers other than the principal executive officer, whose total compensation for 2021 exceeded $100,000 and who were serving as executive officers as of December 31, 2021 or who would have been if they were serving as of December 31, 2021. We refer to these individuals as “named executive officers.”

We expect that the Company’s executive compensation program will evolve to reflect its status as a newly publicly traded company, while still supporting Legacy Leafly’s overall business and compensation objectives. In connection with the Business Combination, Legacy Leafly retained an independent executive compensation consultant to help advise on the post-Closing executive compensation program.

2021 and 2020 Compensation of Named Executive Officers

Salary

Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of the executive compensation program and compared against compensation in the market for similar positions. In general, we sought to provide a base salary level designed to reflect each executive officer’s scope of responsibility and accountability. Please see the “Salary” column in the Summary Compensation Table for the base salary amounts paid to named executive officers for their services during the years presented.

In 2020, in response to challenges posed by COVID-19, the Legacy Leafly board of directors asked Legacy Leafly’s executive officers, among other Legacy Leafly employees, to forego a portion of their annual base salary. Reductions for our named executive officers ranged from 20% to 30% from March 27 to May 26, 2020. No alternative compensation was provided in lieu of this reduction in base salary.

Bonus

Historically, bonuses have been provided on a discretionary basis. Bonus compensation is designed to hold executives accountable and reward them for personal and business performance. Legacy Leafly offers an annual incentive program for its executive officers whereby they are eligible to receive target bonus payouts, of up to 50% for the CEO and 40% for other named executive officers, of their base salary, with the actual bonus awarded based on a number of factors, including each executive’s personal performance, Legacy Leafly’s performance, current market and business climate, and Legacy Leafly’s financial circumstances, as determined by the Legacy Leafly board of directors. For 2020, named executive officers could elect to receive their bonuses in the form of cash or stock options. Please see the “Bonus” and “Stock Awards” columns in the Summary Compensation Table, including the footnotes thereto, for bonuses earned by named executive officers for their performance during the years presented.

Option Awards

To further focus executive officers on long-term company performance, Legacy Leafly granted stock awards in the form of stock options. Stock options generally vested 25% on the first anniversary of the vesting commencement date and in 1/48th increments for each subsequent month of continuous employment, until the awards are fully vested after four years. Exceptions to this vesting schedule for awards granted with respect to the periods covered in this prospectus are disclosed in the footnotes to the Summary Compensation Table. Under the terms of certain of their stock option agreements, executive officers have the option of exercising the stock option prior to vesting and receive restricted stock upon exercise, which is subject to the same vesting conditions applicable to the underlying stock options. Please see the “Option Awards” column in the Summary Compensation Table, including the footnotes thereto, for stock options granted to named executive officers for their performance during the years presented.

Option Award Repricing

During 2020, the Legacy Leafly board of directors approved a common stock option repricing program whereby certain previously granted and unexercised options held by current employees with exercise prices above $0.36 per share were repriced on a one-for-one basis to $0.36 per share, which represented the per share fair market value of the Legacy Leafly Common Stock as of the date of the repricing. The vesting terms of certain options were also modified from liquidity-based performance condition to a time-based service condition. There was no other modification to the vesting schedule of the previously issued options. As a result, nearly two million unexercised options originally granted to purchase shares of Legacy Leafly Common Stock at prices ranging from $0.77 to $1.58 per share were repriced under this program.

Legacy Leafly treated the repricing as a modification of the original awards and calculated additional compensation costs for the difference between the fair value of the modified award and the fair value of the original award on the modification date. The repricing resulted in incremental stock-based compensation cost, including as shown below for our named executive officers.

Retirement Benefits

Legacy Leafly sponsored a defined contribution retirement plan for all eligible employees providing for voluntary contributions by eligible employees and matching contributions made by Legacy Leafly. Legacy Leafly’s discretionary employer contribution rate is equal to 100% of salary deferrals that do not exceed 1% of compensation plus 50% of salary deferrals between 1% and 6% of compensation.

Executive Employment Arrangements

Yoko Miyashita

Ms. Miyashita entered into an employment agreement with Legacy Leafly effective as of August 17, 2020 to serve as the Legacy Leafly’s Chief Executive Officer on an at-will basis. The employment agreement provides for a base salary of $400,000 and a target annual bonus opportunity equal to 50% of then base salary that may be awarded in cash and/or options at the discretion of the Legacy Leafly board of directors. Ms. Miyashita is eligible to participate in the employee benefit plans generally available to our employees and maintained by Legacy Leafly.

The employment agreement provides for the stock options described in the section entitled “Option Award Granted to Yoko Miyashita” below.

In the event that Ms. Miyashita incurs a “Qualifying Termination” (which is defined in the employment agreement as a termination by (a) the Company other than for “Cause”, death or “Disability” or (b) Ms. Miyashita for “Good Reason” (Disability as defined in the employment agreement, and Cause and Good Reason are defined below)) outside of a Change in Control Period, Ms. Miyashita is entitled to the following: (a) cash severance equal to 100% of Annual Base Salary, (b) reimbursement for COBRA premiums, grossed up for income taxation, for coverage up to 12 months, and (c)(i) if the Qualifying Termination occurs prior to first anniversary of Ms.

Miyashita’s employment commencement date, for the Standard Option (as defined below) and any other time-based options, vesting of all options that would have vested over the 12-month period following the date of termination (and for avoidance of doubt, no share subject to any Milestone Option (as defined below) or Liquidity Event Option (as defined below) will accelerate), and (ii) if the Qualifying Event occurs on or after the first anniversary of Ms. Miyashita’s employment commencement date but prior to the second anniversary of such date, for the Standard Option and any other time- based options, vesting of all options that would have vested over the 12-month period following the date of termination (and for avoidance of doubt, no shares subject to any Milestone Option or Liquidity Event Option will accelerate).

In connection with the Business Combination, Ms. Miyashita’s employment agreement was amended to provide that any awards received by Ms. Miyashita under the Earn Out Plan will remain outstanding and eligible to vest following a Qualifying Termination of Ms. Miyashita’s employment.

In the event that Ms. Miyashita incurs a “Qualifying Termination” during the Change in Control Period, Ms. Miyashita is entitled to the following: (a) cash severance equal to the sum of (i) 100% of Annual Base Salary, plus (ii) her target annual bonus; (b) reimbursement for COBRA premiums, grossed up for income taxation, for coverage up to 12 months; and (c) all equity awards will accelerate vesting in full, and for purposes of determining the number of shares that will vest pursuant to the foregoing with respect to any performance-based vesting equity award, the applicable performance criteria will be deemed to have attained at a 100% level.

Ms. Miyashita’s employment agreement was conditioned on her also entering into a Confidential Information and Inventions Agreement and Arbitration Agreement.

For these purposes, the Change in Control period is the period beginning 90 days prior to and ending 12 months following the effective date of a Change in Control.

Ms. Miyashita’s employment agreement further provides that if any payments or benefits provided for under the employment agreement or otherwise payable to Ms. Miyashita are considered “excess parachute payments” under Section 280G of the Code, then such payments will be limited to the greatest amount that may be paid to the executive under Section 280G of the Code without causing any loss of deduction to the Company under such Code Section, but only if, by reason of such reduction, the “Net After Tax Benefit” to the executive will exceed the net after tax benefit if such reduction was not made.

Ms. Miyashita’s employment agreement defines Good Reason as Ms. Miyashita’s resignation within 30 days following the expiration of any Legacy Leafly cure period following the occurrence of one or more of the following, without Ms. Miyashita’s consent: (a) a material reduction of authority, duties or responsibilities; (b) a reduction of more than ten percent 10% by Legacy Leafly (or its successor) in base cash compensation as in effect immediately prior to such reduction, unless Legacy Leafly also similarly reduces the base cash compensation of all other senior executives of Legacy Leafly; (c) a material change in the geographic location of the primary work facility or location; provided, that a relocation of less than 25 miles from the then-present location will not be considered a material change in geographic location; (d) a material breach of Legacy Leafly of the employment agreement; (e) prior to a Change in Control, Ms. Miyashita no longer serving as a member of the board of directors (other than pursuant to voluntary resignation from the board of directors); or (f) following a Change in Control, the failure of Legacy Leafly to obtain the assumption of the material obligations of the employment agreement by any successor(s).

Cause is defined by Ms. Miyashita’s employment agreement as any of the following: (a) Ms. Miyashita’s failure to perform the assigned duties or responsibilities pursuant to the employment agreement (other than a failure resulting from Disability) after written notice thereof from Legacy Leafly describing Ms. Miyashita’s failure to perform such duties or responsibilities, and failure by Ms. Miyashita within 30 calendar days from the date of such written notice to remedy such performance failure; (b) engagement in any act of dishonesty, fraud, misrepresentation, embezzlement or other acts that are or would reasonably be expected to be injurious in a material respect to Legacy Leafly; (c) a violation of any federal or state law or regulation applicable to the business of Legacy Leafly or its affiliates; (d) a breach of any confidentiality agreement or invention assignment agreement between Ms. Miyashita and Legacy Leafly (or any affiliate of Legacy Leafly); (e) Ms. Miyashita being convicted of, or entering a plea of nolo contendere to, any crime (other than minor traffic violations) or any act of moral turpitude;

(f) continuing gross negligence or gross misconduct after written notice thereof from Legacy Leafly describing the applicable conduct, and failure to cure, if curable, within 10 calendar days from the date of such written notice to remedy such conduct; or (g) a breach of any material term of the employment agreement, the Confidential Information Agreement or any other employment-related agreement between Ms. Miyashita and Legacy Leafly.

Option Award Granted to Yoko Miyashita

In May of 2021, Yoko Miyashita was awarded stock options to purchase 4,860,993 shares of Legacy Leafly common stock in connection with her promotion to CEO in 2020. On November 4, 2021, Legacy Leafly and Ms. Miyashita entered into an agreement to modify certain of the vesting provisions of such outstanding stock options as of immediately prior to the closing of the Business Combination. The vesting terms that will apply as of the closing of the Business Combination are as follows (the number of shares will be adjusted in connection with the Business Combination):

•

A stock option to purchase 1,458,298 shares of Legacy Leafly Common Stock of which (a) 50% vested upon the closing of the Business Combination and (b) 50% will vest upon the earlier of (i) the Company’s achievement of a $1 billion market capitalization for any 20 days during a 30-day period on or before the fourth anniversary of the closing of the Business Combination (the “Market Cap Milestone”) or (ii) a Change in Control (as defined in the 2018 Plan (as defined below)); provided, in each case of clauses (i) and (ii), that Ms. Miyashita remains in Continuous Service until such time. We refer to this option as the “Liquidity Event Option.”

•

A stock option to purchase 1,458,298 shares of Legacy Leafly Common Stock will vest upon the achievement of the milestones and in the amounts set forth below; provided that Ms. Miyashita remains in Continuous Service until such time:

•

First Milestone Vesting Event: 50% of the total number of stock options will vest if the Company’s gross revenue (on a consolidated group basis) for the year ending December 31, 2022, as set forth in the Company’s audited income statement included in the Company’s annual report Form 10-K for the year ending December 31, 2022, filed with the SEC, equals or exceeds $65,000,000 (the “2022 Revenue Threshold”) (with a Prorata Amount (as defined below) vesting in the event that the Company’s gross revenue (on a consolidated group basis) for the year ending December 31, 2022 equals or exceeds 90% of the 2022 Revenue Threshold).

•

Second Milestone Vesting Event: 50% of the total number of stock options will vest if the Company’s gross revenue (on a consolidated group basis) for the year ending December 31, 2023, as set forth in the Company’s audited income statement included in the Company’s annual report Form 10-K for the year ending December 31, 2023, filed with the SEC, equals or exceeds $101,000,000 (the “2023 Revenue Threshold”, and each of the 2022 Revenue Threshold and the 2023 Revenue Threshold, a “Revenue Threshold”) (with a Prorata Amount vesting in the event that the Company’s gross revenue (on a consolidated group basis) for the year ending December 31, 2023 equals or exceeds 90% of the 2023 Revenue Threshold).

•

In the event the 2023 Revenue Threshold is achieved, any unvested portion of the stock option subject to the 2022 Revenue Threshold will fully vest. In the event the Market Cap Milestone is achieved, any unvested portion of the stock option subject to any Revenue Threshold will fully vest. The stock option subject to any Revenue Threshold will remain outstanding unless and until the last possible time that the 2023 Revenue Threshold can be achieved, the Market Cap Milestone can be achieved or a Change in Control may occur during the term of the stock option subject to any Revenue Threshold.

We refer to this option as the “Milestone Option.”

“Prorata Amount” will mean an amount equal to between 90% and 100%, inclusive, of the Milestone Option subject to the 2022 Revenue Threshold or 2023 Revenue Threshold, respectively, and will correspond to the 90% to 100% achievement of the applicable Revenue Threshold.

The date of vesting for the Milestone Option will be the earlier of (i) the date following the Company’s filing with the SEC of its Form 10-K for the applicable fiscal year in which the applicable Revenue Threshold was attained or, (ii) the date the Market Cap Milestone is achieved. All shares subject to the Milestone Option will vest immediately upon a Change in Control provided that Ms. Miyashita remains in Continuous Service until such time.

•

A stock option to purchase 1,944,397 shares of Legacy Leafly Common Stock will vest according to the standard vesting schedule noted under “Option Awards” above, with a vesting start date of August 17, 2020, the date of Ms. Miyashita’s promotion. The vesting of this option does not accelerate upon an Initial Public Offering or Change in Control. We refer to this option as the “Standard Option.”

Kimberly Boler

Ms. Boler entered into an offer letter with Legacy Leafly dated August 31, 2021 to serve as Legacy Leafly’s General Counsel on an at-will basis, effective as of September 27, 2021 (the “Boler Offer Letter”). The offer letter provides for a base salary of $375,000 and an annual bonus of up to 40% of her then base salary that may be awarded at Legacy Leafly’s discretion. Subject to approval of Legacy Leafly’s board of directors or the Company’s Board, as applicable, Ms. Boler will be eligible for a grant of stock options described in the section entitled “Option Awards Granted and Promised to Kimberly Boler” below. Ms. Boler also is eligible to participate in the employee benefit plans generally available to our employees and maintained by Legacy Leafly. Ms. Boler’s offer letter was conditioned on her entering into a Proprietary Information and Inventions Agreement and Arbitration Agreement.

Option Awards Granted and Promised to Kimberly Boler

The Boler Offer Letter provides for, subject to approval by Legacy Leafly’s board of directors or the Company’s Board, as applicable, and Ms. Boler’s continued employment with the Company, a grant of stock options to purchase the equivalent of 500,000 pre-closing shares of Legacy Leafly Common Stock under the 2018 Plan and the 2021 Plan, as applicable based on the date of grant. 350,000 shares of the option grant will vest according to the standard vesting schedule noted under “Option Awards” above, with a vesting start date of September 27, 2021, the start date of Ms. Boler’s employment. Of this 350,000, 155,433 had been granted as of the closing of the Business Combination. The remaining 150,000 shares of the overall option grant (collectively, the “Boler Milestone Grant”) had been granted as of the closing of the Business Combination and will vest as follows.

•	50,000 shares of the option grant will vest upon the Company’s achievement of the Market Cap Milestone as defined in the section entitled “Option Award Granted to Yoko Miyashita” above.

•

50,000 shares of the option grant will vest according to the terms noted under “First Milestone Vesting Event” in the section entitled “Option Award Granted to Yoko Miyashita” above, with a prorated number of stock options to vest in the event that the Company’s gross revenue for the year ending December 31, 2022 equals or exceeds 90% of the 2022 Revenue Threshold.

•

50,000 shares of the option grant will vest according to the terms noted under “Second Milestone Vesting Event” in the section entitled “Option Award Granted to Yoko Miyashita” above, with a prorated number of stock options to vest in the event that the Company’s gross revenue for the year ending December 31, 2023 equals or exceeds 90% of the 2023 Revenue Threshold.

•

In the event the 2023 Revenue Threshold is achieved, any unvested portion of the stock option subject to the 2022 Revenue Threshold will fully vest. In the event the Market Cap Milestone is achieved, any unvested portion of the stock option subject to any Revenue Threshold will fully vest. The stock option subject to any Revenue Threshold will remain outstanding unless and until the last possible time that the 2023 Revenue Threshold can be achieved, the Market Cap Milestone can be achieved or a Change in Control may occur during the term of the stock option subject to any Revenue Threshold.

The date of vesting for these 150,000 shares will be the earlier of (i) the date following the Company’s filing with the SEC of its Form 10-K for the applicable fiscal year in which the applicable Revenue Threshold was attained or, (ii) the date the Market Cap Milestone is achieved. All shares subject to the Boler Milestone Grant will vest immediately upon a Change in Control provided that Ms. Boler remains in Continuous Service until such time.

The Boler Offer Letter additionally provides that Ms. Boler will be provided with a lump sum allowance of $40,000 to assist with her relocation to Seattle, WA.

The Boler Offer Letter is included as Exhibit 10.13 to the registration statement of which this prospectus is a part and is incorporated by reference herein.

Suresh Krishnaswamy

Mr. Krishnaswamy entered into an offer letter with Legacy Leafly dated September 13, 2021 to serve as Legacy Leafly’s Chief Financial Officer on an at-will basis, effective as of September 20, 2021. The offer letter provides for a base salary of $375,000 and an annual bonus of up to 40% of then base salary that may be awarded at Legacy Leafly’s discretion. Subject to approval of Legacy Leafly’s board of directors or the Company’s Board, as applicable, Mr. Krishnaswamy will be eligible for a grant of stock options described in the section entitled “Option Awards Granted and Promised to Suresh Krishnaswamy” below. Mr. Krishnaswamy also is eligible to participate in the employee benefit plans generally available to our employees and maintained by Legacy Leafly. Mr. Krishnaswamy’s offer letter was conditioned on his entering into a Proprietary Information and Inventions Agreement and Arbitration Agreement.

Option Awards Granted and Promised to Suresh Krishnaswamy

Mr. Krishnaswamy’s offer letter dated September 13, 2021, provides for, subject to approval by Legacy Leafly’s board of directors or the Company’s Board, as applicable, and Mr. Krishnaswamy’s continued employment with the Company, a grant of stock options to purchase the equivalent of 1,000,000 pre-closing shares of Legacy Leafly Common Stock under the 2018 Plan and the 2021 Plan, as applicable based on the date of grant. 700,000 shares of the option grant will vest according to the standard vesting schedule noted under “Option Awards” above, with a vesting start date of September 20, 2021, the start date of Mr. Krishnaswamy’s employment. Of this 700,000, 310,868 had been granted as of the closing of the Business Combination. The remaining 300,000 shares of the overall option grant (collectively, the “Krishnaswamy Milestone Grant”) had been granted as of the closing of the Business Combination and will vest as follows.

•	100,000 shares of the option grant will vest upon the Company’s achievement of the Market Cap Milestone as defined in the section entitled “Option Award Granted to Yoko Miyashita” above.

•

100,000 shares of the option grant will vest according to the terms noted under “First Milestone Vesting Event” in the section entitled “Option Award Granted to Yoko Miyashita” above, with a prorated number of stock options to vest in the event that the Company’s gross revenue for the year ending December 31, 2022 equals or exceeds 90% of the 2022 Revenue Threshold.

•

100,000 shares of the option grant will vest according to the terms noted under “Second Milestone Vesting Event” in the section entitled “Option Award Granted to Yoko Miyashita” above, with a prorated number of stock options to vest in the event that the Company’s gross revenue for the year ending December 31, 2023 equals or exceeds 90% of the 2023 Revenue Threshold.

•

In the event the 2023 Revenue Threshold is achieved, any unvested portion of the stock option subject to the 2022 Revenue Threshold will fully vest. In the event the Market Cap Milestone is achieved, any unvested portion of the stock option subject to any Revenue Threshold will fully vest. The stock option subject to any Revenue Threshold will remain outstanding unless and until the last possible time that the 2023 Revenue Threshold can be achieved, the Market Cap Milestone can be achieved or a Change in Control may occur during the term of the stock option subject to any Revenue Threshold.

The date of vesting for these 300,000 shares will be the earlier of (i) the date following the Company’s filing with the SEC of its Form 10-K for the applicable fiscal year in which the applicable Revenue Threshold was attained or, (ii) the date the Market Cap Milestone is achieved. All shares subject to the Krishnaswamy Milestone Grant will vest immediately upon a Change in Control provided that Mr. Krishnaswamy remains in Continuous Service until such time.

Plan descriptions

Equity Incentive Plans

2018 Plan

We currently maintain the Leafly Holdings, Inc. 2018 Equity Incentive Plan (“2018 Plan”), which became effective on April 17, 2018. The 2018 Plan terminated upon Closing of the Business Combination, but outstanding options under the 2018 Plan remain outstanding pursuant to their terms, with adjustments to the number of shares and exercise prices to reflect the terms of the Business Combination. The material terms of the 2018 Plan are summarized below.

Share Reserve. An aggregate of 3,000,000 shares of stock, subsequently increased to 17,751,274 shares of stock, are reserved for issuance pursuant to awards granted under the 2018 Plan.

Administration. The Board administers the 2018 Plan. The board may delegate its duties and responsibilities to a committee of the board, and, to the extent permitted under the applicable law, may delegate to one or more officers of the company the authority to grant awards under the 2018 Plan, subject to aggregate limits on such grants that are specified by the Board. Subject to the terms and conditions of the 2018 Plan, the plan administrator has the authority to take any actions it deems necessary or advisable for the administration of the 2018 Plan.

Eligibility. Awards under the 2018 Plan may be granted to employees, directors, and consultants of the company and its subsidiaries. Incentive stock options (“ISOs”) may be granted only to employees of the company or certain of its subsidiaries.

Awards. The 2018 Plan provides for the grant of stock options (including ISOs and nonqualified stock options (“NSOs”)), stock appreciation rights (“SARs”), restricted stock awards, RSUs and the award or sale of shares of Legacy Leafly Common Stock, or any combination thereof. Each award is set forth in a separate award agreement indicating the type of the award and the terms and conditions of the award.

•

Stock Options. Stock options provide for the right to purchase shares of Legacy Leafly Common Stock in the future at a specified price that is established on the date of grant. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of a stock option generally may not be less than 100% of the fair market value of the underlying shares on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders). The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders). Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance and/or other conditions.

•

SARs. SARs provide for the right to receive the appreciation in the value of a certain number of shares of Legacy Leafly Common Stock during a specified period of time. The term of a SAR may not be longer than ten years. The appreciation distribution payable on the exercise of the SAR will not be greater than an amount equal to the excess of (a) the aggregate fair market value on the date of exercise of a number of shares of Legacy Leafly Common Stock equal to the number of common stock equivalents vested under the SAR, over (B) the aggregate strike price of the number of common stock equivalents exercised on the date of exercise. The appreciation distribution may be paid in shares of Legacy Leafly Common Stock, cash, or any combination of the two or in any other form of consideration as determined by the Board and contained in the applicable award agreement.

•

Restricted Stock. Awards of restricted stock are contractual promises to deliver shares of Legacy Leafly Common Stock in the future, which remain forfeitable unless and until specified conditions are met. The terms and conditions applicable to restricted stock are determined by the plan administrator, subject to the conditions and limitations contained in the 2018 Plan.

•

RSUs. RSUs are contractual promises to deliver cash or shares of Legacy Leafly Common Stock in the future, which may also remain forfeitable unless and until specified conditions are met. The terms and conditions applicable to RSUs are determined by the plan administrator, subject to the conditions and limitations contained in the 2018 Plan.

•

Awards or Sales of Shares. Share awards are grants of nontransferable shares of Legacy Leafly Common Stock, and sales of shares (known as stock purchase rights) provide participants with the right to acquire shares under the 2018 Plan at a fixed purchase price. Share awards and stock purchase rights may remain forfeitable unless and until specified vesting conditions are met.

Certain Transactions. The plan administrator has broad discretion to take action under the 2018 Plan, as well as to make adjustments to the terms and conditions of existing and future awards in the event of certain transactions and events affecting our stock, such as recapitalizations, stock dividends, reclassifications, stock splits, consolidations or other similar corporate transactions. In the event of a merger or other consolidation relating to the Company or the sale of all or substantially all of the Company’s stock or assets, all then-outstanding equity awards will be treated as set forth in the agreement governing such transaction, which may provide for one or more of the following: (a) the continuation, assumption or substitution of such awards, (b) the accelerated vesting and, if applicable, exercisability of such awards, and/or (c) the cancellation of such awards in exchange for cash or equity equal to the intrinsic value of such awards.

Transferability and Restrictions. With limited exceptions for the laws of descent and distribution, awards under the 2018 Plan are generally non-transferable prior to vesting unless otherwise determined by the plan administrator and are exercisable only by the participant during his or her lifetime.

2021 Plan

On November 30, 2021, the Board approved the adoption of the 2021 Plan, subject to approval by stockholders. At a special meeting of stockholders, the stockholders of the Company considered and approved the 2021 Plan. The 2021 Plan became effective immediately upon the Closing.

Share Reserve. Pursuant to the 2021 Plan, 4,502,495 initial shares of Common Stock (adjusted pursuant to the terms of the 2021 Plan) have been reserved for issuance under the 2021 Plan. In addition, each January 1, beginning in 2023 and ending in 2031, up to an additional 4,502,495 shares may be issued pursuant to the automatic annual share increase under the 2021 Plan. No awards have been granted under the 2021 Plan as of the date of this filing.

Administration. Pursuant to its terms, the 2021 Plan may be administered by the compensation committee of the Board, such other committee of the Board appointed to administer the 2021 Plan or the Board, as determined by the Board. The plan administrator has the power and discretion necessary to administer the 2021 Plan, with such powers including, but not limited to, the authority to select persons to participate in the 2021 Plan, determine the form and substance of awards under the 2021 Plan, determine the conditions and restrictions, if any, subject to which such awards will be made, modify the terms of awards, accelerate the vesting of awards, and make determinations regarding a participant’s termination of employment or service for purposes of an award. The plan administrator’s determinations, interpretations and actions under the 2021 Plan are binding on the Company, the participants in the 2021 Plan and all other parties. The administrating body may delegate authority to one or more officers of the Company to grant awards to eligible persons other than members of the Board of directors or who are subject to Rule 16b-3 of the Exchange Act, as permitted under the 2021 Plan and under applicable law.

Awards. The types of awards available under the 2021 Plan include stock options (both ISOs and NSOs), SARs, restricted stock awards, RSUs and stock-based awards. Each award is set forth in a separate award agreement indicating the type of the award and the terms and conditions of the award.

•

Stock Options. Stock options provide for the right to purchase shares of Common Stock in the future at a specified price that is established on the date of grant. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of a stock option generally may not be less than 100% of the fair market value of the underlying shares on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders). The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders). Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance and/or other conditions.

•

SARs. SARs provide for the right to receive the appreciation in the value of a certain number of shares of Common Stock during a specified period of time. The term of a SAR may not be longer than ten years. The appreciation distribution payable on the exercise of the SAR will not be greater than an amount equal to the excess of (a) the aggregate fair market value on the date of exercise of a number of shares of Common Stock equal to the number of common stock equivalents vested under the SAR, over (B) the aggregate strike price of the number of common stock equivalents exercised on the date of exercise. The appreciation distribution may be paid in shares of Common Stock, cash, or any combination of the two or in any other form of consideration as determined by the Board and contained in the applicable award agreement.

•

Restricted Stock. Awards of restricted stock are grants of shares of Common Stock, which remain forfeitable unless and until specified conditions are met. The terms and conditions applicable to restricted stock awards are determined by the plan administrator, subject to the conditions and limitations contained in the 2021 Plan.

•

RSUs. RSUs are contractual promises to deliver cash or shares of Common Stock in the future, which may also remain forfeitable unless and until specified conditions are met. The terms and conditions applicable to RSUs are determined by the plan administrator, subject to the conditions and limitations contained in the 2021 Plan.

•

Stock-Based Awards. Stock-based awards are grants of shares of Common Stock or awards valued by reference to shares of Common Stock. Stock-based awards may remain forfeitable unless and until specified vesting conditions are met.

Certain Transactions. The plan administrator has broad discretion to take action under the 2021 Plan, as well as to make adjustments to the terms and conditions of existing and future awards in the event of certain transactions and events affecting our stock, such as recapitalizations, stock dividends, reclassifications, stock splits, consolidations or other similar corporate transactions. In the event of a merger or other consolidation relating to the Company or the sale of all or substantially all of the Company’s stock or assets, all then-outstanding equity awards will be treated as set forth in the agreement governing such transaction, which may provide for one or more of the following: (a) the continuation, assumption or substitution of such awards, (b) the accelerated vesting and, if applicable, exercisability of such awards, and/or (c) the cancellation of such awards in exchange for cash or equity equal to the intrinsic value of such awards.

Transferability and Restrictions. With limited exceptions for the laws of descent and distribution, awards under the 2021 Plan are generally non-transferable unless otherwise determined by the plan administrator and are exercisable only by the participant during his or her lifetime.

Term. The 2021 Plan will terminate on the tenth anniversary of stockholder approval, unless sooner terminated.

The foregoing description of the 2021 Plan is qualified in its entirety by the full text of the 2021 Plan, which is attached as Exhibit 10.4 to the registration statement of which this prospectus is a part and is incorporated herein by reference.

Earn Out Plan

On November 30, 2021, the Board of the Company approved the adoption of the Earn Out Plan, subject to approval by stockholders. At a special meeting of stockholders, the stockholders of the Company considered and approved the Earn Out Plan. The Earn Out Plan became effective immediately upon the Closing.

Share Reserve. Pursuant to the 2021 Plan, 570,927 shares of Common Stock have been reserved for issuance under the Earn Out Plan.

Administration. The Earn Out Plan is administered by the Board or a committee thereof. The plan administrator may delegate authority to the Company’s Chief Executive Officer, to the extent permitted by law, to determine (a) the Participants to whom RSUs may be granted, (b) the number of RSUs to be granted to each Participant and (c) the terms of each RSU, so long as they are consistent with the terms of the Earn Out Plan. The number of shares subject to which RSUs may be granted shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or any other like change or transaction with respect to Common Stock. The RSUs shall be subject to the terms and subject to the conditions set forth in the Merger Agreement, the Earn Out Plan and any applicable award agreements.

Grant of RSUs. The Earn Out Plan provides for the issuance of a number of RSUs based on Common Stock as soon as reasonably practicable following the Closing, provided that a portion of such shares of Common Stock, as determined by the Chief Executive Officer, may be reserved for the issuance of future awards.

Vesting of RSUs. The RSUs will vest in accordance with the terms set forth in the Earn Out Plan, subject to the recipient’s continued employment or service through a vesting date.

The foregoing description of the Earn Out Plan is qualified in its entirety by the full text of the Earn Out Plan, which is attached as Exhibit 10.6 to the registration statement of which this prospectus is a part and is incorporated herein by reference.

Employee Stock Purchase Plan

On November 30, 2021, the Board approved the adoption of the ESPP, subject to approval by stockholders. At a special meeting of stockholders, the stockholders of the Company considered and approved the ESPP. The ESPP became effective immediately upon the Closing.

Share Reserve. Pursuant to the ESPP, 1,125,624 initial shares of Common Stock (as adjusted pursuant to the terms of the ESPP) have been reserved for issuance under the ESPP. In addition, each January 1, beginning in 2023 and ending in 2031, up to an additional 1,125,624 shares may be issued pursuant to the automatic annual increase under the ESPP.

Offering. The ESPP provides a means by which eligible employees and/or eligible service providers of either the Company or an affiliate may be given an opportunity to purchase shares of Common Stock at a discount. The ESPP permits the Company to grant a series of purchase rights to eligible employees and/or eligible service providers.

The ESPP includes two components: a “423 Component” and a “Non-423 Component.” The Company intends the 423 Component to qualify as an employee stock purchase plan pursuant to Section 423 of the Code. The provisions of the 423 Component will be construed in a manner that is consistent with the requirements of Section 423 of the Code, including without limitation to extend and limit ESPP participation in a uniform and non-discriminating basis. In addition, the ESPP authorizes grants of purchase rights under the Non-423 Component that do not meet the requirements of an employee stock purchase plan under Section 423 of the Code. Except as otherwise provided in the ESPP or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component. Eligible employees will be able to participate in the 423 Component or the Non-423 Component of the ESPP. Eligible service providers (who may or may not be eligible employees) will only be able to participate in the Non-423 Component of the ESPP.

Administration. The compensation committee of the Board administers the ESPP and has the final power to construe and interpret both the ESPP and the rights granted under it. Further, the compensation committee of the Board has the power, subject to the provisions of the ESPP, to determine when and how rights to purchase Common Stock will be granted, the provisions of each offering of such rights (which need not be identical), and whether any employee or other service provider will be eligible to participate in the ESPP.

The Board has the power to delegate administration of the ESPP to a committee composed of one or more members of the Board. Whether or not the Board has delegated administration of the ESPP to a committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the ESPP.

Eligibility. Purchase rights may be granted only to Company employees, employees of qualifying related corporations or, solely with respect to the Non-423 Component, employees of an affiliate (other than a qualifying related corporation) or eligible service providers. The compensation committee may provide that employees will not be eligible to be granted purchase rights under the ESPP if, on the offering date, the employee (a) has not completed at least two years of service since the employee’s last hire date (or such lesser period as the compensation committee may determine), (b) customarily works not more than 20 hours per week (or such lesser period as the compensation committee may determine), (c) customarily works not more than five months per calendar year (or such lesser period as the compensation committee may determine), (d) is an officer within the meaning of Section 16 of the Exchange Act, (e) is a highly compensated employee within the meaning of the Code, or (f) has not satisfied such other criteria as the compensation committee may determine consistent with Section 423 of the Code. Unless otherwise determined by the compensation committee for any offering, an employee will not be eligible to be granted purchase rights unless, on the offering date, the employee customarily works more than 20 hours per week and more than five months per calendar year, and has been employed by us or a related corporation or affiliate for at least three continuous months preceding such offering date.

No employee will be eligible for the grant of any purchase rights if, immediately thereafter, such employee owns stock possessing 5% or more of the total combined voting power or value of all classes of Common Stock or the stock of any related corporation. An eligible employee may be granted purchase rights only if such purchase rights, together with any other rights granted under all our and any related corporations’ employee stock purchase plan, do not permit such eligible employee’s rights to purchase stock in excess of $25,000 worth of stock in any calendar year.

The foregoing description of the ESPP is qualified in its entirety by the full text of the ESPP, which is attached as Exhibit 10.5 to the registration statement of which this prospectus is a part and is incorporated herein by reference.

Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Bonus(2)	Option Awards		All Other Compensation(3)	Total Compensation
Yoko Miyashita	2021	$400,024	$246,000	$981,532	(4)	$28,650	$1,656,206
Chief Executive Officer	2020	$380,023	$27,064	$36,030	(5)	$18,987	$462,104
Suresh Krishnaswamy Chief Financial Officer	2021	$101,565	$50,000	$914,870	(6)	$90,251	$1,156,686
Kimberly Boler General Counsel	2021	$90,626	$41,000	$457,433	(7)	$42,924	$631,983

(1)

Amounts reported in this column comprise total annual salaries earned during fiscal years 2021 and 2020. The salary amounts for 2020 reflect the temporary reduction in base salary applicable to each of our named executive officers from March 27, 2020 until May 26, 2020, as further discussed above under “Salary.”

(2)

Amounts reported for 2021 in this column comprise total annual bonuses earned in 2021 and paid in 2022 in cash. The amount reported for Ms. Miyashita in 2020 represents her total annual bonus earned in 2020, which she elected in 2021 to take in the form of immediately vested stock options to purchase 144,342 shares at an exercise price of $0.36. The grant date fair value of these options was $27,064, calculated in accordance with ASC Topic 718 using a Black-Scholes model with inputs of: the fair value of Leafly’s common stock on the grant date of $0.36, which was calculated using a 409A third-party valuation; no dividends; volatility of 62%; a risk-free rate of 0.8%; and an expected life of 5.0 years.

(3)

All Other Compensation comprises 401(k) plan matching contributions, cell phone allowance, health and welfare program premiums, and license, certification, and membership renewal fees, under programs that are available to substantially all our U.S.-based employees. In 2021, “All Other Compensation” (i) for Ms. Miyashita includes 401(k) plan matching contributions of $14,086 and health and welfare premiums of $11,145; (ii) for Mr. Krishnaswamy also reflects $87,588 paid by Legacy Leafly to a consulting firm which then paid $50,960 to Mr. Krishnaswamy for consulting services he provided to Legacy Leafly in 2021 prior to his hiring; and, (iii) for Ms. Boler reflects a $40,000 relocation allowance provided to Ms. Boler upon her hiring.

(4)

This amount comprises of: (i) $385,963 of grant date fair value of options to purchase 1,944,397 shares at an exercise price of $0.36 and standard time-based vesting and (ii) $595,569 of grant date fair value of options to purchase 2,916,596 shares at an exercise price of $0.36 that vest based on the occurrence of the Milestone Option and the Liquidity Event Option.

The grant date fair value of the standard time-based vesting options were calculated using a Black-Scholes model with inputs of: the fair value of Leafly’s common stock on the grant date of $0.36, which was calculated using a 409A third-party valuation; no dividends; volatility of 62%; a risk-free rate of 1.0%; and an expected life of 5.7 years.

The grant date fair value of the Milestone Option and Liquidity Event Option was also calculated using a Black-Scholes model with inputs of: the fair value of Leafly’s common stock on the grant date of $0.36, which was calculated using a 409A third-party valuation; no dividends; volatility of 61%; a risk-free rate of 1.1%; and an expected life of 6.3 years. The grant date fair value of half of this option was not expensed for accounting purposes in 2021 as it was not considered probable of vesting in 2021 due to ASC Topic 718 considering a liquidity event not probable until it occurs. This award was modified in November 2021 subject to shareholder approval of the Company’s previously announced mergers that were consummated on February 4, 2022, and was thus modified for accounting purposes effective in 2022.

(5)	This amount comprises $36,030 of incremental fair value of options that were repriced in November of 2020, as discussed under “Option Award Repricing” above.
(6)

This amount represents the grant date fair value of options granted to Mr. Krishnaswamy in connection with his hiring, including: (i) $128,381 of fair value of 100,000 shares with an exercise price of $2.71 and market capitalization vesting triggers, which were valued using a Monte-Carlo simulation model; (ii) $307,903 of fair value of 200,000 shares with an exercise price of $2.71 and revenue vesting triggers, which were valued using a Black-Scholes model; and (iii) $478,586 of fair value of 310,868 shares with an exercise price of $2.71 and standard time-based vesting, which were valued using a Black-Scholes model.

The grant date fair values of the options were calculated in accordance with ASC Topic 718. The inputs to each model were the same except for the volatility, life and risk-free interest rate of the award; the shared inputs were the fair value of Legacy Leafly’s common stock on the grant date of $2.71, which was calculated using a 409A third-party valuation, and no dividends, while the differing inputs were volatility of 68% for the 100,000 shares, 61% for the 200,000 shares, and 61% for the 310,868 shares; a risk-free rate of 1.0% for the 100,000 shares, 2.0% for the 200,000 shares, and 2.0% for the 310,868 shares; and an expected life of 6.1 years for the 100,000 shares, 5.9 years for the 200,000 shares, and 5.9 years for the 310,868 shares.

(7)

This amount represents the grant date fair value of options granted to Ms. Boler in connection with her hiring, including: (i) $64,191 of fair value of 50,000 shares with an exercise price of $2.71 and market capitalization vesting triggers, which were valued using a Monte-Carlo simulation model; (ii) $153,951 of fair value of 100,000 shares with an exercise price of $2.71 and revenue vesting triggers, which were valued using a Black-Scholes model; and (iii) $239,291 of fair value of 155,433 shares with an exercise price of $2.71 and standard time-based vesting, which were valued using a Black-Scholes model.

The grant date fair values of the options were calculated in accordance with ASC Topic 718. The inputs to each model were the same except for the volatility, life and risk-free rate of the award; the shared inputs were the fair value of Legacy Leafly’s common stock on the grant date of $2.71, which was calculated using a 409A third-party valuation, and no dividends, while the differing inputs were volatility of 68% for the 50,000 shares, 61% for the 100,000 shares, and 61% for the 155,433 shares; a risk-free rate of 1.0% for the 50,000 shares, 2.0% for the 100,000 shares, and 2.0% for the 155,433 shares; and an expected life of 6.1 years for the 50,000 shares, 5.9 years for the 100,000 shares, and 5.9 years for the 155,433 shares.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to outstanding equity awards held by our named executive officers as of December 31, 2021.

Name	Grant Date	Vesting Commencement Date		Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date
Yoko Miyashita	4/16/20	3/27/20		90,360	(2)	-	(2)	0.40	4/15/30
	11/25/20	5/20/19		172,474	(3)	106,250	(3)	0.36	6/30/29
	5/4/21	4/1/21	(4)	144,342	(4)	-	(4)	0.36	5/3/31
	5/4/21	8/17/20		648,132	(3)	1,296,265	(3)	0.36	5/3/31
	5/4/21	8/17/20		-	(5)	1,458,298	(5)	0.36	5/3/31
	5/4/21	8/17/20		-	(6)	1,458,298	(6)	0.36	5/3/31
Suresh Krishnaswamy	10/27/21	9/20/21		-	(7)	300,000	(7)	2.71	10/26/31
	10/27/21	9/20/21		-	(3)	9,544	(3)	2.71	10/26/31
	11/1/21	9/20/21		-	(3)	301,324	(3)	2.71	10/31/31
Kimberly Boler	10/27/21	9/20/21		-	(7)	150,000	(7)	2.71	10/26/31
	10/27/21	9/20/21		-	(3)	4,771	(3)	2.71	10/26/31
	11/1/21	9/20/21		-	(3)	150,662	(3)	2.71	10/31/31

(1)

Amount represents the number of securities underlying options that were held prior to the Closing of the Mergers. Upon the Closing of the Mergers, options to purchase such securities converted to options to purchase shares of Common Stock using an exchange ratio of 0.3283.

(2)	This option vested 100% on the first anniversary of the vesting commencement date as the employee remained employed on that date.
(3)	This option vests 25% on the first anniversary of the vesting commencement date and in 1/48 increments for each subsequent month of continuous employment.
(4)	This option was vested upon grant.
(5)	This is the Liquidity Event Option discussed under “Option Award Granted to Yoko Miyashita” above. In February 2022, 50% of this award vested.
(6)	This is the Milestone Option discussed under “Option Award Granted to Yoko Miyashita” above.
(7)

These grants are for the 300,000 options and 150,000 options discussed under “Option Awards Granted and Promised to Suresh Krishnaswamy” and “Option Awards Granted and Promised to Kimberly Boler,” respectively, above.

Director Compensation

Beginning at the closing of the Business Combination, the Company will compensate its Board, other than Ms. Miyashita, who will not be compensated for her role on the Board, through a combination of cash and equity as outlined below:

•	a one-time RSU grant valued at $150,000 for each Board member;

•	an annual RSU grant valued at $50,000 for each Board member and $65,000 for the Board chair;

•	an annual $45,000 cash retainer for each Board member and $75,000 for the Board chair;

•	an annual cash committee chair retainer for each committee chair:

•	Audit: $30,000

•	Compensation: $20,000

•	Nominating and Governance: $15,000

•	an annual cash committee member retainer for each committee member:

•	Audit: $20,000

•	Compensation: $12,000

•	Nominating and Governance: $10,000

The one-time RSUs granted to each Board member will vest annually over three years. The annual grants will vest annually over one year.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Merida Related Person Transactions

Sponsor Shares

Concurrently with the execution of the Merger Agreement, Leafly, Merida, and the Sponsor entered into an agreement (the “Sponsor Agreement”), which provides that (a) at the Closing, a number of Sponsor Shares equal to the quotient of (i) the amount by which certain unpaid expenses incurred by or on behalf of Merida (the “Outstanding Merida Expenses”) exceed $6.5 million, divided by (ii) $10.00 (such shares, the “Forfeited Shares”), will be forfeited by the Sponsor and cancelled by Merida, (b) the parties will enter into an amendment to the existing Stock Escrow Agreement (“Stock Escrow Amendment”) providing for the forfeiture and cancellation of the Forfeited Shares and the escrow of all remaining Sponsor Shares until certain earnout conditions are met, and (c) the Sponsor Shares will be subject to transfer restrictions for a period of 180 days following the completion of the Business Combination.

Concurrently with the execution of the Merger Agreement, Leafly, Merida, and the Sponsor entered into the Stock Escrow Amendment which provides that, following the Closing, after giving effect to the forfeiture of the Forfeited Shares, fifty percent of the remaining Sponsor Shares (the “Net Sponsor Shares”) were or will be released from escrow as follows: (a) fifty percent of the Net Sponsor Shares were released from escrow on the Closing Date due to the satisfaction of the Minimum Cash Condition, (b) twenty-five percent of the Net Sponsor Shares will be released from escrow upon the occurrence of the First Price Triggering Event, (c) all of the Sponsor Shares then held in escrow will be released from escrow upon the occurrence of the Second Price Triggering Event, and (d) if a Change of Control that will result in the holders of Common Stock receiving a per share price equal to or in excess of the applicable per share price required in connection with the First Price Triggering Event or the Second Price Triggering Event occurs at a time when Sponsor Shares are held in escrow, then immediately prior to the consummation of such Change of Control (i) the applicable triggering event that has not previously occurred shall be deemed to have occurred and (ii) the applicable Net Sponsor Shares will be released from escrow. On the business day following the end of the Second Earn Out Period, all Sponsor Shares not released from escrow will be forfeited and cancelled.

Administrative Support Agreement

Merida entered into an Administrative Services Agreement with Merida Manager III, LLC for $5,000 per month for office space, utilities and secretarial and administrative support from November 2019 (the “Administrative Agreement”). In October 2021, Merida ended the $5,000 Administrative Agreement and as a condition of closing the Business Combination, forfeited accrued administrative fees as of September 30, 2021 in the amount of $55,000. As the result of ending the Administrative Agreement, the outstanding balance for the years ended December 31, 2021 and 2020 was $0 and $50,000, respectively.

The Administrative Agreement was solely for Merida’s benefit and was not intended to provide Merida’s officers or directors compensation in lieu of a salary or other compensation. Other than the $5,000 per month administrative fee, the payment of consulting, success or finder fees to the Sponsor and Merida’s officers, directors, the Merida initial stockholders or their affiliates in connection with the consummation of an initial business combination and the repayment of loans that may be made by the Sponsor to Merida, no compensation or fees of any kind, including finder’s, consulting fees and other similar fees, were paid to the Sponsor, the Merida initial stockholders, special advisors, members of Merida’s management team or their respective affiliates, for services rendered prior to or in connection with the consummation of Merida’s initial business combination.

After the Business Combination, members of Merida’s management team who remained with the combined company may be paid consulting, management, or other fees from the combined company. Such compensation will be publicly disclosed at the time of its determination in a filing with the SEC, to the extent required.

Advances — Related Party

In anticipation of the underwriters’ election to fully exercise their over-allotment option, the Sponsor advanced Merida an additional $41,458 to cover the purchase of the additional Warrants. At December 31, 2021 and 2020, advances of $16,458 were outstanding and due on demand. This amount was repaid in connection with the closing of the Business Combination and is no longer outstanding.

Promissory Note — Related Party

On August 6, 2019, Merida issued an unsecured promissory note to the Sponsor (the “Sponsor Promissory Note”), pursuant to which Merida borrowed an aggregate principal amount of $100,569 under the Promissory Note. The Promissory Note was non-interest bearing and payable on the earlier of (a) September 30, 2020, (b) the consummation of Merida’s initial public offering or (c) the date on which Merida determined not to proceed with the initial public offering. At December 31, 2021 and 2020, there was $339 outstanding under the Sponsor Promissory Note, which was due on demand as of December 31, 2021. The remaining amount was repaid in connection with the closing of the Business Combination and is no longer outstanding.

On June 25, 2021, Merida issued an unsecured promissory note in the amount of $400,000 to the Sponsor (the “Promissory Note”), pursuant to which Merida borrowed an aggregate principal amount of $400,000 under the Promissory Note. The Promissory Note is non-interest bearing and payable prior to the consummation of a Business Combination. As of December 31, 2021, there was $400,000 outstanding under the Promissory Note. This amount was repaid in connection with the closing of the Business Combination and is no longer outstanding.

On October 13, 2021, Merida issued an unsecured promissory note in the amount of $400,000 to the Sponsor (the “Second Promissory Note”), pursuant to which Merida borrowed an aggregate principal amount of $400,000 under the Promissory Note. The Promissory Note is non-interest bearing and payable prior to the consummation of a Business Combination. As of December 31, 2021, there was $400,000 outstanding under the Promissory Note. This amount was repaid in connection with the closing of the Business Combination and is no longer outstanding.

Registration Rights

At the closing of the Business Combination, the Company entered into the Amended and Restated Registration Rights Agreement, attached as Exhibit 10.3 to the registration statement of which this prospectus is a part, with the registration rights holders. Pursuant to the terms of the Amended and Restated Registration Rights Agreement, (a) any (i) outstanding share of Common Stock or any Private Warrants, and (ii) shares of Common Stock issued as Earn Out Shares to Leafly holders or issuable as Earn Out Shares pursuant to the Earn Out Plan and (b) any other equity security of the Company issued or issuable with respect to any such share of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, will be entitled to registration rights.

Pursuant to the terms of the Amended and Restated Registration Rights Agreement, we filed a shelf registration statement, of which this prospectus is a part, registering the resale of the registration rights holders shares and we are obligated to use our best efforts to cause it to become effective as soon as practicable after the filing thereof, but in no event later than 60 days following the filing deadline. The Sponsor, EBC, and their transferees may demand not more than three demand registrations or shelf underwritten offerings in the aggregate and not more than two demand registrations in any twelve-month period, and the Leafly holders may demand not more than six demand registrations or shelf underwritten offerings in the aggregate and not more than two demand registrations in any twelve-month period, and the Company will not be obligated to participate in more than four demand registrations or shelf underwritten offerings, in any twelve-month period. The Company will bear the expenses incurred in connection with the filing of any registration statements filed pursuant to the terms of the Registration Rights Agreement.

Leafly Related Person Transactions

Officer Note

In March 2019, Leafly issued the Officer Note in the amount of approximately $1,024,000 to an officer of Leafly. The Officer Note bore interest at 2.55%, compounded annually. The principal balance and accrued interest were due upon the earlier of (a) a liquidation event, (b) within ten or 180 days following the termination of the officer depending on nature of the termination, (c) immediately prior to Leafly’s registration of securities under Section 12 of the Exchange Act, as amended, or Leafly’s becoming subject to the reporting requirements of Section 15(d) of the Exchange Act, as amended, if the officer was determined pursuant to Rule 3b-7 of the Exchange Act, as amended, or was otherwise at that time a member of Leafly’s board of directors, (d) the officer’s acceptance of or appointment to a position which would qualify the officer as an executive officer of Leafly, or (e) any other change in the officer’s status or Leafly’s status which would cause the Officer Note to be deemed a prohibited extension of credit by Leafly under Section 402 of the Sarbanes-Oxley Act of 2002 or other applicable law. The recourse promissory note was secured by approximately 1,330,000 shares of Common Stock.

Although the Officer Note was recourse to the individual, it was accounted for as nonrecourse since the recourse provision was not substantive. Accordingly, we accounted for the combination of the promissory note and restricted stock as a grant of an option, as the substance was similar to the grant of an option. The exercise price of this stock option was the principal and interest due on the promissory note. The fair value of the stock option was recognized over the requisite service period (not the term of the promissory note) through a charge to compensation cost. The maturity date of the promissory notes reflected the legal term of the stock option for purposes of valuing the award.

In August 2020, in connection with the officer’s separation, Leafly cancelled the Officer Note and associated accrued interest in exchange for the repurchase of approximately 1,505,000 unvested shares and approximately 424,000 vested shares, with an original exercise price of $0.77, at a price of $0.55 per share. Leafly recognized compensation cost of approximately $367,000 during 2020, which represents the excess of the repurchase price over the fair value of the repurchased stock on the repurchase date.

Privateer Holdings and Privateer Management

Leafly was a wholly owned subsidiary of Privateer Holdings until February 14, 2019, when Privateer Holdings effected a capital restructuring of Leafly and distributed its ownership in Leafly to its stockholders. In 2019, Leafly entered into a Corporate Services Agreement, as amended, with Privateer Management. Two individuals on Legacy Leafly’s board of directors are officers of Privateer Management, which therefore has been identified as a related party. Privateer Management provided managerial services, support services, administrative services, at times paid for employee health benefit and other expenses on behalf of Leafly, and at times Leafly paid for employee health and benefit expenses on behalf of Privateer Holdings, through March 31, 2021. During years ended December 31, 2021 and 2010, Leafly recorded approximately $0 and $1,205,000, respectively, for these services within general and administrative expenses in the Consolidated Statements of Operations. As of December 31, 2021 and 2020, Leafly reported receivables of approximately $0 and $263,000, respectively for employee health and benefits paid on behalf of Privateer Holdings. As of December 31, 2021 and 2020, Leafly owed approximately $0 and $580,000, respectively to Privateer Management for corporate services and expenses paid on its behalf in 2020 and prior.

Other

One of Leafly’s significant investors, Brendan Kennedy, is a member of the board of directors of Tilray, Inc., which is the parent company of High Park Holdings Ltd., a customer of Leafly, and therefore has been identified as a related party. During the years ended December 31, 2021 and 2020, Leafly recorded approximately $142,000 and $239,000, respectively, of revenue earned from contracts with this customer.

In June 2021, Mr. Kennedy purchased a Pre-Closing Convertible Promissory Note totaling $1,000,000. The note was issued as part of the existing series of 2021 Notes (see Note 10 of Leafly’s audited consolidated financial statements) and were subject to the same interest rate, maturity, and conversion terms. These notes were converted to Common Stock according to their terms, which was then exchanged for merger consideration in the Business Combination.

Related Person Transactions Policy

The Company’s board of directors has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction or arrangement, or any series of transactions or arrangements in which the Company (or its direct and indirect subsidiaries and controlled entities) is to be a participant, whether or not the Company is a party, and a related party has a direct or indirect material interest in such transaction (unless clearly incidental in nature or it is determined in accordance with the related person transaction policy that such interest is immaterial in nature such that further review is not warranted), including without limitation sales, purchases or other transfers of real or personal property, use of property and equipment by lease or otherwise, services received or provided, the borrowing and lending of funds, guarantees of loans or other undertakings and the employment by the Company of an immediate family member of a related person or a change in the terms or conditions of employment of such an individual that is material to such individual. In reviewing and approving any such transactions, the Company’s audit committee is tasked, in light of the relevant facts and circumstances whether the transaction is in, or not inconsistent with, the best interests of the Company, including, but not limited to, the position or relationship of the related person with the Company, materiality of the transaction, business purpose for and rationale of the transaction, whether the transaction is on terms comparable to those available on an arms-length basis or is on terms that the Company offers generally to persons who are not related persons, whether the transaction is in the ordinary course of business, the effect of the transaction on the Company’s business and operations, potential for a conflict of interest, and overall fairness. All such approved transactions must be reviewed and approved or ratified by the audit committee, taking into account the foregoing considerations, during the next meeting of the audit committee, or sooner if determined to be necessary by the Company’s general counsel.

BENEFICIAL OWNERSHIP OF SECURITIES

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned Common Stock.

Name of Beneficial Owners(2)	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock(1)
5% Stockholders:
Merida Holdings LLC(3) (4)	6,189,864	13.5%
Peter Lee(3) (4)	6,189,864	13.5%
Brendan Kennedy(5)	4,229,121	9.9%
Michael Blue	2,927,772	6.8%
Christian Groh(6)	2,746,227	6.4%
Executive officers and directors of the Company:
Peter Lee(3) (4)	6,189,864	13.5%
Michael Blue	2,927,772	6.8%
Yoko Miyashita(7)	669,733	1.5%
Samuel Martin(8)	253,215	*
Dave Cotter(9)	179,899	*
Suresh Krishnaswamy	—	*
Kimberly Boler	—	*
Alan Pickerill	—	*
Cassandra Chandler	—	*
Blaise Judja-Sato	—	*
All directors and executive officers as a group (10 individuals)	10,220,483	21.7%

*	Indicates less than 1 percent.

(1)

The percentage of beneficial ownership of the Company is calculated based on 42,923,932 shares of Common Stock outstanding as of March 22, 2022, which includes (A)(i) 35,434,475 shares of Common Stock issued to Leafly securityholders in connection with the Business Combination, (ii) 1,625,194 Sponsor Shares that were subjected to vesting conditions upon consummation of the Business Combination, (iii) 1,612,194 vested Sponsor Shares held by the Sponsor or parties to whom the Sponsor transferred shares, (iv) 120,000 Representative Shares, and (v) 4,132,069 shares held by Merida stockholders, and which excludes (B)(i) 4,502,495 shares of Common Stock available for future issuance under our 2021 Plan to purchase Common Stock, (ii) 1,125,624 shares of Common Stock available for future issuance under the ESPP, (iii) 570,927 shares of Common Stock available for future issuance under the Earn Out Plan, (iv) 3,950,311 shares of Common Stock that may be issued upon exercise of Private Warrants and (v) 2,495,997 shares of Common Stock reserved for issuance upon the conversion of $30,000,000 aggregate principal amount of Convertible Notes plus the amount of accrued and unpaid interest, if any, that is payable in shares of Common Stock in connection with the conversion thereof. Where applicable, the percentage of beneficial ownership for each individual or entity also reflects Common Stock issuable upon exercise of Merida Holdings, LLC’s 3,018,262 Private Warrants held by the Sponsor (after giving effect to the transfer of 300,000 Private Warrants to investors pursuant to the Convertible Note Purchase Agreement), which have an exercise price of $11.50 per share, and upon exercise of stock awards that will vest (in the case of restricted stock units) or be exercisable (in the case of stock options) within 60 days after the consummation of the Business Combination. Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all Common Stock beneficially owned by them upon consummation of the Business Combination.

(2)	Unless otherwise indicated, the business address of each of the individuals is c/o Leafly Holdings, Inc., 111 S. Jackson St. Suite 531 Seattle, WA 98104.
(3)	The business address of each of these parties is c/o Merida Merger Corp., 641 Lexington Avenue, 18th Floor, New York, NY 10022.
(4)

Represents securities held by Merida Holdings, LLC, of which each of Messrs. Lee, Baruchowitz, Monat and Nannetti is a managing member. Each individual has one vote, and the approval of three of the four managing members is required for approval of an action of the entity. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and a voting or dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. Based on the foregoing, no individual of the committee exercises voting or dispositive control over any of the securities held by such entity, even those in which he directly owns a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares. The 6,189,864 shown in the table reflects 3,018,262 Private Warrants discussed in note (1) to this table plus (i) 1,546,408 Sponsor Shares issued to the Sponsor prior to Merida’s initial public offering (after reflecting the transfer of 30,803 Sponsor Shares pursuant to the Share Transfer, Non-Redemption and Forward Purchase Agreements and the 37,500 Sponsor Shares pursuant to the Convertible Note Purchase Agreement and the forfeiture of 13,000 Sponsor Shares pursuant to the Side Letter) and (ii) 1,625,194 Sponsor Shares subject to additional vesting conditions, as described elsewhere in this prospectus. This row does not reflect the potential cancellation of up to 26,000 Sponsor Shares on the date that is three months following the Closing Date, pursuant to the Side Letter.

(5)

Includes (1) 4,097,602 shares of Common Stock held directly by Brendan Kennedy and (2) 131,519 shares of Common Stock held directly by Cavendish Privateers LLC. Mr. Kennedy is the sole member of Cavendish Privateers LLC and has sole voting and investment power with respect to the shares held by Cavendish Privateers LLC.

(6)	Includes 270,227 shares owned by Mr. Groh’s wife, for which he disclaims beneficial ownership, and 8,208 fully vested options to purchase Common Stock at an exercise price of $1.10 per share.
(7)

Includes (i) 23,402 shares of Common Stock, (ii) 406,927 shares subject to stock options that are fully vested or vest within 60 days (excluding those in (iii)), and (iii) 239,404 shares subject to stock options that vested immediately upon closing of the Mergers, as discussed in the section titled “Executive Compensation — Option Award Granted to Yoko Miyashita.”

(8)

Includes (i) 13,278 shares of Common Stock, (ii) 65,666 RSUs that were promised to Mr. Martin, which will be immediately vested upon grant, which is anticipated to occur within 60 days, subject to approval of the awards by the Leafly board of directors, and (iii) 174,271 stock options that are fully vested or vest within 60 days.

(9)	Represents shares subject to stock options that are fully vested or vest within 60 days.

SELLING SECURITYHOLDERS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we and the Selling Securityholders may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. We may use the shelf registration statement to issue up to an aggregate of 10,451,087 shares of Common Stock issuable by us upon (A) the exercise of 6,500,776 Public Warrants originally issued in the initial public offering of units of Merida at a price of $10.00 per unit, with each unit consisting of one share of Class A common stock and one-half of one Public Warrant and (B) the exercise of up to 3,950,311 Private Warrants issued in a private placement at a price of $1.00 per warrant simultaneously with Merida’s initial public offering.

The Selling Securityholders may use the shelf registration statement to sell up to (A) 16,542,564 shares of Common Stock, which includes (i) 9,234,865 shares of Common Stock issued in connection with the Business Combination by certain Selling Securityholders named in this prospectus, which shares were originally issued to holders of Legacy Leafly’s common and preferred stock, and were automatically converted into the right to receive a number of shares of Merida’s common stock at the Exchange Ratio; (ii) 3,237,388 Sponsor Shares originally issued at a price of approximately $0.009 per share; (iii) 120,000 Representative Shares originally issued at a price of approximately $0.0001 per share; and (iv) 3,950,311 shares of Common Stock that may be issued upon exercise of Private Warrants referred to in clause (C); (B) 2,495,997 shares of Common Stock reserved for issuance upon the conversion of $30,000,000 aggregate principal amount of Convertible Notes plus the amount of accrued and unpaid interest, if any, that is payable in shares of Common Stock in connection with the conversion thereof with an initial conversion price of $12.50 per share; and (C) 3,950,311 Private Warrants, originally issued at a price of $1.00 per warrant, from time to time, through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Securityholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Common Stock and/or Warrants being offered and the terms of the offering. The Selling Securityholders may from time to time offer and sell any or all of the Common Stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and their permitted transferees who later come to hold any of the Selling Securityholders’ interest in the Common Stock in accordance with the terms of the agreement(s) governing the registration rights applicable to such Selling Securityholder’s Common Stock.

The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders, the aggregate number of Common Stock and/or Warrants beneficially owned prior to the sale of the securities offered hereby by the Selling Securityholders, the aggregate number of Common Stock and/or Warrants that the Selling Securityholders may offer pursuant to this prospectus and the number of Common Stock and/or Warrants beneficially owned by the Selling Securityholders after the sale of the securities offered hereby.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

The beneficial ownership of our Common Stock is based on 42,923,932 shares of Common Stock issued and outstanding as of March 22, 2022. The beneficial ownership of our Warrants is based on 10,451,087 Warrants outstanding as of March 22, 2022.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such Common Stock and/or Warrants. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Common Stock and/or Warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

Unless otherwise noted, the business address of each of those listed in the table is c/o Leafly Holdings, Inc., 111 S. Jackson Street, Suite 531, Seattle, WA 98104.

	Securities Beneficially Owned Prior to this Offering			Securities to be Registered in this Offering(1)		Securities to be Beneficially Owned After this Offering
Name of Selling Securityholder	Common Stock(2)		Warrants(3)	Common Stock(2)	Warrants(3)	Common Stock(2)	%(17)	Warrants(3)	% (18)
Merida Holdings, LLC(4)	6,189,864		3,018,262	6,189,864	3,018,262	—	—	—	—
Brendan Kennedy(5)	4,229,121		—	4,229,121	—	—	—	—	—
Michael Blue(6)	2,927,772		—	2,927,772	—	—	—	—	—
Entities affiliated with Cohanzick(7)	2,833,497		300,000	2,833,497	300,000	—	—	—	—
Merida Capital(8)	2,041,292		—	2,041,292	—	—	—	—	—
Meteora Capital, LLC(9)	714,447		—	28,286	—	686,161	1.6%	—	—
EarlyBirdCapital, Inc.(10)	674,549		632,049	674,549	632,049	—	—	—	—
Echelon Wealth Partners Inc.(11)	24,000		—	24,000	—	—	—	—	—
Yoko Miyashita(12)	669,733	(13)	—	23,402	—	—	—	—	—
Samuel Martin(14)	253,215	(15)	—	13,278	—	—	—	—	—
David Nussbaum(16)	12,500		—	12,500	—	—	—	—	—
Edward Kovary(16)	12,500		—	12,500	—	—	—	—	—
Steven Levine(16)	12,500		—	12,500	—	—	—	—	—
Marc Van Tricht(16)	3,500		—	3,500	—	—	—	—	—
Mike Powell(16)	3,500		—	3,500	—	—	—	—	—
Mauro Conijeski(16)	1,500		—	1,500	—	—	—	—	—
Robert Gladstone(16)	1,500		—	1,500	—	—	—	—	—
Eileen Moore(16)	1,500		—	1,500	—	—	—	—	—
Amy Kaufmann(16)	1,000		—	1,000	—	—	—	—	—
Jillian Carter(16)	1,000		—	1,000	—	—	—	—	—
Tracy Fezza(16)	500		—	500	—	—	—	—	—
Joseph Mongiello(16)	500		—	500	—	—	—	—	—
Coleen McGlynn(16)	500		—	500	—	—	—	—	—
Jacqueline Chang(16)	500		—	500	—	—	—	—	—
Gleeson Cox(16)	500		—	500	—	—	—	—	—

(1)

The amounts set forth in this column are the number of Common Stock and Private Warrants that may be offered for sale from time to time by each Selling Securityholder using this prospectus. These amounts do not represent any other shares of our Common Stock or Warrants that the Selling Securityholder may own beneficially or otherwise.

(2)	Represents our Common Stock, including Common Stock underlying the Private Warrants, options, restricted stock units and the Convertible Notes.
(3)	Represents the Private Warrants.
(4)

Represents securities held by Merida Holdings, LLC, of which each of Messrs. Lee, Baruchowitz, Monat and Nannetti is a managing member. Each individual has one vote, and the approval of three of the four managing members is required for approval of an action of the entity. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and a voting or dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. Based on the foregoing, no individual of the committee exercises voting or dispositive control over any of the securities held by such entity, even those in which he directly owns a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares. The 6,189,864 shown in the table reflects 3,018,262 Private Warrants discussed in note (1) to this table plus (i) 1,546,408 Sponsor Shares (after reflecting the transfer of 30,803 Sponsor Shares pursuant to the Share Transfer, Non-Redemption and Forward Purchase Agreements and the 37,500 Sponsor Shares pursuant to the Convertible Note Purchase Agreement and the forfeiture of 13,000 Sponsor Shares pursuant to the Side Letter) and (ii) 1,625,194 Sponsor Shares subject to additional vesting conditions, as described elsewhere in this prospectus. This row does not reflect the potential cancellation of up to 26,000 Sponsor Shares on the date that is three months following the Closing Date, pursuant to the Side Letter. The business address of Merida Holdings, LLC is 641 Lexington Avenue, 18th Floor, New York, NY, 10022.

(5)

Includes (i) 4,097,602 shares of Common Stock held directly by Brendan Kennedy and (ii) 131,519 shares of Common Stock held directly by Cavendish Privateers LLC. Mr. Kennedy is the sole member of Cavendish Privateers LLC and has sole voting and investment power with respect to the shares held by Cavendish Privateers LLC.

(6)	Mr. Blue is a director of the Company.

(7)

Shares registered for resale include (i) 602,784 shares of Common Stock issuable upon conversion of $7,245,000 principal amount of Convertible Notes purchased by CrossingBridge Low Duration High Yield Fund, (ii) 706,950 shares of Common Stock issuable upon conversion of $8,497,000 principal amount of Convertible Notes purchased by Destinations Low Duration Fixed Income Fund, (iii) 55,328 shares of Common Stock issuable upon conversion of $665,000 principal amount of Convertible Notes purchased by Leaffilter North Holdings Inc., (iv) 102,502 shares of Common Stock issuable upon conversion of $1,232,000 principal amount of Convertible Notes purchased by OlsonUbben LLC, (v) 591,468 shares of Common Stock issuable upon conversion of $7,109,000 principal amount of Convertible Notes purchased by Destinations Global Fixed Income Opportunities, Fund, (vi) 346,361 shares of Common Stock issuable upon conversion of $4,163,000 principal amount of Convertible Notes purchased by RiverPark Strategic Income Fund and (vii) 90,604 shares of Common Stock issuable upon conversion of $1,089,000 principal amount of Convertible Notes purchased by CrossingBridge Ultra Short Duration Fund. Share amounts represent the maximum conversion rate of 80 shares of Common Stock per $1,000 principal amount of Convertible Notes, which is equivalent to a conversion price of approximately $12.50 per share, plus any accrued and unpaid interest which may be payable to the holder of Convertible Notes, rounded down to the nearest whole share, per the Convertible Note Purchase Agreement.

Shares registered for resale also include: (i) 9,057 shares of Common Stock transferred by the Sponsor to CrossingBridge Low Duration High Yield Fund, (ii) 10,621 shares of Common Stock transferred by the Sponsor to Destinations Low Duration Fixed Income Fund, (iii) 831 shares of Common Stock transferred by the Sponsor to Leaffilter North Holdings Inc., (iv) 1,540 shares of Common Stock transferred by the Sponsor to OlsonUbben LLC, (v) 8,886 shares of Common Stock transferred by the Sponsor to Destinations Global Fixed Income Opportunities, Fund, (vi) 5,204 shares of Common Stock transferred by the Sponsor to RiverPark Strategic Income Fund and (vii) 1,361 shares of Common Stock transferred by the Sponsor to CrossingBridge Ultra Short Duration Fund; each transfer was made in connection with the Convertible Note Purchase Agreement.

Warrants registered for resale include (i) 72,450 Private Warrants transferred by the Sponsor to CrossingBridge Low Duration High Yield Fund, (ii) 84,970 Private Warrants transferred by the Sponsor to Destinations Low Duration Fixed Income Fund, (iii) 6,650 Private Warrants transferred by the Sponsor to Leaffilter North Holdings Inc., (iv) 12,320 Private Warrants transferred by the Sponsor to OlsonUbben LLC, (v) 71,090 Private Warrants transferred by the Sponsor to Destinations Global Fixed Income Opportunities, Fund, (vi) 41,630 Private Warrants transferred by the Sponsor to RiverPark Strategic Income Fund and (vii) 10,890 Private Warrants transferred by the Sponsor to CrossingBridge Ultra Short Duration Fund; each transfer was made in connection with the Convertible Note Purchase Agreement.

Cohanzick Management, LLC is the Investment Adviser to RiverPark Strategic Income Fund, Leaffilter North Holdings, Inc. and OlsonUbben LLC. CrossingBridge Advisors, LLC (a wholly owned subsidiary of Cohanzick Management, LLC) is the Investment Adviser to CrossingBridge Low Duration High Yield Fund, CrossingBridge Ultra Short Duration Fund, Destinations Low Duration Fixed Income Fund and Destinations Global Fixed Income Opportunities Fund. David K. Sherman is the Managing Member of Cohanzick Management, LLC. The business address for Cohanzick Management, LLC and CrossingBridge Advisors, LLC is 427 Bedford Road Suite 230, Pleasantville, New York 10570.

(8)

Consists of (i) 276,779 shares of Common Stock held by Merida Capital Partners III LP, (ii) 1,025,969 shares of Common Stock held by Merida Capital Partners III QP LP, (iii) 45,844 shares of Common Stock held by Merida Capital Partners III Offshore, (iv) 43,187 shares of Common Stock held by Merida Capital Partners III AI LP, and (v) 649,513 shares of Common Stock held by Merida Capital Partners IV LP. The business address of Merida Capital Partners III LP is 178 Columbus Avenue, Suite 230018, New York, NY 10023.

(9)

Includes (i) 28,286 Sponsor Shares held by Meteora Capital, LLC, (ii) 154,578 shares of Common Stock held by Meteora Special Opportunity Fund I, LP and (iii) 531,583 shares of Common Stock held by Meteora Capital Partners, LP. Meteora Capital, LLC, a Delaware limited liability company serves as investment manager to the foregoing funds indicated. The business address of Meterora Capital, LLC is 840 Park Drive East, Boca Raton, FL 33444.

(10)

Consists of (i) 42,500 shares of Common Stock and (ii) 632,049 shares of Common Stock issuable upon the exercise of Private Warrants. The persons with voting or investment power over the shares held by EarlyBirdCapital, Inc. are Steven Levine, Amy Kaufmann and Michelle Pendergast. EarlyBirdCapital, Inc. is a broker-dealer. The business address for EarlyBirdCapital, Inc. is 366 Madison Ave Fl 8, New York, NY 10017.

(11)

Echelon Wealth Partners, Inc. acted as an agent in the Company’s November 2019 initial public offering in Canada. The business address for Echelon Wealth Partners Inc. is Brookfield Place, 181 Bay Street, Suite 2500, Toronto, Ontario, M5J 2T3.

(12)	Ms. Miyashita is the Chief Executive Officer and a director of the Company.
(13)

Includes (i) 23,402 shares of Common Stock, (ii) 406,927 shares subject to stock options that are fully vested or vest within 60 days (excluding those in (iii)), and (iii) 239,404 shares subject to stock options that vested immediately upon closing of the Mergers, as discussed in the section titled “Executive Compensation — Option Award Granted to Yoko Miyashita.”

(14)	Mr. Martin is the Chief Operating Officer of the Company.
(15)

Includes (i) 13,278 shares of Common Stock, (ii) 65,666 RSUs that were promised to Mr. Martin, which will be immediately vested upon grant, which is anticipated to occur within 60 days, subject to approval of the awards by the Leafly board of directors, and (iii) 174,271 stock options that are fully vested or vest within 60 days.

(16)	The business address for each of these individuals is c/o EarlyBirdCapital, Inc. 366 Madison Ave Fl 8, New York, NY 10017.
(17)	Percentage of class of shares if greater than 1%, based on 42,923,932 shares of Common Stock outstanding as of the date of this prospectus.
(18)	Percentage of class of Warrants if greater than 1%, based on 10,451,087 Warrants outstanding as of the date of this prospectus.

DESCRIPTION OF THE SECURITIES

The following description summarizes the material terms of the Company’s securities registered under Section 12 of the Exchange Act: (1) Common Stock and (2) Warrants to purchase Common Stock. This summary does not purport to be complete and is qualified by reference to the provisions of the Charter, the Bylaws, the Registration Rights Agreement and the Warrant Agreement, which are included as Exhibits 3.1, 3.2, 10.3 and 4.3 respectively, to the registration statement of which this prospectus is a part, and to the applicable provisions of Delaware law.

On the Closing Date, we consummated the Business Combination in connection with the Merger Agreement. Pursuant to the Merger Agreement and in connection therewith, at the Closing, among other things, (i) the Initial Merger occurred, with Legacy Leafly being the Initial Surviving Company and Legacy Leafly’s shareholders receiving Common Stock in exchange for their equity securities of Legacy Leafly, and (ii) immediately following the Initial Merger and as part of the same overall transaction as the Initial Merger, the Final Merger occurred, with Merger Sub II (surviving the Final Merger as Leafly, LLC) being the Final Surviving Company. As a result of the Business Combination, Legacy Leafly became wholly owned subsidiary of the Company, with the securityholders of Legacy Leafly becoming securityholders of the Company.

Authorized and Outstanding Stock

The Company’s authorized capital stock consists of:

•	200,000,000 shares of Common Stock, $0.0001 par value per share; and

•	5,000,000 shares of preferred stock, $0.0001 par value per share.

Voting Rights

Except as otherwise required by law or the Charter, the holders of Common Stock exclusively possess all stockholder voting power with respect to the Company. Holders of Common Stock are entitled to one vote per share on each matter properly submitted to a vote of stockholders. The holders of Common Stock at all times vote together as one class on all matters submitted to a vote of stockholders, unless otherwise required by Delaware law or the Charter. If the Company has multiple classes of common stock in the future, then Delaware law could require holders of shares of a class of capital stock to vote separately as a single class in the following circumstances:

•

if we were to seek to amend the Charter to increase or decrease the par value of a class of the capital stock, then that class would be required to vote separately to approve the proposed amendment; and

•

if we were to seek to amend the Charter in a manner that alters or changes the powers, preferences, or special rights of a class of capital stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

Election of Directors

The Charter provides for a classified board of directors that is divided into three classes with staggered three-year terms. Only the directors in one class are subject to election by a plurality of the votes cast at each annual meeting of stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms. The Charter does not provide for cumulative voting for the election of directors.

Dividend Rights

Subject to the rights, if any, of the holders of any outstanding series of the preferred stock, the holders of Common Stock are entitled to receive dividends and other distributions (payable in cash, property or capital stock of the Company) when, as and if declared by the Company’s board of directors out of any assets or funds legally available and will share equally on a per share basis in such dividends and distributions.

No Preemptive or Similar Rights

Common Stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Liquidation, Dissolution and Winding Up

Subject to the rights, if any, of the holders of any outstanding shares of the preferred stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up, after payment or provision for payment of the debts and other liabilities of the Company, the holders of Common Stock will be entitled to receive all the remaining assets of the Company available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them.

Earn-Out Shares

Under the Merger Agreement, the holders of Common Stock and preferred stock and Participants will have the contingent right to receive up to an aggregate of 6,000,000 Earn Out Shares, subject to the achievement of certain vesting triggers prior to the third anniversary of the Closing Date.

Preferred Stock

The Company’s board of directors is authorized, subject to limitations prescribed by the law of the State of Delaware, to issue preferred stock from time to time in one or more series. The Company’s board of directors is authorized to establish the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Company’s board of directors is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of the Company’s board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management. There are no current plans to issue any shares of preferred stock.

Warrants

Each whole Warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed below. The Warrants will expire at 5:00 p.m., New York City time on the date that is five years after the Closing Date, or earlier upon redemption or liquidation. In addition to the Warrants, Merida sold private warrants to Merida Holdings, LLC and EBC in connection with Merida’s initial public offering. The Private Warrants are identical to the Warrants except that the Private Warrants are exercisable for cash on a cashless basis, at the holder’s option, and will not be redeemable by the Company, in each case so long as they are still held by Merida Holdings, LLC, EBC or their permitted transferees.

The Company may call the Warrants for redemption (excluding the Private Warrants), in whole and not in part, at a price of $0.01 per Warrant in the following circumstances:

•	at any time after the Warrants become exercisable;

•	upon not less than 30 days’ prior written notice of redemption to each Warrant holder after the Warrants become exercisable;

•

if, and only if, the reported last sale price of the shares of Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing after the Warrants become exercisable and ending on the third business day prior to the notice of redemption to Warrant holders; and

•	if, and only if, there is a current registration statement in effect with respect to the shares of Common Stock underlying such Warrants.

If the foregoing conditions are satisfied and the Company issues a notice of redemption, each Warrant holder can exercise his, her or its Warrant prior to the scheduled redemption date. On and after the redemption date, a record holder of a Warrant will have no further rights except to receive the redemption price for such holder’s Warrant upon surrender of such Warrant.

The redemption criteria for the Warrants have been established at a price which is intended to provide Warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the Warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the Warrants. However, the price of the shares of Common Stock may fall below the $18.00 trigger price as well as the $11.50 Warrant exercise price after the redemption notice is issued.

If we call the Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (a) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (b) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the shares of Common Stock for the five trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants.

The Warrants are issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company (the “Warrant Agent”) and us. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, or to add or change any other provisions with respect to matters or questions arising under the Warrant Agreement as the Company and the Warrant Agent may deem necessary or desirable and that they, relying on the advice of counsel, deem shall not adversely affect the interest of the registered holders. The Warrant Agreement requires the approval, by written consent or vote, of the holders of at least 50% of the then outstanding Warrants (including the private warrants) in order to make any change that adversely affects the interests of the registered holders. Notwithstanding the foregoing, the Company may lower the exercise price of the Warrants or extend the duration of the exercise period without the consent of the registered holders.

The exercise price and number of shares of Common Stock issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, except as described below, the Warrants will not be adjusted for issuances of shares of Common Stock at a price below their respective exercise prices.

The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of shares of Common Stock and any voting rights until they exercise their Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No Warrants will be exercisable for cash unless we have an effective and current registration statement covering the shares of Common Stock issuable upon exercise of the Warrants and a current prospectus relating to such shares of Common Stock. Under the terms of the Warrant Agreement, we have agreed to use our best efforts to meet these conditions and to file and maintain a current and effective prospectus relating to the Common Stock issuable upon exercise of the Warrants until the expiration of the Warrants. However, we cannot assure you that we will be able to do so. If a registration statement covering the shares of Common Stock issuable upon exercise of the Warrants is not effective within 90 days of the Closing Date, Warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise Warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their Warrants on a cashless basis.

Warrant holders may elect to be subject to a restriction on the exercise of their Warrants such that an electing Warrant holder would not be able to exercise their Warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the shares of Common Stock outstanding.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of Common Stock to be issued to the Warrant holder.

Anti-Takeover Provisions

Some provisions of Delaware law, the Charter, and the Bylaws contain provisions that could make the following transactions more difficult: an acquisition of the Company by means of a tender offer; an acquisition of the Company by means of a proxy contest or otherwise; or the removal of incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in the Company’s best interests, including transactions that provide for payment of a premium over the market price for the Company’s shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with the Company’s board of directors. We believe that the benefits of the increased protection of the Company’s potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

The Company is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the person became an interested stockholder unless:

•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions the Company’s board of directors does not approve in advance. We also anticipate that Section 203 may discourage attempts that might result in a premium over the market price for the shares of Common Stock held by stockholders.

Charter and Bylaws Provisions

The Charter and Bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of the Company’s management team, including the following:

•

Board of Directors Vacancies. The Charter authorizes only the Company’s board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting the Company’s board of directors is permitted to be set only by a resolution adopted by a majority vote of the Company’s board of directors. These provisions prevent a stockholder from increasing the size of the board of directors of the Company and then gaining control of the Company’s board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of the Company’s board of directors but promotes continuity of management.

•

Classified Board. The Charter provides that the Company’s board of directors is divided into three classes of directors. The existence of a classified board of directors could discourage a third-party from making a tender offer or otherwise attempting to obtain control of the Company as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.

•

Directors Removed Only for Cause. The Charter provides that stockholders may remove directors only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

•

Supermajority Requirements for Amendments of The Charter and Bylaws. The Charter further provides that the affirmative vote of holders of at least two thirds of the voting power of the outstanding shares of capital stock will be required to amend certain provisions of the Charter, including provisions relating to the classified board, the size of the board, removal of directors, special meetings, actions by written consent, indemnification and limited liability, corporate opportunity and amendments. The affirmative vote of holders of at least a majority of the voting power of all outstanding shares of capital stock entitled to vote in the election of directors, voting together as a single class, will be required for the stockholders to adopt, amend, alter or repeal the Bylaws, although the Bylaws may be amended by a majority vote of the Company’s board of directors.

•

Stockholder Action; Special Meetings of Stockholders. The Charter provides that, subject to the rights of the holders of any outstanding series of preferred stock and the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the chairman of the Company’s board of directors, the chief executive officer or the Company’s board of directors pursuant to a resolution adopted by a majority of the Company’s board of directors, and specifically denies the ability of stockholders to call a special meeting. The Charter provides that the stockholders may not take action by written consent, but may only take action at a duly called annual or special meetings of stockholders. As a result, holders of capital stock are not able to amend the Bylaws or remove directors without holding a meeting of stockholders called in accordance with the Bylaws. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders to take any action, including the removal of directors.

•

Notice Requirements for Stockholder Proposals and Director Nominations. The Bylaws provide advance notice procedures for stockholders seeking to bring business before the annual meeting of stockholders or to nominate candidates for election as directors at the annual meeting of stockholders. The Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude stockholders from bringing matters before the annual meeting of stockholders or from making nominations for directors at the annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

•

No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Charter does not provide for cumulative voting.

•

Issuance of Undesignated Company Preferred Stock. The Company’s board of directors have the authority, without further action by the stockholders, to issue up to 5,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by the Company’s board of directors. The existence of authorized but unissued shares of preferred stock will enable the Company’s board of directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest, or other means.

•

Choice of Forum. The Bylaws provide that unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery will be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring: (a) any derivative action or proceeding brought on behalf of the Company; (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company or the Company’s stockholders; (c) any action asserting a claim against Company, its directors, officers or employees arising pursuant to any provision of the DGCL, the Charter or the Bylaws; or (d) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of “(a)” through “(d)” above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. Unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the federal securities laws of the United States against the Company, its officers, directors, employees and/or underwriters. This exclusive forum provision will not apply to claims under the Exchange Act, but will apply to other state and federal law claims including actions arising under the Securities Act. Section 22 of the Securities Act, however, creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the Bylaws. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

Registration Rights

At the closing of the Business Combination, the Company entered into the Registration Rights Agreement, attached as Exhibit 10.3 to the registration statement of which this prospectus is a part, with the registration rights holders. Pursuant to the terms of the Registration Rights Agreement, (a) any (i) outstanding share of Common Stock or any Private Warrants, and (ii) shares of Common Stock issued as Earn Out Shares to shareholders of Legacy Leafly that received shares of Common Stock in the Business Combination or issuable as Earn Out Shares pursuant to the Earn Out Plan and (b) any other equity security of the Company issued or issuable with respect to any such share of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, will be entitled to registration rights.

Pursuant to the terms of the Amended and Restated Registration Rights Agreement, we filed a shelf registration statement, of which this prospectus is a part, registering the resale of the registration rights holders shares and we are obligated to use our best efforts to cause it to become effective as soon as practicable after the filing thereof, but in no event later than 60 days following the filing deadline. The Sponsor, EBC, and their transferees may demand not more than three demand registrations or shelf underwritten offerings in the aggregate and not more than two demand registrations in any twelve-month period, and the Leafly holders may demand not more than six demand registrations or shelf underwritten offerings in the aggregate and not more than two demand registrations in any twelve-month period, and the Company will not be obligated to participate in more than four demand registrations or shelf underwritten offerings, in any twelve-month period. The Company will bear the expenses incurred in connection with the filing of any registration statements filed pursuant to the terms of the Registration Rights Agreement.

Pursuant to the Convertible Notes, the Company has also agreed to register the resale of the Common Stock issuable upon conversion of the Convertible Notes on similar terms as the Amended and Restated Registration Rights Agreement described above, of which this prospectus so registers.

Limitation of Liability and Indemnification

The Charter and the Bylaws provide that the Company will indemnify its directors and officers, and may indemnify its employees and other agents, to the fullest extent permitted by Delaware law.

Delaware law prohibits the Charter from limiting the liability of the Company’s directors for the following:

•	any breach of the director’s duty of loyalty to the Company or to its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•	any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of the Company’s directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Under the Bylaws, the Company can purchase insurance, at its expense, to protect itself and/or any director, officer, employee or agent against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against expense, liability or loss under Delaware law. We believe that these charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. The limitation of liability and indemnification provisions in the Charter and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit the Company and its stockholders. Moreover, a stockholder’s investment may be harmed to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Exchange Listing

The Common Stock and Warrants are listed on Nasdaq under the symbols “LFLY” and “LFLYW,” respectively.

Transfer Agent and Registrar; Warrant Agent

The transfer agent and registrar for the Company’s Common Stock, and the warrant agent for the Warrants, is Continental Stock Transfer & Trust Company.

SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES

In general, Rule 144 permits the resale of restricted securities without registration under the Securities Act if certain conditions are met. Rule 144 is not available for the resale of restricted securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, including us. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met at the time of such resale:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Following the consummation of the Business Combination, we are no longer a shell company, and as long as the conditions set forth in the exceptions listed above are satisfied, we expect Rule 144 to be available for the resale of our restricted Common Stock.

If the above conditions have been met and Rule 144 is available, a person who has beneficially owned restricted shares of Common Stock or Warrants for at least one year would be entitled to sell their securities pursuant to Rule 144, provided that such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale. If such persons are our affiliates at the time of, or at any time during the three months preceding, a sale, such persons would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of Common Stock or Warrants, as applicable, then outstanding; or

•	the average weekly reported trading volume of the Common Stock or Warrants, as applicable, during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates under Rule 144, when available, will also limited by manner of sale provisions and notice requirements.

All of the shares issued to the Sponsor and to EBC are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. The shares of Common Stock that Legacy Leafly shareholders received in connection with the Business Combination are freely tradable without restriction or further registration under the Securities Act, except for any shares issued to affiliates of Leafly within the meaning of Rule 144.

We expect Rule 144 to be available for the resale of the above noted restricted Common Stock as long as the conditions set forth in the exceptions listed above are satisfied.

Locked-up Common Stock

In connection with the Business Combination, on the Closing Date, that certain Registration Rights Agreement, dated November 4, 2019, was amended and restated and the Company, the Sponsor, and certain securityholders of Legacy Leafly entered into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, affiliates of EBC, Sponsor, the holders of the Founder Shares (as defined in the Registration Rights Agreement) and other investors party thereto, have agreed to be subject to a 180-day lockup in respect of their Founder Shares. In addition to the lockup set forth in the Registration Rights Agreement, Lockup Shares held by Lockup Holders (as defined below) are subject to transfer restrictions as further described in below.

On and effective as of the Closing Date, the Company amended and restated its certificate of incorporation, and the Company adopted the Bylaws. Among other things, as a result of the adoption of the Bylaws, the holders (such holders, the “Lockup Holders”) of shares of Common Stock (such shares, the “Lockup Shares”) issued (a) as consideration in the Business Combination, (ii) to directors, officers and employees of the Company and other individuals upon the settlement or exercise of restricted stock units, options or other equity awards outstanding as of immediately following the closing of the Business Combination in respect of awards of Legacy Leafly outstanding immediately prior to the closing of the Business Combination, or (iii) to directors, officers and employees of the Company and other individuals pursuant to the Earn Out Plan as Earn Out Shares (as defined in the Earn Out Plan), may not transfer any Lockup Shares until the end of the period beginning on the closing date of the Business Combination and ending on the date that is 180 days after the closing date of the Business Combination, subject to certain exceptions set forth in the Bylaws; provided, however, that holders of shares Common Stock who purchased such shares pursuant to a private placement in connection with the Business Combination will not be deemed to be a Lockup Holder.

Form S-8 Registration Statement

We intend to file one or more registration statements on Form S-8 under the Securities Act to register the Common Stock issued or issuable under our 2021 Plan and ESPP. Any such Form S-8 registration statement will become effective automatically upon filing. Once these shares are registered, they can be sold in the public market upon issuance, subject to Rule 144 limitations applicable to affiliates and vesting restrictions.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of our Common Stock and Warrants, which we refer to collectively as our securities. This discussion applies only to securities that are held as capital assets for U.S. federal income tax purposes and is applicable only to holders who are receiving our securities in this offering.

This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:

•	financial institutions or financial services entities;

•	broker-dealers;

•	governments or agencies or instrumentalities thereof;

•	regulated investment companies;

•	real estate investment trusts;

•	persons that actually or constructively own five percent or more of our voting shares;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of accounting with respect to the securities;

•	persons holding the securities as part of a “straddle,” hedge, integrated transaction or similar transaction;

•	Persons who acquired the securities through the exercise or cancellation of employee stock options or otherwise as compensation for their services;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	U.S. expatriates or former long-term residents of the U.S.;

•	partnerships or other pass-through entities for U.S. federal income tax purposes and any beneficial owners of such entities; and

•	tax-exempt entities.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed U.S. Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and will not seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity or arrangement classified as a partnership or other pass-through entity for U.S. federal income tax purposes) is the beneficial owner of our securities, the U.S. federal income tax treatment of a partner or member in the partnership or other pass-through entity generally will depend on the status of the partner or member and the activities of the partnership or other pass-through entity. If you are a partner or member of a partnership or other pass-through entity holding our securities, we urge you to consult your own tax advisor.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES. EACH PROSPECTIVE INVESTOR IN OUR SECURITIES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY UNITED STATES FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our shares of Common Stock or Warrants who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under U.S. Treasury regulations to be treated as a U.S. person.

Taxation of Distributions. If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of our Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock and will be treated as described under “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants” below.

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants. A U.S. holder will generally recognize gain or loss on the sale, taxable exchange or other taxable disposition of our Common Stock or Warrants which, in general, would include a redemption of Warrants that is treated as a sale as described below. Any such gain or loss will be capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the Common Stock or Warrants. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Common Stock or Warrants so disposed of exceeds one year. If the holding period requirements are not satisfied, any gain on a sale or taxable disposition of the shares or warrants would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its Common Stock or Warrants so disposed of. A U.S. holder’s adjusted tax basis in its Common Stock or Warrants generally will equal the U.S. holder’s acquisition cost for the Common Stock or Warrants less, in the case of a share of Common Stock, any prior distributions treated as a return of capital. In the case of any shares of Common Stock or Warrants originally acquired as part of an investment unit, the acquisition cost for the share of Common Stock and Warrants that were part of such unit would equal an allocable portion of the acquisition cost of the unit based on the relative fair market values of the components of the unit at the time of acquisition.

Exercise, Lapse or Redemption of a Warrant. Except as discussed below with respect to the cashless exercise of a warrant, a U.S. holder generally will not recognize taxable gain or loss on the acquisition of our Common Stock upon exercise of a Warrant for cash. The U.S. holder’s tax basis in the share of our Common Stock received upon exercise of the Warrants generally will be an amount equal to the sum of the U.S. holder’s initial investment in the Warrants and the exercise price. It is unclear whether the U.S. holder’s holding period for the Common Stock received upon exercise of the Warrants will begin on the date following the date of exercise or on the date of exercise of the Warrants; in either case, the holding period will not include the period during which the U.S. holder held the Warrants. If a Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the Warrants.

The tax consequences of a cashless exercise of a Warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. holder’s basis in the Common Stock received would equal the holder’s basis in the Warrant. If the cashless exercise were treated as not being a gain realization event, a U.S. holder’s holding period in the Common Stock would either include the period during which the U.S. holder held the Warrant or be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the Common Stock would include the holding period of the Warrant.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder would recognize gain or loss with respect to the portion of the exercised Warrants treated as surrendered to pay the exercise price of the Warrants (the “surrendered warrants”). The U.S. holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the surrendered warrants and the U.S. holder’s tax basis in such Warrants. In this case, a U.S. holder’s tax basis in the Common Stock received would equal the sum of the U.S. holder’s initial tax basis in the Warrants exercised (except for any such tax basis allocable to the surrendered warrants) and the exercise price of the exercised Warrants. A U.S. holder’s holding period for the Common Stock would commence on the date following the date of exercise (or possibly the date of exercise) of the Warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. holder’s holding period would commence with respect to the Common Stock received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

If we redeem Warrants for cash pursuant to the redemption provisions described in the section of this prospectus entitled “Description of Securities—Warrants” or if we purchase Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. holder, taxed as described above under “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants.”

Possible Constructive Distributions. The terms of each Warrant provide for an adjustment to the number of shares of Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus entitled “Description of Securities—Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. holders of the Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment to the number of such shares or to such exercise price increases the warrantholders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the Warrant) as a result of a distribution of cash or other property, such as other securities, to the holders of shares of our Common Stock, or as a result of the issuance of a stock dividend to holders of shares of our Common Stock, in each case which is taxable to the holders of such shares as a distribution. Such constructive distribution would be subject to tax as described under “—Taxation of Distributions” in the same manner as if the U.S. holders of the Warrants received a cash distribution from us equal to the fair market value of such increased interest.

Information Reporting and Backup Withholding. In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our shares of Common Stock and Warrants, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Any amounts withheld under the backup withholding rules generally should be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of our Common Stock or Warrants who or that is for U.S. federal income tax purposes:

•	a non-resident alien individual (other than certain former citizens and residents of the U.S. subject to U.S. tax as expatriates);

•	a foreign corporation; or

•	an estate or trust that is not a U.S. holder;

but generally does not include an individual who is present in the U.S. for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our securities.

Taxation of Distributions. In general, any distributions (including constructive distributions) we make to a Non-U.S. holder of shares of our Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and are not attributable to a U.S. permanent establishment under an applicable treaty), we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E as applicable). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a Non-U.S. holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from Warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our Common Stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described under “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants” below.

The withholding tax does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (or if a tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. holder). Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. holder were a U.S. holder, subject to an applicable income tax treaty providing otherwise. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Exercise, Lapse or Redemption of a Warrant. The U.S. federal income tax treatment of a Non-U.S. holder’s exercise of a warrant, or the lapse of a warrant held by a Non-U.S. holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. holder, as described under “U.S. Holders—Exercise, Lapse or Redemption of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described below in “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants.” The U.S. federal income tax treatment for a Non-U.S. holder of a redemption of Warrants for cash described in the section of this prospectus entitled “Description of Securities—Warrants” (or if we purchase Warrants in an open market transaction) would be similar to that described below in “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants.”

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants. A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Common Stock or Warrants (including a redemption of our Warrants), unless:

•

the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or

•

we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our Common Stock, and, in the case where shares of our Common Stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our Common Stock. There can be no assurance that our Common Stock will be treated as regularly traded on an established securities market for this purpose.

We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation; however, there can be no assurance that we will not become a U.S. real property holding corporation in the future.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. holder. Any gains described in the first bullet point above of a Non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of our Common Stock or Warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Common Stock or Warrants from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such distribution.

Possible Constructive Distributions. The terms of each Warrant provide for an adjustment to the number of shares of Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus entitled “Description of Securities—Warrants.” An adjustment which has the effect of preventing dilution is generally not taxable. The Non-U.S. holders of Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the Warrant)

as a result of a distribution of cash or other property, such as other securities, to the holders of shares of our Common Stock, or as a result of a stock dividend to the holders of our Common Stock, in each case which is taxable to such holders as a distribution. Any constructive distribution received by a Non-U.S. holder would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as if such Non-U.S. holder received a cash distribution from us equal to the fair market value of such increased interest without any corresponding receipt of cash. Any resulting withholding tax may be withheld from future cash distributions as described above.

Information Reporting and Backup Withholding. Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our shares of Common Stock and Warrants. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person (by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption) in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes. Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including constructive dividends) and, subject to the discussion of certain proposed U.S. Treasury regulations below, on the gross proceeds from a sale or other disposition of our Common Stock paid to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other Non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in our securities. The IRS released proposed U.S. Treasury regulations that, if finalized in their present form, would eliminate the U.S. federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our Common Stock. In its preamble to such proposed U.S. Treasury regulations, the IRS stated that taxpayers may generally rely on the proposed U.S. Treasury regulations until final U.S. Treasury regulations are issued.

PLAN OF DISTRIBUTION

We are registering the issuance of 10,451,087 shares of Common Stock issuable by us upon (A) the exercise of 6,500,776 Public Warrants originally issued in the initial public offering of units of Merida at a price of $10.00 per unit, with each unit consisting of one share of Class A common stock and one-half of one Public Warrant and (B) the exercise of up to 3,950,311 Private Warrants issued in a private placement at a price of $1.00 per warrant simultaneously with Merida’s initial public offering.

We are also registering the offer and sale from time to time by the Selling Securityholders or their permitted transferees of up to (A) 16,542,564 shares of Common Stock, which includes (i) 9,234,865 shares of Common Stock issued in connection with the Business Combination by certain Selling Securityholders named in this prospectus, which shares were originally issued to holders of Legacy Leafly’s common and preferred stock, and were automatically converted into the right to receive a number of shares of Merida’s common stock at the Exchange Ratio; (ii) 3,237,388 Sponsor Shares originally issued at a price of approximately $0.009 per share; (iii) 120,000 Representative Shares originally issued at a price of approximately $0.0001 per share; and (iv) 3,950,311 shares of Common Stock that may be issued upon exercise of Private Warrants referred to in clause (C); (B) 2,495,997 shares of Common Stock reserved for issuance upon the conversion of $30,000,000 aggregate principal amount of Convertible Notes plus the amount of accrued and unpaid interest, if any, that is payable in shares of Common Stock in connection with the conversion thereof with an initial conversion price of $12.50 per share; and (C) 3,950,311 Private Warrants originally purchased at a price of $1.00 per warrant, from time to time, through any means described in the section entitled “Plan of Distribution.”

We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. With respect to Common Stock underlying the Warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such Warrants to the extent such Warrants are exercised for cash. In such case, we will receive up to an aggregate of approximately $120.2 million from the exercise of all such Warrants.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes their permitted transferees who later come to hold any of the Selling Securityholders’ interest in the shares of Common Stock or Warrants in accordance with the terms of the agreement(s) governing the registration rights applicable to such Selling Securityholder’s shares of Common Stock or Warrants. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of Nasdaq;

•

through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	settlement of short sales entered into after the date of this prospectus;

•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;

•

in at the market offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through the distribution of the securities by any Selling Securityholder to its partners, members or stockholders;

•	by pledge to secure debts and other obligations;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

Subject to the terms of the agreement(s) governing the registration rights applicable to a Selling Securityholder’s shares of Common Stock, such Selling Securityholder may transfer shares of Common Stock or Warrants to one or more “permitted transferees” in accordance with such agreements and, if so transferred, such permitted transferee(s) will be the selling beneficial owner(s) for purposes of this prospectus. Upon being notified by a Selling Securityholder interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.

With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•	the specific securities to be offered and sold;

•	the names of the Selling Securityholders;

•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•	settlement of short sales entered into after the date of this prospectus;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.

In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Securityholders may solicit offers to purchase the securities directly from, and may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our shares of Common Stock and Warrants are currently listed on Nasdaq under the symbols “LFLY” and “LFLYW,” respectively.

The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, may have banking, lending or other relationships with us or perform services for us or the Selling Securityholders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

Lock-up Agreements

Certain of our stockholders have entered into lock-up agreements. See “Securities Act Restrictions on Resale of Securities — Locked-up Common Stock.”

LEGAL MATTERS

The validity of securities offered by this prospectus has been passed on by Weil, Gotshal & Manges LLP, New York, New York.

EXPERTS

The consolidated financial statements of Leafly Holdings, Inc. (formerly known as Merida Merger Corp. I) as of December 31, 2021 and 2020 appearing in this prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Leafly Holdings, Inc. as of December 31, 2021 and 2020 appearing in this prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our Common Stock and Warrants offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company, its shares of Common Stock, and its Warrants, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. The SEC maintains a website at www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto and which contains the periodic reports, proxy and information statements and other information that we file electronically with the SEC.

The Company files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on the Company at the SEC website containing reports, proxy statements and other information at www.sec.gov.

Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference.

All information contained in this document related to Merida has been supplied by Merida, and all such information relating to the Leafly has been supplied by Leafly. Information provided by one entity does not constitute any representation, estimate or projection of the other entity.

We also maintain an Internet website at www.leafly.com. Through our website, we make available, free of charge, the following documents of the Company as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: Annual Reports on Form 10-K; proxy statements for our annual and special shareholder meetings; Quarterly Reports on Form 10-Q; Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D or 13G; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus or the registration statement of which it forms a part.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Leafly Holdings Inc.

Audited Consolidated Financial Statements

Leafly Holdings Inc. (formerly known as Merida Merger Corp. I)

Audited Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Leafly Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Leafly Holdings, Inc. (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for each of the two years in the period ended December 31, 2021 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2019.

/s/ Marcum LLP

San Jose, CA

March 31, 2022

PCAOB ID # 688

LEAFLY HOLDINGS, INC

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	December 31,
	2021	2020
ASSETS
Current assets
Cash and cash equivalents	$28,565	$4,818
Accounts receivable, net of allowance for doubtful accounts of $1,848 and $1,131, respectively	2,958	2,398
Deferred transaction costs	2,840	—
Prepaid expenses and other current assets	1,347	1,608
Restricted cash	130	116

Total current assets	35,840	8,940
Property and equipment, net	313	523

Total assets	$36,153	$9,463

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$3,048	$1,599
Accrued expenses and other current liabilities	8,325	3,565
Related party payables	—	645
Deferred revenue	1,975	1,585
Convertible promissory notes, net	31,377	—

Total current liabilities	44,725	7,394

Commitments and contingencies (Note 7)
Stockholders’ equity (deficit)
Series A preferred stock; $0.0001 par value; 20,033 authorized, 18,702 issued and outstanding, and aggregate liquidation preference of $19,436 at December 31, 2021 and December 31, 2020, respectively	2	2
Common stock; $0.0001 par value; 211,251 and 209,651 authorized at December 31, 2021 and December 31, 2020, respectively; 76,412 and 75,395 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	8	8
Additional paid-in capital	61,188	59,805
Accumulated deficit	(69,770)	(57,746)

Total stockholders’ equity (deficit)	(8,572)	2,069

Total liabilities and stockholders’ equity (deficit)	$36,153	$9,463

See Notes to Consolidated Financial Statements.

LEAFLY HOLDINGS, INC

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share amounts)

	Year Ended December 31,
	2021	2020
Revenue	$43,036	$36,392
Cost of revenue	4,983	4,962

Gross profit	38,053	31,430
Operating expenses
Sales and marketing	19,640	13,189
Product development	13,896	14,485
General and administrative	15,142	13,052

Total operating expenses	48,678	40,726

Loss from operations	(10,625)	(9,296)
Interest expense, net	(1,349)	(637)
Other expense, net	(50)	(31)

Net loss	$(12,024)	$(9,964)

Basic and diluted loss per share	$(0.16)	$(0.13)
Weighted-average basic and diluted shares outstanding	75,791	76,431

See Notes to Consolidated Financial Statements.

LEAFLY HOLDINGS, INC

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

(in thousands)

	Series A Preferred Stock		Class 1, Class 2, and Class 3 Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance at January 1, 2020	—	$—	76,776	$8	$42,588	$(47,782)	$(5,186)
Net loss	—	—	—	—	—	(9,964)	(9,964)
Stock-based compensation	—	—	—	—	1,158	—	1,158
Exercise of stock options	—	—	548	—	733	—	733
Common stock repurchased			(1,929)		—		—
Conversion of promissory notes into Series A preferred stock, net	15,214	2			11,836		11,838
Series A preferred stock issued, net	3,488	—	—	—	3,490	—	3,490

Balance at December 31, 2020	18,702	$2	75,395	$8	$59,805	$(57,746)	$2,069

Net loss	—	—	—	—	—	(12,024)	(12,024)
Stock-based compensation	—	—	—	—	1,022	—	1,022
Exercise of stock options	—	—	1,017	—	361	—	361

Balance at December 31, 2021	18,702	$2	76,412	$8	$61,188	$(69,770)	$(8,572)

See Notes to Consolidated Financial Statements.

LEAFLY HOLDINGS, INC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2021	2020
Cash flows from operating activities
Net loss	$(12,024)	$(9,964)
Adjustments:
Depreciation	253	312
Stock-based compensation expense	1,022	1,158
Bad debt expense	1,177	1,590
Noncash lease costs	230	248
Noncash interest expense associated with convertible debt	1,370	694
Other	44	308
Changes in operating assets and liabilities:
Accounts receivable	(1,802)	(2,138)
Prepaid expenses and other current assets	(283)	87
Accounts payable	(397)	(3,327)
Accrued expenses and other current liabilities	3,172	1,741
Deferred revenue	390	(501)

Net cash used in operating activities	(6,848)	(9,792)

Cash flows from investing activities
Purchase of property and equipment	(87)	(5)
Proceeds from sale of property and equipment	—	20

Net cash provided by (used in) investing activities	(87)	15

Cash flows from financing activities
Proceeds from exercise of stock options	334	97
Proceeds from convertible promissory notes	31,470	4,624
Proceeds from Series A preferred stock, net	—	3,490
Proceeds from related party payables	—	645
Transaction costs associated with recapitalization	(855)	—
Payments on related party payables	(253)	—

Net cash provided by financing activities	30,696	8,856

Net increase (decrease) in cash, cash equivalents, and restricted cash	23,761	(921)
Cash, cash equivalents, and restricted cash, beginning of period	4,934	5,855

Cash, cash equivalents, and restricted cash, end of period	$28,695	$4,934

Supplemental disclosure of non-cash financing activities
Transaction costs associated with recapitalization in accounts payable and accrued expenses	$1,985	$—
Conversion of promissory notes into Series A preferred stock, net	—	$11,838

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share amounts and percentages)

NOTE 1 — Description of Organization and Business Operations

Leafly Holdings, Inc. (“Leafly” or “the Company”) operates an online cannabis information resource platform and was incorporated in the state of Washington on November 8, 2011. Leafly is headquartered in Seattle, Washington.

The Company has two wholly owned subsidiaries, Leafly Canada Ltd. (“Leafly Canada”) and LMarket, LLC (“Leafly Market”). In April 2020, Leafly Market discontinued operations. The accompanying consolidated financial statements include the financial results of the Company and its wholly owned subsidiaries.

On February 4, 2022 (the “Closing Date”), the Company and Merida Merger Corp I (“Merida”) consummated the business combination pursuant to the Agreement and Plan of Merger, dated as of August 9, 2021 and amended on September 8, 2021 and on January 11, 2022 (as amended, the “Merger Agreement”), by and among Merida, Merida Merger Sub, Inc., a Washington corporation (“Merger Sub I”), Merida Merger Sub II, LLC, a Washington limited liability company (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”), and Leafly Holdings, Inc., a Washington corporation (“Leafly”) (the “Business Combination”). The Business Combination resulted in the merger of a subsidiary of Merida into the Company, with the Company being the surviving entity and a wholly-owned subsidiary of Merida. All equity securities of the Company converted into the right to receive the applicable portion of merger consideration pursuant to the terms and subject to the conditions set forth in the Merger Agreement. The Business Combination is accounted for as a recapitalization of Leafly (see Note 19).

Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All intercompany balances and transactions have been eliminated upon consolidation.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation. These reclassifications had no effect on the reported results of operations.

Certain Risks and Uncertainties

In December 2019, a novel strain of coronavirus (“COVID-19”) was first identified, and in March 2020, the World Health Organization categorized COVID-19 as a pandemic. Measures taken by various governments to contain the virus have affected economic activity. The Company has taken measures to monitor and mitigate the effects of COVID-19, including safety and health measures for employees (such as social distancing and working from home).

There is significant uncertainty around the ongoing disruptions related to the COVID-19 pandemic and its impact on the global economy. The extent to which the COVID-19 pandemic could have a significant adverse impact on the Company could be material and cannot be predicted with certainty. At this point, the Company cannot estimate the impact of the outbreak and no provision for this outbreak is reflected in the accompanying financial statements.

NOTE 2 — Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and reported amounts of revenue and expenses in the consolidated financial statements and accompanying notes. On an ongoing basis, management evaluates its estimates, including those related to the allowance for doubtful accounts, the valuation allowance for deferred income tax assets, the fair value of the convertible promissory notes, and the fair value of equity issuances. Management bases its estimates on historical experience, knowledge of current events and actions it may undertake in the future that management believes to be reasonable under the circumstances. Actual results may differ from these estimates and assumptions.

Foreign Currency

The functional currency for the Company’s foreign subsidiaries is the U.S. dollar. The assets and liabilities of our foreign subsidiaries are remeasured to U.S. dollars at current or historic exchange rates, as appropriate. Revenues and expenses are remeasured to U.S. dollars using historic or average monthly exchange rates, as appropriate. Remeasurement gains and losses are included in other income (expense) on the Consolidated Statements of Operations. The assets, liabilities, revenues, and expenses of our foreign subsidiaries are individually less than 10% of our respective consolidated amounts. The Canadian dollar is our primary foreign currency. Remeasurement gains and losses have not been significant.

Foreign Operations

Operations outside the U.S. comprise Leafly Canada’s activities in Canada. Foreign operations are subject to risks inherent in operating under different legal systems and various political and economic environments. Among the risks are changes in existing tax laws, possible limitations on foreign investment and income repatriation, government price or foreign exchange controls, and restrictions on currency exchange. Net liabilities of our foreign subsidiaries were $3,932 and $4,388 inclusive of intercompany payables to Leafly Holdings of $5,494 and $5,057 as of December 31, 2021 and December 31, 2020, respectively.

Cash, Cash Equivalents, and Restricted Cash

The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. The Company may hold cash balances that exceed the insured limits by the Federal Deposit Insurance Corporation. Restricted cash as of December 31, 2021 and 2020 includes collateral held at the Company’s financial institution and its credit card processing company.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash and cash equivalents, restricted cash and accounts receivable. The Company’s cash and cash equivalents and restricted cash are deposited with major financial institutions primarily in the U.S. and Canada. At times, deposits in financial institutions located in the U.S. may be in excess of the amount of insurance provided on such deposits by the Federal Deposit Insurance Corporation (FDIC). At December 31, 2021 and December 31, 2020, cash and cash equivalents of $1,210 and $581, held in foreign institutions, are not FDIC insured. To date, the Company has not experienced any losses on its cash deposits.

Accounts receivable are unsecured and the Company generally does not require collateral from its customers. The Company evaluates the collectability of its accounts receivable and provides an allowance for potential credit losses as necessary.

Accounts Receivable, Net and Payment Terms

The Company records accounts receivable at the time of invoicing the customer. Payment terms and conditions vary by contract type and the service being provided. Fees are usually non-refundable. Subscription-based services are typically invoiced monthly in advance and impression-based services are typically invoiced monthly in arrears. Customer payment terms vary by arrangement although payments are typically due within 30 days of invoicing. The timing between the satisfaction of the performance obligations and the payment is not significant and the Company currently does not have any significant financing components or significant payment terms.

Allowance for Doubtful Accounts

The Company maintains an allowance for doubtful accounts receivable. The allowance reflects the Company’s best estimate of probable losses associated with the accounts receivable balance. It is based upon historical experience and loss patterns, the number of days that billings are past due, an evaluation of the potential risk of loss associated with delinquent accounts, and known delinquent accounts. When new information becomes available that allows the Company to estimate the allowance more accurately, it makes an adjustment, which is considered a change in accounting estimate. The carrying value of accounts receivable approximates their fair value due to its short-term nature.

Deferred Transaction Costs

The Company has incurred significant costs direct and incremental to the Business Combination and therefore to the recapitalization of the Company. We have deferred these costs and will offset them against proceeds of the transaction upon completion of the mergers in the first quarter of 2022.

Costs to Obtain Contracts with Customers

Certain sales incentive compensation costs are incremental costs to obtain the related customer contract. For contract costs with amortization periods of more than 12 months, these costs are capitalized in the period in which they are incurred and amortized on a straight-line basis over the expected customer life of the associated contract. There were no capitalized costs to obtain contracts with customers in 2021 or 2020. For contract costs with amortization periods of less than 12 months, the Company applies a practical expedient to expense such costs as incurred.

Property and Equipment

Property and equipment consists of furniture, equipment, and leasehold improvements and are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three to five years. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the remaining lease term or the estimated useful life of the improvements.

Leases

The Company categorizes leases with contractual terms longer than twelve months as either operating or finance. Finance leases are generally those leases that substantially utilize or pay for the entire asset over its estimated life. All other leases are categorized as operating leases. Costs associated with operating lease assets are recognized on a straight-line basis within operating expenses over the term of the lease.

Lease liabilities are recognized at the present value of the fixed lease payments, reduced by landlord incentives using an estimated discount rate based on similarly secured borrowings available to us. Lease assets are recognized based on the initial present value of the fixed lease payments, reduced by landlord incentives, plus any direct costs from executing the leases or lease prepayments.

The Company does not recognize its renewal options as part of its right-of-use assets and lease liabilities until it is reasonably certain that it will exercise such renewal options.

The Company does not combine lease and non-lease components; its lease agreements provide specific allocations of the Company’s obligations between lease and non-lease components. As a result, the Company is not required to exercise any judgment in determining such allocations.

Operating lease right-of-use assets were $0 and $230 as of December 31, 2021 and 2020, respectively, and are included in prepaid expenses and other current assets.

Accounting for Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. Any impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of their carrying cost or the fair value less the cost to sell.

Revenue from Contracts with Customers

The Company generates revenue by providing customers with online software and advertising services, primarily through subscription agreements. Leafly also provides advertising on a per-impression delivered basis.

The Company recognizes revenue in accordance with ASC 606, the core principle of which is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to receive in exchange for those goods or services. To achieve this core principle, five basic criteria must be met before revenue can be recognized:

•	Identification of the contract, or contracts, with a customer;

•	Identification of the performance obligations in the contract;

•	Determination of the transaction price;

(4)	Allocation of the transaction price to the performance obligations in the contract; and

•	Recognition of revenue when, or as, the Company satisfies a performance obligation.

Leafly provides to its clients a platform to engage with and advertise to interested consumers. This subscription-based platform is delivered by way of a hosted, web-based application or Software as a Service (SaaS) delivery model. Customers of Leafly never take possession of any software as it is hosted in the cloud.

All the Company’s revenue and trade receivables are generated from contracts with customers. Revenue is recognized when control of the promised services is transferred to the Company’s customers at an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. Customer arrangements are evidenced by written or electronic acceptance of a contract describing the services to be delivered, the timing, and the pricing.

Performance Obligations - A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account under Topic 606. The transaction price is allocated to each distinct performance obligation and is recognized as revenue when, or as, the performance obligation is satisfied by transferring the promised good or service to the customer. The Company identifies and tracks the performance obligations at contract inception so that the Company can monitor and account for the performance obligations over the life of the contract. The Company does not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less and (ii) contracts for which the amount of revenue it recognizes is equal to the amount which the Company has a right to invoice.

The Company’s Retail contracts typically contain a single performance obligation consisting of the hosted software in a multi-tenant environment where support and maintenance are included for customers. Retail contracts with multiple performance obligations contain additional services offerings, either in the form of subscription or one-time service. Additional Retail service offerings change over time but currently include additional mapping, mobile, homepage, and video features, as well as sponsorships, premium placement, pick-up lead generation, insights, and customer communications, including emails and mobile push notifications. Brands customers can purchase any number and combination of services; none of the Brands services require the purchase of another Brands service.

For contracts with multiple performance obligations where the contracted price differs from the standalone selling price (SSP) for any distinct good or service, the Company may be required to allocate the transaction price to each performance obligation using its best estimate for the SSP. The portion of our revenue for which SSP requires estimation has been immaterial.

A majority of the customer contracts have performance obligations that the Company satisfies over time, and revenue is recognized by consistently applying a method of measuring progress toward satisfaction of that performance obligation. Some contracts contain a performance obligation that the Company satisfies at a point in time upon delivery of the specified services. Revenues recognized over time are associated with software subscriptions, display ads and audience extension. Revenues recognized at a point in time are associated with branded content and channel advertising.

Practical Expedients and Exemptions—There are several practical expedients and exemptions allowed under Topic 606 that impact the timing of revenue recognition and the Company’s disclosures. Below is a list of practical expedients applied by the Company:

•	The Company does not evaluate a contract for a significant financing component if payment is expected within one year or less from the transfer of the promised items to the customer.

•

The Company generally expenses sales commissions when incurred when the amortization period would have been one year or less. These costs are recorded within sales and marketing expense in the consolidated statements of operations.

Contract Balances—The timing of revenue recognition may differ from the timing of invoicing to customers and these timing differences result in contract assets, or contract liabilities (deferred revenue) on the Company’s consolidated balance sheets. The Company mainly provides subscription services and bills its customers upfront for any services to be performed. As such, the Company did not have any contracts assets as of, or during the year ended, December 31, 2021 or 2020.

Contract Liabilities (Deferred Revenue)—The Company records Deferred Revenue when the Company has received or has the right to receive consideration but has not yet transferred goods or services to the customer. The Company typically invoices its customers for online software on a monthly, quarterly, or annual basis, with payment due 30 days from the date of the invoice. Unpaid invoice amounts for non-cancelable services starting in future periods are included in accounts receivable and deferred revenue.

Cost of Revenue

Cost of revenue consists primarily of credit card processing fees, third-party professional services, website infrastructure and hosting costs, and salaries and employee benefits for the engineering teams responsible for operating the Company’s online software platform.

Product Development

Product development expenses primarily consist of consulting costs, and allocations of various overhead and occupancy costs, and salaries and employee benefits for the engineering teams responsible for developing new products or services or significant improvements to existing products or services. Product development costs that do not meet the criteria for capitalization are expensed as incurred.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates applicable to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded against the Company’s deferred income tax assets if based on the weight of all available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company periodically reviews its operations and significant income tax positions for uncertainties and areas of judgment in the application of complex income tax regulations in several tax jurisdictions and provides a liability for potential income taxes, where applicable. The Company includes any interest and penalties related to unrecognized tax benefits within the provision for taxes.

Advertising

All advertising costs are expensed as incurred and included in sales and marketing expenses. Advertising expenses incurred by the Company were $2,076 and $194 and during 2021 and 2020, respectively.

Stock-Based Compensation

Stock-based compensation expense represents the cost of the grant date fair value of stock option grants, estimated in accordance with the applicable accounting guidance, recognized on a straight-line basis over the vesting period. The vesting period generally approximates the expected service period of the awards. When awards include a performance condition that impacts the vesting or exercisability of the award, the Company records compensation cost when it becomes probable that the performance condition will be met and the service is provided. Compensation cost for awards with a performance condition are recognized over the shorter of the derived service period or the explicit/implicit service period. Compensation expense for awards subject to market-based conditions are recognized on a straight-line basis over the derived service period, regardless of whether the market condition is satisfied. Forfeitures are recognized and accounted for as they occur.

The fair value of stock options with service or performance conditions is estimated on the date of grant using the Black-Scholes option pricing model, inclusive of assumptions for risk-free interest rates, expected dividends, expected terms, expected volatility, and the fair value of the underlying stock. The fair value of stock options with market conditions is estimated on the date of grant using a Monte Carlo simulation model, inclusive of assumptions for risk-free interest rates, expected terms, expected volatility, and the target price. Significant changes to the key assumptions underlying the factors used could result in different fair values of stock options at each valuation date, which could result in different stock-based compensation expense.

The risk-free interest rates used are based on the U.S. Department of Treasury (U.S. Treasury) yield in effect at the time of grant for zero-coupon U.S. Treasury notes with maturities approximately equal to the expected term of the stock options. We base the assumed dividend yield on our expectation of not paying dividends in the foreseeable future. Options granted have a maximum contractual term of 10 years. The Company has limited historical stock option activity and therefore estimates the expected term of stock options granted using the simplified method, which represents the average of the contractual term of the stock option and its weighted-average vesting period. The expected volatility of stock options is based upon the historical volatility of a number of publicly traded companies in similar stages of development. The Company has historically not declared or paid any dividends and does not currently expect to do so in the foreseeable future.

Common Stock Valuation

Due to the absence of an active market for the Company’s common stock, the Company utilized methodologies in accordance with the framework of Standards 9 and 10 of the Uniform Standards of Professional Appraisal Practice, the Statement on Standards for Valuation Services as set forth by the American Institute of Certified Public Accountants (“AICPA”), ASC Topic 820 Fair Value Measurements and Disclosures, and the AICPA Accounting and Valuation Guide for the Valuation of Privately-Held-Company Equity Securities Issued as Compensation, to estimate the fair value of its common stock. The fair value of the common stock has been determined based upon a variety of factors, including the illiquid nature of the common stock, sales of the Company’s preferred stock, the effect of the rights and preferences of the preferred stockholders, and the prospects of a liquidity event. Among other factors are the Company’s unaudited and audited historical financial position and performance and the current business climate in the marketplace. Significant changes to the key assumptions underlying the factors used could result in different fair values of common stock at each valuation date.

Recently Adopted Accounting Standards

Income Taxes—On December 18, 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes (“Topic 740”), which is intended to simplify various aspects of accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and clarifies and amends existing guidance to improve consistent application. The amendments in ASU 2019-12 are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company adopted ASU 2019-12 on January 1, 2021. The effect of the adoption of ASU 2019-12 was not material.

Debt with Conversion and Other Options—In August 2020, the FASB issued ASU 2020-06, Debt with Conversion and other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The ASU simplifies the accounting for certain convertible instruments by removing the separation models for convertible debt with a cash conversion feature or convertible instruments with a beneficial conversion feature. As a result, convertible debt instruments will be reported as a single liability instrument with no separate accounting for embedded conversion features. Additionally, the ASU amends the diluted earnings per share calculation for convertible instruments by requiring the use of the if-converted method. The treasury stock method is no longer available. The amendments in ASU 2020-06 are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021, with early adoption permitted. Adoption of the standard can either be on a modified retrospective or full retrospective basis.

The Company adopted ASU 2020-06 on January 1, 2021 using the full retrospective method. Accordingly, the Company has presented the consolidated financial statements as if this guidance had been effective during all periods presented. However, the adoption of the new guidance did impact the Company’s interest expense recognized during the year ended December 31, 2020, resulting in a decrease of $11,144. The cumulative effect of the adoption of the new guidance on the Company’s condensed consolidated balance sheet as of December 31, 2020 was a decrease in additional paid-in capital and accumulated deficit of $11,144.

Leases—In February 2016, the FASB issued ASC Topic 842, Leases. This standard requires all entities that lease assets with terms of more than 12 months to capitalize the assets and related liabilities on the balance sheet. The standard is effective for the Company as of January 1, 2021 but was early adopted as of January 1, 2020.

The Company adopted and began applying ASC 842 on January 1, 2020 in accordance with Accounting Standards Update (ASU) No. 2018-11, Targeted Improvements to ASC 842, using a modified retrospective approach. Based on its lease portfolio in place at the time of adoption, the Company determined that a cumulative-effect adjustment to the opening balance of accumulated deficit was not needed because there was no difference between the operating lease expense recorded to its condensed consolidated statement of operations following its adoption of ASC 842 and the amount that would have been recorded under ASC 840. The Company will continue to disclose comparative reporting periods prior to January 1, 2020 under ASC 840.

The Company elected to take most of the package of practical expedients permitted under the transition guidance within ASC 842, which allows an entity to not reassess 1) whether any expired or existing contracts contain leases, 2) the lease classification for any expired or existing leases, and 3) the treatment of initial direct costs for any existing leases. The Company did not elect the hindsight practical expedient to determine the lease terms for existing leases.

The Company recorded operating lease right-of-use assets and lease liabilities for all of its leases that met the definition of a lease under ASC 842 and that are greater than twelve months in duration upon its adoption of ASC 842. The most significant changes as a result of adopting ASC 842 were the recognition of operating lease right-of-use assets of approximately $6,700 and operating lease liabilities of approximately $6,400 upon adoption on January 1, 2020. These balances are comprised of the Company’s office lease portfolio. The Company de-recognized deferred rent liabilities associated with its office lease portfolio of $143 upon adoption.

Fair Value Disclosure—In August 2018, the FASB issued ASU 2018-13, Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement, which amended ASC 820, Fair Value Measurement. ASU 2018-13 modified the disclosure requirements for fair value measurements by removing, modifying, and adding certain disclosures. The Company adopted ASU 2018-13 on January 1, 2020, and the adoption did not have a material impact on its consolidated financial statements.

Cloud Computing—In August 2018, the FASB issued ASU 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. These amendments align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). The accounting for the service element of a hosting arrangement that is a service contract is not affected by these amendments. The Company capitalizes implementation costs associated with cloud computing arrangements as a prepaid expense and amortizes the costs to operating expense. The Company adopted ASU 2018-15 prospectively on January 1, 2020. The effect of the adoption of ASU 2018-15 was not material.

NOTE 3 — Cash, Cash Equivalents, and Restricted Cash

Cash, cash equivalents, and restricted cash consist of the following:

	December 31, 2021	December 31, 2020
Cash and cash equivalents	$28,565	$4,818
Restricted cash	130	116

	$28,695	$4,934

NOTE 4 — Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following:

	December 31, 2021	December 31, 2020
Prepaid expenses	$1,191	$734
Operating lease right-of-use assets	—	230
Receivable—Privateer Management (see also Note 13)	—	263
Other current assets	156	381

	$1,347	$1,608

NOTE 5 — Property and Equipment, Net

Property and equipment consist of the following:

	December 31, 2021	December 31, 2020
Furniture and equipment	$1,049	$1,062
Leasehold improvements	2	23

	1,051	1,085
Less: accumulated depreciation and amortization	(738)	(562)

	$313	$523

The Company recognized depreciation expense of $253 and $312 for the years ended December 31, 2021 and 2020, respectively.

NOTE 6 — Accrued Expenses and Other Current Liabilities

Accrued expenses consist of the following:

	December 31, 2021	December 31, 2020
Accrued bonuses	$3,668	$1,387
Other employee-related liabilities	2,131	$1,418
Accrued interest	1,313	—
Lease liability	—	183
Other accrued expenses[1]	1,213	577

	$8,325	$3,565

[1]	There are no individual items within this balance that exceed 10% of the total of the table.

Accrued bonuses include those for executive officers of the Company. Historically, bonuses have been provided to executives on a discretionary basis. Bonus compensation is designed to hold executives accountable and reward them for personal and business performance. The Company offers an annual incentive program for its executive officers whereby they are eligible to receive target bonus payouts, of up to 50% for the CEO and 40% for other named executive officers, of their base salary, with the actual bonus awarded based on a number of factors, including each executive’s personal performance, Leafly’s performance, current market and business climate, and Leafly’s financial circumstances, as determined by the Leafly board of directors.

NOTE 7 — Commitments and Contingencies

In the normal course of business, the Company may receive inquiries or become involved in legal disputes regarding various litigation matters. In the opinion of management, any potential liabilities resulting from such claims would not have a material adverse effect on the Company’s consolidated financial statements.

NOTE 8 — Revenue and Contract Balances

The following table presents revenue by service type for the year ended December 31:

	2021	2020
Advertising	$42,580	$36,036
Other services	456	356

	$43,036	$36,392

The following table presents revenue by geographic region for the year ended December 31:

	2021	2020
United States	$39,366	$33,328
All other countries	3,670	3,064

	$43,036	$36,392

The following table presents revenue by timing of recognition for the year ended December 31:

	2021	2020
Over time
Retail[1]	$33,628	$29,591
Brands[2]	5,904	4,677

	$39,532	$34,268

Point in time
Brands[3]	3,504	2,124

	$43,036	$36,392

[1]	Revenues from subscription services and display ads
[2]	Revenues from brand profile subscriptions and digital media (including display ads and audience extension)
[3]	Revenues from branded content and channel advertising (including direct to consumer email)

Revenues recognized over time are associated with software subscriptions, display ads and audience extension. Revenues recognized at a point in time are associated with branded content and channel advertising. There are no material variations in delivery and revenue recognition periods within the over time category.

During the years ended December 31, 2021 and 2020, no individual customers accounted for 10% or more of consolidated revenue. As of December 31, 2021 and December 31, 2020, one customer accounted for 12% of accounts receivable and no individual customer accounted for 10% or more of accounts receivable, respectively

The allowance for doubtful accounts as of December 31, 2021 and 2020, and the changes in the allowance for doubtful accounts during the years ended December 31, 2021 and 2020, are as follows:

	2021	2020
Balance, beginning of period	$1,131	$614
Add: provision for doubtful accounts	1,177	1,590
Less: write-offs	$(460)	$(1,073)

Balance, end of period	$1,848	$1,131

Contract liabilities consist of deferred revenue, which is recorded on the Consolidated Balance Sheets when the Company has received consideration, or has the right to receive consideration, in advance of transferring the performance obligations under the contract to the customer.

Deferred revenue as of December 31, 2021 and 2020, and the changes in deferred revenue during the years ended December 31, 2021 and 2020, were as follows:

	2021	2020
Balance, beginning of period	$1,585	$2,086
Add: net increase in current period contract liabilities	1,936	1,585
Less: revenue recognized from beginning balance	(1,546)	(2,086)

Balance, end of period	$1,975	$1,585

A majority of the deferred revenue balance as of December 31, 2021 is expected to be recognized in the subsequent 12-month period. No other contract assets or liabilities are recorded on the Company’s Consolidated Balance Sheets as of December 31, 2021 or 2020.

NOTE 9 — Income Taxes

The Company’s effective tax rate was 0% for the years ended December 31, 2021 and 2020. The effective tax rate was lower than the U.S. federal statutory rate primarily due to the Company’s valuation allowance recorded against its deferred tax assets.

The Company has not identified any unrecognized tax benefits or uncertain tax positions. No liability is recorded on the financial statements and no accrual for interest and penalties was required as of December 31, 2021. The Company does not expect any material changes related to uncertain tax positions during the next 12 months.

The Company files income tax returns in the U.S. federal jurisdiction and various U.S. state and foreign jurisdictions. In the normal course of business, the Company is subject to examination by taxing authorities throughout the world. All tax years remain open to examination by major taxing jurisdictions to which the Company is subject to.

The components of net loss before income taxes for the years ended December 31, 2021 and 2020 consisted of the following:

	2021	2020
United States	$(12,142)	$(9,687)
Foreign	118	(277)

	$(12,024)	$(9,964)

The provision for income taxes differs from the amount estimated by applying the statutory federal income tax rate to net loss before taxes as follows:

	2021	2020
Federal tax benefit at statutory rate	$(2,525)	$(2,093)
State income tax benefit at statutory rate, net of federal benefit	(359)	(316)
Permanent differences	282	197
Change in valuation allowance	2,626	2,206
Deferred adjustments	6	595
Net operating loss carryback – CARES Act	—	(685)
Other adjustments, net	(30)	96

Provision for income taxes	$—	$—

The components of deferred tax assets and liabilities consist of the following:

	2021	2020
Deferred tax assets
Net operating loss carryforwards – domestic	$12,610	$9,895
Net operating loss carryforwards – foreign	1,220	1,252
Intangible assets	12,426	13,576
Accruals	1,398	659
Interest limitation	324	—
Other	60	118

Total deferred tax assets	$28,038	$(25,500)
Valuation allowance	(28,027)	(25,401)

Total deferred tax assets, net of allowance	$11	$99

Deferred tax liabilities
Other	$(11)	$(99)

Total deferred tax liabilities	$(11)	$(99)

Total deferred tax assets, net	$—	$—

The Company has recorded a full valuation allowance against its net deferred tax assets due to the uncertainty as to whether such assets will be realized. The valuation allowance increased primarily due to the generation of current year net operating losses.

As of December 31, 2021, the Company had $52,952 of U.S. federal, $35,976 of state, and $4,303 of foreign net operating losses available to offset future taxable income. The state net operating loss carryforwards will begin to expire in 2039, if not utilized. The federal net operating losses can be carried forward indefinitely and will not expire. In addition, the use of net operating loss and tax credit carryforwards may be limited under Section 382 of the Internal Revenue Code in certain situations where changes occur in the stock ownership of a company. In the event that the Company has had a change in ownership, utilization of the carryforwards could be restricted.

The Company files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. Management believes all the income tax returns filed since inception remain open to examination by the major domestic and foreign taxing jurisdictions to which the Company is subject due net operating loss carry forwards.

The Coronavirus Aid, Relief, and Economic Security (“CARES”) Act was enacted March 27, 2020. Among the business provisions, the CARES Act provided for various payroll tax incentives, changes to net operating loss carryback and carryforward rules, business interest expense limitation increases, and bonus depreciation on qualified improvement property. Additionally, the Consolidated Appropriations Act of 2021 was signed on December 27, 2020, which provided additional COVID relief provisions for businesses. The Company has evaluated the impact of both Acts and has determined that any impact is not material to its financial statements.

As of December 31, 2021, the Company asserts to indefinitely reinvest undistributed earnings to ensure sufficient working capital and further expansion of existing operations outside the U.S. As of December 31, 2021 and 2020, the Company’s foreign subsidiaries operated at a cumulative deficit for U.S. earnings and profit purposes. In the event the Company is required to repatriate funds from outside of the U.S., such repatriation would be subject to local laws, customs, and tax consequences. Determination of the amount of unrecognized deferred tax liability related to these earnings is not practicable.

NOTE 10 — Convertible Promissory Notes

2021 Notes

In June 2021, the Company issued a series of convertible promissory notes (collectively, the 2021 Notes) totaling approximately $23,970. The 2021 Notes bear interest at 8% annually. The 2021 Notes are considered traditional convertible debt with the entire amount recognized as a liability (with no amount allocated to equity), reduced for direct issuance costs, with initial and subsequent recognition at amortized cost in accordance with the interest method described in Subtopic 835-30. Unless converted, the entire balance of principal and accrued but unpaid interest is due on December 3, 2022. The 2021 Notes are contingently convertible upon the occurrence of certain events. The 2021 Notes convert at a discount to the equity securities purchased by investors in a qualified financing of not less than $25,000, a financing other than a qualified financing (non-qualified financing), or in a qualified public transaction (initial public offering, direct listing, or acquisition transaction with a publicly-listed special purpose acquisition company or its subsidiary). If a qualified financing occurs on or prior to the maturity date, the 2021 Notes will automatically convert to fully-paid non-accessible shares of the preferred stock issued in such qualified financing (the “next round shares”) at the financing conversion price. If a non-qualified financing occurs on or prior to the maturity date, note holders acting as a group at the election of holder majority, may elect to convert all or any portion (on a pro-rata basis) of the outstanding amount into fully-paid non-accessible next round shares at the financing conversion price. If a qualified public transaction occurs on or prior to the maturity date, then immediately upon the consummation of such transaction the outstanding amount of each holder’s note shall automatically convert into shares of the common stock at the public transaction conversion price. The financing conversion price is the per share price equal to 80% of the lowest price per share paid by purchasers of the next round shares, who are purchasing such shares with cash (and not, for example, by conversion of notes or cancellations of indebtedness). The public transaction conversion price is (i) for an initial public offering (IPO), 80% of the price to the public in the qualified IPO, (ii) if the conversion is connected to a qualified direct listing, 80% of the initial sale price to the public in the direct listing, and (iii) if the conversion is in connection with a qualified SPAC transaction, 80% of the implied price per share of common stock in the qualified SPAC transaction. An accelerated maturity of the 2021 Notes will be triggered by a company sale. If the sale occurs prior to the maturity date, the Company at the election of the holder may (i) repay the entire outstanding amount of the 2021 Notes in full or (ii) convert the same entire outstanding amount into shares of the Company’s most senior series of the preferred stock (or into that number of shares of common stock into which such preferred stock would be convertible) at a price per share equal to 80% of the implied price per share of common stock in the company sale. Subject to applicable terms specified in the note, the outstanding amount will be immediately and unconditionally due and payable on the maturity date, or upon default, the note shall accelerate and become immediately due and payable. The Company’s payment obligations under the 2021 Notes are unsecured.

In August 2021, the Company issued additional convertible promissory notes totaling $7,500 to Merida Capital, an affiliate of Merida. As of December 31, 2021, the cumulative amount raised through the 2021 Notes is $31,470, and the cumulative amount held by Merida is $15,000. These notes are subject to the same interest rate, maturity, and conversion terms of the existing series of 2021 Notes; however, they are subject to unique repayment terms under certain conditions. If the transactions contemplated by the merger agreement are not completed on or prior to May 16, 2022 other than as a result of market conditions, the failure to receive any required approvals or any events, circumstances or actions outside of the control of Leafly or Merida, Merida may request repayment of all $15,000 outstanding convertible promissory notes held by them plus accrued interest. If the transactions contemplated by the merger agreement do not close by such date as a result of any of the foregoing reasons, Merida can request repayment of all outstanding convertible promissory notes plus accrued interest held by them on November 16, 2022.

Notwithstanding, conversion options discussed herein, the Company may not prepay the amount due in whole or in part without the written consent of the lead investor. As of December 31, 2021, the net carrying amount of the 2021 Notes was $31,377, which includes unamortized issuance costs of $93. The estimated fair value of the convertible debt instruments was $33,490 as of December 31, 2021. The fair value was measured using an income approach, which is Level 2 in the fair value hierarchy.

On February 4, 2022, in connection with the merger of Merida and Leafly, the 2021 Notes converted to approximately 12.6 million shares of Leafy common stock at the financing conversion price of approximately $2.63, which was 80% of the implied price per share of common stock in the Business Combination. Upon closing of the Business Combination, the shares of common stock then converted to shares of common stock of the combined company using the conversion ratio of 0.3283, which was used for conversion of all Leafy securities. Additional convertible notes were issued in 2022 in connection with the Business Combination (see Note 19).

2019 Notes

In 2020 and 2019, the Company issued a series of similar convertible promissory notes (collectively, the 2019 Notes) totaling $4,650 and $6,520, respectively. The 2019 Notes bear interest at 8% annually and were due two years from the issuance date. The 2019 Notes were convertible into shares of preferred stock issued in a qualified financing with a minimum amount of $30,000. If a qualified financing did not occur before September 30, 2020, the holders of a majority of the outstanding 2019 Notes could elect to convert the series of 2019 Notes into shares of the Company’s existing equity securities at their discretion. If neither a qualified financing occurred nor the holders of a majority of the outstanding 2019 Notes elected to convert, then individual holders could elect to convert their individual notes or accelerate the repayment of the outstanding principal plus any interest payable as if the note is being held to the maturity date. The 2019 Notes were convertible into shares of the Company’s existing equity securities, or preferred stock if sold to investors in the next financing. The conversion price was equal to 75% of the lesser of (a) the price per share paid by investors in the next financing round or (b) the quotient obtained by dividing $300,000 by the total number of shares outstanding on a fully diluted basis.

A qualified financing did not occur prior to September 30, 2020, and the holders of a majority of the 2019 Notes elected to convert the entire series of 2019 Notes to Series A preferred stock at a conversion price of $0.78. The entire series of outstanding 2019 Notes with an aggregate principal balance of $11,170 and accrued interest of $693 converted into 15,214 shares of Series A preferred stock on September 30, 2020 (see Note 11).

NOTE 11 — Stockholders’ Equity

Convertible Series A Preferred Stock

During the second quarter of 2020, the Company issued 3,488 shares of Series A preferred stock (“Series A”) in exchange for gross proceeds of $3,650, less issuance costs of $160. During the third quarter of 2020, the Company issued 15,214 shares of Series A in exchange for the conversion of outstanding promissory notes of $11,170 and accrued interest of $693, less issuance costs of $25 (see Note 10).

The rights, preferences, privileges, and restrictions for holders of Series A are as follows:

Dividends—The holders of Series A are entitled to receive non-cumulative dividends. Dividends are payable when and if declared by the Board of Directors.

Voting—The holders of Series A are entitled to voting rights equal to the number of shares of Class 2 common stock into which each share of Series A could be converted and shall vote together with the holders of common stock as a single class and on an as-converted to common stock basis.

Liquidation—In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, the holders of Series A shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to holders of common stock, the original issue price ($1.0392 per share), plus any declared but unpaid dividends. As of December 31, 2021, the aggregate liquidation preference is $19,436. If, upon the occurrence of such event, the assets and funds to be distributed among the holders of Series A are insufficient to permit the above payment to such holders, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series A in proportion to the preferential amount each such holder would otherwise be entitled to receive.

Upon the completion of the distribution to the holders of Series A, all remaining assets, if any, shall be distributed ratably to the holders of common stock pro rata based on the number of shares of common stock held by each such holder.

Conversion—Shares of Series A are convertible at any time at the option of the holder into such number of fully paid and non-assessable shares of Class 2 common stock as is determined by dividing the Series A original issue price ($1.0392 per share) by the Series A conversion price (initially $1.0392, subject to adjustment) in effect at the time of the conversion. All outstanding shares of Series A shall automatically be converted into shares of Class 2 common stock at the then effective conversion rate upon either (a) the closing of the sale of shares of Class 2 common stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act or (b) the date and time specified by the vote or written consent of the holders of a majority of the then outstanding shares of Series A.

Redemption—Series A is not redeemable at the option of the holder.

Common Stock

A summary of common stock is as follows as of December 31:

			2021		2020
	Par Value	Voting Rights	Authorized	Outstanding	Authorized	Outstanding
Class 1 common stock	$0.0001	10 votes per share	74,500	28,564	74,500	28,564
Class 2 common stock	$0.0001	1 vote per share	119,000	41,892	119,000	41,892
Class 3 common stock	$0.0001	no voting rights	17,751	5,956	16,151	4,939

			211,251	76,412	209,651	75,395

In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, the holders of each class of common stock shall be treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders of the Corporation.

Shares of Class 1 common stock are convertible, one-for-one, into shares of Class 2 common stock at any time at the option of the holder. Each share of Class 1 common stock automatically converts into one fully paid and nonassessable share of Class 2 common stock immediately upon a transfer, other than a permitted transfer as defined, of such share of Class 1 common stock. Each share of Class 1 and Class 3 common stock automatically converts into one fully paid and nonassessable share of Class 2 common stock immediately upon the closing of an underwritten public offering of common stock under the Securities Act of 1933, as amended, on or after the first day in which the Securities Exchange is open for trading on which the outstanding shares of Class 1 common stock represent less than 10% of the aggregate number of shares of the then outstanding Class 1 common stock and Class 2 common stock.

Common Stock Reserved for Future Issuance

As of December 31, 2021, the Company had reserved shares of Class 2 common stock for future issuance in connection with the following:

Number of Shares
Stock options outstanding	11,729
Stock options available for future grants	67
Class 1 common stock	28,564
Class 3 common stock	5,956

46,316

Upon closing of the Business Combination, all outstanding stock options and stock converted to shares of common stock of the combined company using the conversion ratio of 0.3283 (see Note 19).

NOTE 12 — Equity Incentive Plans

We currently maintain the Leafly Holdings, Inc. 2018 Equity Incentive Plan (“2018 Leafly Plan”), which became effective on April 17, 2018. The 2018 Leafly Plan terminated upon closing of the Business Combination in 2022 (see Note 19) but then outstanding options under the 2018 Leafly Plan remain outstanding pursuant to their terms, with adjustments to the number of shares and exercise prices to reflect the terms of the Business Combination. The material terms of the 2018 Plan are:

•	An aggregate of 3,000 shares of stock, subsequently increased to 17,751 shares of stock, were reserved for issuance pursuant to awards granted under the 2018 Plan.

•

Our board of directors administers the 2018 Leafly Plan and may delegate certain of its duties and responsibilities to a committee of the board, and, to the extent permitted under the applicable law and the 2018 Leafly Plan, officers of the Company.

•	Awards under the 2018 Leafly Plan may be granted to employees, directors, and consultants of the Company and its subsidiaries.

•

In the event of a merger or other consolidation relating to the Company or the sale of all or substantially all of the Company’s stock or assets, all then-outstanding equity awards will be treated as set forth in the agreement governing such transaction.

•

With limited exceptions, awards under the 2018 Leafly Plan are generally non-transferable prior to vesting unless otherwise determined by the plan administrator and are exercisable only by the participant during his or her lifetime.

As of December 31, 2021, the 2018 Leafly Plan has authorized a maximum of 17,751 shares of Class 3 common stock for issuance.

The following weighted-average assumptions were used in the Black-Scholes option pricing model for the years ended December 31:

	2021	2020
Risk-free interest rate	1.15%	0.63%
Expected term in years	5.9	5.5
Expected volatility	61%	58%
Expected dividend yield	0%	0%

The weighted-average grant-date fair value of options with service and performance conditions granted under the 2018 Leafly Plan was $0.37 and $0.30 per share for years ended December 31, 2021 and 2020, respectively. The weighted-average grant-date fair value of options with market conditions was $1.28 for the year ended December 31, 2021. There were no options with market conditions granted during the year ended December 31, 2020.

In October 2021, the Company granted stock options to purchase 300,000 shares of the Company’s Class 3 common stock at an exercise price of $2.71. These options will vest only if Leafly’s gross revenue equals or exceeds certain thresholds for the years ending December 31, 2022 and 2023. The total fair value of these options was $462, estimated using the Black-Scholes options pricing model and the assumptions above.

In October 2021, the Company also granted stock options to purchase an additional 150,000 shares of the Company’s Class 3 common stock at an exercise price of $2.71. These options will vest only if the price of the Company’s Class 3 common stock reaches a $1 billion market capitalization target for a period of 20 consecutive trading days on or before the fourth anniversary of the closing of the Business Combination (see Note 19). The total fair value of these options was $193, estimated using a Monte-Carlo simulation model. The assumptions used to value the awards are a risk-free interest rate of 0.96%, an expected term of 6.1 years, expected volatility of 68%, and expected dividend yield of 0%.

Stock option activity under the 2018 Leafly Plan was as follows:

	Number of Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Term (in years)
Outstanding at December 31, 2020	5,765	0.33
Granted	7,818	0.70
Exercised	(1,017)	0.35
Forfeited or expired	(837)	0.37

Outstanding at December 31, 2021	11,729	$0.58	$24,018	8.85

Vested and exercisable	4,203	$0.33	$10,019	8.23

During the years ended December 31, 2021 and 2020, the total intrinsic value of exercised stock options was approximately $1,600 and $280, respectively. The total fair value of shares vested during the years ended December 31, 2021 and 2020, was approximately $915 and $770, respectively.

As of December 31, 2021, there was $2,857 of unrecognized compensation cost which is expected to be recognized over a weighted-average service period of approximately 0.97 years. In addition, there was $364 of unrecognized compensation cost associated with certain stock options granted to our CEO, which vested upon closing of the Business Combination in February 2022. Please see Note 19 for further discussion of the terms of these awards.

2020 Stock Option Repricing

During 2020, the Board of Directors approved a stock option repricing program whereby certain previously granted and unexercised options held by current employees with exercise prices above $0.36 per share were repriced on a one-for-one basis to $0.36 per share which represented the per share fair market value of the Company’s common stock as of the date of the repricing. The vesting terms of certain options were also modified from a liquidity-based performance condition to a time-based service condition. There was no other modification to the vesting schedule of the previously issued options. As a result, 1,979 unexercised options originally granted to purchase common stock at prices ranging from $0.77 to $1.58 per share were repriced under this program. The Company treated the repricing as a modification of the original awards and calculated additional compensation costs for the difference between the fair value of the modified award and the fair value of the original award on the modification date. The repricing resulted in incremental stock-based compensation cost of $220. Expense related to vested shares was expensed on the repricing date and expense related to unvested shares is being amortized over the remaining vesting period of such stock options.

Early Exercised Options

Prior to the close of the Business Combination, the Company allowed certain employees to “early exercise” unvested stock options. Upon early exercise, an employee was deemed to own restricted stock for income tax purposes, which then continued to vest under the award’s original terms. Consequently, the restricted stock received upon exercise was subject to a lapsing repurchase right by the Company for any unvested shares upon an employee’s termination of service with the Company. Such an exercise is not substantive for accounting purposes and the award continues to be accounted for as a stock option. The short-term liability and long-term liability associated with cash received from the early exercise of unvested options is included in other current liabilities and other liabilities, respectively, on the Consolidated Balance Sheets.

A summary of early exercise activity is as follows:

	Number of Shares	Weighted Average Exercise Price	Other Liabilities
Unvested at December 31, 2019	1,015	$0.65	$663
Vested	(516)	0.54	(279)

Forfeited or expired	(464)	$0.77	$(357)

Unvested at December 31, 2020	35	$0.77	$27

Vested	(35)	$0.77	$(27)
Unvested at December 31, 2021	—	$—	$—

Following the Business Combination, new equity awards will be granted under the New Leafly 2021 Equity Incentive Plan and 2021 Employee Stock Purchase Plan (see Note 19).

NOTE 13 — Related Party Transactions

Officer Note

In March 2019, the Company issued a recourse promissory note (the “Officer Note”) in the amount of $1,024 to John T. Leslie, who was an officer of the Company. The Officer Note bore interest at 2.55%, compounded annually, and was secured by 1,330 shares of common stock.

Although this Officer Note was recourse to the individual, it was accounted for as nonrecourse since the recourse provision was not substantive. Accordingly, we accounted for the combination of the promissory note and restricted stock as a grant of an option, as the substance was similar to the grant of an option. The exercise price of this stock option was the principal and interest due on the promissory note. The fair value of the stock option was recognized over the requisite service period (not the term of the promissory note) through a charge to compensation cost. The maturity date of the Officer Note reflected the legal term of the stock option for purposes of valuing the award.

In August 2020, in connection with Mr. Leslie’s separation, the Company cancelled the Officer Note and associated accrued interest in exchange for the repurchase of 1,505 unvested shares and 424 vested shares, with an original exercise price of $0.77, at a price of $0.55 per share.

Privateer Holdings and Privateer Management

Leafly was a wholly owned subsidiary of Privateer Holdings, Inc. until February 14, 2019, when Privateer Holdings effected a capital restructuring of Leafly and distributed its ownership in Leafly to its stockholders. In 2019, Leafly entered into a Corporate Services Agreement, as amended, with Ten Eleven Management LLC dba Privateer Management. Two individuals on Leafly’s board of directors as of December 31, 2021, Michael Blue and Christian Groh, are officers of Privateer Management, which has therefore been identified as a related party. Privateer Management provided managerial services, support services, administrative services, at times paid for employee health benefit and other expenses on behalf of the Company, and at times the Company paid for employee health and benefit expenses on behalf of Privateer Holdings, through March 31, 2021. During the years ended December 31, 2021 and 2020, the Company recorded $0 and $1,205, respectively, for these expenses within general and administrative expenses in the Consolidated Statements of Operations. As of December 31, 2021 and 2020, the Company reported receivables of $0 and $263, respectively for employee health and benefits paid on behalf of Privateer Holdings. As of December 31, 2021 and 2020, the Company owed $0 and $580, respectively, to Privateer Management for corporate services and expenses paid on its behalf in 2020 and prior.

Other

One of Leafly’s significant investors, Brendan Kennedy, is a member of the board of directors of Tilray, Inc., which is the parent company of High Park Holdings Ltd., a customer of Leafly, and has therefore been identified as a related party. During years ended December 31, 2021 and 2020, the Company recorded approximately $142 and $239, respectively, of revenue earned from contracts with this customer.

In June 2021, Mr. Kennedy purchased a convertible promissory note totaling $1,000. The note was issued as part of the existing series of 2021 Notes (see Note 10) and is subject to the same interest rate, maturity, and conversion terms.

NOTE 14 — Defined Contribution Plan

The Company recognized expense from matching contributions to the Company-sponsored defined contribution retirement plan of $712 and $616 for the years ended December 31, 2021 and 2020, respectively.

NOTE 15 — Leases

The Company leases its facilities under non-cancelable operating leases, which expire at various dates through February 2022. Under the terms of the agreements, the Company is responsible for certain insurance and maintenance expenses. The Company records rent expense on a straight-line basis over the terms of the underlying leases. The difference between cash payments required and rent expense is recorded as amortization against outstanding lease liabilities and right of use assets. The Company’s leases and subleases do not include any variable lease payments, residual value guarantees, related-party leases, or restrictions or covenants that would limit or prevent the Company from exercising its right to obtain substantially all of the economic benefits from use of the respective assets during the lease term.

In May 2020, the Company amended an office lease for its headquarters in Seattle to reduce the square feet and the monthly payment to $75 per month effective August 1, 2020 and terminated the lease on March 31, 2021.

Operating lease cost for the year ended December 31, 2021 was $389. During the year ended December 31, 2020, the Company recognized rent expense of $1,582 on a straight-line basis over the lease period under the previous lease accounting standard. Operating cash flows used by operating leases for the years ended December 31, 2021 and 2020 were $225 and $1,282, respectively. The weighted-average remaining lease term was 0.25 years and the weighted-average discount rate was 8% as of December 31, 2020. Future lease payments were immaterial as of December 31, 2021.

NOTE 16 — Restructuring Charges

During the year ended December 31, 2020, in response to COVID-19 and the associated potential impact on the Company’s business, certain employees were terminated, and the Company recorded $550 of pre-tax severance expense of which $232 is within sales and marketing expenses, $162 is within product development expenses, and $156 is within general and administrative expenses in our Consolidated Statements of Operations. Accrued severance expense was paid out prior to the end of each quarter during which the Company recorded the associated expense.

NOTE 17 — Net Loss Per Share

Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities. The Company considers its preferred stock to be participating securities. Net loss is attributed to common stockholders and participating securities based on their participation rights. Net loss is not attributed to the preferred stock as the holders of the preferred stock do not have a contractual obligation to share in any losses.

Under the two-class method, basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period.

Diluted earnings per share attributable to common stockholders adjusts basic earnings per share for the potentially dilutive impact of stock options, preferred stock, and convertible notes. As the Company has reported losses for all periods presented, all potentially dilutive securities are antidilutive and accordingly, basic net loss per share equals diluted net loss per share.

The following table presents the computation of basic and diluted net loss per share attributable to common stockholders, as a group, for the periods presented:

	Years Ended December 31,
	2021	2020
Net loss (numerator)	$(12,024)	$(9,964)

Weighted average shares outstanding (denominator)	75,791	76,431

Basic and diluted net loss per share	$(0.16)	$(0.13)

The Company had three classes of common stock outstanding during the periods presented. Following are the calculations of basic and diluted net loss per share for each class of common stock:

	Year Ended December 31, 2021
	Class 1	Class 2	Class 3
Net loss (numerator)	$(4,532)	$(6,646)	$(846)
Weighted average shares outstanding (denominator)	28,564	41,892	5,335

Basic and diluted net loss per share	$(0.16)	$(0.16)	$(0.16)

	Year Ended December 31, 2020
	Class 1	Class 2	Class 3
Net loss (numerator)	$(3,725)	$(5,460)	$(779)

Weighted average shares outstanding (denominator)	28,570	41,886	5,975

Basic and diluted net loss per share	$(0.13)	$(0.13)	$(0.13)

The following shares of common stock subject to outstanding options, convertible notes, and convertible preferred stock were excluded from the computation of diluted net income per share attributable to common stockholders for the periods presented as their effect would have been antidilutive:

	Years Ended December 31,
	2021	2020
Shares subject to outstanding common stock options	11,729	6
Shares subject to convertible promissory notes	39,433	—
Series A preferred stock	18,702	18,702

	69,864	18,708

See Note 10 for additional information regarding convertible promissory notes. See Note 11 for additional information regarding the terms of the preferred stock. See Note 12 for additional information regarding stock options.

NOTE 18 — Segment Reporting

Operating segments are components of an enterprise for which discrete financial information is available for evaluation by the chief operating decision maker (“CODM”) in making decisions regarding the allocation of resources and assessing performance. The Company has determined that its Chief Executive Officer is the CODM. Segment gross profit is the segment measure of profit or loss used to assess segment performance. The Company operates its business and reports its financial performance using two segments: Retail and Brands, which are groupings of service offerings, as described below.

Retail comprises offerings that allow the Company’s customers to engage in commerce with their customers, in addition to the Brands advertising and marketing offerings.

Brands comprises offerings that allow the Company’s customers to advertise and market to their customers. These offerings include advertising and marketing through directory listing, direct emails, and mobile push notifications, for example. Brands offerings do not include commerce functionality.

Segment revenue and gross profit were as follows during the periods presented:

	Year Ended December 31,
	2021	2020
Revenue:
Retail	$33,628	29,591
Brands	9,408	6,801

Total revenue	$43,036	$36,392

Gross profit:
Retail	30,435	26,290
Brands	7,618	5,140

Total gross profit	$38,053	$31,430

Assets are not allocated to segments for internal reporting presentations, nor are depreciation and amortization.

Geographic Areas

The Company’s operations are primarily in the U.S. and to a lesser extent, in certain other countries. Refer to Note 8 for revenue classified by major geographic area.

NOTE 19 — Subsequent Events

Business Combination

On February 4, 2022, Leafly consummated the business combination pursuant to the Agreement and Plan of Merger dated August 9, 2021 and amended on September 8, 2021 and on January 11, 2022 (as amended, the “Merger Agreement”). Leafly entered into the Merger Agreement with Merida, Merger Sub I and Merger Sub II. Merger Sub I merged with and into Leafly, with Leafly surviving as a wholly owned subsidiary of Merida, and following the Initial Merger and as part of a single integrated transaction with the Initial Merger, Leafly merged with and into Merger Sub II, with Merger Sub II surviving as a wholly owned subsidiary of Merida. Leafly was deemed the accounting predecessor and New Leafly is the successor SEC registrant, which means that Leafly’s financial statements for previous periods will be disclosed in Leafly’s future periodic reports filed with the SEC.

While the legal acquirer in the merger agreement is Merida, for financial accounting and reporting purposes under U.S. GAAP, Leafly is the accounting acquirer and the Mergers will be accounted for as a “reverse recapitalization.” A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the financial statements of Leafly in many respects. Under this method of accounting, Merida is treated as the “acquired” company for financial reporting purposes. For accounting purposes, Leafly is deemed to be the accounting acquirer in the Business Combination and, consequently, the Business Combination will be treated as a recapitalization of Leafly (i.e., a capital transaction involving the issuance of stock by Merida for the stock of Leafly). Accordingly, the consolidated assets, liabilities, and results of operations of Leafly became the historical financial statements of New Leafly, and Merida’s assets, liabilities and results of operations will be consolidated with Leafly’s beginning on the acquisition date. Operations prior to the closing of the merger will be presented as those of Leafly in future reports. The net assets of Merida will be recognized at historical cost (which is expected to be consistent with carrying value), with no goodwill or other intangible assets recorded. We anticipate that the most significant change in Leafly’s reported financial position as a result of the closing of the Business Combination will be an increase in cash and cash equivalents of approximately $18 million from net proceeds, including proceeds from convertible notes issued upon closing of the Business Combination.

In addition, $39 million from Merida’s trust account was placed in escrow upon closing of the Business Combination, all or a portion of which may become available to Leafly. On December 22, 2021 and January 10, 2022, Merida entered into agreements with certain holders of shares of common stock issued in Merida’s initial public offering, pursuant to which such stockholders agreed not to seek redemption of up to 4,000,000 shares in aggregate in connection with Merida’s special meeting to approve the Business Combination. Pursuant to these agreements, the counterparties may elect to sell and transfer to the Company, and the Company shall purchase from the counterparties, up to 4,000,000 shares at a price per Share equal to $10.16 per Share or $10.01 per Share, as applicable. If the parties to these agreements (as described in the Prospectus Supplement we filed with the SEC on January 18, 2022) exercise their rights to put their shares back to Leafly within three months of the closing of the Business Combination, such amount placed in escrow may not become available to Leafly, or may be available only in part.

As a consequence of the Business Combination, Leafly became the successor to an SEC-registered and Nasdaq-listed company which requires Leafly to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Leafly has incurred, and expects to continue to incur, additional expenses as a public company for, among other things: additional directors’ and officers’ liability insurance; compensation for directors and additional internal and external accounting, legal, and administrative resources, including increased audit and legal fees; and costs of certain related software tools.

Direct costs of the Business Combination and resulting recapitalization have been recorded to Prepaid expenses and other current assets in our Consolidated Balance Sheets and will be reclassified to additional paid-in capital upon closing of the Business Combination in 2022, while general costs associated with operating as a public company are expensed throughout our Consolidated Statements of Operations, as applicable, primarily to General and Administrative. We anticipate we will incur approximately $8.5 million to $9.5 million annually in incremental costs of operating as a public company.

2021 Plan

The New Leafly 2021 Equity Incentive Plan (the “2021 Plan”) became effective immediately upon closing the Business Combination. Pursuant to the 2021 Plan, 4,502,495 shares of common stock are initially reserved for issuance. During the term of the 2021 Plan, the number of shares of common stock thereunder automatically increase on each January 1, commencing on January 1, 2023, and ending on (and including) January 1, 2031, by the lesser of (i) 10% of the fully diluted shares of common stock as of the last day of the preceding fiscal year and (ii) 4,502,495 shares (adjusted pursuant to the terms of the 2021 Plan). No awards have been granted under this plan as of the date of this filing.

Earn Out Plan

The Earn Out Plan became effective immediately upon closing of the Business Combination. Pursuant to the 2021 Earnout Plan, 570,927 shares of Common Stock have been reserved for issuance under the Earn Out Plan. These shares will vest if the Company achieves certain thresholds prior to the third anniversary of the Business Combination. No awards have been granted under this plan as of the date of this filing.

Additionally, as a result of the Mergers, Leafly shareholders have been granted the contingent right to receive up to 5,429,073 restricted shares of Common Stock (“Earn Out Shares”) that will vest if the Company achieves certain thresholds prior to the third anniversary of the Business Combination.

2021 Employee Stock Purchase Plan

The New Leafly 2021 Employee Stock Purchase Plan (the “ESPP”) became effective immediately upon closing the Business Combination. Pursuant to the ESPP, 1,125,624 shares of common stock are initially reserved for issuance. During the term of the ESPP, the number of shares of common stock thereunder automatically increases on each January 1, commencing on January 1, 2023 and ending on (and including) January 1, 2031, by the lesser of (i) 2.5% of the fully diluted shares of common stock as of the last day of the preceding fiscal year and (ii) 1,125,624 shares (as adjusted pursuant to the terms of the ESPP). No employees participate in the ESPP yet as of the date of this filing.

Option Modification

Concurrent with the closing of the Business Combination, the vesting provisions of stock options previously granted to our Chief Executive Officer in 2021 to purchase 2,916,596 shares of common stock were modified. The original award included the following vesting provisions:

•

Liquidity Event Option: A stock option to purchase 1,458,298 shares of common stock will vest upon the earlier of (a) the closing of the Initial Public Offering of the Company’s common stock or (b) a change in control, provided the recipient remains in continuous service.

•

Milestone Option: A stock option to purchase 1,458,298 shares of common stock will vest one-third each upon the achievement of the three annual revenue targets of $75 million, $150 million, and $300 million, provided the recipient remains in continuous service:

The modified vesting provisions are as follows:

•

Liquidity Event Option: A stock option to purchase 1,458,298 shares of common stock will vest as follows, provided the recipient remains in continuous service: 50% upon the closing of the Business Combination and 50% upon the earlier of (i) the Company’s achievement of a $1 billion market capitalization for any 20 days during a 30-day period on or before the fourth anniversary of the closing of the Business Combination (the “Market Cap Milestone”) or (ii) a change in control

•	Milestone Option: A stock option to purchase 1,458,298 shares of common stock will vest upon the achievement of the following milestones, provided that the recipient remains in continuous service:

•

First Milestone: 50% of the total number of shares subject to the stock options will vest if the Company’s gross revenue for the year ending December 31, 2022 equals or exceeds $65 million. A prorata amount vests in the event that the Company’s gross revenue equals or exceeds 90% of the revenue target.

•

Second Milestone: 50% of the total number of shares subject to the stock options will vest if the Company’s gross revenue for the year ending December 31, 2023 equals or exceeds $101 million. A prorata amount vests in the event that the Company’s gross revenue equals or exceeds 90% of the revenue target.

•	In the event the Second Milestone is achieved, any unvested portion of the stock option subject to the First Milestone will fully vest.

•	In the event the Market Cap Milestone is achieved, any unvested portion of the Milestone Option will fully vest.

•

The date of vesting for the Milestone Option will be the earlier of (i) the date following the Company’s filing with the SEC of its Form 10-K for the applicable fiscal year in which the applicable revenue target was attained or, (ii) the date the Market Cap Milestone is achieved.

•	All shares subject to the Milestone Option will vest immediately upon a change in control.

•

The Milestone Option will remain outstanding unless and until the last possible time that the Second Milestone can be achieved, the Market Cap Milestone can be achieved, or a change in control may occur during the term of the Milestone Option award, subject to the recipient’s continued service.

2022 Notes

In January 2022, Merida entered into a $30 million convertible note purchase agreement with certain investors in accordance with the 2022 Note Purchase Agreement (“2022 Notes”). Leafly guaranteed and joined as a party to the 2022 Notes on February 4, 2022 in connection with the Business Combination. The 2022 Notes bear interest at 8% annually, paid in cash semi-annually in arrears on July 31 and January 31 of each year, and mature on January 31, 2025. The 2022 Notes are unsecured convertible senior notes due 2025. They are convertible at the option of the holders at any time before maturity at an initial conversion share price of $12.50. In addition, the Company may, at its election, force the conversion of the 2022 Notes on or after January 31, 2024, if the volume-weighted average trading price of the Company’s common stock exceeds $18.00 for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days. The Company also has the option, on or after January 31, 2023 and prior to the 40th trading day immediately before the maturity date and subject to the holders’ ability to optionally convert, to redeem all or a portion of the 2022 Notes at a cash redemption price equal to 100% of the principal amount of the 2022 Notes, plus accrued and unpaid interest, if any. The holders of the 2022 Notes have the right to cause the Company to repurchase for cash all or a portion of the 2022 Notes held by such holder upon the occurrence of a “fundamental change” (as defined) or in connection with certain asset sales, in each case at a price equal to 100% of par plus accrued and unpaid interest, if any.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Leafly Holdings, Inc. (formerly known as Merida Merger Corp. I)

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Leafly Holdings, Inc. (formerly known as Merida Merger Corp. I) (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the years ended December 31, 2021 and 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years ended December 31, 2021 and 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2019.

/s/ Marcum LLP

New York, NY

March 31, 2022

PCAOB ID # 688

LEAFLY HOLDINGS, INC.

(F/K/A MERIDA MERGER CORP. I)

CONSOLIDATED BALANCE SHEETS

	December 31,
	2021	2020
ASSETS
Current assets
Cash	$175,886	$171,540
Prepaid expenses and other current assets	182,010	99,735

Total Current Assets	357,896	271,275
Cash and marketable securities held in Trust Account	90,849,312	130,681,047

TOTAL ASSETS	$91,207,208	$130,952,322

LIABILITIES, COMMON STOCK SUBJECT TO REDEMPTION AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$1,602,001	$147,830
Income taxes payable	—	5,883
Advances from related party	16,458	16,458
Promissory note – related party	800,339	339

Total Current Liabilities	2,418,798	170,510
Derivative liability	2,174,989	—
Warrant liability	6,982,603	3,950,311
Deferred tax liability	—	432

TOTAL LIABILITIES	11,576,390	4,121,253

Commitments
Common stock subject to possible redemption (9,074,117 and 13,001,552 shares at redemption value as of December 31, 2021 and 2020, respectively)	90,830,542	130,544,959
Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 3,370,388 and 3,370,388 shares issued and outstanding (excluding 9,074,117 and 13,001,552 shares subject to possible redemption) at December 31, 2021 and 2020, respectively	337	337
Additional paid-in capital	—	—
Accumulated deficit	(11,200,061)	(3,714,227)

Total Stockholders’ Deficit	(11,199,724)	(3,713,890)

TOTAL LIABILITIES, COMMON STOCK SUBJECT TO REDEMPTION AND STOCKHOLDERS’ DEFICIT	$91,207,208	$130,952,322

The accompanying notes are an integral part of the financial statements.

LEAFLY HOLDINGS, INC.

(F/K/A MERIDA MERGER CORP. I)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended
	December 31, 2021	December 31, 2020
Operating costs	$2,699,363	$661,218

Loss from operations	(2,699,363)	(661,218)
Other income (expense):
Interest earned on marketable securities held in Trust Account	29,303	787,350
Unrealized gain on marketable securities held in Trust Account	—	2,056
Change in fair value of warrant liability	(3,032,292)	(1,975,156)

Other expense, net	(3,002,989)	(1,185,750)

Loss before provision for income taxes	(5,702,352)	(1,846,968)
Provision for income taxes	—	(27,112)

Net loss	$(5,702,352)	$(1,874,080)

Basic and diluted weighted average shares outstanding, Common stock subject to possible redemption	12,695,279	13,001,552
Basic and diluted net loss per share, Common stock subject to possible redemption	$(0.35)	$(0.11)
Basic and diluted weighted average shares outstanding, Common Stock	3,370,388	3,370,388
Basic and diluted net loss per share, Common Stock	$(0.35)	$(0.11)

The accompanying notes are an integral part of the financial statements.

LEAFLY HOLDINGS, INC.

(F/K/A MERIDA MERGER CORP. I)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Common Stock		Additional Paid- in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance – December 31, 2019	3,370,388	$337	$—	$(1,492,550)	$(1,492,213)
Accretion of common stock to redemption amount	—	—	—	(347,597)	(347,597)
Net loss	—	—	—	(1,874,080)	(1,874,080)

Balance – December 31, 2020	3,370,388	$337	$—	$(3,714,227)	$(3,713,890)

Initial classification of forward purchase agreements	—	—	(2,174,989)	—	(2,174,989)
Accretion of common stock to redemption amount	—	—	2,174,989	(1,783,482)	391,507
Net loss	—	—	—	(5,702,352)	(5,702,352)

Balance – December 31, 2021	3,370,388	337	—	(11,200,061)	(11,199,724)

The accompanying notes are an integral part of the financial statements.

LEAFLY HOLDINGS, INC.

(F/K/A MERIDA MERGER CORP. I)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	December 31, 2021	December 31, 2020
Cash Flows from Operating Activities:
Net loss	$(5,702,352)	$(1,874,080)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrant liability	3,032,292	1,975,156
Interest earned on marketable securities held in Trust Account	(29,303)	(787,350)
Unrealized gain on marketable securities held in Trust Account	—	(2,056)
Deferred tax (benefit) provision	(432)	384
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(82,275)	77,134
Accrued expenses	1,454,171	20,939
Income taxes payable	(5,883)	(21,051)

Net cash used in operating activities	(1,333,782)	(610,924)

Cash Flows from Investing Activities:
Cash withdrawn from Trust Account paid to redeeming stockholders	39,322,910	—
Cash withdrawn from Trust Account for franchise tax, income tax payments and working capital needs	538,128	419,894

Net cash provided by investing activities	39,861,038	419,894

Cash Flows from Financing Activities:
Proceeds from promissory note – related party	800,000	—
Redemption of common stock	(39,322,910)	—

Net cash used in financing activities	(38,522,910)	—

Net Change in Cash	4,346	(191,030)
Cash – Beginning of period	171,540	362,570

Cash – End of period	$175,886	$171,540

Supplementary cash flow information:
Cash paid for income taxes	$26,642	$47,779
Non-cash investing and financing activities:
Accretion of common stock redemption amount	$(391,507)	$347,597

The accompanying notes are an integral part of the financial statements.

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Merida Merger Corp. I (now known as Leafly Holdings, Inc.) (referred to within this section, Notes to Consolidated Financial Statements, as the “Company”) was incorporated in Delaware on June 20, 2019. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”).

Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company has focused its search on companies in the cannabis industry. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

Business Combination

On February 4, 2022 (the “Closing Date”), the Company consummated the previously-announced Mergers (as defined below) and related transactions (collectively, the “Business Combination”) contemplated by the Agreement and Plan of Merger, dated as of August 9, 2021 and amended on September 8, 2021 and on January 11, 2022 (as amended, the “Merger Agreement”), by and among the Company (prior to the Closing Date, “Merida”), Merida Merger Sub, Inc., a Washington corporation (“First Merger Sub”), Merida Merger Sub II, LLC, a Washington limited liability company (“Second Merger Sub”), and the pre-Business Combination Leafly Holdings, Inc., a Washington corporation (“Legacy Leafly”).

Pursuant to the terms of the Merger Agreement, the Business Combination was effected through the merger of First Merger Sub with and into Legacy Leafly (the “First Merger”), with Legacy Leafly surviving as the surviving company of the First Merger. Immediately following the First Merger, Legacy Leafly merged with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub surviving the Second Merger as a limited liability company named Leafly, LLC.

On February 4, 2022, (a) each outstanding share of Legacy Leafly Common Stock, including Legacy Leafly Common Stock held by prior owners of Legacy Leafly Preferred Stock (other than shares owned by Legacy Leafly as treasury stock, dissenting shares and restricted shares) was cancelled and converted into the right to receive a pro rata portion of approximately 35,434,475 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) and (b) each option to purchase Legacy Leafly Common Stock that was outstanding and unexercised immediately prior to the First Merger was automatically converted to an option to acquire 3,726,209 shares of Common Stock at an adjusted exercise price per share, in each case, using an Exchange ratio of 0.3283 calculated pursuant to the terms of the Merger Agreement. Additionally, as a result of the Mergers, the Legacy Leafly shareholders described above and other individuals to whom restricted stock units may be granted pursuant to the Earn Out Plan (such shareholders and individuals, “Participants,” and such plan the “Earn Out Plan”) have been granted the contingent right to receive on a pro rata basis a portion of up to 6,000,000 restricted shares of Common Stock (“Earnout Shares”) that will vest if the Company achieves certain earnout thresholds prior to the third anniversary of the Closing Date.

In addition, pursuant to a Note Purchase Agreement by and among the Company and certain investors dated as of January 11, 2022 (the “2022 Note Purchase Agreement”), the Company issued, and certain investors purchased, $30 million aggregate principal amount of unsecured 8.00% Convertible Senior Notes due 2025 (the “New Notes”) concurrently with the closing of the Business Combination (the “Closing,” and such transaction, the “2022 Convertible Notes Investment”).

In connection with the Closing, the registrant changed its name from “Merida Merger Corp. I” to “Leafly Holdings, Inc.”

In connection with the Closing, 4,942,048 shares of Merida Common Stock were redeemed at a per share price of approximately $10.01.

Business Prior to the Business Combination

Prior to the Business Combination, the Company had two wholly owned subsidiaries which were formed on August 6, 2021, First Merger Sub and Second Merger Sub.

All activity through December 31, 2021 relates to the Company’s formation, the IPO (“IPO”), which is described below, identification of a target company for a Business Combination and consummation of the acquisition of Legacy Leafly.

The registration statements for the Company’s IPO were declared effective on November 4, 2019. On November 7, 2019, the Company consummated the IPO of 12,000,000 units (the “Units” and, with respect to the shares of common stock included in the Units sold, the “Public Shares”), generating gross proceeds of $120,000,000, which is described in Note 3.

Simultaneously with the closing of the IPO, the Company consummated the sale of 3,750,000 warrants (the “Private Warrants”) at a price of $1.00 per Private Warrant in a private placement to Merida Holdings, LLC and EarlyBirdCapital, Inc. (“EarlyBirdCapital”), generating gross proceeds of $3,750,000, which is described in Note 4.

Following the closing of the IPO on November 7, 2019, an amount of $120,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Warrants was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account to the Company’s stockholders.

On November 12, 2019, the underwriters notified the Company of their intention to partially exercise their over-allotment option on November 13, 2019. As such, on November 13, 2019 the Company consummated the sale of an additional 1,001,552 Units, at $10.00 per Unit, and the sale of an additional 200,311 Private Warrants (see Note 3), at $1.00 per Private Warrant, generating total gross proceeds of $10,215,831. A total of $10,015,520 of the net proceeds was deposited into the Trust Account, bringing the aggregate proceeds held in the Trust Account to $130,015,520.

Transaction costs amounted to $3,412,939 consisting of $2,600,311 of underwriting fees and $812,628 of other offering costs.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position and/or results of its operations, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Liquidity and Going Concern Consideration

As of December 31, 2021, the Company had $175,886 in its operating bank accounts, $90,849,312 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its ordinary shares in connection therewith and a working capital deficit of $2,042,132 (excluding $18,770 of Delaware Franchise Taxes owed, which are paid from the Trust).

Until the consummation of the Business Combination, the Company used the funds not held in the Trust Account for identifying and evaluating target businesses, performing due diligence on prospective target businesses, traveling to and from the offices, plants or similar location of prospective target businesses or their representatives or owners, reviewing corporate documents and material agreements of prospective target businesses and structuring, negotiating and completing a Business Combination. The Company completed its Business Combination on February 4, 2022, with Legacy Leafly, and has raised sufficient capital for its operations.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. The more significant accounting estimates included in these consolidated financial statements are the determination of the fair values of the warrant and forward purchase agreement liabilities. Such estimates may be subject to change as more current information becomes available and, accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2021 and 2020.

Cash and Marketable Securities Held in Trust Account

At December 31, 2021, the assets held in the Trust Account were substantially held in cash. At December 31, 2020, the assets held in the Trust Account were substantially held in U.S. Treasury Bills. During the years ended December 31, 2021 and 2020, the Company withdrew $538,128 and $419,894, respectively, of the interest earned on the Trust Account to pay for its franchise and income taxes and for working capital needs.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity and measured at redemption value. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are charged against additional paid in capital and accumulated deficit.

At December 31, 2021, the Common Stock subject to possible redemption reflected in the consolidated balance sheets are reconciled in the following table:

Gross proceeds	$130,015,520
Less: common stock issuance costs	(3,392,993)
Plus: accretion of carrying value to redemption value	3,574,835

Common stock subject to possible redemption, December 31, 2019	130,197,362
Plus: accretion of carrying value to redemption value	347,597

Common stock subject to possible redemption, December 31, 2020	130,544,959
Less:
Initial classification of forward purchase agreements	(2,174,989)
Redemptions of common stock	(39,322,910)
Plus:
Accretion of carrying value to redemption value	1,783,482

Common stock subject to possible redemption, December 31, 2021	$90,830,542

Warrant Liability

The Company accounts for the Private Warrants in accordance with the guidance contained in ASC 815-40, “Equity Classification,” under which the Private Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Private Warrants as liabilities at their fair value. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized within other expense in the consolidated statements of operations. The Private Warrants are valued using a binomial lattice model. Public Warrants are treated as equity and therefore require no fair value adjustment.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2021 and 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Loss Per Common Share

Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Accretion associated with the redeemable shares of common stock is excluded from net loss per common share as the redemption value approximates fair value.

The calculation of diluted loss per common share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 10,451,087 shares of common stock in the aggregate. As of December 31, 2021 and 2020, the Company did not have any other dilutive securities or other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted net loss per common share is the same as basic net loss per common share for the periods presented. The net loss is allocated pro rata to redeemable and non-redeemable shares.

The following table reflects the calculation of basic and diluted net loss per common share (in dollars, except per share amounts):

	Year Ended December 31,
	2021	2020
Allocation of net loss, common stock subject to possible redemption	$(4,506,066)	$(1,488,275)
Weighted average shares outstanding, common stock subject to possible redemption	12,695,279	13,001,552
Basic and diluted net loss per share, common stock subject to possible redemption	$(0.35)	$(0.11)
Allocation of net loss, common stock	$(1,196,286)	$(385,805)
Weighted average shares outstanding, common stock	3,370,388	3,370,388
Basic and diluted net loss per share, common stock	$(0.35)	$(0.11)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on these accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying consolidated balance sheets, primarily due to their short-term nature, except for the Private Warrants (see Note 8) and forward purchase share agreements (see Note 6), which are carried at fair value.

Recent Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06 — “Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”)”, to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

NOTE 3 — INITIAL PUBLIC OFFERING

Pursuant to the IPO, the Company sold 13,001,552 Units at a price of $10.00 per Unit, inclusive of 1,001,552 Units sold to the underwriters on November 13, 2019 upon the underwriters’ election to partially exercise their over-allotment option. Each Unit consists of one share of common stock and one-half of one warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 4 — PRIVATE PLACEMENT

Simultaneously with the closing of the IPO, Merida Holdings, LLC and EarlyBirdCapital purchased an aggregate of 3,750,000 Private Warrants at a price of $1.00 per Private Warrant for an aggregate purchase price of $3,750,000, in a private placement that occurred simultaneously with the closing of the IPO. On November 13, 2019, in connection with the underwriters’ election to partially exercise their over-allotment option, the Company sold an additional aggregate of 200,311 Private Warrants to Merida Holdings, LLC and EarlyBirdCapital, at a price of $1.00 per Private Warrant, generating gross proceeds of $200,311. Each whole Private Warrant is exercisable to purchase one share of common stock at an exercise price of $11.50 per share. The proceeds from the Private Warrants were added to the proceeds from the IPO held in the Trust Account.

NOTE 5 — RELATED PARTY TRANSACTIONS

Founder Shares

In August 2019, the Sponsor purchased 2,875,000 shares (the “Founder Shares”) of the Company’s common stock for an aggregate price of $25,000. On November 4, 2019, the Company effected a stock dividend of 0.2 shares for each share outstanding, resulting in an aggregate of 3,450,000 Founder Shares being held by the Sponsor. All share and per-share amounts have been retroactively restated to reflect the stock dividend. The Founder Shares included an aggregate of up to 199,612 shares that were subject to forfeiture by the Sponsor following the underwriter’s election to partially exercise its over-allotment option. The underwriters’ remaining over-allotment option expired unexercised and, as a result, 199,612 Founder Shares were forfeited and 250,388 Founder Shares are no longer subject to forfeiture, resulting in an aggregate of 3,250,388 Founder Share shares outstanding as of December 31, 2019.

The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until, with respect to 50% of the Founder Shares, the earlier of one year after the consummation of a business combination and the date on which the closing price of the common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing after a business combination and, with respect to the remaining 50% of the Founder Shares, until the one year after the consummation of a business combination, or earlier, in either case, if, subsequent to a business combination, the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. Effective upon completion of the Business Combination in February 2022, the Founder Shares restrictions were modified.

Administrative Support Agreement

The Company entered into an agreement on November 4, 2019, as amended on November 26, 2019, whereby, commencing on November 4, 2019 through the earlier of the Company’s consummation of a Business Combination and its liquidation, the Company will pay Merida Manager III LLC a total of $5,000 per month for office space, utilities and secretarial and administrative support. In October 2021, the Company ended the $5,000 administrative agreement and as a condition of closing for the Business Combination forfeited accrued administration fees as of September 30, 2021 in the amount of $55,000. As the result of ending the administrative fee for the Company, the outstanding balance for the year ended December 31, 2021 and 2020 was $0 and $50,000, respectively.

Advances — Related Party

In anticipation of the underwriters’ election to fully exercise their over-allotment option, the Sponsor advanced the Company an additional $41,458 to cover the purchase of the additional Private Warrants. At December 31, 2021 and 2020, advances of $16,458 were outstanding and due on demand. The outstanding balance of $16,458 was repaid at the closing of the Business Combination using funds from the Trust Account.

Promissory Note — Related Party

On August 6, 2019, the Company issued an unsecured promissory note to the Sponsor (the “Sponsor Promissory Note”), pursuant to which the Company borrowed an aggregate principal amount of $100,569 under the Sponsor Promissory Note. The Sponsor Promissory Note was non-interest bearing and payable on the earlier of (i) September 30, 2020, (ii) the consummation of the IPO or (iii) the date on which the Company determined not to proceed with the IPO. At December 31, 2021 and 2020, there was $339 outstanding under the Sponsor Promissory Note, which was due on demand as of December 31, 2021. The outstanding balance of $339 was repaid at the closing of the Business Combination using funds from the Trust Account.

On June 25, 2021, the Company issued an unsecured promissory note in the amount of $400,000 to the Sponsor (the “Promissory Note”), pursuant to which the Company borrowed an aggregate principal amount of $400,000 under the Promissory Note. The Promissory Note is non-interest bearing and payable prior to the consummation of a Business Combination. As of December 31, 2021, there was $400,000 outstanding under the Promissory Note. The outstanding balance of $400,000 was repaid at the closing of the Business Combination using funds from the Trust Account.

On October 13, 2021, the Company issued an unsecured promissory note in the amount of $400,000 to the Sponsor (the “Second Promissory Note”), pursuant to which the Company borrowed an aggregate principal amount of $400,000 under the Promissory Note. The Promissory Note is non-interest bearing and payable prior to the consummation of a Business Combination. As of December 31, 2021, there was $400,000 outstanding under the Promissory Note. The outstanding balance of $400,000 was repaid at the closing of the Business Combination using funds from the Trust Account.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor, or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would be repaid upon consummation of a Business Combination, without interest or be converted into warrants at the approval of the stockholders of the Company or target business. The outstanding balance of these loans was repaid at the closing of the Business Combination using funds from the Trust Account.

NOTE 6 — COMMITMENTS

Registration Rights

Pursuant to a registration rights agreement entered into on November 4, 2019, the holders of the Founder Shares, Representative Shares, Private Warrants, and any warrants that may be issued in payment of Working Capital Loans (and all underlying securities) are entitled to registration rights. The holders of the majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which the Founder Shares are to be released from escrow. The holders of a majority of the Representative Shares, Private Warrants or warrants issued in payment of Working Capital Loans made to the Company (or underlying securities) can elect to exercise these registration rights at any time commencing after the Company consummates a Business Combination. Notwithstanding anything to the contrary, EarlyBirdCapital may only make a demand on one occasion and only during the five-year period beginning on the effective date of the IPO. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination; provided, however, that EarlyBirdCapital may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the IPO. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

In connection with the Business Combination, on the Closing Date, that certain Registration Rights Agreement, dated November 4, 2019, was amended and restated and the Company, Merida Holdings, LLC and certain securityholders of Legacy Leafly entered into the Amended and Restated Registration Rights Agreement (the “Amended and Restated Registration Rights Agreement”). Pursuant to the Amended and Restated Registration Rights Agreement, affiliates of EarlyBirdCapital, Merida Holdings, LLC, the holders of the Founder Shares and other investors party thereto, have agreed to be subject to a 180-day lockup in respect of their Founder Shares. In addition to the lockup set forth in the Amended and Restated Registration Rights Agreement, Lockup Shares held by Lockup Holders are subject to transfer restrictions.

Underwriting Agreement

The Company granted the underwriters a 45-day to purchase up to 1,800,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. On November 13, 2019, the underwriters partially exercised their over-allotment option to purchase an additional 1,001,552 Units at $10.00 per Unit, leaving 798,448 Units available for a purchase price of $10.00 per Unit.

Forward Share Purchase Agreements

On December 22, 2021, the Company entered into a Forward Share Purchase Agreement with Tenor Opportunity Master Fund Ltd. (“Tenor Investor”). Tenor Investor may elect to sell and transfer to the Company, and the Company shall purchase from Tenor Investor, the number of Shares (including any Additional Shares (as defined in the Forward Share Purchase Agreement)) that are then held by Tenor Investor, but not to exceed 1,200,000 Shares (including any Additional Shares) in the aggregate unless otherwise agreed in writing by all Parties, at a price per Share equal to $10.16 per Share.

On December 22, 2021, the Company entered into a Forward Share Purchase Agreement with Meteora Capital Partners, LP (“Meteora Investor”). Meteora Investor may elect to sell and transfer to the Company, and the Company shall purchase from Meteora Investor, the number of Shares (including any Additional Shares (as defined in the Forward Share Purchase Agreement)) that are then held by Meteora Investor, but not to exceed 1,400,000 Shares (including any Additional Shares) in the aggregate unless otherwise agreed in writing by all Parties, at a price per Share equal to $10.01 per Share.

On December 22, 2021, the Company entered into a Forward Share Purchase Agreement with Castle Creek Arbitrage, LLC (“Castle Investor”). Castle Investor may elect to sell and transfer to the Company, and the Company shall purchase from Castle Investor, all or any portion of the number of Shares (including any Additional Shares (as defined in the Forward Share Purchase Agreement)) that are then held by the Investor, but not to exceed 600,000 Shares (including any Additional Shares) in the aggregate unless otherwise agreed in writing by all Parties, at a price per Share equal to $10.16 per Share (the “Shares Purchase Price”).

Share Transfer Agreement

On December 22, 2021 the Company entered into a Share Transfer Agreement with Meteora Special Opportunity Fund I, FP and Meteora Capital Partners, LP as described above under Forward Share Purchase Agreements. The Holders hold 1,495,140 shares issued in SPAC’s initial public offering (“Public Shares”) and have agreed not to seek redemption of up to 1,400,000 ordinary such shares at the Business Combination Meeting. In consideration of these agreements, the Sponsor will, immediately after the closing of the Business Combination, transfer to the Holder 1,000 of its Founder Shares for every 45,450 Public Shares not redeemed by the Meteora Investor at the Business Combination Meeting.

NOTE 7 — STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2021 and 2020, there were no shares of preferred stock issued or outstanding.

Common Stock — The Company is authorized to issue 50,000,000 shares of common stock with a par value of $0.0001 per share. At December 31, 2021 and 2020, there were 3,370,388 shares of common stock issued and outstanding, excluding 9,074,117 and 13,001,552 shares of common stock subject to possible redemption, respectively.

Representative Shares

In August 2019, the Company issued to EarlyBirdCapital and its designees the 120,000 Representative Shares (as adjusted for the stock dividend described above). The Company accounted for the Representative Shares as an offering cost of the IPO, with a corresponding credit to stockholder’s equity. The Company estimated the fair value of Representative Shares to be $910 based upon the price of the Founder Shares issued to the Sponsor. The holders of the Representative Shares have agreed not to transfer, assign or sell any such shares until the completion of a Business Combination. In addition, the holders have agreed (i) to waive their redemption rights with respect to such shares in connection with the completion of a Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the Combination Period.

The Representative Shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the effective date of the registration statement related to the IPO pursuant to Rule 5110(g)(1) of FINRA’s NASD Conduct Rules. Pursuant to FINRA Rule 5110(g)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statements related to the IPO, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the effective date of the registration statements related to the IPO except to any underwriter and selected dealer participating in the IPO and their bona fide officers or partners.

NOTE 8 — WARRANTS

Public Warrants

As of December 31, 2021 and 2020, there were 6,500,776 Public Warrants outstanding. Each Public Warrant entitles the holder to purchase one share of common stock at an exercise price of $11.50. Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the IPO. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the public warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption;

(1)

if, and only if, the reported last sale price of the Company’s common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period commencing after the warrants become exercisable and ending on the third business day prior to the notice of redemption to the warrant holders; and

(2)	If, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying the warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

Private Warrants

As of December 31, 2021 and 2020, there were 3,950,311 Private Warrants outstanding. The Private Warrants are identical to the Public Warrants underlying the Units sold in the IPO, except that the Private Warrants and the shares of common stock issuable upon the exercise of the Private Warrants will not be transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of common stock at a price below its exercise price.

Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of an initial Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Sponsor, initial stockholders or their affiliates, without taking into account any Founder’s Shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of an initial Business Combination on the date of the consummation of an initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummated an initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which the Company issues the additional shares of common stock or equity-linked securities.

NOTE 9 — INCOME TAXES

The Company’s net deferred tax liability are as follows:

	Year Ended
	December 31, 2021	December 31, 2020
Deferred tax liability
Unrealized gain on marketable securities	$—	(432)
Net operating loss carryforward	199,880

Total deferred tax asset (liability)	199,880	(432)
Valuation allowance	(199,880)	—

Deferred tax liability	$—	$(432)

The income tax provision consists of the following:

	Year Ended
	December 31, 2021	December 31, 2020
Federal
Current	$—	$26,728
Deferred	(199,880)	384
Change in valuation allowance	199,880	—

Income tax provision	$—	$27,112

As of December 31, 2021 and 2020, the Company has $951,808 and $0, respectively, of U.S. federal net operating loss carryovers available and can be carried forward indefinitely.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2021, the change in the valuation allowance was $199,880. The Company files income tax returns in the U.S. federal jurisdiction and New York which remain open and subject to examination.

A reconciliation of the federal income tax rate to the Company’s effective tax rate are as follows:

	Year Ended
	December 31, 2021	December 31, 2020
Statutory federal income tax rate	21.0%	21.0%
Change in fair value of warrant liability	(11.2)%	(22.5)%
Business combination expenses	(6.3)%	0.0%
Valuation allowance	(3.5)%	0.0%

Income tax provision	—%	(1.5)%

The Company files income tax returns in the U.S. federal jurisdiction and is subject to examination by the various taxing authorities. The Company’s tax returns since inception remain open to examination by the taxing authorities. The Company considers New York to be a significant state tax jurisdiction.

NOTE 10 — FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2021 and 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2021	December 31, 2020
Assets:
Cash and marketable securities held in Trust Account	1	$90,849,312	$130,681,047
Liabilities:
Warrant liability – Private Warrants	3	6,982,603	3,950,311
Forward share purchase agreements	3	2,174,989	—

Warrant Liability

As of December 31, 2021 and 2020, the Company had 3,950,311 Private Warrants outstanding.

The Private Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liability on the balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented in the statements of operations.

The Private Warrants were valued using a binomial lattice model, which is considered to be a Level 3 fair value measurement. The binomial lattice model’s primary unobservable input utilized in determining the fair value of the Private Warrants is the expected volatility of the common stock. The expected volatility as of the valuation dates was implied from the Company’s own Public Warrant pricing. At December 31, 2021, the Private Warrants were valued at $1.77 per warrant.

The following table presents the quantitative information regarding Level 3 fair value measurements of the warrant liability:

	December 31, 2021	December 31, 2020
Exercise price	$11.50	$11.50
Stock price	$9.99	$10.20
Volatility	24.9%	17.2%
Term	5.00	5.00
Risk-free rate	1.19%	0.29%
Dividend yield	0.0%	0.0%

The following table presents the changes in the fair value of warrant liabilities:

Private Placement Warrants
Fair value as of December 31, 2020	$3,950,311
Change in fair value	3,032,292

Fair value as of December 31, 2021	$6,982,603

There were no transfers in or out of Level 3 from other levels in the fair value hierarchy during the year ended December 31, 2021.

Forward Share Purchase Agreements Liability

The liability for the Forward Share Purchase Agreements (“FPAs”) were valued using a Black-Scholes Option Pricing formula, which is considered to be a Level 3 fair value measurement. The fair value of the options are based on the current stock price and a weighted average of historical volatilities from other Special Purpose Acquisition Companies in the same sector as the Company. The following table presents a summary of the changes in the fair value of the FPA liability, a Level 3 liability, measured on a recurring basis.

FPA
Fair value as of December 22, 2021	$2,174,989
Change in fair value	0

Fair value as of December 31, 2021	$2,174,989

Change in fair value of the FPAs was considered to be immaterial from December 22, 2021 (initial measurement) to December 31, 2021.

The following table presents the quantitative information regarding Level 3 fair value measurements of the Forward Purchase Agreements:

	December 31, 2021
Exercise price	$ $	10.01 and 10.16
Stock price		$9.99
Volatility		24.9%
Term		0.25
Risk-free rate		0.06%
Dividend yield		0.0%

NOTE 11 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below and elsewhere in these consolidated financial statements, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

On January 10, 2022 the Company entered into a Forward Share Purchase Agreement with Linden Advisors. Investors may elect to sell and transfer to the Company, and the Company shall purchase from the investors, the number of Shares that are then held by the investors, but not to exceed 800,000 shares at a price per share equal to $10.16.

On January 11, 2022, the Company entered into a $30 million convertible note purchase agreement with certain investors in accordance with the 2022 Note Purchase Agreement (“2022 Notes”). The 2022 Notes bear interest at 8% annually, paid in cash semi-annually in arrears on July 31 and January 31 of each year, and mature on January 31, 2025. The 2022 Notes are unsecured convertible senior notes due 2025. They are convertible at the option of the holders at any time before maturity at an initial conversion share price of $12.50. In addition, the Company may, at its election, force the conversion of the 2022 Notes on or after January 31, 2024, if the volume-weighted average trading price of the Company’s common stock exceeds $18.00 for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days. The Company also has the option, on or after January 31, 2023 and prior to the 40th trading day immediately before the maturity date and subject to the holders’ ability to optionally convert, to redeem all or a portion of the 2022 Notes at a cash redemption price equal to 100% of the principal amount of the 2022 Notes, plus accrued and unpaid interest, if any. The holders of the 2022 Notes have the right to cause the Company to repurchase for cash all or a portion of the 2022 Notes held by such holder upon the occurrence of a “fundamental change” (as defined) or in connection with certain asset sales, in each case at a price equal to 100% of par plus accrued and unpaid interest, if any.

On February 4, 2022, the Company completed its Business Combination with Leafly Holdings, Inc.

LEAFLY HOLDINGS, INC.

10,451,087 SHARES OF COMMON STOCK UNDERLYING WARRANTS

16,542,564 SHARES OF COMMON STOCK

2,495,997 SHARES OF COMMON STOCK UNDERLYING CONVERTIBLE NOTES

3,950,311 PRIVATE WARRANTS

PROSPECTUS

May 16, 2022